   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 1997

                                                REGISTRATION NO. 333-26469
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                           STERLING CHEMICALS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                     2869                   76-0502785
         DELAWARE        (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
      (STATE OR OTHER     CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
      JURISDICTION OF
     INCORPORATION OR
       ORGANIZATION)

    1200 SMITH STREET, SUITE 1900                   F. MAXWELL EVANS
      HOUSTON, TEXAS 77002-4312            VICE PRESIDENT, GENERAL COUNSEL AND
           (713) 650-3700                               SECRETARY
  (ADDRESS, INCLUDING ZIP CODE AND            1200 SMITH STREET, SUITE 1900
     TELEPHONE NUMBER, INCLUDING                HOUSTON, TEXAS 77002-4312
AREA CODE, OF REGISTRANT'S PRINCIPAL                 (713) 650-3700
          EXECUTIVE OFFICE)                (NAME, ADDRESS, INCLUDING ZIP CODE,
                                                  AND TELEPHONE NUMBER,
                                            INCLUDING AREA CODE, OF AGENT FOR
                                                        SERVICE)

                                   COPY TO:
                            WILLIAM N. FINNEGAN, IV
                            ANDREWS & KURTH L.L.P.
                           4200 TEXAS COMMERCE TOWER
                           HOUSTON, TEXAS 77002-3090
                                (713) 220-4200

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JUNE 2, 1997

PROSPECTUS

                            STERLING CHEMICALS, INC.

                               OFFER TO EXCHANGE

$1,000 PRINCIPAL AMOUNT OF 11 1/4% SENIOR SUBORDINATED NOTES DUE 2007, SERIES A
                FOR EACH $1,000 PRINCIPAL AMOUNT OF OUTSTANDING
                   11 1/4% SENIOR SUBORDINATED NOTES DUE 2007
            ($150,000,000 IN AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

                                  -----------

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

           NEW YORK CITY TIME, ON JULY 7, 1997, UNLESS EXTENDED

                                  -----------

  Sterling Chemicals, Inc., a Delaware corporation ("Sterling"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal, to exchange $1,000 principal amount of its 11 1/4% Senior Subordinated Notes, Due 2007, Series A (the "Exchange Notes"), in a transaction registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of the outstanding 11 1/4% Senior Subordinated Notes due 2007 (the "Old Notes"), of which $150,000,000 aggregate principal amount is outstanding (the "Exchange Offer"). The Exchange Notes and the Old Notes are sometimes referred to herein collectively as the "Notes."

  Sterling will accept for exchange any and all Old Notes that are validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be July 7, 1997 unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions that may be waived by Sterling and to the terms and provisions of the Registration Rights Agreement (as defined herein). See "The Exchange Offer." Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. Sterling has agreed to pay the expenses of the Exchange Offer. There will be no cash proceeds to Sterling from the Exchange Offer. See "Use of Proceeds."

  The Exchange Notes will be obligations of Sterling entitled to the benefits of the indenture relating to the Notes (the "Indenture"). The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Old Notes provided for under certain circumstances will be eliminated. Following the Exchange Offer, any holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof and, as a general matter, Sterling will not have any further obligation to such holders to provide for registration under the Securities Act of transfers of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer--Purpose and Effect of the Exchange Offer."

                                                        (continued on next page)
                                  -----------
  SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES OFFERED HEREBY.

                                  -----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

               THE DATE OF THIS PROSPECTUS IS JUNE 3, 1997.

  The Old Notes were sold by Sterling on April 7, 1997, to Credit Suisse First Boston Corporation and Chase Securities Inc. (the "Initial Purchasers") in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act (the "Offering"). The Initial Purchasers placed the Old Notes with qualified institutional buyers (as defined in Rule 144A under the Securities Act) ("Qualified Institutional Buyers" or "QIBs"), and with a limited number of institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities
Act) ("Institutional Accredited Investors"), each of whom agreed to comply with certain transfer restrictions and other restrictions. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless such transaction is registered under the Securities Act or an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereby in order to satisfy the obligations of Sterling under the Registration Rights Agreement.

  The Exchange Notes will bear interest at a rate of 11 1/4% per annum, payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1997. Holders of Exchange Notes of record on September 15, 1997, will receive on October 1, 1997, an interest payment in an amount equal to (x) the accrued interest on such Exchange Notes from the date of issuance thereof to October 1, 1997, plus (y) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (April 7, 1997) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The Notes mature on April 1, 2007.

  Old Notes were initially represented by a single, global Old Note (the "Old Global Note") in registered form, registered in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC" or the "Depositary"), as depositary. The Exchange Notes exchanged for Old Notes represented by the Old Global Note will be initially represented by a single, global Exchange Note (the "Exchange Global Note") in registered form, registered in the name of the Depositary. See "Description of the Notes--Book-Entry, Delivery and Form." References herein to "Global Note" shall be references to the Old Global Note and the Exchange Global Note.

  Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission (the "SEC"), Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from Sterling for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of Sterling), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to Sterling that such conditions have been met.

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must agree that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Sterling has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  Prior to the Exchange Offer, there has been no public market for the Old Notes or the Exchange Notes. Sterling does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through The Nasdaq Stock Market. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes does develop, future trading prices of the Exchange

Notes will depend on many factors, including, among other things, prevailing interest rates, and the market for similar securities as well as Sterling's results of operations and its financial condition. See "Risk Factors."

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY STERLING. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF STERLING SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  Sterling has filed with the SEC a registration statement (the "Registration Statement") under the Securities Act on Form S-4 (Reg. No. 333-26469) with respect to the Exchange Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement and any amendments thereto, including exhibits filed or incorporated by reference as a part thereof, are available for inspection and copying at the SEC's offices as described below.

  Sterling is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy and information statements and other information with the SEC. All such information and items or information omitted from this Prospectus but contained in the Registration Statement can be obtained by mail from the Public Reference Section of the SEC, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy and information statements and other information can be inspected and copied at the public reference facility referenced above and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. The SEC maintains a web site (http:www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Sterling, that file electronically with the SEC. In addition, at any time when the Company is not subject to Sections 13 or 15(d) of the Exchange Act, Sterling has agreed to (i) file with the SEC and provide to each Holder (as defined herein) such annual reports and such information, documents and other reports specified in such Sections of the Exchange Act, and (ii) make available to any Holder or prospective purchaser of the Old Notes copies of the information required by Rule 144A(d)(4) under the Securities Act.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under "Risk Factors."

  Prior to August 21, 1996, the operations of Sterling were conducted by Sterling Chemicals Holdings, Inc., a Delaware corporation organized in 1986 ("Holdings"), with its principal executive offices in Houston, Texas. On August 21, 1996, STX Acquisition Corp., a Delaware corporation formed in April 1996 by an investor group led by The Sterling Group, Inc. ("TSG") and The Unicorn Group L.L.C. ("Unicorn"), was merged with and into Holdings (the "Merger"). In connection with the Merger, Holdings completed debt and equity transactions resulting in a recapitalization of Holdings and all of the assets of Holdings were transferred to Sterling, a wholly owned subsidiary of Holdings (such transactions, including the Merger, are referred to herein as the "1996 Recapitalization"). As a result of the 1996 Recapitalization, Holdings was reorganized into a holding company whose only material asset is the capital stock of Sterling. Holdings, Sterling and its subsidiaries are collectively referred to herein as the "Company."

  This Prospectus contains certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties which may cause actual results to differ significantly from such forward-looking statements. See "Risk Factors" and "Disclosure Regarding Forward-Looking Statements."

                                  THE COMPANY

  The Company is one of North America's leading producers of selected commodity petrochemicals used in the production of a wide array of consumer goods and industrial products, pulp chemicals used in paper manufacturing and, as a result of a recent acquisition, acrylic fibers used in the manufacture of textiles, carpeting, outdoor furniture and other products. The Company ranks among the top three North American producers in terms of rated production capacity for each of its primary products, including styrene, acrylonitrile, acetic acid, sodium chlorate and acrylic fibers. Other products manufactured by the Company include methanol, plasticizers, tertiary butylamine ("TBA"), sodium cyanide and sodium chlorite. The Company manufactures all of its petrochemicals at a single facility in Texas City, Texas (the "Texas City Plant"), and believes that the large scale of this facility and its location on the U.S. Gulf Coast provides it with certain cost advantages. The Company's pulp chemicals are currently produced at four plants in Canada and one plant in Valdosta, Georgia (the "Valdosta Plant"), which began production in December of 1996. Sterling believes that the Company's pulp chemical plants benefit from their proximity to key customers in the pulp industry and their access to competitively priced electricity, which represents the most significant production cost in sodium chlorate manufacturing. The Company manufactures all of its acrylic fibers at a single facility located near Pensacola, Florida (the "Santa Rosa Plant").

  In January 1997, the Company acquired substantially all of the assets of Cytec Industries Inc. and its subsidiaries (collectively, "Cytec") related to the development, manufacture, marketing, sale and distribution of acrylic fibers, including, but not limited to, the Santa Rosa Plant (the "AFB" and such acquisition, including the incurrence of Senior Debt related thereto, the "AFB Acquisition"). Consideration for the AFB Acquisition totalled approximately $100 million plus the assumption of associated liabilities. The AFB generated revenues of approximately $139 million in the fiscal year ended December 31, 1996 (which was prior to the acquisition of the AFB by the Company). The AFB is owned and operated by two wholly owned subsidiaries of Sterling (collectively, "Sterling Fibers"), and is one of only two acrylic fibers manufacturers in the United States. Under a supply agreement assumed by Sterling Fibers in connection with the AFB Acquisition, Cytec will supply the Santa Rosa Plant's requirements for acrylonitrile, the primary raw material for acrylic fibers, until February 28,

2002. The Company has used the purchase method to account for the acquisition, and operating results of the AFB have been included with those of the Company beginning February 1, 1997.

  In recent years, the Company has pursued a strategy of growth and product diversification, beginning in 1992 with the acquisition of its pulp chemicals business. In 1995, the Company began a three-year, $200 million capacity expansion and upgrade program, which has been substantially completed. Through this program, the Company expanded its total petrochemical production capacity by approximately 1.4 billion pounds, including capacity additions of 200 million pounds of styrene, 200 million pounds of acetic acid and 150 million gallons (approximately 995 million pounds) of methanol. In addition, the Company expanded its sodium chlorate production capacity by 110,000 tons, or 30%, by constructing the Valdosta Plant, which came on stream in December 1996. The AFB Acquisition further increases the diversity of the Company's product mix and reduces the Company's sensitivity to economic cycles. The AFB Acquisition is also consistent with the Company's stated strategy of acquiring chemical businesses whose products provide further upstream or downstream integration from the Company's base businesses. Sterling Fibers will ultimately provide integrated downstream demand for the Company's acrylonitrile production, although Sterling Fibers will purchase its acrylonitrile requirements for the Santa Rosa Plant from Cytec until February 28, 2002. Through its acquisition strategy, the Company seeks to capitalize on the continuing secular growth in global demand for its key products, while reducing its sensitivity to the cyclical nature of the markets for any particular product.

  The following table sets forth the total revenues for the Company by its primary products.

                                                                     SIX
                                                                   MONTHS
                                                    YEAR ENDED      ENDED
                                                  SEPTEMBER 30,   MARCH 31,
                                                 ---------------- ---------
                                                 1994  1995  1996 1996 1997
                                                 ---- ------ ---- ---- ----
                                                   (DOLLARS IN MILLIONS)
Petrochemicals:
  Styrene....................................... $288 $  467 $323 $162 $165
  Acrylonitrile.................................  138    251  159   75   68
  Acetic acid...................................   76     94   65   29   20
  Other.........................................   76     74   86   41   66
                                                 ---- ------ ---- ---- ----
    Total Petrochemicals........................  578    886  633  307  319
Pulp Chemicals..................................  123    144  157   75   85
Acrylic Fibers..................................   --     --   --   --   23(/1/)
                                                 ---- ------ ---- ---- ----
    Total....................................... $701 $1,030 $790 $382 $427
                                                 ==== ====== ==== ==== ====

--------

(1)  Includes results from February 1, 1997 through March 31, 1997.

  Styrene. The Company is the third largest North American producer of styrene, a chemical intermediate utilized in the production of plastic and synthetic rubbers used in packaging, housewares, automotive components, luggage, toys and building products. The Company's styrene unit is one of the largest in the world and has an annual rated production capacity of 1.7 billion pounds, which represents approximately 12% of total North American capacity. In fiscal 1996, the styrene unit generated revenues of approximately $323 million, which represented approximately 41% of the Company's total revenues.


  Acrylonitrile. The Company is the second largest global producer of acrylonitrile, the principal raw material for acrylic fibers used in textiles and industrial applications. The Company's acrylonitrile unit has an annual rated production capacity of 740 million pounds, which represents approximately 21% of total North American capacity. In fiscal 1996, the acrylonitrile unit generated revenues of approximately $159 million, which represented approximately 20% of the Company's total revenues.

  Acetic Acid. The Company is the third largest North American producer of acetic acid, a product made from carbon monoxide and methanol. Acetic acid is primarily used in the manufacture of intermediate products, such as vinyl acetate monomer, which are used to produce various consumer products, including adhesives, glue, cigarette filters and surface coatings. Following a 200 million pound capacity expansion completed in June 1996, the Company's acetic acid unit has an annual rated production capacity of approximately 800 million pounds, which represents approximately 17% of total North American capacity. In fiscal 1996, the acetic acid unit generated revenues of approximately $65 million, which represented approximately 8% of the Company's total revenues.

  Pulp Chemicals. Upon completion of the Valdosta Plant, the Company became the second largest North American producer of sodium chlorate, which is converted to chlorine dioxide for use in the pulp bleaching process. The Company's four Canadian sodium chlorate plants have an aggregate annual rated production capacity of 350,000 tons. The Valdosta Plant increased the Company's total annual capacity by 30% to approximately 460,000 tons, which represents approximately 22% of North American sodium chlorate capacity. Upon completion of the SaskChem Acquisition (as hereinafter defined), the Company's annual sodium chlorate capacity will increase to over 500,000 tons. In addition, the Company's ERCO Systems Group is the worldwide leader in the design, sale and technical service of large scale chlorine dioxide generators, which are used to convert sodium chlorate to chlorine dioxide. Since the mid-1980s, North American demand for sodium chlorate has grown at an average annual rate of approximately 10%, as pulp manufacturers are substituting chlorine dioxide for elemental chlorine in bleaching applications in anticipation of environmental regulations that would eliminate the use of elemental chlorine in pulp manufacturing. In fiscal 1996, the Company's pulp chemicals business generated revenues of $157 million, which represented approximately 20% of the Company's total revenues.

  Acrylic Fibers. The Company is the second largest producer of acrylic fibers in North America. The Santa Rosa Plant has an annual rated production capacity of 184 million pounds, which represents approximately 31% of total North American capacity. Sterling Fibers' products are segregated into three product classes: (i) regular textiles, which are produced for general apparel, non-woven and home furnishing applications; (ii) specialty textiles, which are produced for consumer and industrial textile applications; and (iii) technical fibers, which are produced for speciality technical applications, such as processing aids for friction material products, reinforcing fiber for gaskets and fibers to form specialty papers and non-wovens. In addition, Sterling Fibers licenses its acrylic fibers manufacturing technology to producers worldwide. Approximately 17% of the world's current acrylic fibers capacity is based on Sterling Fibers' technology. The AFB generated revenues of approximately $139 million in fiscal year ended December 31, 1996 (which was prior to the acquisition of the AFB by the Company).

                                    STRATEGY

  The Company's business strategy is to capitalize on its competitive market position to take advantage of periods of tight supply and high prices and margins for its primary products, which historically have occurred on a cyclical basis, and to expand its production capacity to capture future growth opportunities in the petrochemical and pulp chemical industries. Key elements of the Company's business strategy are to (i) maintain a competitive cost position in petrochemicals by investing in new technology and equipment, (ii) pursue low cost expansions in petrochemicals, such as its recent 30% expansion of acetic acid capacity and construction of a world-scale 150 million gallon methanol plant, (iii) pursue growth opportunities in pulp chemicals, (iv) continue to build strong industry partnerships in petrochemicals through securing long-term supply contracts with key customers (v) focus on niche specialty textile and technical fiber product lines, (vi) expand fiber technology licensing opportunities and (vii) pursue a focused acquisition strategy, targeting chemical businesses and assets (such as the AFB) which would strengthen the Company's existing market positions, provide upstream or downstream integration or produce complementary chemical products, reducing the overall sensitivity of the Company to economic cycles and pricing fluctuations and stabilizing the cash flow of the Company. The Company's ability to pursue its acquisition strategy may be materially limited by the terms of its debt instruments and by its results of operations. See "Risk Factors--Ability to Complete Acquisitions" and "Business--Business Strategy."

                              RECENT DEVELOPMENTS

  The Company completed construction of the Valdosta Plant, a 110,000 ton per year sodium chlorate plant, in December of 1996. The Valdosta Plant, which cost approximately $55 million, increased the Company's total annual sodium chlorate capacity by more than 30% to nearly 460,000 tons. Valdosta, Georgia was selected because of its proximity to existing customers that were previously being supplied from the Company's Canadian plants, and its proximity to reliable, competitively priced electricity, the most important variable in sodium chlorate production costs. The Valdosta Plant is intended to meet the growing market demand from the pulp and paper industry in the Southeastern United States.

  On January 31, 1997, the Company acquired the AFB, including the Santa Rosa Plant. The AFB recorded sales of approximately $139 million in the fiscal year ended December 31, 1996 (which was prior to the acquisition of the AFB by the Company) and is one of two acrylic fibers manufacturers in the United States.

  The proceeds of the Offering were used to prepay outstanding indebtedness under the Term Loans. See "Private Placement." In connection with such prepayment, Sterling and the requisite lenders under the Senior Credit Agreements effected certain amendments (collectively, the "Amendments") to the Senior Credit Agreements (as hereinafter defined). Among other things, the Amendments (i) permitted and provided for the issuance of the Notes, (ii) adjusted the method of the application of voluntary prepayments to allow the proceeds of the Offering to be applied in a manner that significantly reduced required principal payments, particularly over the next three years, (iii) amended certain financial covenants to make them somewhat less restrictive, including amendments to the Leverage Ratio, Interest Coverage Ratio and Fixed Charge Coverage Ratio covenants (each as defined in the Senior Credit Agreements), (iv) increased the commitment under the Revolver (as hereinafter defined) by $25 million to $125 million, and (v) included a new financial covenant with respect to the maintenance of a specified Senior Debt Leverage Ratio (as defined in the Amendments).

  On May 21, 1997, the Company signed a definitive agreement with Saskatoon Chemicals Ltd. ("Saskatoon Chemicals"), a subsidiary of Weyerhauser Canada Ltd. ("Weyerhauser Canada"), relating to the purchase by the Company of the assets of Saskatoon Chemicals (the "SaskChem Acquisition"). The Company expects that the Saskatoon Chemicals assets will be acquired by a subsidiary of the Company designated as an Unrestricted Subsidiary under its Indentures (as hereinafter defined), and that the acquisition will be financed through the private placement of a combination of debt and equity. Saskatoon Chemicals has annual sodium chlorate production capacity of 50,000 tons, and the acquisition will increase the Company's annual production capacity of sodium chlorate to over 500,000 tons. Saskatoon Chemicals also produces caustic soda, calcium hypochlorite, chlorine and hydrochloric acid, each of which is also used by the pulp and paper industry. As part of the SaskChem Acquisition, it is expected that the Company and Weyerhauser Canada will enter into a long-term supply agreement pursuant to which Weyerhauser Canada will continue to be a major customer. The closing of the transaction, which is subject to the satisfaction of customary closing conditions, is expected to occur by July 31, 1997.

                       SUMMARY OF TERMS OF EXCHANGE OFFER

  The Exchange Offer relates to the exchange of up to $150,000,000 aggregate principal amount of Exchange Notes for up to an equal aggregate principal amount of Old Notes. The Exchange Notes will be obligations of Sterling entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Old Notes provided for under certain circumstances will be eliminated. See "Description of the Notes."

Registration Rights
 Agreement..................  The Old Notes were sold by Sterling on April 7,
                              1997 to the Initial Purchasers pursuant to a Purchase Agreement, dated April 1, 1997 (the "Purchase Agreement"). Pursuant to the Purchase Agreement, Sterling and the Initial Purchasers entered into the Registration Rights Agreement which, among other things, grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy certain obligations of Sterling under the Registration Rights Agreement.

The Exchange Offer..........  $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount of Old Notes validly tendered and accepted pursuant to the Exchange Offer. As of the date hereof, $150,000,000 in aggregate principal amount of Old Notes are outstanding. Sterling will issue the Exchange Notes to tendering holders of Old Notes promptly following the Expiration Date.

                              The terms of the Exchange Notes are identical in all material respects to the Old Notes except for certain transfer restrictions and registration rights relating to the Old Notes and except that the Old Notes provide that if, by October 4, 1997, (i) the Exchange Offer has not been consummated, or (ii) a shelf registration statement has not been declared effective, the interest rate on the Old Notes will increase by 0.50% per annum from and including October 4, 1997 until but excluding the date of the consummation of the Exchange Offer.

                              In addition, to comply with the securities laws of certain states of the United States, it may be necessary to qualify for sale or register thereunder the Exchange Notes prior to offering or selling such Exchange Notes. Sterling has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the Exchange Notes for offer or sale under the securities laws of such states as any holder reasonably requests in writing. Unless a holder so requests, Sterling does not intend to register or qualify the offer or sale of the Exchange Notes in any such jurisdiction.

Resale......................  Based on existing interpretations of the
                              Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, Sterling believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from Sterling for resale pursuant to Rule 144A or any other available exemption under the Securities Act or
                              (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of Sterling), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. However, any purchaser of Notes who is an affiliate of Sterling or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Old Notes from Sterling to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements. Sterling does not intend to seek its own no-action letter and there is no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in such no-action letters to third parties. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "Plan of Distribution." Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Sterling has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."


Expiration Date.............  5:00 p.m., New York City time, on July 7, 1997, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expiration Date; Extensions; Amendments."

Accrued Interest on the
 Exchange Notes and the Old
 Notes......................  The Exchange Notes will bear interest at a rate of 11 1/4% per annum, payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1997. Holders of Exchange Notes of record on September 15, 1997, will receive on October 1, 1997, an interest payment in an amount equal to
                              (x) the accrued interest on such Exchange Notes from the date of issuance thereof to October 1, 1997, plus (y) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (April 7, 1997) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The Notes mature on April 1, 2007.

Conditions to the Exchange
 Offer......................  Sterling may terminate the Exchange Offer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to the occurrence of certain conditions. Sterling does not expect any of such conditions to occur, although there can be no assurance that such conditions will not occur. Holders of Old Notes will have certain rights under the Registration Rights Agreement should Sterling fail to consummate the Exchange Offer. See "The Exchange Offer--Conditions to the Exchange Offer" and "Description of the Notes--Registered Exchange Offer; Registration Rights."

Procedures for Tendering
 Old Notes..................  Each holder of Old Notes wishing to accept the
                              Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation, to Fleet National Bank, as Exchange Agent, at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein and therein. By executing the Letter of Transmittal, each holder will represent to Sterling that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of Sterling. See "The Exchange Offer--Procedures for Tendering."

                              Following the consummation of the Exchange Offer, holders of Old Notes not tendered as a general matter will not have any further registration rights, and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected. See "The Exchange Offer--Consequences of Failure to Exchange."

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder or endorsed certificates representing the Old Notes to be tendered. The transfer of record ownership may take considerable time, and completion of such transfer prior to the Expiration Date may not be possible. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery
 Procedures.................  Holders of Old Notes who wish to tender their Old
                              Notes and whose Old Notes are not immediately available, or who cannot deliver their Old Notes (or complete the procedure for book-entry transfer) and deliver a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights...........  Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date by furnishing a written or facsimile transmission notice of withdrawal to the Exchange Agent containing the information set forth in "The Exchange Offer-- Withdrawal of Tenders."

Acceptance of Old Notes and
 Delivery of Exchange
 Notes......................  Subject to certain conditions (as summarized above in "Termination of the Exchange Offer" and described more fully in "The Exchange Offer--Termination"), Sterling will accept for exchange any and all Old Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. See "The Exchange Offer-- Procedures for Tendering." The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.

Exchange Agent..............  Fleet National Bank, the Trustee under the
                              Indenture, is serving as exchange agent (the
                              "Exchange Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is Fleet National Bank, Corporate Trust Operations, CT OP T06D, P.O. Box 1440, Hartford, Connecticut 06143, the address for deliveries by overnight courier is Fleet National Bank, Corporate Trust Operations, CT OP T06D, 1 Talcott Plaza, Hartford, Connecticut 06103, and the address for hand deliveries is Fleet National Bank, Corporate Trust Department Customer Service Window, 5th Floor, 1 Talcott Plaza, Hartford, Connecticut 06106. For assistance and requests for additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery, the telephone number for the Exchange Agent is (860) 986-1271, and the facsimile number for the Exchange Agent is (860) 986-7908. All communications should be directed to the attention of Patricia Williams.

Effect on Holders of Old
Notes.......................  Holders of Old Notes who do not tender their Old
                              Notes in the Exchange Offer will continue to hold their Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture. All untendered, and tendered but unaccepted, Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and the Indenture. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes could be adversely affected. See "Risk Factors--Consequences of Exchange and Failure to Exchange."



 See "The Exchange Offer" for more detailed information concerning the terms of the Exchange Offer.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

Securities Offered..........  $150,000,000 aggregate principal amount of
                              11 1/4% Senior Subordinated Notes Due 2007,
                              Series A.

Maturity Date...............  April 1, 2007.

Interest Payment Dates......  April 1 and October 1 of each year, commencing
                              October 1, 1997.


Optional Redemption.........  The Exchange Notes will be redeemable at the option of Sterling, in whole or in part, at any time on or after April 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the applicable redemption date. In addition, Sterling may, at its option, redeem prior to April 1, 2000, up to 35% of the original principal amount of the Exchange Notes at 111.25% of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable redemption date, with the net proceeds of one or more Public Equity Offerings (as defined). See "Description of the Notes--Optional Redemption."


Ranking.....................  The Exchange Notes will be unsecured senior subordinated obligations of Sterling, ranking subordinate in right of payment to all existing and future Senior Debt (as defined) of Sterling (including borrowings under the Senior Credit Agreements), pari passu in right of payment with all existing and future senior subordinated indebtedness of Sterling (including its 11 3/4% Senior Subordinated Notes Due 2006 (the "Existing Subordinated Notes")) and senior in right of payment to all existing and future subordinated indebtedness of Sterling. As of March 31, 1997, on a pro forma basis after giving effect to the Offering and the application of the estimated proceeds therefrom. Sterling's Senior Debt would have been $303.3 million and senior subordinated indebtedness (including the Notes) would have been $425 million. Sterling has not issued, and does not have any firm arrangements to issue, any significant Debt (as defined) that would be subordinate to the Notes. In addition, the holders of the Exchange Notes will effectively rank junior to all creditors of Sterling's subsidiaries, including trade creditors. See "Description of the Notes-- Ranking."


Change of Control...........  Upon the occurrence of a Change of Control (as defined), holders of the Exchange Notes will have the right to require Sterling to purchase their Exchange Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. There can be no assurance that Sterling will be able to raise sufficient funds to meet this obligation should it arise. See "Description of the Notes-- Change of Control."


Certain Covenants...........  The Indenture contains certain covenants that, among other things, limit the ability of Sterling to pay dividends or make certain other restricted payments, incur additional indebtedness, engage in transactions with affiliates, incur liens and engage in asset sales. The Indenture also restricts Sterling's ability to consolidate or merge with, or transfer all or substantially all of its assets to, another person. See "Description of the Notes-- Certain Covenants."

Use of Proceeds.............  The Company will not receive any proceeds from the Exchange Offer.

Denominations...............  The Exchange Notes will be issued in denominations of $1,000 and any integral multiple thereof.

                                  RISK FACTORS

  Prior to making an investment decision, prospective investors should consider all of the information set forth in this Prospectus and should evaluate the considerations set forth in "Risk Factors."

      SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION

  The summary historical consolidated financial information set forth below has been derived from previously published consolidated financial statements of Holdings and Sterling, certain of which appear elsewhere in this Prospectus, and should be read in conjunction with, and is qualified in its entirety by reference to, such consolidated financial statements and their accompanying notes. The consolidated financial information set forth below (i) as of year end and for each of the years in the five-year period ended September 30, 1996 has been derived from audited consolidated financial statements of Holdings,
(ii) as of September 30, 1996 and for the period from May 14, 1996 (date of incorporation) to September 30, 1996 has been derived from the audited consolidated financial statements of Sterling, (iii) as of March 31, 1996 and for the six-month period then ended has been derived from the unaudited consolidated financial statements of Holdings and (iv) as of March 31, 1997 and for the six-month period then ended has been derived from unaudited consolidated financial statements of Holdings and Sterling. In the opinion of management the unaudited consolidated financial statements of Holdings and Sterling have been prepared on a basis consistent with the audited consolidated financial statements of Holdings and Sterling and contain all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the interim financial position and results of operations. The interim period results of operations presented are not necessarily indicative of results to be expected for the full year.

                                                                                    HOLDINGS
                                                                                   SIX MONTHS     STERLING
                                        HOLDINGS                      STERLING        ENDED      SIX MONTHS
                                YEAR ENDED SEPTEMBER 30,              MAY 14 TO     MARCH 31,      ENDED
                          ----------------------------------------  SEPTEMBER 30, -------------  MARCH 31,
                           1992    1993    1994     1995     1996      1996(A)     1996   1997      1997
                          ------  ------  ------  --------  ------  ------------- ------ ------  ----------
                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $430.5  $518.8  $700.8  $1,030.2  $790.4      $83.4     $382.4 $426.7    $426.7
Cost of goods sold......   402.6   477.9   606.9     758.6   679.0       83.0      323.6  394.8     394.8
                          ------  ------  ------  --------  ------      -----     ------ ------    ------
 Gross profit...........    27.9    40.9    93.9     271.6   111.4        0.4       58.8   31.9      31.9
Selling, general and
 administrative
 expenses...............    10.3    25.5    24.4      31.7    31.7        3.4      16. 1   13.3      12.8
SAR program expense
 (benefit)..............      --      --    21.8      (2.8)    8.6         --        6.6     --        --
Merger related expenses.      --      --      --        --     3.6         --         --     --        --
Write-off of assets.....      --      --      --        --     3.7         --        3.6     --        --
                          ------  ------  ------  --------  ------      -----     ------ ------    ------
 Income (loss) from
  operations............    17.6    15.4    47.7     242.7    63.8       (3.0)      32.5   18.6      19.1
Interest and debt
 related expenses, net
 of interest income.....     8.4    22.4    22.1      14.6    13.4        1.6        3.2   39.5      30.0
Other (income) expense..      --      --    (2.6)       --      --       (5.2)        --     --        --
                          ------  ------  ------  --------  ------      -----     ------ ------    ------
 Income (loss) before
  taxes and
  extraordinary item....     9.2    (7.0)   28.2     228.1    50.4        0.6       29.3  (20.9)    (10.9)
Provision (benefit) for
 income taxes...........     4.7    (1.6)    9.1      75.0    16.9        0.4       10.1   (5.9)     (3.1)
                          ------  ------  ------  --------  ------      -----     ------ ------    ------
 Income (loss) before
  extraordinary item and
  change in accounting
  principle.............     4.5    (5.4)   19.1     153.1    33.5        0.2       19.2  (15.0)     (7.8)
Cumulative effect of
 change in accounting
 for post-retirement
 benefits other than
 pensions...............   (10.4)     --      --        --      --         --         --     --        --
Extraordinary item, loss
 on early extinguishment
 of debt, net of tax....      --      --      --      (3.1)   (1.9)        --         --     --        --
                          ------  ------  ------  --------  ------      -----     ------ ------    ------
 Net income (loss)......  $ (5.9) $ (5.4) $ 19.1  $  150.0  $ 31.6      $ 0.2     $ 19.2 $(15.0)   $ (7.8)
                          ======  ======  ======  ========  ======      =====     ====== ======    ======
PER SHARE DATA (B)(C):
Income (loss) before
 extraordinary item and
 change in accounting
 principle..............  $ 0.08  $(0.10) $ 0.34  $   2.76  $ 0.66                $ 0.35 $(1.40)
Cumulative effect of
 change in accounting
 for post-retirement
 benefits other than
 pensions...............   (0.19)     --      --        --      --                    --     --
Extraordinary item, loss
 on early extinguishment
 of debt, net of tax....      --      --      --     (0.06)  (0.04)                   --     --
                          ------  ------  ------  --------  ------                ------ ------
 Net income (loss)......  $(0.11) $(0.10) $ 0.34  $   2.70  $ 0.62                $ 0.35 $(1.40)
                          ======  ======  ======  ========  ======                ====== ======

                                                                                HOLDINGS
                                                                               SIX MONTHS     STERLING
                                       HOLDINGS                  STERLING        ENDED       SIX MONTHS
                               YEAR ENDED SEPTEMBER 30,          MAY 14 TO     MARCH 31,       ENDED
                          -----------------------------------  SEPTEMBER 30, --------------  MARCH 31,
                           1992   1993   1994   1995   1996       1996(A)     1996   1997       1997
                          ------ ------ ------ ------ -------  ------------- ------ -------  ----------
                                                     (DOLLARS IN MILLIONS)
OTHER DATA:
EBITDA (d)..............  $ 41.0 $ 52.5 $108.6 $281.4 $ 121.2     $   1.5    $ 63.9 $  43.8   $  44.1
Depreciation and
 amortization (e).......    23.4   37.1   39.1   41.5    41.5         4.5      21.2    25.2      25.0
Capital expenditures....    16.0   12.2   12.3   54.0    96.0         6.4      49.0    25.2      25.2
OPERATING DATA:
Revenues:
 Styrene................  $  151 $  144 $  288 $  467 $   323     $    35    $  162 $   165   $   165
 Acrylonitrile..........     137    124    138    251     159          21        75      68        68
 Acetic acid............      66     64     76     94      65           4        29      20        20
 Sodium chlorate........       9     81     83    102     112          13        75      85        85
Annual capacity at
 period end (MMlbs):
 Styrene................   1,500  1,500  1,500  1,500   1,700       1,700     1,700   1,700     1,700
 Acrylonitrile..........     700    700    700    740     740         740       740     740       740
 Acetic acid............     600    600    600    600     800         800       800     800       800
 Sodium chlorate (000
  tons).................     340    340    340    350     350         350       350     460       460
Sales volume (MMlbs):
 Styrene................   1,213  1,191  1,460  1,433   1,685         188       832     833       833
 Acrylonitrile..........     573    528    668    739     661         103       271     303       303
 Acetic acid............     620    578    599    635     516          80       182     383       383
 Sodium chlorate (000
  tons).................      26    248    294    336     330          37       151     181       181
                                       HOLDINGS                                 HOLDINGS
                                     SEPTEMBER 30,               STERLING      MARCH 31,      STERLING
                          -----------------------------------  SEPTEMBER 30, --------------  MARCH 31,
                           1992   1993   1994   1995   1996        1996       1996   1997       1997
                          ------ ------ ------ ------ -------  ------------- ------ -------  ----------
                                                     (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Working capital.........  $ 56.8 $ 31.0 $ 20.8 $ 74.6 $  76.9     $  77.3    $ 69.0 $ 109.1   $ 114.7
Net property, plant and
 equipment..............   343.8  314.3  291.1  309.1   365.8       365.8     336.4   439.6     439.6
Total assets............   608.5  546.8  580.9  609.9   689.7       685.5     614.5   831.8     831.2
Total long-term debt
 (including current
 portion)...............   326.5  291.9  226.4  121.4   726.3       631.5     124.1   830.6     731.1
Stockholders' equity
 (deficiency in assets).    87.3   70.3   89.7  239.3  (272.4)     (184.3)    257.1  (280.8)   (175.1)

-------
(a) Sterling was organized on May 14, 1996; however, prior to August 21, 1996 Sterling had no operating activities other than those related to the 1996 Recapitalization.
(b) The per share data presented applies to Holdings only. Because all shares of Sterling's common stock are owned by Holdings, per share data for Sterling would not be meaningful and has therefore not been presented.

(c) Due to the effect of the Merger on the number of outstanding shares of the common stock of Holdings, per share information for the years ended September 30, 1995 and 1996 and the six months ended March 31, 1996 and 1997 may not be comparable. Weighted average shares outstanding for the years ended September 30, 1995 and 1996 and the six months ended March 31, 1996 and 1997 were 55,674,000, 50,700,000, 55,682,000 and 10,860,000, respectively.
(d) EBITDA represents income from operations before taking into consideration depreciation and amortization and the impact of accruals for the Company's stock appreciation rights ("SAR") program and certain merger expenses and write-offs of assets. See footnote (e). The SAR program was terminated in connection with the Merger. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to net income or income from operations, as an indicator of the operating performance of the Company or as an alternative to cash flows as a measure of liquidity.
(e) Depreciation and amortization expense included herein excludes the amortization of deferred debt financing costs which is included in interest expense.

                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

  The pro forma consolidated statements of operations data presented below for the year ended September 30, 1996 and the six months ended March 31, 1997 have been derived from the unaudited pro forma financial statements included elsewhere herein, and give effect to the 1996 Recapitalization, the AFB Acquisition and the Offering and the application of the proceeds therefrom as if they had occurred on October 1, 1995. The pro forma consolidated balance sheet data at March 31, 1997 presented below has been derived from the unaudited pro forma consolidated balance sheet of Sterling included elsewhere herein and give effect to the Offering and the application of the proceeds therefrom as if it had occurred on March 31, 1997.

  The summary pro forma financial data do not necessarily represent what Sterling's financial position and results of operations would have been if the 1996 Recapitalization, the AFB Acquisition and the Offering and the application of the proceeds therefrom had actually been completed as of the dates indicated and are not intended to project Sterling's financial position or results of operations for any future period. The summary pro forma financial data should be read in conjunction with the historical consolidated financial statements of Sterling, the pro forma financial statements of Sterling, "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

  The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the 1996 Recapitalization as a recapitalization. Accordingly, the historical basis of Sterling's assets and liabilities has not been impacted by those transactions.

                                                                   STERLING
                                                 STERLING      PRO FORMA FOR THE
                                            PRO FORMA FOR THE     SIX MONTHS
                                                YEAR ENDED           ENDED
                                            SEPTEMBER 30, 1996  MARCH 31, 1997
                                            ------------------ -----------------
                                                   (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Revenues..................................        $927.0            $ 471.2
Cost of goods sold........................         789.1              436.3
                                                  ------            -------
  Gross profit............................         137.9               34.9
Selling, general and administrative
 expenses.................................          52.4               15.3
Merger related expenses...................           3.6                 --
Write-off of assets.......................           3.7                 --
Interest and debt related expenses, net of
 interest and other income................          67.2               36.4
                                                  ------            -------
  Income (loss) before taxes..............          11.0              (14.8)
Provision (benefit) for income taxes......           3.8               (4.5)
                                                  ------            -------
  Income (loss)...........................        $  7.2            $ (10.3)
                                                  ======            =======
OTHER DATA:
EBITDA....................................        $140.8            $  45.5
Capital expenditures......................         101.3               26.3
Depreciation and amortization.............          46.8               26.9
Cash interest expense, net (including
 capitalized interest)....................          73.7               40.1
Ratio of EBITDA to interest expense
 (including capitalized interest).........           1.8x               1.1x
Ratio of EBITDA to cash interest expense
 (including capitalized interest).........           1.9x               1.1x
Ratio of earnings to fixed charges........           1.1x                --
Deficiency of earnings to cover fixed
 charges..................................            --            $  17.0
BALANCE SHEET DATA:
Working capital...........................                          $ 131.9
Net property, plant and equipment.........                            439.6
Total assets..............................                            825.2
Long-term debt (including current
 maturities)..............................                            731.3
Deficiency in assets......................                           (179.0)

                                 RISK FACTORS

  The following factors should be considered carefully, together with the other information contained in this Prospectus, before making an investment in the securities offered hereby.

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

  Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Sterling does not currently anticipate that it will register the Old Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected. The Old Notes provide that if, by October 4, 1997, (i) the Exchange Offer has not been consummated, or (ii) a shelf registration statement has not been declared effective, the interest rate on the Old Notes will increase by 0.50% per annum from and including October 4, 1997 until but excluding the date on which the Exchange Offer is consummated or a shelf registration statement is declared effective.

HIGH FINANCIAL LEVERAGE

  If the Offering and the application of the proceeds therefrom had occurred on March 31, 1997, on a pro forma basis Sterling would have had consolidated indebtedness of approximately $731.3 million. If the 1996 Recapitalization, the AFB Acquisition and the Offering and the application of the proceeds therefrom had occurred as of October 1, 1995, on a pro forma basis for the six months ended March 31, 1997, Sterling would have had a deficiency of earnings to cover fixed charges of $17.0 million. The Company's high degree of leverage could have important consequences, including the following: (i) the ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, if needed, may be restricted; (ii) a substantial portion of cash flow from operations will be dedicated to cover cash interest requirements ($73.7 million and $40.1 million, respectively, for the fiscal year ended September 30, 1996 and the six months ended March 31, 1997, on a pro forma basis as if the 1996 Recapitalization, the AFB Acquisition and the Offering and the application of the proceeds therefrom had occurred on October 1, 1995), thereby limiting the funds available for operations and any future business opportunities; and (iii) the degree of leverage may make the Company more vulnerable to a downturn in its businesses or the economy generally. As of March 31, 1997, on a pro forma basis after giving effect to the Offering and the application of the proceeds therefrom, the Company's total indebtedness as a percentage of total capitalization would have been 132%. Any inability of the Company to service its obligations under the Notes or its other debt instruments could have a significant adverse effect on the market value and marketability of the Notes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Debt Structure."

SUBSTANTIAL RESTRICTIONS AND COVENANTS

  The Indenture and the Company's other existing debt instruments contain numerous financial and operating covenants, including, without limitation, restrictions on the Company's ability to incur indebtedness, pay dividends, create liens, sell assets, engage in certain mergers and acquisitions and refinance existing indebtedness, as well as obligations of the Company to maintain certain financial ratios. See "Description of Other Indebtedness." These covenants may limit the Company's ability to further pursue its acquisition strategy. In the event of certain changes of control, Sterling will be required to offer to purchase all of its outstanding Notes and Existing Subordinated Notes, and Holdings will be required to offer to purchase all of its outstanding

13 1/2% Senior Secured Discount Notes due 2008 (the "Discount Notes"), in each case subject to certain conditions, at a price equal to 101% of the principal amount thereof, with respect to the Notes and Existing Subordinated Notes, and 101% of the Accreted Value (as defined in the indenture for the Discount Notes (the "Discount Notes Indenture")), with respect to the Discount Notes, plus accrued and unpaid interest, if any. There can be no assurance that Sterling or Holdings will be able to raise sufficient funds to meet their respective obligations in connection with such a change of control. The ability of Sterling and Holdings to comply with the covenants and other terms of their respective debt instruments, to make cash payments with respect to the Notes, the Existing Subordinated Notes and the Discount Notes and to satisfy other debt obligations will depend on the future performance of the Company. In the event the Company fails to comply with the various covenants contained in the Senior Credit Agreements, the Indenture or the Existing Indentures (as hereinafter defined), it would be in default thereunder, and in any such case the maturity of substantially all of its long-term debt could be accelerated. A default under the Indenture or any of the Existing Indentures is an event of default under the Senior Credit Agreements and vice versa. The Senior Credit Agreements prohibit the repayment, purchase, redemption, defeasance or other payment of any of the principal of the Notes, the Existing Subordinated Notes or the Discount Notes at any time prior to their stated maturity. See "Description of the Notes" and "Description of Other Indebtedness."

SUBORDINATION; RANKING

  The Notes are general unsecured obligations of Sterling and are subordinated in right of payment to all Senior Debt, including all indebtedness of Sterling under the Senior Credit Agreements, and pari passu with all existing and future senior subordinated indebtedness of Sterling, including the Existing Subordinated Notes. In addition, the holders of the Notes effectively rank junior to all creditors of Sterling's subsidiaries, including trade creditors. As of March 31, 1997, after giving pro forma effect to the Offering and the application of the proceeds therefrom, approximately $303.3 million of Senior Debt and approximately $425 million of senior subordinated indebtedness (including the Notes) of Sterling would have been outstanding. The Indenture permits Sterling to incur additional Senior Debt, provided certain conditions are met, and Sterling expects from time to time to incur additional Senior Debt. In addition, the Indenture permits Senior Debt to be secured. By reason of the subordination provisions of the Indenture, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of Sterling, holders of Senior Debt must be paid in full before the holders of the Notes may be paid. In addition, no payment may be made with respect to the Notes during the continuance of a payment default under any Designated Senior Debt (as defined). Accordingly, there may be insufficient assets remaining after such payments to pay amounts due on the Notes. Furthermore, if certain non-payment defaults exist with respect to Designated Senior Debt, the holders of such Designated Senior Debt will be able to prevent payments on the Notes for certain periods of time. See "Description of the Notes--Ranking."

RAW MATERIAL PRICES AND AVAILABILITY

  For each of the Company's products, the cost of raw materials and utilities is far greater than all other costs of production combined. Therefore, an adequate supply of raw materials at reasonable prices is critical to the success of the Company's business. The only raw material for the Company's petrochemical and pulp chemical products which is produced by the Company is methanol, which is used in the production of acetic acid. The major raw materials used by the Company in the production of its petrochemical products are all commodity chemicals and the price for each can fluctuate widely for a variety of reasons, including changes in the availability of these products because of major capacity additions or significant plant operating problems. Although no assurances can be given, the Company believes that it will continue to secure adequate supplies of all its raw materials at acceptable prices. The primary raw material for acrylic fibers is acrylonitrile, which is currently produced by the Company. However, as part of the AFB Acquisition, the Company assumed an existing acrylonitrile supply agreement, which expires February 28, 2002, pursuant to which Sterling Fibers will purchase all of the Santa Rosa Plant's requirements for acrylonitrile from Cytec. Upon the expiration of such supply contract, the Company expects to supply all of Sterling Fibers' acrylonitrile requirements from the Texas City Plant.

CYCLICAL MARKETS FOR PRODUCTS; CAPACITY INCREASES ON KEY PETROCHEMICAL
PRODUCTS

  The prices of the Company's petrochemical and pulp chemical products have been cyclical and sensitive to overall supply relative to demand and the level of general business activity. Large global capacity additions of styrene and acrylonitrile are projected to be completed in fiscal years 1997 and 1998. For styrene, approximately 7.2 billion pounds of new capacity is expected and, for acrylonitrile, approximately 940 million pounds of new capacity is expected. Sterling believes that these announced global capacity additions in styrene and acrylonitrile will result in overcapacity for these markets in fiscal years 1997 and 1998. The resulting impact on prices and margins began to affect the Company's results of operations negatively in the last half of fiscal 1996.

HIGHLY COMPETITIVE INDUSTRY

  The industries in which the Company operates are highly competitive. Many of the Company's competitors, particularly in the petrochemical industry, are larger and have substantially greater financial resources than the Company. Among the Company's competitors are some of the world's largest chemical companies that have their own raw material resources. In addition, a significant portion of the Company's business is based upon widely available technology. The entrance of new competitors into the industry and the addition by existing competitors of new capacity may reduce the Company's ability to maintain profit margins or its ability to preserve its market share, or both. Such developments could have a negative impact on the Company's ability to obtain higher profit margins, even during periods of increased demand for the Company's products. The competitiveness of Sterling Fibers with respect to its specialty textiles and technical fibers products (which are its higher margin products) is maintained, to a significant extent, through the exclusive ownership or use of certain product and manufacturing technology. If competitors of Sterling Fibers gain access to the use of similar technology, or render such technology obsolete through the introduction of superior technology, the financial condition of Sterling Fibers would be materially affected in an adverse manner.

DEPENDENCE ON TEXAS CITY PLANT

  All of the Company's petrochemicals, including all of its styrene and acrylonitrile, are produced at the Texas City Plant. Significant unscheduled downtime at the Texas City Plant due to equipment breakdowns, interruptions in the supply of raw materials, power failures, natural forces or any other cause, including the normal hazards associated with the production of petrochemicals, could materially adversely affect the Company. Although the Company maintains insurance, including business interruption insurance, that it considers to be adequate under the circumstances, there can be no assurance that a significant interruption in the operation of the Texas City Plant would not have a material adverse effect on the Company's financial condition and results of operations.

ABILITY TO COMPLETE ACQUISITIONS

  A significant element of the Company's business strategy is to pursue strategic acquisitions that either expand or complement the Company's products. The financing for such acquisitions will likely affect the Company's capitalization. There can be no assurance that the Company will be able to identify and make acquisitions on terms favorable to it or that the Company will be able to obtain financing for such acquisitions on terms the Company finds acceptable. Based on the Company's pro forma results of operations for the four quarters ended March 31, 1997, the restrictions contained in the Indenture and the Existing Indentures currently operate to prevent the Company from incurring any additional debt other than debt incurred under the Revolver or pursuant to certain limited "baskets" and other exceptions. The Company may, however, consummate additional acquisitions if the pro forma effect of such an acquisition has a sufficient positive impact on certain financial ratios under the Indenture and the Existing Indentures. Under limited circumstances, the Company may also make additional acquisitions through the incurrence of debt in Unrestricted Subsidiaries (as defined). In addition, the Senior Credit Agreements further limit the Company's ability to incur additional debt to finance such acquisitions.

ENVIRONMENTAL AND SAFETY MATTERS

  The Company's operations involve the handling, production, transportation and disposal of materials classified as hazardous or toxic and are subject to extensive federal, state and local regulatory requirements relating to environmental affairs, waste management, health and safety and chemical products. Operating permits are or may be required for the operation of some of the Company's operating units and chemical waste disposal operations, and these permits are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with these regulations and permits, and violators are subject to fines, injunctions or both. Third parties may also have the right to sue to enforce compliance. The Company believes that its operations are in compliance in all material respects with applicable environmental laws. However, the operations of a chemical manufacturing facility entail some risk of environmental damage, and there can be no assurance that material costs or liabilities will not be incurred. Moreover, it is possible that other developments, such as increasingly strict requirements of environmental laws and enforcement policies, could bring into question the handling, manufacture, use, emission or on-site or off-site disposal of substances or pollutants by the Company. There can be no assurance that past or future operations will not result in exposure to injury or claims of injury by employees or the public due to toxic or hazardous materials. In addition, a catastrophic event at the Company's facilities could result in liabilities to the Company substantially in excess of its insurance coverages. See "Business--Insurance."

  The Company's sodium chlorate market is sensitive to potential environmental regulation. In general, environmental regulations support substitution of chlorine dioxide, which is produced from sodium chlorate, for elemental chlorine in the pulp bleaching process. See "Business--Industry Overview--Pulp Chemicals." Certain environmental groups are encouraging passage of regulations which restrict the amount of Absorbable Organic Halides ("AOX") or chlorine derivatives in bleach plant effluent. Increased substitution of chlorine dioxide for elemental chlorine in the pulp bleaching process significantly reduces the amount of AOX and chlorine derivatives in bleach plant effluent. As long as there is not an outright ban on chlorine-containing compounds, regulations restricting AOX or chlorine derivatives in bleach plant effluent should favor the use of chlorine dioxide, and thus sodium chlorate. Any significant ban on all chlorine-containing compounds could have a material adverse effect on the Company's financial condition and results of operations.

  British Columbia has a regulation in place that would effectively eliminate the use of chlorine dioxide in the bleaching process by the year 2002. The pulp and paper industry is working to change this regulation and believes that the ban of chlorine dioxide in the bleaching process will yield no measurable environmental or public health benefit. Sterling is not aware of any other laws or regulations existing in North America which would restrict the use of chlorine dioxide.

  For further information on environmental and safety matters, see "Business-- Environmental and Safety Matters."

LONG-TERM CONTRACTS AND SIGNIFICANT CUSTOMERS

  The Company sells substantial portions of its styrene and acrylonitrile production under long-term contracts, and sells all of its acetic acid and plasticizers production under long-term contracts with single customers. These contracts are intended to provide some stability if demand for or prices of these products decline significantly, but also limit the Company's ability to take full advantage of attractive market conditions during periods of higher prices for these products. During fiscal 1996, a significant portion of the Company's production from the Texas City Plant was dedicated to multi-year contracts with Monsanto Company ("Monsanto"), Bayer Corporation ("Bayer"), BP Chemicals, Inc. ("BP") and BASF Corporation ("BASF"). Under certain market conditions, the loss of one or more of these customers or a material reduction in the amount of product purchased by one or more of them could have a material adverse effect on the Company. The Company and BP have recently renewed their styrene sales and purchase agreement on substantially the same terms but at approximately half the original volumes. During fiscal 1996, the Company delivered approximately 10% of its styrene production to BP pursuant to this agreement. See "Business--Sales and Marketing" and "Business--Contracts."

FOREIGN OPERATIONS, COUNTRY RISKS AND EXCHANGE RATE FLUCTUATIONS

  Approximately 20% of the Company's fiscal 1996 revenues were derived from its Canadian-based pulp chemical business and approximately 34% were derived from export sales. Approximately 25% of the AFB's revenues were derived from export sales in the fiscal year ended December 31, 1996. International operations and exports to foreign markets are subject to a number of special risks, including currency exchange rate fluctuations, trade barriers, exchange controls, national and regional labor strikes, political risks and risks of increases in duties, taxes and governmental royalties, as well as changes in laws and policies governing operations of foreign-based companies. In addition, earnings of foreign subsidiaries and intercompany payments are subject to foreign income tax rules that may reduce cash flow available to meet required debt service and other obligations of the Company.

  Since the Company derives most of its pulp chemical revenues from production and sales by subsidiaries within Canada, the Company has organized its subsidiary structure and its operations in part based on certain assumptions about various Canadian tax laws, currency exchange and capital repatriation laws and other relevant laws. While Sterling believes that such assumptions are correct, there can be no assurance that Canadian taxing or other authorities will reach the same conclusion. If such assumptions are incorrect, or if Canada were to change or modify such laws or the current interpretations thereof, the Company may suffer adverse tax and financial consequences.

  A portion of the Company's expenses and sales are denominated in Canadian dollars and, accordingly, the Company's revenues, cash flows and earnings may be affected by fluctuations in the exchange rate between the United States dollar and the Canadian dollar, which may also have adverse tax consequences. In addition, because a portion of the Company's sales, cost of goods sold and other expenses are denominated in Canadian dollars, the Company has a translation exposure to fluctuations in the Canadian dollar against the United States dollar. These currency fluctuations could have a material impact on the Company as increases in the value of the Canadian dollar have the effect of increasing the United States dollar equivalent of cost of goods sold and other expenses with respect to the Company's Canadian production facilities. The Company enters into forward foreign exchange contracts to hedge such exposure for periods consistent with its committed exposure, but does not engage in currency speculation.

  The Company's exposure to the aforementioned risks, especially with regard to Canadian operations, will be increased to some degree upon consummation of the SaskChem Acquisition.

ABSENCE OF MARKET FOR THE EXCHANGE NOTES

  There is no existing trading market for the Exchange Notes and there can be no assurance regarding the future development of such a market for the Exchange Notes, the ability of holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders may be able to sell their Exchange Notes. If a market for the Exchange Notes does develop, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the operating results of the Company, and the market for similar securities. Sterling does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through The Nasdaq Stock Market.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including without limitation the statements under "Prospectus Summary," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" regarding the cyclical nature of the Company's industry, current and future industry conditions and the potential effects of such matters on the Company's business strategy, results of operations and financial position, are forward-looking statements. Although Sterling believes that the expectations reflected in the forward-looking statements contained herein are reasonable, no assurance can be given that such expectations will prove to have been correct. Certain important factors that could cause actual results to differ materially from expectations ("Cautionary Statements") are stated herein in conjunction with the forward-looking statements or are included under "Risk Factors" or elsewhere in this Prospectus. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Old Notes were sold by Sterling on April 7, 1997, to the Initial Purchasers pursuant to a Purchase Agreement, dated April 1, 1997, between Sterling and the Initial Purchasers (the "Purchase Agreement"). The Initial Purchasers subsequently resold all of the Old Notes to Qualified Institutional Buyers and a limited number of Institutional Accredited Investors, each of whom agreed to comply with certain transfer restrictions and other conditions. As a condition to the purchase of the Old Notes by the Initial Purchasers, Sterling entered into a registration rights agreement with the Initial Purchasers (the "Registration Rights Agreement"), which requires, among other things, that promptly following the issuance and sale of the Old Notes, Sterling file with the SEC the Registration Statement with respect to the Exchange Notes, use its best efforts to cause the Registration Statement to become effective under the Securities Act and, upon the effectiveness of the Registration Statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of Exchange Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act subject to certain exceptions described below. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on Sterling's books or any other person who has obtained a properly completed bond power from the registered holder or any person whose Old Notes are held of record by the Depositary who desires to deliver such Old Notes by book-entry transfer of the Depositary. The Old Notes provide that if, by October 4, 1997, (i) the Exchange Offer has not been consummated, or (ii) a shelf registration statement has not been declared effective, the interest rate on the Old Notes will increase by 0.50% per annum from and including October 4, 1997 until but excluding the date the Exchange Offer is consummated or a shelf registration statement is declared effective.

  Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, Sterling believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from Sterling for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of Sterling), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. However, any purchaser of Old Notes who is an affiliate of Sterling or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Old Notes from Sterling to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. Accordingly, any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "Plan of Distribution."

  As a result of the filing and effectiveness of the Registration Statement of which this Prospectus is a part, Sterling will not be required to pay an increased interest rate on the Old Notes. Following the consummation of the Exchange Offer, holders of Old Notes not tendered will not have any further registration rights except in certain limited circumstances requiring the filing of a Shelf Registration Statement (as defined herein), and the Old Notes will continue to be subject to certain restrictions on transfer. See "Description of the Notes-- Registered Exchange Offer; Registration Rights." Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, Sterling will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the Expiration Date. After authentication of the Exchange Notes by the Trustee or an authenticating agent, Sterling will issue and deliver $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

  Each holder of Old Notes (other than certain specified holders) who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of Sterling, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

  The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Old Notes provided for under certain circumstances will be eliminated. The Exchange Notes will evidence the same debt as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture.

  As of the date of this Prospectus, $150,000,000 aggregate principal amount of the Old Notes is outstanding. In connection with the issuance of the Old Notes, Sterling arranged for the Old Notes to be issued and transferable in book-entry form through the facilities of the Depositary, acting as depositary. The Exchange Notes will also be issuable and transferable in book-entry form through the Depositary.

  This Prospectus, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of the Old Notes as of the close of business on May 29, 1997. Sterling intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder, including Rule 14e-1, to the extent applicable. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered, and holders of the Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the Indenture in connection with the Exchange Offer. Sterling shall be deemed to have accepted validly tendered Old Notes when, as and if Sterling has given oral or written notice thereof to the Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering holders for the purpose of receiving Exchange Notes from Sterling and delivering Exchange Notes to such holders.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, at Sterling's cost, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. Sterling will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Solicitation of Tenders, Fees and Expenses."

  NEITHER THE BOARD OF DIRECTORS OF STERLING NOR STERLING MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on June 7, 1997, unless Sterling, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. Sterling may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement.

  Sterling expressly reserves the right, in its sole discretion (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "--Termination" shall have occurred and shall not have been waived by Sterling (if permitted to be waived by Sterling), by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof by Sterling to the registered holders of the Old Notes. If the Exchange Offer is amended in a manner determined by Sterling to constitute a material change, Sterling will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment and Sterling will extend the Exchange Offer to the extent required by law.

  Without limiting the manner in which Sterling may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, Sterling shall have no obligation to publish, advise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at a rate of 11 1/4% per annum, payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1997. Holders of Exchange Notes of record on September 15, 1997, will receive on October 1, 1997, an interest payment in an amount equal to (x) the accrued interest on such Exchange notes from the date of issuance thereof to October 1, 1997, plus (y) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (April 7, 1997) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The Notes mature on April 1, 2007.

PROCEDURES FOR TENDERING

  Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation, to Fleet National Bank, as Exchange Agent, at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein and therein. By executing the Letter of Transmittal, each holder will represent to Sterling that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of Sterling.

  Any financial institution that is a participant in the Depositary's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing the Depositary to transfer such Old Notes into the Exchange Agent's account in accordance with the Depositary's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth herein under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  Only a holder may tender its Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, have the signatures thereof guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer) and any other required documents, to the Exchange Agent, prior to 5:00 p.m., New York City time, on the Expiration Date.

  The tender by a holder will constitute an agreement between such holder, Sterling and the Exchange Agent in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

  THE LETTER OF TRANSMITTAL WILL INCLUDE REPRESENTATIONS TO STERLING THAT,
AMONG OTHER THINGS, (1) THE EXCHANGE NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFER ARE BEING ACQUIRED IN THE ORDINARY COURSE OF BUSINESS OF THE PERSON RECEIVING SUCH EXCHANGE NOTES (WHETHER OR NOT SUCH PERSON IS THE HOLDER), (2) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS ENGAGED IN, INTENDS TO ENGAGE
IN OR HAS ANY ARRANGEMENT OR UNDERSTANDING WITH ANY PERSON TO PARTICIPATE IN THE DISTRIBUTION OF SUCH EXCHANGE NOTES, (3) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS AN "AFFILIATE," AS DEFINED IN RULE 405 UNDER THE SECURITIES ACT, OF STERLING AND (4) IF THE TENDERING HOLDER IS A BROKER OR DEALER (AS DEFINED IN THE EXCHANGE ACT) (A) IT ACQUIRED THE OLD NOTES FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES AND (B) IT HAS NOT ENTERED INTO ANY ARRANGEMENT OR UNDERSTANDING WITH STERLING OR ANY "AFFILIATE" THEREOF (WITHIN THE MEANING OF RULE 405 UNDER THE SECURITIES ACT) TO DISTRIBUTE THE EXCHANGE NOTES TO BE RECEIVED IN THE EXCHANGE OFFER. IN THE CASE OF A BROKER-DEALER THAT RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT IN EXCHANGE FOR OLD NOTES WHICH WERE ACQUIRED BY IT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES, THE LETTER OF TRANSMITTAL WILL ALSO INCLUDE AN ACKNOWLEDGMENT THAT THE BROKER-DEALER WILL DELIVER A COPY OF THIS PROSPECTUS IN CONNECTION WITH THE RESALE BY IT OF EXCHANGE NOTES RECEIVED PURSUANT TO THE EXCHANGE OFFER; HOWEVER, BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, SUCH HOLDER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. SEE "PLAN OF DISTRIBUTION."

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO

THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO STERLING. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT SUCH TENDER FOR HOLDERS, IN EACH CASE AS SET FORTH HEREIN AND IN THE LETTER OF TRANSMITTAL.

  Any beneficial owner whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"), unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" of the Letter of Transmittal or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes. If the Letter of Transmittal or any Old Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Sterling, evidence satisfactory to Sterling of their authority to so act must be submitted with such Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by Sterling in its sole discretion, which determination will be final and binding. Sterling reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes Sterling's acceptance of which would, in the opinion of counsel for Sterling, be unlawful. Sterling also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. Sterling's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as Sterling shall determine. Although Sterling intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither Sterling, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that Sterling determines are not properly tendered or the tender of which is otherwise rejected by Sterling and as to which the defects or irregularities have not been cured or waived by Sterling will be returned by the Exchange Agent to the tendering holder unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, Sterling reserves the right in its sole discretion (a) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "--Termination," terminate the Exchange Offer and (b) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

  Sterling understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the DTC (the "Book-Entry Transfer Facility") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT THE BOOK-ENTRY TRANSFER FACILITY, AN APPROPRIATE LETTER OF TRANSMITTAL PROPERLY COMPLETED AND DULY EXECUTED WITH ANY REQUIRED SIGNATURE GUARANTEE AND ALL OTHER REQUIRED DOCUMENTS MUST IN EACH CASE BE TRANSMITTED TO AND RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH BELOW ON OR PRIOR TO THE EXPIRATION DATE, OR, IF THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW ARE COMPLIED WITH, WITHIN THE TIME PERIOD PROVIDED UNDER SUCH PROCEDURES. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmittal, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such holder's Old Notes and the principal amount of such Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three New York Stock Exchange ("NYSE") trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Depositary to be credited), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by Sterling, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other term of the Exchange Offer, Sterling will not be required to accept for exchange, or to exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if, in Sterling's judgment, any of the following conditions has occurred or exists or has not been satisfied: (i) that the Exchange Offer, or the making of any exchange by a holder, violates applicable law or any applicable interpretation of the staff of the SEC, (ii) that any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer, (iii) that there has been adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair the ability of Sterling to proceed with the Exchange Offer, (iv) that there has been declared by United States federal or Texas or New York state authorities a banking moratorium; or (v) that trading on the New York Stock Exchange or generally in the United States over-the-counter market has been suspended by order of the SEC or any other governmental agency.

  If Sterling determines that it may terminate the Exchange Offer for any of the reasons set forth above, Sterling may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, Sterling will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder, and Sterling will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

  Fleet National Bank, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. In such capacity, the Exchange Agent has no fiduciary duties and will be acting solely on the basis of directions of Sterling. Requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Mail:                                  Fleet National Bank
                                          Corporate Trust Operations
                                          CT OP T06D
                                          P.O. Box 1440
                                          Hartford, Connecticut 06143
                                          Attention: Patricia Williams

By Overnight Courier:                     Fleet National Bank
                                          Corporate Trust Operations
                                          CT OP T06D
                                          1 Talcott Plaza
                                          Hartford, Connecticut 06103
                                          Attention: Patricia Williams

By Hand Delivery:                         Fleet National Bank
                                          Corporate Trust Department
                                          Customer Service Window
                                          1 Talcott Plaza, 5th Floor
                                          Hartford, Connecticut 06106
                                          Attention: Patricia Williams

Facsimile Transmission:                   (860) 986-7908
                                          Attention: Patricia
                                           Williams

Information or Confirmation by Telephone: (860) 986-1271

Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

SOLICITATION OF TENDERS; FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by Sterling. The principal solicitation pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of Sterling and its affiliates in person, by telegraph, telephone or telecopier.

  Sterling has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. Sterling will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket costs and expenses in connection therewith and will indemnify the Exchange Agent for all losses and claims incurred by it as a result of the Exchange Offer. Sterling may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

  The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees and printing costs, will be paid by Sterling.

  Sterling will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed by Sterling directly to such tendering holder.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Old Notes, as reflected in Sterling's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by Sterling as a result of the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by Sterling over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions as to what action to take.

  As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, this Exchange Offer, Sterling will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights, and subject to the limitations applicable thereto, under the Indenture and the Registration Rights Agreement, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture. The Old Notes may not be offered, resold, pledged or otherwise transferred, prior to the date that is two years after the later of April 7, 1997 and the last date on which Sterling or any "affiliate" (within the meaning of Rule 144 of the Securities Act) of Sterling was the owner of such Old Note except (i) to Sterling, (ii) pursuant to a registration statement which has been declared effective under the Securities Act, (iii) to Qualified Institutional Buyers in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A, (iv) to Institutional Accredited Investors in transactions exempt from the registration requirements of the Securities Act, (v) in transactions complying with the provisions of Regulation S under the Securities Act or (vi) pursuant to any other available exemption from the registration requirements under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the liquidity of the trading market for untendered Old Notes could be adversely affected.

  Sterling may in the future seek to acquire untendered Old Notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. Sterling intends to make any such acquisitions of Old Notes in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, including Rule l4e-1, to the extent applicable. Sterling has no present plan to acquire any Old Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Old Notes that are not tendered in the Exchange Offer.

                                USE OF PROCEEDS

  Sterling will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, Sterling will receive in exchange Old Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Old Notes provided for under certain circumstances will be eliminated. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in a change in the indebtedness of Sterling.

                                CAPITALIZATION

  The following table sets forth (i) the consolidated historical capitalization of Sterling and (ii) the unaudited consolidated historical capitalization of Sterling as adjusted to give effect to the Offering and the application of the proceeds therefrom as if they had occurred on March 31, 1997. See "Pro Forma Consolidated Financial Statements and Other Information" and Sterling's unaudited consolidated financial statements and the related notes thereto included elsewhere herein.

                                                              MARCH 31, 1997
                                                            --------------------
                                                            ACTUAL   AS ADJUSTED
                                                            -------  -----------
                                                                (DOLLARS IN
                                                                 MILLIONS)
Long-term debt:
  Revolver................................................. $  21.6    $ 21.6
  Term Loans...............................................   426.0     276.0
  ESOP Term Loan...........................................     5.7       5.7
  Notes....................................................      --     150.0
  Existing Subordinated Notes..............................   275.0     275.0
  Note payable to Holdings.................................     3.0       3.0
                                                            -------    ------
Total long-term debt.......................................   731.3     731.3(a)
Common Stock held by New ESOP..............................     7.7       7.7
  Less: Unearned compensation..............................    (6.6)     (6.6)
Stockholder's equity:
  Common stock.............................................      --        --
  Additional paid-in capital...............................  (146.5)   (146.5)
  Retained earnings (deficit)..............................    (7.6)    (11.5)
  Accumulated translation adjustment.......................   (21.0)    (21.0)
                                                            -------    ------
    Total stockholder's equity (deficiency in assets)......  (175.1)   (179.0)
                                                            -------    ------
Total capitalization....................................... $ 557.3    $553.4
                                                            =======    ======

--------
(a) Includes pro forma current maturities of approximately $3.0 million.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The summary historical consolidated financial information set forth below has been derived from previously published consolidated financial statements of Holdings and Sterling, certain of which appear elsewhere in this Prospectus, and should be read in conjunction with, and is qualified in its entirety by reference to, such consolidated financial statements and their accompanying notes. The consolidated financial information set forth below (i) as of year end and for each of the years in the five-year period ended September 30, 1996 has been derived from audited consolidated financial statements of Holdings, (ii) as of September 30, 1996 and for the period from May 14, 1996 (date of incorporation) to September 30, 1996 has been derived from the audited consolidated financial statements of Sterling, (iii) as of March 31, 1996 and for the six-month period then ended has been derived from the unaudited consolidated financial statements of Holdings and (iv) as of March 31, 1997 and for the six-month period then ended has been derived from unaudited consolidated financial statements of Holdings and Sterling. In the opinion of management the unaudited consolidated financial statements of Holdings and Sterling have been prepared on a basis consistent with the audited consolidated financial statements of Holdings and Sterling and contain all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the interim financial position and results of operations. The interim period results of operations presented are not necessarily indicative of results to be expected for the full year.

                                                                                    HOLDINGS
                                                                                   SIX MONTHS      STERLING
                                        HOLDINGS                      STERLING        ENDED       SIX MONTHS
                                YEAR ENDED SEPTEMBER 30,              MAY 14 TO     MARCH 31,       ENDED
                          ----------------------------------------  SEPTEMBER 30, --------------  MARCH 31,
                           1992    1993    1994     1995     1996      1996(A)     1996    1997      1997
                          ------  ------  ------  --------  ------  ------------- ------  ------  ----------
                                         (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $430.5  $518.8  $700.8  $1,030.2  $790.4     $ 83.4     $382.4  $426.7    $426.7
Cost of goods sold......   402.6   477.9   606.9     758.6   679.0       83.0      323.6   394.8     394.8
                          ------  ------  ------  --------  ------     ------     ------  ------    ------
 Gross profit...........    27.9    40.9    93.9     271.6   111.4        0.4       58.8    31.9      31.9
Selling, general and
 administrative
 expenses...............    10.3    25.5    24.4      31.7    31.7        3.4       16.1    13.3      12.8
SAR program expense
 (benefit)..............      --      --    21.8      (2.8)    8.6         --        6.6      --        --
Merger related expenses.      --      --      --        --     3.6         --         --      --        --
Write-off of assets.....      --      --      --        --     3.7         --        3.6      --        --
                          ------  ------  ------  --------  ------     ------     ------  ------    ------
 Income from operations.    17.6    15.4    47.7     242.7    63.8       (3.0)      32.5    18.6      19.1
Interest and debt
 related expenses, net
 of interest income.....     8.4    22.4    22.1      14.6    13.4        1.6        3.2    39.5      30.0
Other (income) expense..      --      --    (2.6)       --      --       (5.2)        --      --        --
                          ------  ------  ------  --------  ------     ------     ------  ------    ------
 Income (loss) before
  taxes and
  extraordinary item....     9.2    (7.0)   28.2     228.1    50.4        0.6       29.3   (20.9)    (10.9)
Provision (benefit) for
 income taxes...........     4.7    (1.6)    9.1      75.0    16.9        0.4       10.1    (5.9)     (3.1)
                          ------  ------  ------  --------  ------     ------     ------  ------    ------
 Income (loss) before
  extraordinary item and
  change in accounting
  principle.............     4.5    (5.4)   19.1     153.1    33.5        0.2       19.2   (15.0)     (7.8)
Cumulative effect of
 change in accounting
 for post-retirement
 benefits other than
 pensions...............   (10.4)     --      --        --      --         --         --      --        --
Extraordinary item, loss
 on early extinguishment
 of debt, net of tax....      --      --      --      (3.1)   (1.9)        --         --      --        --
                          ------  ------  ------  --------  ------     ------     ------  ------    ------
 Net income.............  $ (5.9) $ (5.4) $ 19.1  $  150.0  $ 31.6     $  0.2     $ 19.2  $(15.0)   $ (7.8)
                          ======  ======  ======  ========  ======     ======     ======  ======    ======
PER SHARE DATA(B)(C):
 Income (loss) before
  extraordinary item and
  change in accounting
  principle.............  $ 0.08  $(0.10) $ 0.34  $   2.76  $ 0.66                $ 0.35  $(1.40)
 Cumulative effect of
  change in accounting
  for post-retirement
  benefits other than
  pensions..............   (0.19)     --      --        --      --                    --      --
 Extraordinary item,
  loss on early
  extinguishment of
  debt, net of tax......      --      --      --     (0.06)  (0.04)                   --      --
                          ------  ------  ------  --------  ------                ------  ------
 Net income (loss)......  $(0.11) $(0.10) $ 0.34  $   2.70  $ 0.62                $ 0.35  $(1.40)
                          ======  ======  ======  ========  ======                ======  ======
OTHER DATA:
 EBITDA (d).............  $ 41.0  $ 52.5  $108.6  $  281.4  $121.2     $  1.5     $ 63.9  $ 43.8    $ 44.1
 Depreciation and
  amortization (e)......    23.4    37.1    39.1      41.5    41.5        4.5       21.2    25.2      25.0
 Capital expenditures...    16.0    12.2    12.3      54.0    96.0        6.4       49.0    25.2      25.2
 Ratio of earnings to
  fixed charges (f).....    1.8x      --    2.1x     12.6x     3.4x       1.2x       5.5x     --        --
 Deficiency of earnings
  to cover fixed
  charges...............      --     7.3      --        --      --         --         --    23.1      13.1

                                                                            HOLDINGS
                                                                           SIX MONTHS    STERLING
                                      HOLDINGS                STERLING        ENDED     SIX MONTHS
                              YEAR ENDED SEPTEMBER 30,        MAY 14 TO     MARCH 31,     ENDED
                         ---------------------------------- SEPTEMBER 30, ------------- MARCH 31,
                          1992   1993   1994   1995   1996     1996(A)     1996   1997     1997
                         ------ ------ ------ ------ ------ ------------- ------ ------ ----------
                                                   (DOLLARS IN MILLIONS)
OPERATING DATA:
Revenues:
 Styrene................ $  151 $  144 $  288 $  467 $  323    $   35     $  162 $  165   $  165
 Acrylonitrile..........    137    124    138    251    159        21         75     68       68
 Acetic acid............     66     64     76     94     65         4         29     20       20
 Sodium chlorate........      9     81     83    102    112        13         75     85       85
Annual capacity at
 period end (MMlbs):
 Styrene................  1,500  1,500  1,500  1,500  1,700     1,700      1,700  1,700    1,700
 Acrylonitrile..........    700    700    700    740    740       740        740    740      740
 Acetic acid............    600    600    600    600    800       800        800    800      800
 Sodium chlorate (000
  tons).................    340    340    340    350    350       350        350    460      460
Sales volume (MMlbs):
 Styrene................  1,213  1,191  1,460  1,433  1,685       188        832    833      833
 Acrylonitrile..........    573    528    668    739    661       103        271    303      303
 Acetic acid............    620    578    599    635    516        80        182    383      383
 Sodium chlorate (000
  tons).................     26    248    294    336    330        37        151    181      181

                                       HOLDINGS                                 HOLDINGS
                                     SEPTEMBER 30,               STERLING      MARCH 31,     STERLING
                          -----------------------------------  SEPTEMBER 30, --------------  MARCH 31,
                           1992   1993   1994   1995   1996        1996       1996   1997      1997
                          ------ ------ ------ ------ -------  ------------- ------ -------  ---------
                                                    (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Working capital.........  $ 56.8 $ 31.0 $ 20.8 $ 74.6 $  76.9     $  77.3    $ 69.0 $ 109.1   $ 114.7
Net property, plant and
 equipment..............   343.8  314.3  291.1  309.1   365.8       365.8     336.4   439.6     439.6
Total assets............   608.5  546.8  580.9  609.9   689.7       685.5     614.5   831.8     831.2
Total long-term debt
 (including current
 portion)...............   326.5  291.9  226.4  121.4   726.3       631.5     124.1   830.6     731.3
Stockholders' equity
 (deficiency in assets).    87.3   70.3   89.7  239.3  (272.4)     (184.3)    257.1  (280.8)   (175.1)

-------
(a) Sterling was organized on May 14, 1996; however, prior to August 21, 1996 Sterling had no operating activities other than those related to the 1996 Recapitalization.
(b) The per share data presented applies to Holdings only. Because all shares of Sterling's common stock are owned by Holdings, per share data for Sterling would not be meaningful and has therefore not been presented.

(c) Due to the effect of the Merger on the number of outstanding shares of the common stock of Holdings, per share information for the years ended September 30, 1995 and 1996 and the six months ended March 31, 1996 and 1997 may not be comparable. Weighted average shares outstanding for the years ended September 30, 1995 and 1996 and the six months ended March 31, 1996 and 1997 were 55,674,000, 50,700,000, 55,682,000 and 10,860,000, respectively.
(d) EBITDA represents income from operations before taking into consideration depreciation and amortization and the impact of accruals for the Company's SAR program and certain merger expenses and write-offs of assets. See footnote (e). The SAR program was terminated in connection with the Merger. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to net income or income from operations, as an indicator of the operating performance of the Company or as an alternative to cash flows as a measure of liquidity.
(e) Depreciation and amortization expense included herein excludes the amortization of deferred debt financing costs which is included in interest expense.
(f) For purposes of computing these ratios, earnings consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense on debt, amortization of financing costs, capitalized interest and the portion (approximately one-third) of rental expense that management believes is representative of the interest component of rental expense.

       PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION

  The unaudited pro forma consolidated statements of operations presented below for the year ended September 30, 1996 and for the six month period ended March 31, 1997, have been derived from the consolidated financial statements of Sterling included elsewhere herein and from the unaudited financial information of the AFB and give effect to the 1996 Recapitalization, the AFB Acquisition and the Offering and the application of the proceeds thereof as if they had occurred on October 1, 1995. The unaudited pro forma consolidated balance sheet as of March 31, 1997 has been derived from the consolidated balance sheet included elsewhere herein, and gives effect to the Offering and the application of the proceeds thereof as if they had occurred on March 31, 1997. The unaudited pro forma consolidated financial data do not necessarily represent what Sterling's financial position or results of operations would have been if the 1996 Recapitalization, the AFB Acquisition and the Offering and the application of the proceeds therefrom had actually been completed as of the date indicated and are not intended to project Sterling's financial position or results of operations for any future period or as of any date. The information presented below should be read in conjunction with the historical Consolidated Financial Statements of Sterling and its subsidiaries and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

  The pro forma adjustments were applied to the respective historical financial statements to reflect and account for the 1996 Recapitalization as a recapitalization. Accordingly, the historical basis of Sterling's assets and liabilities has not been impacted by those transactions.

                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED SEPTEMBER 30, 1996
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                            STERLING                      STERLING
                            MAY 14 TO         1996       BEFORE AFB
                          SEPTEMBER 30, RECAPITALIZATION  PRO FORMA     AFB      PRO FORMA   STERLING
                             1996(1)      ADJUSTMENTS    ADJUSTMENTS HISTORICAL ADJUSTMENTS  PRO FORMA
                          ------------- ---------------- ----------- ---------- -----------  ---------
Revenues................      $83.4         $707.1 (a)     $790.5      $136.5                 $927.0
Cost of goods sold......       83.0          596.0 (a)      679.0       113.5       (3.4)(d)   789.1
                              -----         -------        ------      ------      -----      ------
 Gross profit...........        0.4           111.1         111.5        23.0        3.4       137.9
                              -----         -------        ------      ------      -----      ------
Expenses
  Selling, general and
   administrative
   expenses.............        3.4           36.9 (a)       40.3        15.4       (3.3)(e)    52.4
  Merger related
   expenses.............                       3.6 (a)        3.6                                3.6
  Write-off of assets...                       3.7 (a)        3.7                                3.7
                              -----         -------        ------      ------      -----      ------
   Total expenses.......        3.4            44.2          47.6        15.4       (3.3)       59.7
                              -----         -------        ------      ------      -----      ------
   Income (loss) from
    operations..........       (3.0)           66.9          63.9         7.6        6.7        78.2
Interest and debt
 related expenses.......        1.6            59.7(b)       61.3                   11.1 (f)    72.4
Interest income from
 parent.................       (5.2)                         (5.2)                              (5.2)
                              -----         -------        ------      ------      -----      ------
Income before income
 taxes and extraordinary
 item...................        0.6             7.2           7.8         7.6       (4.4)       11.0
Provision for income
 taxes..................        0.4             2.3(c)        2.7                    1.1 (g)     3.8
                              -----         -------        ------      ------      -----      ------
Income before
 extraordinary item.....      $ 0.2         $   4.9        $  5.1      $  7.6      $(5.5)     $  7.2
                              =====         =======        ======      ======      =====      ======
OTHER DATA:
  EBITDA................      $ 1.5         $ 119.7        $121.2      $ 16.3      $ 3.3      $140.8
  Capital expenditures..        6.4            89.6          96.0         5.3                  101.3
  Depreciation and amor-
   tization.............        4.5            37.0          41.5         8.7       (3.4)       46.8
  Cash interest expense,
   net (including capi-
   talized interest)....                                     62.1                               73.7
  Ratio of EBITDA to in-
   terest expense (in-
   cluding capitalized
   interest)............                                      1.9x                               1.8x
  Ratio of EBITDA to
   cash interest expense
   (including capital-
   ized interest).......                                      2.0x                               1.9x
  Ratio of earnings to
   fixed charges........                                      1.1x                               1.1x

-------
(1) Sterling was organized on May 14, 1996; however, prior to August 21, 1996 Sterling had no operating activities other than those related to the Merger.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

               FOR THE SIX MONTH PERIOD ENDED MARCH 31, 1997
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                              AFB
                            STERLING  OCTOBER 1, 1996 TO   PRO FORMA   STERLING
                           HISTORICAL JANUARY 31, 1997(1) ADJUSTMENTS  PRO FORMA
                           ---------- ------------------- -----------  ---------
Revenues.................    $426.7          $44.5                      $471.2
Cost of goods sold.......     394.8           42.0            (0.5)(d)   436.3
                             ------          -----           -----      ------
    Gross profit.........      31.9            2.5             0.5        34.9
                             ------          -----           -----      ------
Selling, general and
 administrative expenses.      12.8            3.5            (1.0)(e)    15.3
                             ------          -----           -----      ------
    Income (loss) from
     operations..........      19.1           (1.0)            1.5        19.6
                             ------          -----           -----      ------
Interest and debt related
 expenses................      31.8                            4.4 (f)    36.2
Interest income from
 parent..................      (1.8)                                      (1.8)
                             ------          -----           -----      ------
Income (loss) before
 income taxes............     (10.9)          (1.0)           (2.9)      (14.8)
Provision (benefit) for
 income taxes............      (3.1)                          (1.4)(g)    (4.5)
                             ------          -----           -----      ------
Net income (loss)........    $ (7.8)         $(1.0)          $(1.5)     $(10.3)
                             ======          =====           =====      ======
OTHER DATA:
  EBITDA.................    $ 44.1          $ 0.4           $ 1.0      $ 45.5
  Capital expenditures...      25.2            1.1                        26.3
  Depreciation and amor-
   tization .............      25.0            2.4            (0.5)       26.9
  Cash interest expense,
   net (including capi-
   talized interest).....      35.4                                       40.1
  Ratio of EBITDA to
   interest expense
   (including capitalized
   interest).............       1.2x                                       1.1x
  Ratio of EBITDA to cash
   interest expense (in-
   cluding capitalized
   interest).............       1.2x                                       1.1x
  Deficiency of earnings
   to cover fixed
   charges...............    $ 13.1                                     $ 17.0

--------

(1) The AFB was acquired effective January 31, 1997, hence these adjustments have been made to add the results of operations of the AFB from October 1, 1996 through January 31, 1997.

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                           AS OF MARCH 31, 1997
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                    STERLING   PRO FORMA    STERLING
                                                   HISTORICAL ADJUSTMENTS   PRO FORMA
                                                   ---------- -----------   ---------
                      ASSETS
                      ------
Current Assets:
  Cash............................................  $   6.3     $  (1.8)(h)  $   4.5
  Accounts receivable.............................    167.2                    167.2
  Inventories.....................................     75.8                     75.8
  Prepaid expenses................................     14.7                     14.7
  Deferred income tax benefit.....................      6.6                      6.6
                                                    -------     -------      -------
    Total current assets..........................    270.6        (1.8)       268.8
                                                    -------     -------      -------
Property, plant & equipment, net..................    439.6                    439.6
Other assets......................................    121.0         1.8 (h)    116.8
                                                                   (6.0)(h)
                                                    -------     -------      -------
    Total assets..................................  $ 831.2     $  (6.0)     $ 825.2
                                                    =======     =======      =======
          LIABILITIES AND STOCKHOLDER'S
          EQUITY (DEFICIENCY IN ASSETS)
          -----------------------------
Current liabilities:
  Accounts payable................................  $  70.3                  $  70.3
  Accrued liabilities.............................     63.6                     63.6
  Current maturities of long-term debt............     22.0     $ (19.0)(h)      3.0
                                                    -------     -------      -------
    Total current liabilities.....................    155.9       (19.0)       136.9
                                                    -------     -------      -------
Long-term debt....................................    709.3       150.0 (h)    728.3
                                                                 (131.0)(h)
Deferred income tax liability.....................     50.4        (2.1)(h)     48.3
Deferred credits and other liabilities............     89.6                     89.6
Common stock held by New ESOP.....................      7.7                      7.7
Less: Unearned compensation.......................     (6.6)                    (6.6)
Stockholder's equity (deficiency in assets):
  Common stock, $0.01 par value...................       --                       --
  Additional paid-in capital......................   (146.5)                  (146.5)
  Retained earnings...............................     (7.6)       (3.9)(h)    (11.5)
  Accumulated translation adjustment..............    (21.0)                   (21.0)
                                                    -------     -------      -------
    Total stockholder's equity (deficiency in
     assets)......................................   (175.1)       (3.9)      (179.0)
                                                    -------     -------      -------
      Total liabilities and stockholder's equity
       (deficiency in assets).....................  $ 831.2     $  (6.0)     $ 825.2
                                                    =======     =======      =======

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)
                             (DOLLARS IN MILLIONS)

(a) Represents adjustments to reflect operating activity of Holdings relating to the assets which were transferred to Sterling as part of the 1996 Recapitalization between October 1, 1995 and the 1996 Recapitalization.

(b) Represents adjustments to reflect interest expense related to the Original Credit Agreement and the Existing Subordinated Notes from October 1, 1995 through the 1996 Recapitalization.

                                                                 YEAR ENDED
                                                             SEPTEMBER 30, 1996
                                                             ------------------
      Interest expense on the Original Credit Agreement.....       $29.8
      Interest expense on the Existing Subordinated Notes...        32.3
                                                                   -----
        Pro forma cash interest expense (including
         capitalized interest)..............................        62.1
      Amortization of deferred financing costs..............         3.3
                                                                   -----
        Pro forma interest expense..........................        65.4
      Less: Interest expense recorded.......................        (1.6)
        Capitalized interest................................        (4.1)
                                                                   -----
        Pro forma adjustment................................       $59.7
                                                                   =====

(c) Represents the adjustments necessary to tax effect the pro forma adjustments and other operating results at a 35% statutory rate.

(d) Reflects the adjustment to depreciation resulting from the purchase price allocation for the AFB Acquisition, which has been accounted for using the purchase method of accounting.

(e) Reflects the elimination of corporate overhead allocations from Cytec, net of the additional costs of the Company to replace the services provided by Cytec.

(f) Represents net adjustments to interest expense as follows:

                                                                     SIX MONTHS
                                                        YEAR ENDED     ENDED
                                                       SEPTEMBER 30, MARCH 31,
                                                           1996         1997
                                                       ------------- ----------
      Interest expense on the New Credit Agreement
       (assumes 8.3% interest rate)...................     $ 6.7       $ 2.3
      Interest expense on the Notes (11.25% interest
       rate)..........................................      16.9         8.4
      Interest expense reduction upon the partial
       prepayment under the Senior Credit Agreements
       (assumes 8.0% interest rate)...................     (12.0)       (6.0)
      Net decrease in amortization of deferred
       financing costs................................      (0.5)       (0.3)
                                                           -----       -----
                                                           $11.1       $ 4.4
                                                           =====       =====

(g) Represents the adjustments necessary to tax effect the AFB Acquisition and the pro forma adjustments at a 35% statutory rate.

(h) Represents the incurrence of $150 million in Debt pursuant to the Offering, the prepayment of $150 million of Senior Debt under the Senior Credit Agreements and the related deferred financing costs of $1.8 million. Debt issuance costs of $6.0 million ($3.9 million net of tax) related to the Senior Debt prepaid have been written off.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion is intended to assist in an understanding of the Company's historical financial position and results of operations for each year of the three-year period ended September 30, 1996 and the unaudited three and six-month periods ended March 31, 1997 and 1996. The Company's historical financial statements and notes thereto included elsewhere in this Prospectus contain detailed information that should be referred to in conjunction with the following discussion.

THE MERGER

  Prior to August 21, 1996, the operations of Sterling were conducted by Holdings. On August 21, 1996, STX Acquisition Corp., a Delaware corporation formed in April 1996 by an investor group led by TSG and Unicorn, was merged with and into Holdings. In connection with the Merger, Holdings was recapitalized and all of the assets of Holdings were transferred to Sterling, a wholly-owned subsidiary of Holdings. As a result, Holdings was reorganized into a holding company whose only material asset is the capital stock of Sterling. Holdings' only material liability is its obligation to repay the Discount Notes, which were issued in connection with the Merger. Sterling and its subsidiaries own substantially all of the consolidated operating assets and are obligated for substantially all liabilities of the Company other than the Discount Notes. The Merger and related financings were accounted for as a recapitalization, with no change in the basis of the assets and liabilities of Sterling. Other than the additional interest expense associated with the Discount Notes, the results of operations for the Company are the same as those for Sterling. Accordingly, the discussion that follows is applicable to both entities, except as specifically noted. A separate discussion of the results of operations for Sterling would not, in the opinion of Sterling, provide any additional meaningful information.

  The Merger was financed by the proceeds of bank term loans to Sterling of $356.5 million, including an employee stock ownership plan term loan of $6.5 million, and amounts drawn against the Revolver of $6.4 million, each pursuant to a new credit agreement (the "Original Credit Agreement"), an offering by Sterling of $275.0 million of Existing Subordinated Notes, an offering by Holdings of $191.8 million (initial proceeds of $100 million) representing 191,751 Units, with each unit consisting of one Discount Note and one warrant to purchase three shares of the common stock, par value $.01 per share, of Holdings ("Holdings Common Stock") for $0.01 per share beginning in August 1997 (each, a "Warrant"), a private placement of approximately $70.7 million of Holdings Common Stock (the "Equity Private Placement"), and cash on hand of $10.3 million. These proceeds were used to purchase Holdings's pre-Merger common stock other than shares retained by pre-Merger stockholders of Holdings ($608.3 million), purchase other equity interests--primarily SARs ($14.6 million), repay debt outstanding prior to the Merger ($142.7 million), loan monies to Sterling's newly formed employee stock ownership plan (the "New ESOP") ($6.5 million) and pay fees and expenses ($46.8 million).

THE AFB ACQUISITION

  In December 1996, the Company and Cytec entered into a purchase agreement relating to the purchase by the Company of the AFB (the "AFB Purchase Agreement"). The transaction closed on January 31, 1997, resulting in the acquisition by the Company of the Santa Rosa Plant. The AFB recorded sales of $139 million in the fiscal year ended December 31, 1996 (which was prior to the acquisition of the AFB by the Company) and is one of two acrylic fibers manufacturers in the United States. Cytec will supply acrylonitrile to Sterling Fibers pursuant to a supply agreement assumed by Sterling Fibers in connection with the AFB Acquisition that expires February 28, 2002. This acquisition was financed through (i) the incurrence of $81 million of term debt under a new Credit Agreement with substantially the same lenders as those under the Original Credit Agreement (the "New Credit Agreement" and, together with the Original Credit Agreement, the "Senior Credit Agreements"), the issuance of $10 million (liquidation value) of Series A "pay in kind" preferred stock of Holdings to Cytec and the sale of 833,334 shares of Holdings Common Stock for $10 million pursuant to a private placement. The Company also agreed to make certain annual payments to Cytec for three years, each calculated as the positive amount, if any, equal to the excess of (a) 25% of the excess of EBITDA for the applicable year over $20 million over (b) the amount of certain indemnification payments made under the AFB Purchase Agreement. EBITDA for any year is increased if the Company fails to make at least $5,666,667 in capital expenditures in connection with the AFB during such year or makes certain sales of assets of the AFB in excess of $500,000. The Company has used the purchase method to account for the acquisition, and operating results of the AFB have been included with those of the Company beginning February 1, 1997.

OVERVIEW

  The primary markets in which the Company competes, especially styrene and acrylonitrile, are cyclical and are sensitive to changes in the balance between supply and demand, the price of raw materials, and the level of general worldwide economic activity. Historically, these markets have experienced alternating periods of tight supply and rising prices and profit margins, followed by periods of large capacity additions resulting in overcapacity and declining prices and margins. Large global capacity additions of styrene and acrylonitrile are projected to be completed during fiscal years 1997 and 1998. For styrene, approximately 7.2 billion pounds of new capacity is expected, and for acrylonitrile, approximately 940 million pounds of new capacity is expected. Sterling believes that these announced global capacity additions in styrene and acrylonitrile will result in overcapacity for these markets in fiscal years 1997 and 1998. The resulting impact on prices and margins began to negatively affect the Company's results in the last half of fiscal 1996. Demand growth is generally driven by new applications and the substitution of petrochemical-based plastics and fibers for materials, such as metals, paper, glass, wood and cotton. Demand from the Far East, particularly China, tends to have a disproportionate impact on the global markets for styrene and acrylonitrile due to both volume and volatility of the region's demand. Although direct sales to China were only approximately 1% of total revenues in fiscal 1996, much of the Company's Far Eastern petrochemical product demand is ultimately driven by Chinese demand for downstream products. In fiscal 1996, the Company's export sales to the Far East and total export sales were approximately 22% and 34%, respectively, of its total sales.

  From 1991 to 1993, styrene's profitability was depressed because of both industry overcapacity and global recessionary pressures. By the spring of 1994, however, demand growth resulting from economic expansion had absorbed much of the excess capacity. As a result, styrene prices and margins increased substantially in fiscal 1994 and through most of fiscal 1995, and average industry utilization rates exceeded rated capacity by the third quarter of fiscal 1995. Shortly thereafter, styrene prices started decreasing as demand weakened as a result of a general slowdown in the worldwide economic growth rate, prompting customers to begin utilizing their available inventories and decreasing purchases of additional product. The weakening market conditions were accelerated in the fourth quarter of fiscal 1995 by significantly decreased purchases of styrene and styrene derivatives by China, primarily as a result of changes in China's enforcement of economic and tax policies and monetary constraints that negatively affected its imports. China accounts for a significant portion of global purchases of styrene and styrene derivatives. Average styrene prices declined by over 41% from fiscal 1995 to fiscal 1996, primarily as a result of weaker market conditions in the Far East.

  The acrylonitrile market exhibits characteristics in capacity utilization, selling prices and profit margins similar to those of styrene. Moreover, as a result of the Company's high percentage of export acrylonitrile sales, demand for the Company's acrylonitrile is most significantly influenced by export customers, particularly those that supply acrylic fiber to China. In recent years, the acrylic fiber market has been subject to volatility because of fluctuations in demand from the Chinese market. During most of fiscal 1995, strong demand for acrylic fiber and ABS (as hereinafter defined) resins, particularly in China, increased demand for acrylonitrile. However, Sterling believes that acrylonitrile demand began to weaken in the third quarter of fiscal 1995 for the same reasons that caused the deterioration in the styrene market. Demand for acrylonitrile from export customers decreased significantly in the fourth quarter of fiscal 1995 as a result of these developments, although export prices and margins did not decrease significantly until the first quarter of fiscal 1996. Average acrylonitrile sales prices declined 29% from fiscal 1995 to fiscal 1996 as a result of weaker market conditions in the Far East.

  The Company primarily sells its petrochemical products pursuant to multi-year contracts and high volume spot transactions in both the domestic and export markets. This long-term, high volume focus allows the

Company to maintain relatively low selling, general and administrative expenses relating to product marketing. Prices for the Company's commodity chemicals are determined by global market factors, including changes in the cost of raw materials, that are largely beyond the Company's control and, except with respect to certain of its multi-year contracts, the Company generally sells its products at prevailing market prices.

  During the past five years, the Company's results of operations have varied significantly from year to year primarily as a result of cyclical changes in the markets for its primary products. The Company has attempted to stabilize these fluctuations by manufacturing two product groups, petrochemicals and pulp chemicals, which have historically been subject to different market dynamics, including timing differences in their respective cyclical upturns and downturns. In addition, the Company believes that the AFB Acquisition further increases the diversity of the Company's product mix and reduces the Company's sensitivity to economic cycles. Despite the above-described diversification, however, prolonged or severe softness in the market for any of its principal products, particularly styrene and acrylonitrile, will adversely affect the Company. Although earnings from styrene and acrylonitrile are expected to be significantly impacted by the global petrochemical capacity increases in fiscal years 1997 and 1998, this impact should be partially offset by the pulp chemical business which is expected to benefit from growing demand for generators and sodium chlorate and the 30% increase in the Company's sodium chlorate capacity as a result of completion of the Valdosta Plant. There can be no assurance, however, that such favorable results in the pulp chemical business will be realized.

  In addition, the Company markets substantial volumes of petrochemicals (approximately 50%, 54% and 51% of total sales volumes in fiscal years 1996, 1995 and 1994, respectively) and generates substantial revenues (approximately 36%, 30% and 32% of total revenues in fiscal years 1996, 1995 and 1994, respectively) under conversion agreements. Under these agreements, the customer furnishes raw materials that the Company processes in exchange for a fee designed to cover its fixed and variable costs of production. The conversion agreements allow the Company to maintain lower levels of working capital and, in some cases, to gain access to certain improvements in manufacturing process technology. Sterling believes that the Company's conversion agreements help insulate the Company to some extent from the effects of declining markets and increases in raw material prices while allowing it to share in the benefits of favorable market conditions for most of the products sold under these arrangements.

RESULTS OF OPERATIONS

  The following table sets forth revenues, gross profit and operating income for the Company's primary product groups for the years ended September 30, 1994, 1995 and 1996 and the six months ended March 31, 1996 and 1997.

                                                                       SIX
                                                                     MONTHS
                                                      YEAR ENDED      ENDED
                                                    SEPTEMBER 30,   MARCH 31,
                                                   ---------------- ---------
                                                   1994  1995  1996 1996 1997
                                                   ---- ------ ---- ---- ----
                                                     (DOLLARS IN MILLIONS)
REVENUES:
Petrochemicals.................................... $578 $  886 $633 $307 $319
Pulp Chemicals....................................  123    144  157   76   85
Acrylic Fibers....................................   --     --   --   --   23(1)
                                                   ---- ------ ---- ---- ----
                                                   $701 $1,030 $790 $383 $427
GROSS PROFIT:
Petrochemicals.................................... $ 58 $  225 $ 53 $ 30 $ (2)
Pulp Chemicals....................................   36     47   58   29   32
Acrylic Fibers....................................   --     --   --   --    2(1)
                                                   ---- ------ ---- ---- ----
                                                   $ 94 $  272 $111 $ 59 $ 32
                                                   ==== ====== ==== ==== ====
OPERATING INCOME:
Petrochemicals.................................... $ 37 $  212 $ 31 $ 15 $ (7)
Pulp Chemicals....................................   11     31   36   18   24
Acrylic Fibers....................................   --     --   --   --    1(1)
                                                   ---- ------ ---- ---- ----
                                                   $ 48 $  243 $ 67 $ 33 $ 18
                                                   ==== ====== ==== ==== ====

--------

(1) Includes results from February 1, 1997 through March 31, 1997.

  As previously discussed, prior to August 21, 1996, the operations of Sterling were conducted by Holdings. After August 21, 1996, the results of operations of Sterling are the same as those of the Company except for the additional interest expense associated with the Discount Notes of Holdings. Accordingly, for purposes of the following comparisons, the information for periods subsequent to August 21, 1996 is that of Sterling and the information for prior periods is that of Holdings.

COMPARISON OF THE THREE AND SIX MONTH PERIODS ENDED MARCH 31, 1997 AND MARCH 31, 1996

Revenues

  Consolidated revenues increased for the three and six month periods ended March 31, 1997 compared to the same periods in fiscal 1996. The primary reasons for these increased revenues were increased volumes for sodium chlorate, due in part to the startup of the Valdosta Plant revenues from the Company's new methanol unit at the Texas City Plant, two months of operations from the recently acquired AFB and increased sales volumes of acrylonitrile. Consolidated net income (loss) was lower due to lower petrochemical margins (primarily styrene), along with an increase of interest expense to $17.0 million and $31.8 million for the three and six month periods of 1997, respectively, compared to $1.6 million and $3.2 million for the same periods last year.

  Revenues for the second quarter of fiscal 1997 were approximately $240 million compared to revenues of approximately $191 million for the second quarter of fiscal 1996, an increase of nearly 26%. A net loss of $4.6 million was recorded for the second quarter of fiscal 1997 compared to net income of $6.4 million for the second quarter of fiscal 1996.

  Revenues for the first six months of fiscal 1997 were approximately $427 million compared to revenues of approximately $382 million for the first six months of fiscal 1996, an increase of nearly 12%. A net loss of $7.8 million was recorded for the first six months of fiscal 1997 compared to net income of $19.2 million for the first six months of fiscal 1996.

Petrochemicals

  The new methanol unit and higher acrylonitrile sales volumes were principally responsible for the revenue increase in the three-month period of 1997 compared to 1996. Methanol was also a significant contributor to the increased six-month revenues. The Company's petrochemical business recorded operating losses of $4.1 million and $6.6 million, respectively, for the three and six month periods of 1997 compared to earnings of $4.0 million and $14.7 million, respectively, for the same periods of fiscal 1996. The decrease in operating earnings for the second quarter was primarily due to significantly lower styrene margins, and the decrease in the six month period was primarily due to both significantly lower styrene margins and lower acrylonitrile margins.

  Styrene. Styrene revenues increased nearly 1% to approximately $89 million in the second quarter of fiscal 1997 and approximately 2% to about $165 million for the first six months of fiscal 1997 compared to the same periods in fiscal 1996. Styrene sales prices decreased moderately from the same fiscal 1996 periods because of weaker market conditions, particularly in the export market. Average sales prices for both the second quarter and first six months of fiscal 1997 decreased by approximately 1% from the same periods a year ago. Sales volumes for both the three-month and six-month periods showed only marginal changes when compared to the same period last year.

  The prices of styrene's major raw materials, benzene and ethylene, were substantially higher during the second quarter and first six months of fiscal 1997 compared to the same periods in fiscal 1996. Benzene prices were approximately 21% and 26% higher, and ethylene prices were approximately 41% and 30% higher, for the respective 1997 periods compared to 1996. These price escalations contributed significantly to the decline in styrene margins as market conditions did not allow for sufficient styrene price increases to compensate for these rising costs.

  Acrylonitrile. Acrylonitrile revenues for the three month period ended March 31, 1997 increased approximately 40% to $42 million compared to the corresponding period in fiscal 1996. This increase was partly due to a 53% rise in sales volumes for the period, and partly due to the fact that the acrylonitrile unit was shut down for most of March 1996 for scheduled maintenance and the upgrade of its distributive control system. Acrylonitrile revenue for the first six months of fiscal 1997, however, decreased by nearly 10%, the result of a 20% decrease in the average acrylonitrile sales price realized by the Company. Sales volumes for the six month period showed a 12% increase when compared to the same period last year.

  The prices of acrylonitrile's major raw materials, propylene and ammonia, were approximately 36% and 11% higher, respectively, in the second fiscal quarter and approximately 20% and 17% higher, respectively, for the first six months of fiscal 1997 than in the corresponding periods in fiscal 1996. These increases contributed to the decline in acrylonitrile margins.

  Methanol. In August 1996, the Company completed construction of the new methanol unit at the Texas City Plant as part of its capital program. During the demonstration period, problems in the unit's reformer burners developed. The burners were replaced during a three week shutdown in October 1996 and the methanol unit resumed production at projected capacities in late October 1996.

  Methanol revenues in the second fiscal quarter of 1997 were negatively impacted by a two week shutdown for compressor repairs. Methanol revenues for the period were $17.6 million, bringing the total revenues for the first six months of fiscal 1997 to approximately $32 million. Sales volumes for the three and six month periods of fiscal 1997 were approximately 34 million and 64 million gallons, respectively. Margins improved significantly late in the second quarter as the price of natural gas (the primary raw material for methanol) declined significantly from January and February levels without a corresponding drop in the price of methanol. The methanol unit was under construction during the corresponding periods of 1996.

  Other Petrochemical Products. Revenues from the Company's other petrochemical products (including acetic acid, plasticizers, TBA, and sodium cyanide) in the second quarter of fiscal 1997 were approximately $26 million, a decrease of about 20% when compared to the same period last year. Revenues for the six-month period ended March 31, 1997 were down approximately 22% to about $54 million when compared to the same 1996 period. The decrease in revenues reflects a reduction in sodium cyanide revenues resulting from lower demand, and a decline in acetic acid revenues resulting from a procedural change in the billings to BP. Methanol used in the production of acetic acid was billed to BP as part of the total cost of production prior to the startup of the Company's methanol unit and included in acetic acid revenues. These methanol sales are now being billed separately.

Pulp Chemicals

  Revenues from the Company's pulp chemical business increased 12% to $42 million and 11% to $85 million for the second quarter and first six months of fiscal 1997, respectively, when compared to the same periods last year. The increase in revenues was primarily due to an increase in sales volumes of sodium chlorate of approximately 19% and 9%, respectively, when compared to the corresponding three and six month periods of 1996. The increase in sales volumes in the second quarter was aided by the startup of the new sodium chlorate facility in Valdosta, Georgia in December 1996. Average sales prices for sodium chlorate declined approximately 5% in the second quarter of fiscal 1997 compared to the corresponding period in 1996. Average sodium chlorate sales prices for the first six months of 1997 were approximately the same as the corresponding period in 1996. Royalty revenues from installed generator technology increased 8% in the second fiscal quarter and 4% in the first six months of fiscal 1997 compared to the corresponding periods of 1996. Operating earnings for the pulp chemicals business were $13.3 million for the second quarter of fiscal 1997 compared to $7.1 million during the corresponding period of 1996. Operating earnings for the pulp chemicals business were $24.4 million for the first six months of fiscal 1997 compared to $17.8 million for the corresponding period in 1996. The increase for the three month and six month periods was primarily due to increased sales volumes of sodium chlorate and higher royalty revenues.

Fibers

  For the two-month period from February 1, 1997 to March 31, 1997, Sterling Fibers recorded revenues and operating earnings of $23.4 million and $0.8 million, respectively. Because the Company did not acquire the assets constituting the AFB prior to January 31, 1997, there are no corresponding results for prior periods.

Selling, General and Administrative Expenses

  Selling, general, and administrative ("SG&A") expenses (including SAR expense) for the first six months of fiscal 1997 were approximately $13 million compared to approximately $16 million in the first six months of fiscal 1996. The improvement is due primarily to a sales tax refund accrual of $1 million plus lower employee profit sharing and other overheads totaling approximately $2 million.

Income from Operations

  Income from operations for the first six months of fiscal 1997 decreased approximately 27% to $19.1 million compared to the corresponding period in fiscal 1996. The Company recorded an operating loss from the Company's petrochemical business of $6.6 million for the first six months of fiscal 1997 compared to operating income of $14.7 million during the same period in 1996. The decrease in earnings resulted from significantly lower styrene margins and lower acrylonitrile margins. Operating earnings for the pulp chemical business in the first six months of 1997 was $24.4 million compared to $17.8 million for the corresponding period in 1996. The increase was due to increased sales volumes of sodium chlorate, aided by the startup of the new sodium chlorate facility in Valdosta, Georgia in December 1996. In addition, the Company recorded $3.1 million of expenses associated with stock appreciation rights for its pulp chemicals employees during the corresponding six months of fiscal 1996. In its first two months of operation, Sterling Fibers contributed a small positive amount of operating earnings.

Interest and Debt Related Expense

  Interest and debt related expenses for the three and six month periods ending March 31, 1997 were $17.0 million and $31.8 million, respectively, compared to $1.6 million and $3.2 million, respectively, for the corresponding periods in 1996. This increase is primarily due to the additional debt incurred in the 1996 Recapitalization and the AFB Acquisition.

Provision for Income Taxes

  The effective tax rate decreased from 34% in the first six months of fiscal 1996 to 28% in the first six months of fiscal 1997. This change reflects the effect of the permanent differences between book income and taxable income on the effective tax rate, which is magnified by the lower projected earnings for fiscal 1997 compared to fiscal 1996.

Net Income (Loss)

  Net losses of $4.6 million and $7.8 million were recorded for the first three and six months of fiscal 1997 compared to net income of $6.4 million and $19.2 million for the corresponding periods of fiscal 1996. Earnings from the Company's pulp chemical business improved primarily as a result of higher sodium chlorate sales volumes and higher royalty income. Earnings from the Company's petrochemical business were lower due to significantly lower styrene margins. Earnings were significantly impacted by the increase in interest expense to $31.8 million in the first six months of 1997 compared to $3.2 million in the same period last year.

COMPARISON OF FISCAL 1996 TO FISCAL 1995

Revenues

  Revenues for fiscal 1996 were $790 million compared to revenues of $1.03 billion for fiscal 1995, a decrease of 23%. The decrease in revenues resulted primarily from lower average sales prices for styrene and acrylonitrile and lower acrylonitrile and acetic acid sales volumes, which was partially offset by increased revenues in the pulp chemical business as a result of higher average sodium chlorate sales prices.

 Petrochemicals

  For fiscal 1996, the Company's revenues from its petrochemical business decreased 29% to $633 million when compared to fiscal 1995, primarily as a result of decreases in styrene and acrylonitrile average sales prices and lower acrylonitrile and acetic acid sales volumes.

  Styrene. Styrene revenues for fiscal 1996 decreased due to average sales prices decreasing by approximately 41%, primarily as a result of weaker market conditions in the Far East. Fiscal 1996 sales volumes increased by approximately 18% over fiscal 1995 when two planned shutdowns for scheduled maintenance restricted production. The second planned shutdown also included modernization of the styrene unit's control instrumentation with state-of-the-art distributive control systems. The modernization project completed in fiscal 1995 increased the Company's annual styrene production capacity to 1.7 billion pounds. The prices of styrene's major raw materials, benzene and ethylene, were substantially lower during fiscal 1996 compared to fiscal 1995. Benzene prices were approximately 17% lower, while ethylene prices were approximately 25% lower. These decreases offset some of the decrease in selling prices discussed above, but styrene margins still declined substantially.

  Acrylonitrile. Acrylonitrile revenues for fiscal 1996 decreased as a result of a decline of approximately 29% in average sales prices and approximately 11% in sales volumes. Reduced imports of acrylonitrile derivatives by the Far East market (primarily acrylic fiber and ABS resins) resulted in lower acrylonitrile average sales prices and sales volumes. The Company's acrylonitrile unit operated at a reduced rate in 1996 due to an extended shutdown for most of March 1996 for scheduled maintenance and installation of the first phase of state-of-the-art distributive control systems. A second phase of distributive controls was installed in October 1996. The new distributive control systems are expected to result in increased efficiencies and stronger operating fundamentals in the future. The prices of propylene and ammonia, which are the major raw materials used to make acrylonitrile, were approximately 23% and 22% lower, respectively, in fiscal 1996 than in fiscal 1995. These decreases helped to offset some of the lower average selling prices discussed above, but margins still declined substantially.

  Acetic Acid. Acetic acid revenues in fiscal 1996 decreased primarily as a result of a 19% decrease in sales volumes related to a shutdown of the acetic acid unit to expand the unit by nearly 200 million pounds annually and for installation of new distributive control systems. The expansion of the acetic acid unit and the related construction of the partial oxidation unit by Praxair Hydrogen Supply, Inc. ("Praxair") at the Texas City Plant were completed in June 1996. The partial oxidation unit supplies raw materials to the Company's acetic acid unit.

  Other Petrochemical Products. Revenues during fiscal 1996 from the Company's other petrochemical products (excluding lactic acid revenues) increased approximately 30%, primarily as a result of increases in revenues from plasticizers. The Company ceased production of lactic acid in May 1996. In the second and third quarters of fiscal 1996, the Company wrote off the remaining net book value of the lactic acid unit assets and expensed other related costs resulting in a $3.7 million charge against earnings before taxes.

 Pulp Chemicals

  Revenues from the Company's pulp chemical business for fiscal 1996 increased by approximately 9% to $157 million compared to fiscal 1995, primarily as a result of an increase in sodium chlorate average sales prices of approximately 8%, partially offset by an approximately 2% decrease in sales volumes. Sodium chlorate experienced higher sales prices as a result of improved demand due to increased chlorine dioxide utilization in pulp bleaching. Royalty revenues in fiscal 1996 from installed generator technology were $19 million, the same as fiscal 1995. In addition, the Company received ten generator contracts including all eight contracts that were awarded in North America, during fiscal 1996.

Selling, General and Administrative Expenses

  SG&A expenses (including SAR expense) for fiscal 1996 totaled $40 million, compared to $29 million in fiscal 1995. This increase was related to an increase in SAR expense which was paid as a part of the 1996 Recapitalization.

Income from Operations

  Income from operations for fiscal 1996 was $67 million (including merger-related expenses of $3.6 million but excluding the write-off of assets of $3.7 million), consisting of $31 million from petrochemical operations and $36 million from pulp chemical operations. This amount represented an approximately 72% decrease from fiscal 1995, primarily as a result of weakness in the markets for styrene and acrylonitrile discussed above, which resulted in significantly lower margins during fiscal 1996 compared to the 1995 fiscal year. This weakness was partially offset by higher operating income from the pulp chemical business and other petrochemical products. In addition, the Company incurred approximately $2 million in start-up expenses during fiscal 1996 in connection with construction of the methanol unit.

Interest and Debt Related Expenses

  Interest expense for fiscal 1996 decreased $1 million compared to fiscal 1995 primarily due to lower outstanding debt for most of fiscal 1996. The Company's average interest rate per annum increased to 10% on September 30, 1996 from 7% on September 30, 1995 primarily due to the financing in August 1996 related to the 1996 Recapitalization.

Provision for Income Taxes

  Provision for income taxes for fiscal 1996 was $17 million, with an effective tax rate of 34%, compared to $75 million, with an effective tax rate of 33% for fiscal 1995. The decrease in the provision was primarily the result of the significant decrease in the Company's pre-tax income to $50 million for fiscal 1996 from $228 million in fiscal 1995.

Extraordinary Item

  The extraordinary item of $1.9 million relates to the loss on early extinguishment of debt of $3.0 million (net of taxes of $1.1 million) resulting from the 1996 Recapitalization.

Net Income

  Due to the factors described above, net income for fiscal 1996 was $32 million compared to $150 million for fiscal 1995.

COMPARISON OF FISCAL 1995 TO FISCAL 1994

Revenues

  The Company's revenues for fiscal 1995 were $1.03 billion, an increase of $329 million from fiscal 1994. Fiscal 1995 revenues were the highest in Company history, achieved primarily through higher sales prices and volumes for styrene and acrylonitrile due to improving conditions in the commodity chemical markets in 1994 and 1995. The Company's pulp chemical business also experienced record revenues in fiscal 1995 primarily due to increased sales prices and volumes of sodium chlorate.

 Petrochemicals

  The financial performance of the Company's petrochemical business was significantly better during fiscal 1995 than in fiscal 1994. Petrochemical revenues increased 53% to $886 million from fiscal 1994, primarily as a result of increased average styrene and acrylonitrile sales prices and higher acrylonitrile sales volumes.

  Styrene. Styrene revenues increased in fiscal 1995 compared to fiscal 1994 primarily because of a 64% increase in average sales prices. The styrene unit operated at a slightly higher rate than in fiscal 1994, in spite of two planned shutdowns for maintenance and catalyst replacement during fiscal 1995 compared to no shutdowns in the prior year. The second planned shutdown, which occurred in the fourth quarter of fiscal 1995, also included modernization of the styrene unit's control instrumentation with state-of-the-art distributive control systems. The average prices for styrene's primary raw materials, benzene and ethylene, increased approximately 5% and 40%, respectively, in fiscal 1995 compared to fiscal 1994. However, the Company was able to increase styrene selling prices and thereby margins through most of the fiscal year until the dramatic fall in prices and margins in the fourth quarter of fiscal 1995.

  Acrylonitrile. Acrylonitrile revenues for fiscal 1995 increased primarily due to an increase of approximately 70% in average sales prices, peaking at unprecedented levels in the third quarter of fiscal 1995, and an increase of approximately 11% in sales volumes. Acrylonitrile revenues from export sales constituted approximately 93% of the Company's total acrylonitrile revenues and approximately 81% of its acrylonitrile production for fiscal 1995. Almost all of the Company's domestic acrylonitrile revenues are from conversion agreements. Average export acrylonitrile prices and margins were significantly higher in fiscal 1995 than in fiscal 1994 as a result of the strong demand during most of the year. The average prices of acrylonitrile's primary raw materials, propylene and ammonia, increased substantially in fiscal 1995 compared to fiscal 1994. Average propylene prices were approximately 70% higher, while average ammonia prices increased by approximately 35%. However, the Company was able to substantially improve margins for acrylonitrile during most of the year due to increases in acrylonitrile sales prices, until the downturn in the fourth quarter that negatively affected sales prices and margins.

  Acetic Acid. Acetic acid revenues for fiscal 1995 increased approximately 24% from fiscal 1994. The increase in revenues was related to an increase in passed through raw material costs, specifically methanol, during the period.

  Other Petrochemical Products. Revenues in fiscal 1995 from plasticizers, lactic acid, TBA and sodium cyanide decreased approximately 3% compared to fiscal 1994. The decline was primarily attributable to lower lactic acid revenues.

 Pulp Chemicals

  Revenues from the Company's pulp chemical business increased by approximately 17% to $144 million in fiscal 1995. The increase in revenues resulted primarily from (i) an approximately 14% increase in sodium chlorate sales volumes, due to the substitution of chlorine dioxide for elemental chlorine in the bleaching process, and (ii) an approximately 7% increase in average selling prices. Royalty revenues from installed generator technology increased by approximately 15% to $19 million in fiscal 1995 as a result of higher customer operating rates and additional installed capacity. Sales of generator technology were approximately the same in fiscal 1995 as the previous year. The increased sodium chlorate sales volumes in fiscal 1995 resulted in increased capacity utilization, which contributed to lower per unit cost and increased margins.

Selling, General and Administrative Expenses

  The Company's SG&A expenses (including SAR expense) in fiscal 1995 were $29 million compared to $46 million in fiscal 1994. A $25 million decrease in the expense related to the SAR program, resulting from an approximately 50% decrease in the number of SARs outstanding and a decrease in the Company's stock price at the end of fiscal 1995 compared to the end of fiscal 1994, was partially offset by a $4 million increase in employee profit sharing, which was directly related to the Company's improved earnings in fiscal 1995.

Income from Operations

  Income from operations for fiscal 1995 was $243 million, consisting of $212 million from petrochemical operations and $31 million from pulp chemical operations. This amount represented an approximately 406% increase from fiscal 1994. The increase was primarily the result of strength in the markets for styrene and acrylonitrile discussed above, which resulted in significantly higher margins and volumes during fiscal 1995 compared to fiscal 1994.

Interest and Debt Related Expenses

  Interest expense decreased $7.5 million in fiscal 1995 primarily due to the Company's repayment of $105 million of debt during the year. The Company's average interest rates decreased to 7% per annum on September 30, 1995 from 8% per annum on September 30, 1994 primarily due to a refinancing in April 1995.

Provision for Income Taxes

  Provision for income taxes for fiscal 1995 was $75 million, with an effective tax rate of 33%, compared to $9 million, with an effective tax rate of 32%, for fiscal 1994. The increase was primarily due to the significant increase in the Company's pre-tax income of $228 million for fiscal 1995 from $28 million in fiscal 1994, which was largely the result of higher earnings from the petrochemical business.

Net Income

  Due to the factors described above, net income for fiscal 1995 was $150 million compared to $19 million for fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

  Debt Structure. On August 21, 1996, the Company completed the 1996 Recapitalization, significantly increasing the Company's leverage and cash requirements for debt service. In connection with the AFB Acquisition, Sterling entered into the New Credit Agreement with Texas Commerce Bank National Association, as agent bank for a syndicate of lenders, and Credit Suisse First Boston and Chase Securities Inc. as co-arrangers. Funding under the New Credit Agreement occurred January 31, 1997, upon consummation of the AFB Acquisition. The New Credit Agreement provides for a term loan facility consisting of a $31 million Tranche A term loan due March 31, 2003 and a $50 million Tranche B term loan due September 30, 2004. At March 31, 1997, the Company's long-term debt (including current maturities) was $731.3 million.

  On April 7, 1997, Sterling completed the Offering. The 11 1/4% Notes are unsecured senior subordinated obligations of Chemicals, ranking subordinate in right of payment to all existing and future senior debt of Sterling, but pari passu with the 11 3/4% Notes and all future senior subordinated indebtedness of Sterling.

  The Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate purposes, should it need to do so, will be affected by the covenants in its various debt agreements and by cash requirements for debt service. The Senior Credit Agreements, the Indenture, the indenture governing the Existing Subordinated Notes (the "Existing Subordinated Notes Indenture") and the indenture governing the Discount Notes (the "Discount Notes Indenture" and, together with the Existing Subordinated Notes Indenture, the "Existing Indentures") contain numerous financial and operational covenants, including, without limitation, restrictions on the Company's ability to incur indebtedness, pay dividends, create liens, sell assets, engage in mergers and acquisitions and refinance existing indebtedness, as well as the obligation of the Company to maintain certain financial ratios. The Offering was permitted under the Existing Indentures as a Refinancing of Debt outstanding under the Senior Credit Agreements. At the time of the AFB Acquisition, the Company negotiated an amendment to the Original Credit Agreement to permit the AFB Acquisition and to make certain financial covenants, including the Leverage Ratio covenant applicable through the end of fiscal 1997, somewhat less restrictive. The Amendments to the Senior Credit Agreements, which became effective upon consummation of the Offering and the partial repayment of the Term Loans with the proceeds thereof and were made retroactive to March 31, 1997, further relaxed certain of the financial covenants therein, including the Leverage Ratio covenant, among other things. See "Description of Other Indebtedness." Such modifications did not, however, lessen the restrictions under the Indenture and the Existing Indentures on the Company's ability to incur additional debt. Based on the Company's pro forma results of operations for the four quarters ended March 31, 1997, these restrictions currently operate to prevent the Company from incurring any additional debt other than debt incurred under the Revolver or pursuant to certain limited "baskets" and other exceptions. The Company may, however, consummate additional acquisitions under the Existing Indentures if the pro forma effect of such an acquisition has a sufficient positive impact on certain financial ratios. The Senior Credit Agreements also require that certain amounts of Excess Cash Flow (as defined therein) be used to prepay amounts outstanding under the Term Loans. The first such mandatory prepayment is not required to be made until January 1998.

  The Company's ability to comply with the terms of its various debt agreements (including its ability to comply with such covenants) and to meet its debt service obligations will depend on the future performance of the Company. Sterling was in compliance with its financial covenants in effect as of March 31, 1997.

  The Company intends to meet its liquidity needs for operating activities and capital expenditures (other than acquisitions) through internally generated funds and, to the extent necessary, borrowings under the Revolver. As of March 31, 1997, Sterling had drawn approximately $21.6 million under the Revolver and issued approximately $1 million in letters of credit under the Revolver, thereby reducing the available commitment under the Revolver at such time to approximately $77.4 million (compared to an available commitment thereunder as of December 31, 1996 of $96 million). As part of the Amendments, on April 7, 1997, the total commitment under the Revolver was increased by $25 million to $125 million. The Company believes that such sources of funds will be sufficient to permit the Company to meet its liquidity needs during fiscal 1997.

  The Senior Credit Agreements, the Indenture and the Existing Subordinated Notes Indenture contain provisions which restrict the payment of advances, loans and dividends from Sterling to Holdings. The most restrictive of those covenants limits such payments during fiscal 1997 to approximately $1.6 million plus any amounts due to Holdings from Sterling under the intercompany tax sharing agreement. Such restriction is not expected to limit Holdings's ability to meet its obligations in fiscal 1997.

  Working Capital. Working capital of the Company was $115 million at March 31, 1997, up from $77 million at September 30, 1996. The addition of the AFB contributed approximately $29 million to total working capital for the period and was the primary contributor to the overall increase of $38 million.


  Cash Flow. Net cash provided from operations was $64 million for fiscal 1996, a decrease of $128 million compared to fiscal 1995. This decrease primarily resulted from decreased earnings during fiscal 1996. Net cash flow used in investing activities was $96 million in fiscal 1996 compared to $54 million in fiscal 1995. The increase was primarily due to additional expenditures made as a part of the Company's three-year capital spending program. Net cash flow provided by financing activities was $7 million in fiscal 1996 compared to net cash flow used of $109 million in fiscal 1995. In fiscal 1995, net cash flow used in financing activities primarily resulted from utilizing cash flow from operations to reduce long-term debt. Net cash provided by operations was $8.9 million during the first six months of fiscal 1997 compared to $16.2 million for the corresponding period in fiscal 1996. The decrease was primarily attributable to lower petrochemical earnings, higher payments for interest and lower operating earnings.

  Capital Expenditures. In fiscal 1995, the Company initiated its three-year, $200 million capital spending program, which has been substantially completed. Capital expenditures for fiscal 1996 were $96 million compared to $54 million in fiscal 1995. The fiscal 1996 capital expenditures were primarily for the expansion of the acetic acid unit, construction of the methanol unit and construction of the Valdosta Plant. The fiscal 1995 capital expenditures were primarily for plant instrumentation modernization and process improvements, the acetic acid expansion, and construction of the methanol unit and the new sodium chlorate plant. The acetic acid expansion was completed in June 1996, the methanol unit was completed in August 1996 and the Valdosta Plant came on stream in December 1996.

  The Company's capital expenditures for the first six months of fiscal 1997 were $25.1 million compared to $49.0 million in the same period last year. The capital expenditures in the first six months of fiscal 1997 were primarily related to the construction of the Valdosta Plant, along with the distributive control system upgrade at the Company's acrylonitrile unit. During the remainder of fiscal 1997, the Company expects to make an additional $10 to $15 million of capital expenditures primarily for process modernization in styrene and acrylonitrile and routine safety, environmental, and replacement capital in the Company's petrochemical, pulp chemical, and acrylic fibers businesses. The Company expects to fund its remaining fiscal 1997 capital expenditures from operating cash flow, plus borrowings under the Revolver, if needed.

  The Company's capital expenditures for environmentally-related prevention, containment and process improvements were $2 million and $3 million for fiscal years 1996 and 1995, respectively. Sterling does not anticipate a material increase in these types of expenses during fiscal 1997. During both fiscal years, the Company did not incur any other infrequent or non-recurring material environmental expenditures which were required under existing environmental regulations. See "Risk Factors--Environmental and Safety Matters" and "Business--Environmental and Safety Matters."

  The Company routinely incurs expenses associated with hazardous substance management and pollution prevention in ongoing operations. These operating expenses include items such as depreciation on its waste treatment facilities, outside waste management, fuel, electricity and salaries. The amounts of these operating expenses were approximately $47 million and $45 million for fiscal years 1996 and 1995, respectively. Sterling does not anticipate a material increase in these types of expenses during fiscal 1997. Sterling considers these types of environmental expenditures normal operating expenses and includes them in cost of goods sold.

  Acquisitions. Part of the Company's business strategy is to implement a focused acquisition strategy, targeting chemical businesses and assets which would strengthen the Company's existing market positions, provide upstream or downstream integration or produce complementary chemical products. As previously discussed, the Company's ability to consummate acquisitions may be limited by restrictions in its debt agreements, results of operations and industry conditions. See "Risk Factors--Ability to Complete Acquisitions." Sterling currently intends, if such acquisition opportunities arise, to seek any necessary approvals from its existing lenders and obtain additional financing (through the use of Unrestricted Subsidiaries or otherwise), as necessary, to consummate such acquisitions, although there can be no assurance that it will be successful in obtaining such approvals or obtaining such additional financing.

  Foreign Exchange. The Company enters into forward foreign exchange contracts to reduce risk due to Canadian dollar exchange rate movements. The Company does not engage in currency speculation. The forward foreign exchange contracts have varying maturities with none exceeding 18 months. The Company makes net settlements of United States dollars for Canadian dollars at rates agreed to at the inception of the contracts. The Company had a notional amount of approximately $30 million and $26 million of forward foreign exchange contracts outstanding to buy Canadian dollars at September 30, 1996 and 1995, respectively. The deferred gain on these forward foreign exchange contracts at September 30, 1996 and 1995 was immaterial.

ACCOUNTING CHANGES

  The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in March 1995. This statement establishes new accounting standards for measuring the impairment of long-lived assets and when to recognize such an impairment. The Company adopted this Statement in the first quarter of fiscal 1997. The adoption of this Statement did not have a material adverse effect on the Company's financial position, results of operations or cash flows.

 The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" in October 1995. Under SFAS No. 123, companies are permitted to either adopt this new standard and record expenses for stock options and other stock-based employee compensation plans based on their fair value at date of grant, or continue to apply its current accounting policy under Accounting Principles Board ("APB") Opinion No. 25 and increase its footnote disclosure. In the first quarter of fiscal 1997, the Company elected to continue to apply APB Opinion No. 25, and will increase its footnote disclosure to include the pro-forma impact on net income and earnings per share of the application of the fair value based method of accounting.

  The Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share," ("SFAS No. 128") in February 1997. SFAS No. 128, which is effective for periods ending after December 15, 1997, establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 replaces the presentation of primary EPS previously prescribed by Accounting Principles Board Opinion No. 15 ("APB No. 15") with a presentation of basic EPS, which is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. SFAS No. 128 also requires dual presentation of basic and diluted EPS. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB No. 15. Pro forma basic and diluted EPS for all historical periods presented, assuming that SFAS No. 128 was effective at the beginning of each such historical period, would not be materially different from what has been presented using APB No. 15.

                                   BUSINESS

OVERVIEW

  The Company is one of North America's leading producers of selected commodity petrochemicals used in the production of a wide array of consumer goods and industrial products, pulp chemicals used in paper manufacturing and acrylic fibers used in the manufacture of textiles, carpeting, outdoor furniture and other products. The Company ranks among the top three North American producers in terms of rated production capacity for each of its primary products, including styrene, acrylonitrile, acetic acid, sodium chlorate and acrylic fibers. Other products manufactured by the Company include methanol, plasticizers, TBA, sodium cyanide and sodium chlorite. The Company manufactures all of its petrochemicals at the Texas City Plant, and believes that the large scale of this facility and its location on the U.S. Gulf Coast provides it with certain cost advantages. The Company's pulp chemicals are currently produced at four plants in Canada and the Valdosta Plant, which began production in December of 1996. Sterling believes that the Company's pulp chemical plants benefit from their proximity to key customers in the pulp industry and their access to competitively priced electricity, which is the most significant production cost in sodium chlorate manufacturing. The Company manufactures all of its acrylic fibers at the Santa Rosa Plant.

  In January 1997, the Company completed the AFB Acquisition, the consideration for which totalled approximately $100 million plus the assumption of certain associated liabilities. The AFB generated revenues of approximately $139 million in the fiscal year ended December 31, 1996 (which was prior to the acquisition of the AFB by the Company) and is one of only two acrylic fibers manufacturers in the United States. The Company used the purchase method to account for the AFB Acquisition, and operating results of the AFB have been included with those of the Company beginning February 1, 1997.

  In recent years, the Company has pursued a strategy of growth and product diversification, beginning in 1992 with the acquisition of its pulp chemicals business. In 1995, the Company began a three-year, $200 million capacity expansion and upgrade program, which has been substantially completed. Through this program, the Company has expanded its total petrochemical production capacity by approximately 1.4 billion pounds, including capacity additions of 200 million pounds of styrene, 200 million pounds of acetic acid and 150 million gallons (approximately 995 million pounds) of methanol. In addition, the Company expanded its sodium chlorate production capacity by 110,000 tons, or 30%, by constructing a new facility, the Valdosta Plant, which came on stream in December 1996. The AFB Acquisition further increases the diversity of the Company's product mix and reduces the Company's sensitivity to economic cycles. The AFB Acquisition is also consistent with the Company's stated strategy of acquiring businesses whose products provide further upstream or downstream integration from the Company's base businesses. Sterling Fibers will ultimately represent integrated downstream demand for the Company's acrylonitrile production, although Sterling Fibers will purchase its acrylonitrile requirements from Cytec until February 28, 2002. Through its acquisition strategy, the Company seeks to capitalize on the continuing secular growth in global demand for its key products, while reducing its sensitivity to the cyclical nature of the markets for any particular product.

RECENT DEVELOPMENTS

  The Company completed construction of the Valdosta Plant a 110,000 ton per year sodium chlorate plant, in December of 1996. The Valdosta Plant, which cost approximately $55 million, increased the Company's total annual sodium chlorate capacity by more than 30% to nearly 460,000 tons. Valdosta, Georgia was selected because of its proximity to existing customers that were previously being supplied from the Company's Canadian plants, and its proximity to reliable, competitively priced electricity, the most important variable in sodium chlorate production costs. The Valdosta Plant is intended to meet the growing market demand from the pulp and paper industry in the Southeastern United States.

  On January 31, 1997, the Company acquired the AFB, including the Santa Rosa Plant. The AFB recorded sales of approximately $139 million in the fiscal year ended December 31, 1996 (which was prior to the acquisition of the AFB by the Company) and is one of only two acrylic fibers manufacturers in the United States. See "--Overview."

  The proceeds of the Offering were used to prepay outstanding indebtedness under the Term Loans. See "Private Placement." In connection with such prepayment, Sterling and the requisite lenders under the Senior Credit Agreements effected the Amendments. Among other things, the Amendments (i) permitted and provided for the issuance of the Notes, (ii) adjusted the method of the application of voluntary prepayments to allow the proceeds of the Offering to be applied in a manner that significantly reduced required principal payments, particularly over the next three years, (iii) amended certain financial covenants to make them somewhat less restrictive, including amendments to the Leverage Ratio, Interest Coverage Ratio and Fixed Charge Coverage Ratio covenants, (iv) increased the commitment under the Revolver by $25 million to $125 million, and (v) included a new financial covenant with respect to the maintenance of a specified Senior Debt Leverage Ratio.

  On May 21, 1997, the Company signed a definitive agreement with Saskatoon Chemicals, a subsidiary of Weyerhauser Canada, relating to the purchase by the Company of the assets of Saskatoon Chemicals. The Company expects that the Saskatoon Chemicals assets will be acquired by a subsidiary of the Company designated as an Unrestricted Subsidiary under its Indentures (as hereinafter defined), and that the acquisition will be financed through the private placement of a combination of debt and equity. Saskatoon Chemicals has annual sodium chlorate production of 50,000 tons, and the acquisition will increase the Company's annual production capacity of sodium chlorate to over 500,000 tons. Saskatoon Chemicals also produces caustic soda, calcium hypochlorite, chlorine and hydrochloric acid, each of which is also used by the pulp and paper industry. As part of the SaskChem Acquisition, it is expected that the Company and Weyerhauser Canada will enter into a long-term supply agreement pursuant to which Weyerhauser Canada will continue to be a major customer. The closing of the SaskChem Acquisition, which is subject to the satisfaction of customary closing conditions, is expected to occur by July 31, 1997.

BUSINESS STRATEGY

  The Company's strategy is to capitalize on its competitive market position to take advantage of periods of tight supply and high prices and margins for its primary products, which historically have occurred on a cyclical basis, and to expand its production capacity to capture future growth opportunities in the petrochemical and pulp chemical industries. The expansion strategy includes pursuing both internal growth opportunities, through capacity additions and debottleneckings, as well as strategic acquisitions of chemical businesses. Key elements of the Company's business strategy are as follows:

  Maintain Competitive Cost Position in Petrochemicals. The Company has substantially completed an upgrading and modernization program at the Texas City Plant as part of its strategy of increasing its competitiveness by investing in new technology and equipment. The plant modernization effort at Texas City included a significant capital expenditure for replacing the older control technology in the styrene, acrylonitrile and acetic acid units with state-of-the-art distributive control systems, which should result in increased efficiencies and stronger operating fundamentals. The Company believes that the Texas City Plant enjoys certain cost advantages due to economies of scale and its proximity to sources of its principal raw materials.

  Pursue Low Cost Expansions in Petrochemicals. The Company has substantially completed significant capacity expansions in its petrochemicals business, including the expansion of its acetic acid unit and construction of a new methanol plant. The acetic acid expansion was completed in June 1996 and increased capacity by more than 30% to nearly 800 million pounds per year. In conjunction with this expansion, the Company constructed a world-scale 150 million gallon methanol facility, which began production in October 1996. Capital investment was shared equally by the Company and BP. The Company is entitled to 60% of the methanol production and BP is entitled to the remaining 40% of production. Approximately one-half of the total methanol production is used as a raw material in the Company's acetic acid unit, replacing methanol previously purchased from third parties. The Company believes that both its acetic acid expansion and new methanol plant construction were completed for significantly less than the typical capital cost of a new plant.

  Pursue Growth Opportunities in Pulp Chemicals. The Company's strategy in pulp chemicals is to capture a significant portion of the growth in North American demand for sodium chlorate derivatives in pulp bleaching applications. To this end, the Company recently completed a new 110,000 ton per year sodium chlorate plant which began production in late 1996. The Valdosta Plant increases the Company's total annual sodium chlorate capacity by 30% to approximately 460,000 tons. The plant site was selected because of its proximity to existing customers (currently being supplied by the Company's Canadian plants) and its access to competitively priced electricity, which represents the most significant variable production cost in sodium chlorate manufacturing. Upon completion of the SaskChem Acquisition, the Company's annual sodium chlorate capacity will increase to over 500,000 tons. In addition, the Company has recently debottlenecked each of its four Canadian sodium chlorate plants to add incremental production capacity.

  Continue to Build Strong Industry Partnerships in Petrochemicals. The Company plans to build on its strategy of securing long-term supply contracts with key customers. The Company believes that it must provide high quality products and superior customer service to maintain these long-term relationships and has implemented management practices to ensure continuous improvement in these areas. During fiscal 1996, approximately 20% of the Company's styrene and 40% of acrylonitrile sales volumes were manufactured under long-term conversion agreements and 100% of its acetic acid, plasticizers and TBA volumes were sold under long-term contracts which provide for production cost reimbursement plus profit sharing. The Company believes such agreements help insulate its operating performance, to some extent, from the effects of declining markets and changes in raw material prices, while allowing it to share in the benefits of favorable market conditions. In addition, the Company's long-term, high volume focus allows it to maintain relatively low selling, general and administrative expenses.

  Focus on Niche Specialty Textile and Technical Fiber Product Lines. The Company intends to emphasize specialty textile applications which provide higher margins and growth opportunities, and intends to reduce the level of sales of regular textile fibers to the less stable export market. The Company is also focusing on expanding established global applications for its technical fibers products as well as developing new engineering applications therefor.

  Expand Fiber Technology Licensing Opportunities. The Company aims to capitalize on demand for acrylic fibers manufacturing technology which the Company believes will arise as developing countries increase acrylic fibers production capacity. Sterling Fibers licenses its acrylic fibers manufacturing technology to producers worldwide and approximately 17% of the world's current acrylic fibers capacity is based on Sterling Fibers' technology.

  Pursue a Focused Acquisition Strategy. The Company plans to continue to pursue its acquisition strategy focusing on chemical businesses and assets which produce either:

    . The same products as the Company presently manufactures, further strengthening the Company's market position and providing cost efficiencies in its base businesses;

    . Products that provide upstream or downstream integration from the Company's base businesses, enhancing the Company's manufacturing position within a product chain (such as the AFB, to which the Company will supply acrylonitrile after the expiration of the current supply agreement with Cytec); or

    . Products that are complementary to the Company's base businesses, further diversifying the Company's product and market positions and reducing its overall sensitivity to economic cycles and pricing fluctuations.

  There can be no assurance that the Company will be able to obtain financing for such acquisitions on terms the Company finds acceptable. In addition, the Indenture, the Existing Indentures and the Senior Credit Agreements substantially limit the Company's ability to incur additional debt to finance such acquisitions unless certain financial ratios are maintained. See "Risk Factors--Ability to Complete Acquisitions." Based on the Company's results of operations for the four quarters ended March 31, 1997, the restrictions under the

Existing Indentures currently operate to prevent the Company from incurring any additional debt other than debt incurred under the Revolver or pursuant to certain limited "baskets" and other exceptions. The Company may, however, consummate additional acquisitions if the pro forma effect of such an acquisition has a sufficient positive impact on certain financial ratios under the Existing Indentures. Under limited circumstances, the Company may also make additional acquisitions under the Existing Indentures through the incurrence of debt in Unrestricted Subsidiaries. The Indenture and the Existing Indentures also restrict the Company's ability to consolidate with or merge with or into any other entity unless certain conditions are met. See "Description of the Notes" and "Description of Other Indebtedness." Should the Company be unable to finance proposed acquisitions, the Company's ability to implement its acquisition strategy would be impaired. The Company believes, however, that acquisitions are not required for it to continue to maintain its competitive market position for its existing products.

PRODUCT SUMMARY

  The Company's principal products and their primary end uses and raw materials are set forth below.

  COMPANY PRODUCT  INTERMEDIATE PRODUCTS    PRIMARY END PRODUCTS          RAW MATERIALS
  ---------------  ---------------------    --------------------          -------------
 Petrochemicals:
 Styrene           Polystyrene
                   ABS/SAN resins         Building products, boat    Ethylene and Benzene
                   Styrene butadiene      and automotive
                   latex                  components, disposable
                   Polyester resins       cups and trays,
                                          packaging and
                                          containers, housewares,
                                          tires, audio and video
                                          cassettes, luggage,
                                          children's toys, paper
                                          coating, appliance parts
                                          and carpet backing
 Acrylonitrile     Acrylic fibers         Apparel, furnishings,      Ammonia, Air and
                   ABS/SAN resins         upholstery, household      Propylene
                                          appliances, carpet,
                                          plastics for automotive
                                          parts using ABS and SAN
                                          polymers
 Acetic Acid       Vinyl acetate monomer  Adhesives, cigarette       Methanol and Carbon
                                          filters and surface        Monoxide
                                          coatings
 Methanol          Acetic acid            Adhesives, cigarette       Natural Gas
                   MTBE                   filters and surface
                   Formaldehyde           coatings, gasoline
                                          oxygenate and octane
                                          enhancer, plywood
                                          adhesives
 Plasticizers      Polyvinyl chloride     Flexible plastics such     Alpha-Olefins, Carbon
                   (PVC)                  as shower curtains and     Monoxide, Hydrogen,
                                          liners, floor coverings,   Orthoxylene and Air
                                          cable insulation,
                                          upholstery and plastic
                                          molding
 TBA               NA                     Pesticides, solvents,      Isobutylene and the
                                          pharmaceuticals and        acrylonitrile by-product
                                          synthetic rubber           Hydrogen Cyanide ("HCN")
 Sodium Cyanide    NA                     Electroplating and         Sodium Hydroxide and by-
                                          precious metals recovery   product HCN
 Pulp Chemicals:
 Sodium Chlorate   Chlorine dioxide       Bleaching agent for pulp   Salt, Water and
                                          production,                Electricity
                                          downstream products
                                          include high quality
                                          office and coated papers
 Sodium Chlorite   Chlorine dioxide       Antimicrobial agent for    Sodium Chlorate and
                                          municipal water            Hydrochloric Acid
                                          treatment, disinfectant
                                          for fresh produce
 Chlorine Dioxide  NA                     Chlorine dioxide for use   NA
  Generators                              in the bleaching of pulp
 Acrylic Fibers:
 Regular Textile   NA                     Apparel, fleece,           Acrylonitrile, Vinyl
                                          hosiery, industrial and    Acetate, Sodium
                                          sweaters                   Thiocyanate, Sodium
                                                                     Bisulfate and Finish Oil
 Specialty Textile NA                     High-end hosiery, pile     Acrylonitrile, Vinyl
                                          fabrics and outdoor        Acetate, Sodium
                                          furniture                  Thiocyanate, Sodium
                                                                     Bisulfate and Finish Oil
 Technical         NA                     Friction materials         Acrylonitrile, Vinyl
                                          (brake linings),           Acetate, Sodium
                                          gaskets, specialty         Thiocyanate, Sodium
                                          papers and non-wovens      Bisulfate and Finish Oil

PRODUCTS

 Petrochemicals

  Styrene. The Company manufactures styrene from ethylene and benzene. Styrene is principally used in the manufacture of intermediate products such as polystyrene, acrylonitrile butadiene styrene ("ABS") resins, synthetic rubbers, SBLatex, unsaturated polyester resins and styrene acrylonitrile resins. These intermediate products are used to produce various consumer products, including building products, boat and automotive components, disposable cups and trays, packaging and containers, housewares, tires, audio and video cassettes, luggage, children's toys, paper coating, appliance parts and carpet backing.

  The Company is the third largest North American producer of styrene. The Company's styrene unit is one of the largest in the world and has an annual rated production capacity of 1.7 billion pounds, which represents approximately 12% of total North American capacity. The Company sold approximately 20% of its styrene sales volumes pursuant to long-term conversion contracts during fiscal 1996. Approximately 40% of the Company's styrene sales volumes were exported in fiscal 1996, principally to the Far East, either directly or pursuant to arrangements with large international trading companies.

  Acrylonitrile. The Company manufactures acrylonitrile by propylene ammoxidation. Acrylonitrile is used primarily in the manufacture of intermediate products such as acrylic fiber and ABS resins. The principal end uses for acrylonitrile include apparel, furnishings, upholstery, household appliances, carpets and plastics for automotive parts. Hydrogen cyanide is a by-product of acrylonitrile manufacturing and is used by the Company as a raw material for the production of TBA and sodium cyanide and is also burned as fuel.

  The Company is the second largest global producer of acrylonitrile. The Company's acrylonitrile unit has an annual rated production capacity of 740 million pounds, which represents approximately 21% of total North American capacity. The Company sold approximately 40% of its acrylonitrile sales volumes pursuant to long-term conversion agreements during fiscal 1996. Approximately 60% of the Company's acrylonitrile production in fiscal 1996 was exported, principally to the Far East, either directly or pursuant to arrangements with large international trading companies.

  Acetic Acid. The Company produces acetic acid from carbon monoxide and methanol. Acetic acid is primarily used in the manufacture of intermediate products such as vinyl acetate monomer. These intermediate products are used to produce various consumer products, including pharmaceuticals, adhesives, glue, cigarette filters and surface coatings.

  The Company is the third largest North American producer of acetic acid. Following a 200 million pound capacity expansion completed in June 1996, the Company's acetic acid unit has an annual rated production capacity of nearly 800 million pounds, which represents approximately 17% of total North American capacity. All of the Company's production is sold to BP pursuant to a long-term contract through 2016.

  Methanol. In August 1996, the Company completed construction of a world-scale, 150 million gallon per year methanol unit at the Texas City Plant as part of its capital program. Capital investment in the unit and production capacity are shared by the Company and BP. Approximately 50% of the methanol production is used as a raw material in the Company's acetic acid unit, replacing methanol that was previously purchased from third parties. The remaining methanol is available for the merchant market and for BP's worldwide acetic acid business. The methanol unit was constructed at significantly less than normal replacement cost because available equipment already at the Texas City Plant was refurbished and used in the project.

  In a project related to the expanded acetic acid capacity, Praxair has constructed a new partial oxidation unit at the Texas City Plant that will supply carbon monoxide and hydrogen to the Company for use in the production of acetic acid and plasticizers. The partial oxidation unit began production in June 1996. The Company's synthesis gas reformer, which was previously being used to provide feedstock to the acetic acid and plasticizers units at the Texas City Plant, is currently being used in the methanol unit.

  Plasticizers. The Company manufactures plasticizers employing a series of processes using alpha-olefins and orthoxylene as the primary raw materials. Major end-uses for plasticizers include flexible plastics used in shower curtains and liners, floor coverings, cable insulation, upholstery and plastic molding. The Company has an agreement with BASF pursuant to which the Company sells all of its plasticizers production to BASF through 1999. The Company's plasticizers capacity is 280 million pounds per year.

  TBA. TBA is produced by the addition of hydrogen cyanide to isobutylene in an acid catalyst reaction. The Company uses a portion of its by-product hydrogen cyanide from acrylonitrile production in this process. Major end uses for TBA include pesticides, solvents and synthetic rubber. The Company sells all of its TBA production to Flexsys America L.P. ("Flexsys") pursuant to a long-term conversion agreement. The Company's capacity for TBA is currently 21 million pounds per year.

  Sodium Cyanide. At the Texas City Plant, the Company operates a sodium cyanide unit which is owned by E.I. du Pont de Nemours and Company ("DuPont"). The Company and DuPont have an agreement whereby the Company receives a fee for operating the facility. The facility uses, as a raw material, hydrogen cyanide by-product generated by the Company's acrylonitrile manufacturing process. The capacity of this unit is 100 million pounds per year.

 Pulp Chemicals

  Sodium Chlorate. Sodium chlorate is used primarily in the production of chlorine dioxide which is used chiefly by pulp and paper manufacturers as a bleaching chemical in the pulp manufacturing process. Bleached pulp is used to make uncoated paper for commercial printing and for office copiers and printers, and coated paper for magazines, catalogues, promotional printed products, packing, tissue and other products. Sodium chlorate is also used as a raw material to produce sodium chlorite.

  Sodium chlorate is manufactured by passing an electric current through an undivided cell containing a solution of sodium chloride (salt). Electric power costs typically represent approximately 65% of the variable cost of production of sodium chlorate. Electric power is purchased by each of the Company's facilities pursuant to contracts with local electric utilities. Consequently, the rates charged by local electric utilities are an important competitive factor among sodium chlorate producers. The Company's electrical power costs are believed to be competitive with other producers in the areas in which it operates.

  Upon completion of the Valdosta Plant, the Company became the second largest producer of sodium chlorate in North America. The Company's four Canadian sodium chlorate plants have an aggregate annual rated production capacity of 350,000 tons. The Valdosta Plant increased the Company's total annual capacity by 30% to nearly 460,000 tons, representing approximately 22% of North American sodium chlorate capacity. Valdosta, Georgia was selected because of its proximity to existing customers that were previously supplied from the Company's Canadian plants and its proximity to reliable, competitively priced electricity. The new facility is intended to meet the growing market demand from the pulp and paper industry in the Southeastern United States.

  Chlorine Dioxide Generators. Through its ERCO Systems Group ("ERCO"), the Company is the largest worldwide supplier of patented technology for the generators which certain pulp mills use to convert sodium chlorate into chlorine dioxide. Each mill that uses chlorine dioxide requires at least one generator. The Company receives revenue when a generator is sold to a mill and also receives royalties from the mill after start-up, generally over the next ten-year period, based on the amount of chlorine dioxide produced by the generator. The Company has supplied approximately two-thirds of all existing modern pulp mill generators worldwide.

  The research and development group of ERCO works to develop new and more efficient generators. When pulp mills move to higher levels of substitution of chlorine dioxide for elemental chlorine, they are usually required to upgrade generator capacity or purchase new generator technology. Mills may also convert to a newer generator to take advantage of efficiency advances and technological improvements. Each upgrade or conversion results in a licensing agreement which generally provides for payment of an additional ten-year royalty.

  The Company has a representative office in Beijing, China. This office focuses on the development of opportunities for future sales and licensing of chlorine dioxide generators. The first generator in China to convert sodium chlorate to chlorine dioxide was sold by ERCO and commenced operation in fiscal 1994, and since then several more generators have been sold by ERCO for use in China.

  Sodium Chlorite. The Company manufactures sodium chlorite at its Buckingham, Quebec facility. Sodium chlorite is a specialty product used primarily to produce chlorine dioxide for water treatment and as a disinfectant for fresh produce. The Company has a rated annual capacity of approximately 3,500 tons, which represents approximately 40% of total North American capacity.

 Acrylic Fibers

  Sterling Fibers is the second largest producer of acrylic fibers in North America. The Santa Rosa Plant has an annual rated production capacity of 184 million pounds, which represents approximately 31% of total North American capacity. Sterling Fibers' acrylic fibers process employs aqueous suspension polymerization via a redox catalyst system, continuous polymer purification and dissolving using sodium thiocyanate as the solvent, web spinning in a sodium thiocyanate bath and continuous steaming of tow and dry cutter blending for staple manufacture.

  Regular Textile Fibers. Regular textile products are those targeted for general apparel, non-woven and home furnishing applications. Regular textiles are commodity fibers whose sales are primarily driven by price and service rather than product characteristics. Approximately 62% of the AFB's sales revenue is generated from regular textiles.

  Specialty Textile Fibers. Specialty textile fibers are those targeted for specific applications or end uses. Specialty products are higher margin products and account for approximately 31% of the AFB's sales revenue. The following specialty fibers are currently produced by Sterling Fibers:

    . Producer Colored Fiber ("PCF")--Sterling Fibers produces dyed fibers in a wide range of customized end-use applications such as blankets, craft, home furnishing, industrial knit outerwear, pile and sweaters. Color match for individual color shades are made according to customer need.

    . MicroSupreme(R) microfiber--MicroSupreme microdenier acrylic fibers were developed by the AFB and introduced in 1993 to offer soft, high fashion fibers in natural and PCF colors for applications in high performance outdoor and sportswear, fashion ladies apparel, ladies and men's hosiery, thermal underwear and ladies tights. MicroSupreme was the first acrylic microfiber manufactured and introduced in North America.

    . Pigmented Fiber--Cylight(R) pigmented acrylic fibers were introduced in 1994 and offer superior resistance to sunlight. Approximately 15 color shades are offered for outdoor furniture, beach umbrellas, awnings, marine upholstery, sail covers and bimini tops.

    . Light Stable Fiber--Cylight natural light stable acrylic fibers were introduced in 1994 and offer superior resistance to sunlight. This product services the market for outdoor furniture, awnings, sail covers and bimini tops.

    . Anti-Microbial Fiber--Acrylic fibers incorporating an anti-microbial ingredient supplied by a third party were developed and introduced in 1994 and 1995. Sterling Fibers' anti-microbial fiber is Cystar AF. Cystar AF is used in non-woven, woven and knitted fabrics for linens, wipes and clothing.

  Technical Fibers. Technical fibers are specially engineered for industrial, non-textile uses. Technical fibers account for 7% of the AFB's sales revenue and have higher margins than textile fibers. The primary use of technical fibers is as a processing aid in the manufacture of brake pads. Current small volume areas with significant future potential include specialty papers, bag filtration and gaskets.

INDUSTRY OVERVIEW

 Petrochemicals

  Styrene. According to Chemical Marketing Associates, Inc. ("CMAI"), the total North American capacity for styrene is currently 14.4 billion pounds per year. The Company's rated capacity of 1.7 billion pounds per year represents approximately 12% of total North American capacity.

  From 1991 to 1993, styrene's profitability was depressed because of both industry overcapacity and global recessionary pressures. By the spring of 1994, however, demand growth resulting from economic expansion had absorbed much of the excess capacity. As a result, styrene prices and margins increased substantially in fiscal 1994 and through most of fiscal 1995, and average industry utilization rates exceeded rated capacity by the third quarter of fiscal 1995. Shortly thereafter, styrene prices started decreasing as demand weakened as a result of a general slowdown in the worldwide economic growth rate, prompting customers to begin utilizing their available inventories and decreasing purchases of additional product. The weakening market conditions were accelerated in the fourth quarter of fiscal 1995 by significantly decreased purchases of styrene and styrene derivatives by China, primarily as a result of changes in China's enforcement of economic and tax policies and monetary constraints that negatively affected its imports. China accounts for a significant portion of global purchases of styrene and styrene derivatives. Average styrene prices declined by over 41% from fiscal 1995 to fiscal 1996, primarily as a result of weaker market conditions in the Far East.

  According to CMAI, the North American styrene industry operated at approximately a 98% utilization rate in calendar 1995, and approximately 93% in calendar 1996. Certain styrene producers have announced plans to add significant production capacity over the next several years, particularly in the Far East. Current global production capacity for styrene is estimated to be approximately 40 billion pounds and Sterling believes that approximately
7.2 billion pounds of capacity will be added by competitors in the next two fiscal years, including an estimated 4.5 billion pounds in calendar 1997 and
2.7 billion pounds in calendar 1998. The Company expects that prices for styrene will continue at current depressed levels until global demand for styrene increases sufficiently to absorb such additional production capacity.

  Acrylonitrile. The acrylonitrile market exhibits characteristics in capacity utilization, selling prices and profit margins similar to those of styrene. Moreover, as a result of the Company's high percentage of export acrylonitrile sales, demand for the Company's acrylonitrile is most significantly influenced by export customers, particularly those that supply acrylic fiber to China. In recent years, the acrylic fiber market has been subject to volatility because of fluctuations in demand from the Chinese market. During most of fiscal 1995, strong demand for acrylic fiber and ABS resins, particularly in China, increased demand for acrylonitrile. However, Sterling believes that acrylonitrile demand began to weaken in the third quarter of fiscal 1995 for the same reasons that caused the deterioration in the styrene market. Demand for acrylonitrile from export customers decreased significantly in the fourth quarter of fiscal 1995 as a result of these developments, although export prices and margins did not decrease significantly until the first quarter of fiscal 1996. Average acrylonitrile sales prices declined 29% from fiscal 1995 to fiscal 1996 as a result of weaker market conditions in the Far East.

  According to CMAI, the North American acrylonitrile industry operated at approximately a 97% utilization rate in calendar 1995 and approximately 93% in calendar 1996. Sterling believes that during fiscal years 1997 and 1998, global industry capacity will increase by approximately 940 million pounds or 9%. As a result of the increased global industry capacity in fiscal years 1997 and 1998, industry utilization rates may decline and price competition may increase during this period.

  Acetic Acid. According to CMAI, the total domestic capacity for acetic acid production is approximately 4.9 billion pounds per year, with the Company's current rated capacity of approximately 800 million pounds per year representing approximately 16% of the total domestic capacity.

  Methanol. The Company completed construction of a world-scale, 150 million gallon per year methanol unit at the Texas City Plant in August 1996. Capital investment in the unit and production capacity is shared by the Company and BP. Approximately 50% of the methanol production is used as a raw material in the Company's acetic acid unit. The remaining methanol production is available for the merchant market and for BP's worldwide acetic acid business.

  Plasticizers. The Company's capacity for plasticizers is 280 million pounds per year. The Company has an agreement with BASF pursuant to which the Company will sell all of its plasticizers production to BASF through 1999.

  TBA. The Company operates a TBA production unit with a capacity of 21 million pounds per year. Sterling believes that currently there are only three TBA production units in the world: those operated by the Company (21 million pounds capacity), Nitto Chemical Industries Co., Ltd. (3.3 million pounds capacity) and BASF (13 million pounds capacity).

  Sodium Cyanide. The Company operates a sodium cyanide unit at its Texas City Plant which is owned by DuPont. The capacity of this unit is 100 million pounds per year.

 Pulp Chemicals

  Sodium Chlorate. Historically, sodium chlorate has experienced cycles in capacity utilization, selling prices and profit margins. From 1990 to 1994, the industry had been operating well below rated capacity, resulting in declining product prices, due to significant capacity expansion during the period from 1990 to 1992. Since the mid-1980s, however, North American demand for sodium chlorate has grown at an average annual rate of 10% as pulp mills have accelerated substitution of chlorine dioxide, sodium chlorate's primary derivative, for elemental chlorine in bleaching applications. Chlorine dioxide is a powerful and highly selective oxidizing agent suitable for pulp bleaching. It has the ability to substantially reduce hazardous substances, including dioxins and furans, in bleach plant effluent, as well as produce high-brightness pulp with little or no damage to the cellulose fiber.

  Substitution of chlorine dioxide for elemental chlorine is driven primarily by environmental concerns. Through the end of 1995, approximately 80% to 85% of Canadian bleach plant capacity and approximately 60% to 65% of United States bleach plant capacity has been converted to chlorine dioxide. The EPA has published draft regulations known as "Cluster Rules" which, if adopted, are likely to mandate the elimination of elemental chlorine usage in bleaching applications, resulting in increased substitution of chlorine dioxide for elemental chlorine by the North American pulp and paper industry. There is no assurance that the EPA will adopt the Cluster Rules in the near future or at all.

 Acrylic Fibers

  The majority of acrylic fibers are manufactured in apparel goods with the remaining fibers being knit, woven, flocked or needle punched into various home furnishings, industrial fabrics and other consumer applications. Historically, demand for acrylic fibers has changed on consumer preference for acrylic fibers versus substitute fibers, changing fashion trends and consumer disposable income. The current trend with North American fiber producers is to produce for relatively stable end-use niches.

  Initially, as synthetic fibers were developed, they were broadly marketed toward a variety of end uses. Today, most substitution has already taken place and acrylic fibers have secured their own well-defined end uses, largely in specialty applications. Developments in product characteristics, such as ability to wick away moisture, accept true dye colors, resist fading, drape effectively, provide softness and accept anti-microbial properties give acrylic fibers a competitive advantage over cotton, wool and other synthetic fibers in certain applications. As a result, it is anticipated that incremental growth in acrylic fibers volumes will result primarily from demand for specialty products rather than market share taken from interfiber competition in the regular textile market.

  Currently, demand growth for acrylic fibers is out-pacing all other synthetic fibers with the exception of polyester. According to PCI Fibers & Raw Materials, acrylic fibers world mill demand is expected to increase from
5.5 billion pounds in 1994 to 8.3 billion pounds in 2005, a compound annual growth rate of 3.9%.

  There are currently only two manufacturers of acrylic fibers in North America, Sterling Fibers and Monsanto. In general, Sterling Fibers and Monsanto have different customers and focus on different markets, with Sterling Fibers focusing on the higher margin niche applications. Because of high capital costs required to build a new acrylic fiber plant, Sterling believes that it is unlikely that any new acrylic fibers plants will be constructed in North America in the near future. In 1995, the AFB, Monsanto and imports comprised 31%, 53% and 16%, respectively, of North American demand.

  The United States currently imposes import tariffs on acrylic fibers of 5-9%. According to the most recent General Agreement on Tariffs and Trade treaties, these tariffs will be in place at a rate of 4-8% through 2004. Nevertheless, Western European shipments of high quality fibers have become an increasingly prominent fixture in total imports due largely to the demand for fibers not produced in the United States. Imports from Mexico, once a significant supplier to the United States, now account for only 5-6% of total imports. The volume of imported acrylic fibers is expected to be around 40-50 million pounds per year over the next few years.

SALES AND MARKETING

  The Company primarily sells its petrochemical products pursuant to multi-year contracts and spot transactions in both the domestic and export markets through its commercial organization and sales force. The Company has certain long-term agreements which provide for the dedication of 100% of the Company's production of acetic acid, plasticizers, TBA and sodium cyanide, each to one customer. The Company also has various sales and conversion agreements which dedicate significant portions of the Company's production of styrene monomer, acrylonitrile and methanol, the Company's major petrochemical products, to various customers. These agreements generally provide for cost recovery plus an agreed margin or element of profit based upon market price. This long-term, high volume focus allows the Company to maintain relatively low selling, general and administrative expenses related to the marketing of its petrochemical products. The Company competes on the basis of product price, quality and deliverability. Prices for the Company's commodity chemicals are determined by market factors that are largely beyond the Company's control and, except with respect to a number of its multi-year contracts, the Company generally sells its products at prevailing market prices.

  Some of the Company's multi-year contracts for its petrochemical products are structured as conversion agreements, pursuant to which the customer furnishes raw materials that the Company processes. In exchange, the Company receives a fee typically designed to cover its fixed and variable costs of production and to generally provide an element of profit dependent on the existing market conditions for the product. These conversion agreements allow the Company to maintain lower levels of working capital and, in some cases, to gain access to certain improvements in manufacturing process technology. Sterling believes that the conversion agreements help insulate the Company to some extent from the effects of declining markets and changes in raw material prices while allowing it to share in the benefits of favorable market conditions for most of the products sold under these arrangements. The balance of the Company's products are sold by its direct sales force, which concentrates on the styrene, acrylonitrile and pulp chemical markets.

  The Company sells sodium chlorate primarily in Canada and the United States generally under one to five-year supply contracts, most of which provide for minimum and maximum volumes or a percentage of requirements at market prices. In addition, most sales contracts contain certain "meet or release" pricing clauses and some contain restrictions on the amount of future price increases. Certain contracts are evergreen and require advance notice before termination.

  Sterling Fibers currently markets its acrylic fibers to North American customers through internal sales staff and to international customers through non-affiliated agents. The sales effort is closely coordinated with and supported by Sterling Fibers' Technical Support and Customer Service groups. Working in tandem, these groups facilitate sales and product development by strengthening the interface between Sterling Fibers and its customer base. This approach provides Sterling Fibers with insight into customer needs for new and existing products and equipment compatibility issues. A coordinated approach between research personnel and the sales force also allows Sterling Fibers to utilize a pull-through marketing strategy. Researchers and sales staff work together to develop new specialty applications for acrylic fibers. The sales staff then market the sample products to the ultimate seller of an acrylic fiber product such as a mass retailer to create a demand for the end product. Once the market demand is established, the textile manufacturers (Sterling Fibers' customers) receive orders for additional specialty fiber products.

CONTRACTS

  The Company's key multi-year contracts and conversion agreements, which collectively accounted for 30% of the Company's fiscal 1996 revenues are described below:

    Styrene-Bayer. The Company and Bayer, a subsidiary of Bayer AG, are currently operating under a conversion agreement effective through December 21, 2000. Under this agreement, the Company provides Bayer, subject to specified minimum and maximum quantities, a major portion of Bayer's styrene requirements for its manufacture of styrene-containing polymers. The agreement permits Bayer to terminate its obligations upon twelve months' notice to the Company should Bayer sell its business that uses styrene or assign the agreement (subject to the Company's consent) to a third-party purchaser of the business. During fiscal 1996, the Company delivered approximately 10% of its styrene production pursuant to this agreement.

    Styrene-BP. Effective April 1, 1994, the Company and BP entered into a styrene sales and purchase agreement. The initial term of the agreement expired in December 1996. The Company and BP negotiated an extension of this agreement on substantially the same terms but at approximately half of the original volume, which extension expires June 30, 1999. During fiscal 1996, the Company delivered approximately 10% of its styrene production to BP pursuant to this agreement.

    Acrylonitrile-Monsanto. The Company and Monsanto entered into a multi-year conversion agreement effective January 1, 1994, which superseded a prior agreement that had been in place since 1986. The initial term of this agreement will expire at the end of 1998, at which time the agreement will convert to an "evergreen" contract with successive two-year terms if not terminated. During fiscal 1996, the Company delivered approximately 25% of its acrylonitrile production to Monsanto pursuant to this agreement.

    Acrylonitrile-BP. In 1988, the Company entered into a long-term conversion agreement with BP, under which BP contributed the majority of the capital expenditures required for starting the third acrylonitrile reactor train at the Texas City Plant and has the option to take up to approximately one-sixth of the Company's total acrylonitrile capacity. BP furnishes the necessary raw materials and pays the Company a conversion fee for the amount of acrylonitrile it takes. During fiscal 1996, the Company delivered approximately 15% of its acrylonitrile production to BP pursuant to this agreement. The acrylonitrile reactor in which BP invested capital incorporates certain BP technological improvements under a separate license agreement. The Company has the right to incorporate these and any future improvements into its other existing acrylonitrile reactors. BP has a first security interest in the third reactor and related equipment and in the first acrylonitrile produced in the three reactor units to the extent of the acrylonitrile which BP is entitled to purchase under the production agreement. These rights are only to be exercised upon an event of default by the Company.

    Acetic Acid-BP. An agreement with BP that has been in effect since August 1986 currently gives BP the exclusive right to purchase all of the Company's acetic acid production until August 2016. In exchange for that exclusive right, BP is obligated to make certain unconditional monthly payments to the Company until August 2006. BP reimburses the Company for operating costs. In addition, the Company is entitled to receive annually a portion of the profits earned by BP from the sale of acetic acid produced by the Company.

    Methanol-BP. In fiscal 1996, the Company entered into a long-term production and sales agreement with BP, under which BP contributed a significant portion of the capital expenditures required for the reconstruction and capacity increase of the Company's idle methanol production facility and obtained the right to receive a substantial portion of the Company's methanol production. During fiscal 1996, the Company delivered a substantial portion of its methanol production to BP pursuant to this agreement. The initial term of this agreement expires July 31, 2016. The output of the methanol facility is marketed by BP to the Company's acetic acid unit, the merchant market and BP's worldwide acetic acid business.

    Plasticizers-BASF. A product sales agreement has been in effect with BASF since August 1, 1986, pursuant to which the Company sells all of its plasticizers production to BASF. The agreement expires at the end of 1999. BASF provides certain raw materials to the Company and markets the plasticizers produced by the Company. BASF pays fees to the Company on a formula basis designed to reimburse the Company's direct and allocated costs. In addition, the Company is entitled to a share of profits earned by BASF attributable to the plasticizers supplied by the Company. BASF retains title to and has a security interest in the raw materials furnished by it and in the finished inventory of plasticizers produced by the Company for delivery to BASF.

  No individual customer of the Company's petrochemical or pulp chemical business accounted for more than 10% of the Company's revenues in fiscal 1996.

  In connection with the AFB Acquisition, the Company assumed an existing supply contract for acrylonitrile pursuant to which Sterling Fibers purchases its requirement for acrylonitrile from Cytec. Upon the expiration of such supply contract on February 28, 2002, the Company expects to supply all of Sterling Fibers' acrylonitrile requirements from the Texas City Plant.

RAW MATERIALS FOR PRODUCTS AND ENERGY RESOURCES

  For each of the Company's products, the combined cost of raw materials and utilities is far greater than all other production costs combined. Thus, an adequate supply of these materials at reasonable prices is critical to the success of the Company's business. The only raw material for the Company's petrochemical and pulp chemical products which is produced by the Company is methanol, which is used in the production of acetic acid. Although Sterling believes that the Company will continue to be able to secure adequate supplies of its raw materials at acceptable prices to meet its requirements, there can be no assurance that it will be able to do so.

 Petrochemicals

  Styrene. Styrene is a clear liquid that the Company manufactures from ethylene and benzene. The Company's conversion agreements require that other parties furnish the Company with the ethylene and/or benzene necessary to fulfill its conversion obligations. Approximately 20% of the Company's fiscal 1996 benzene and ethylene requirements were furnished by customers pursuant to conversion arrangements. The Company purchases benzene and ethylene for use in the remainder of its production of styrene for sale to others. Benzene and ethylene are both commodity petrochemicals and the price for each can fluctuate widely due to significant changes in the availability of these products, such as major capacity additions or significant plant operating problems, and due to variations in the economy and commodity chemical markets in general. The Company has multi-year arrangements with several ethylene suppliers that provide for its estimated requirements for purchased ethylene at generally prevailing and competitive market prices.

  Acrylonitrile. The Company produces acrylonitrile by reacting propylene and ammonia over a solid-fluidized catalyst at low pressure. The Company's conversion agreements require that other parties furnish to the Company the propylene and/or ammonia necessary to fulfill its conversion obligations. Approximately 40% of the Company's fiscal 1996 propylene and ammonia requirements were furnished by customers pursuant to conversion arrangements. The Company purchases propylene and ammonia for use in the remainder of its production of acrylonitrile for sale to others. Propylene and ammonia are both commodity petrochemicals and the price for each can fluctuate widely due to significant changes in the availability of these products such as major capacity additions or significant plant operating problems, and due to variations in the economy and commodity chemical markets in general. If various customers for whom the Company now manufactures acrylonitrile under conversion arrangements were to cease furnishing their own raw materials and seek only to purchase acrylonitrile from the Company, the Company's requirements for purchased propylene and ammonia could significantly increase. Sterling believes that both ammonia and propylene will, for the foreseeable future, remain in adequate supply to meet demand.

  Hydrogen cyanide is a by-product of the acrylonitrile manufacturing process and is used by the Company as a raw material for the production of TBA and sodium cyanide and is also burned as fuel.

  Acetic Acid. Acetic acid is manufactured by the Company primarily from carbon monoxide and methanol. The acetic acid unit's methanol needs are supplied by the Company's methanol unit. In a project related to the expanded acetic acid capacity, Praxair constructed a partial oxidation unit at the Texas City Plant in fiscal 1996 that supplies carbon monoxide to the Company for production of acetic acid.

  Methanol. The Company produces methanol by steam reforming of natural gas to form synthesis gas. The synthesis gas is then converted to methanol under elevated pressures in the presence of a catalyst. The Company obtains its natural gas under various supply contracts and believes that adequate supplies will be available for the Company's needs in the foreseeable future.

  Plasticizers. The Company manufactures plasticizers using a series of processes. Primary raw materials are alpha-olefins and orthoxylene, which are supplied by BASF under its long-term contract with the Company which expires at the end of 1999. Sterling believes that adequate supplies of raw materials will be available for the Company's needs in the foreseeable future.

  TBA. TBA is produced by the addition of hydrogen cyanide to isobutylene in an acid catalyst reaction. The Company uses a portion of its by-product hydrogen cyanide in this process. Flexsys supplies the isobutylene, sulfuric acid and caustic soda under its long-term conversion agreement with the Company. Sterling believes that adequate supplies of these raw materials will remain adequate for the Company's needs in the foreseeable future.

  Sodium Cyanide. Sodium cyanide is manufactured from the Company's by-product hydrogen cyanide and caustic soda. DuPont supplies the caustic soda for sodium cyanide under its long-term contract with the Company.

 Pulp Chemicals

  Sodium Chlorate. Sodium chlorate is manufactured by passing an electric current through an undivided cell containing a solution of sodium chloride
(salt). Electric power costs typically represent approximately 65% of the variable cost of production of sodium chlorate. Electric power is purchased by each of the Company's facilities pursuant to contracts with local electric utilities. Consequently, the rates charged by local electric utilities are an important competitive factor among sodium chlorate producers. On average, the Company's electrical power costs are believed to be competitive with other producers in the areas in which it operates.

  The Company also purchases sodium chloride for use in the manufacture of sodium chlorate. Sodium chloride is purchased under requirements contracts with major suppliers. Sterling believes that sodium chloride will be available for the Company's needs in the foreseeable future.

 Acrylic Fibers

  Acrylonitrile is the most significant raw material used in the production of acrylic fibers representing approximately 73% of total materials cost and approximately 47% of the total cash cost of production. Pursuant to its supply agreement with Cytec, Sterling Fibers will purchase all of its acrylonitrile requirements from Cytec until February 28, 2002, after which the Company expects to supply such acrylonitrile requirements from the Texas City Plant. Sterling believes that all raw materials used in the production of acrylic fibers will be readily available for its needs in the foreseeable future.

TECHNOLOGY AND LICENSING

 Petrochemicals

  In 1986, Monsanto granted the Company a nonexclusive, irrevocable and perpetual right and license to use Monsanto's technology and other technology Monsanto acquired through third-party licenses in effect at the time of the acquisition of the Texas City Plant. These licenses are used in the production of styrene, acrylonitrile, methanol, TBA, acetic acid and plasticizers. During fiscal 1991, BP Chemicals Ltd. ("BPCL") purchased the acetic acid technology from Monsanto (subject to the above licenses).

  BPCL has granted to the Company a nonexclusive, perpetual, royalty-free license (except in the case of a breach of the related production agreement) to use BPCL's acrylonitrile technology at the Texas City Plant as part of the acrylonitrile expansion project. The Company and BPCL have agreed to cross-license any technology or improvements relating to the manufacture of acrylonitrile at the Texas City Plant.

  Sterling believes that the manufacturing processes that the Company utilizes at the Texas City Plant are cost effective and competitive. Although the Company does not engage in alternative process research with respect to its United States operations, it does monitor new technology developments and, when Sterling believes it is necessary, it will seek to obtain licenses for process improvements.

 Pulp Chemicals

  The Company produces sodium chlorate using state-of-the-art metal cell technology. The principal technology business of the Company is the design, sale and technical service of custom-built patented chlorine dioxide generators. The Company's ERCO engineering group is involved in the technical support of the Company's sales and marketing group through joint calling efforts which define the scope of a project as well as producing technical schedules and cost estimates. The Company performs detailed design of chlorine dioxide generators which are then fabricated by contractors. Plant installation, instrumentation testing and generator start-up are supervised by a joint engineering/technical service team of the Company. Prior to 1996, the Company was involved in a number of patent disputes with Akzo Nobel, N.V. regarding chlorine dioxide technology. In 1996, the parties reached a settlement of such disputes that allows licensees of both the Company and Akzo Nobel, N.V. to operate their chlorine dioxide generators within the broadest range of operating conditions, subject to cross licensing and payment of royalties.

  The Company's pulp chemical research and development activities are carried out at its Toronto, Ontario laboratories. Activities include the development of new or improved chlorine dioxide generation processes and research in new technologies focusing on electrochemical and membrane technology related to chlorine dioxide, including improvement of quality and reduction of quantity of pulp mill effluents and treatment of municipal water supplies.

 Acrylic Fibers

  Sterling Fibers licenses its acrylic fibers manufacturing technology to producers worldwide. The Company expects to capitalize on increasing demand for this technology as developing countries seek to increase acrylic fibers production capacity. Approximately 17% of the world's current acrylic fibers capacity is based on Sterling Fibers' technology. The AFB first licensed its acrylic fibers technology in 1957 to Japan Exlan. The licensing to Japan Exlan resulted in a plant located in Saidaijii, Japan which has followed a growth pattern similar to that of the AFB. In 1967 and 1990, respectively, Japan Exlan sub-licensed the AFB's acrylic fibers technology to companies in South Korea and Thailand. In addition, the AFB licensed technology for use in two plants operating in China. In 1996, the AFB licensed its technology to a company in China for a new acrylic fibers plant. To date, the AFB has generated $7.7 million in revenue from the sale of technology licenses to three Asian facilities.

COMPETITION

  The industry in which the Company operates is highly competitive. Many of the Company's competitors, particularly in the petrochemical industry, are larger and have substantially greater financial resources than the Company. Among the Company's competitors are some of the world's largest chemical companies that have their own raw material resources. In addition, a significant portion of the Company's business is based upon widely available technology. The entrance of new competitors into the industry and the addition by existing competitors of new capacity may reduce the Company's ability to maintain profit margins or its ability to preserve its market share, or both. Such developments could have a negative impact on the Company's ability to obtain higher profit margins, even during periods of increased demand for the Company's products.

  The Company's primary domestic competitors by product are set forth below:

  Styrene Dow Chemical Company, ARCO Chemical Company, Amoco Chemical Company (a subsidiary of Amoco Corporation), Chevron Chemical Company (a subsidiary of Chevron Corporation), Cos-Mar (a joint venture of General Electric Company and FINA Inc.), and Huntsman Chemical Corporation

  Acrylonitrile    BP Chemicals Inc., Cytec Industries Inc., E.I. du Pont de
                   Nemours and Company and Monsanto Company

  Acetic Acid      Hoechst Celanese Corporation, Eastman Chemical Company and
                   Millennium Chemicals

  Plasticizers     Exxon Corporation, Aristech Chemicals and Eastman Chemical
                   Company

  TBA              BASF Corporation and Nitto Chemical Industry Co., Ltd.

  Sodium Chlorate  Akzo Nobel N.V., CXY Chemicals Ltd. and Kerr-McGee
                   Corporation

  Sodium Chlorite  Vulcan Chemicals (a subsidiary of Vulcan Materials Co.)

  Acrylic Fibers   Monsanto Company

  Historically, petrochemical industry profitability has been affected by vigorous price competition, which may intensify due to, among other things, new domestic and foreign industry capacity. The Company's businesses are subject to changes in the world economy, including changes in currency exchange rates. In general, weak economic conditions either in the United States or in the world tend to reduce demand and put pressure on margins. Operations outside the United States are subject to the economic and political risks inherent in the countries in which they operate. Additionally, the export and domestic markets can be affected significantly by import laws and regulations. During fiscal 1996, the Company's export sales were approximately 34% of total revenues. It is not possible to predict accurately how changes in raw material costs, market conditions or other factors will affect petrochemical industry margins in the future.

ENVIRONMENTAL AND SAFETY MATTERS

  The Company's operations involve the handling, production, transportation and disposal of materials classified as hazardous or toxic and are extensively regulated under environmental and health and safety laws. Operating permits required for the Company's operations are subject to periodic renewal and may be revoked or modified for cause or when new or revised environmental laws or requirements are implemented.

  New laws or permit requirements and conditions may affect the Company's operations, products or waste disposal. Past or future operations may result in claims, regulatory action or liabilities. Expenditures could be required to upgrade wastewater collection, pretreatment or disposal systems or other matters. Some risk of environmental costs and liabilities is inherent in particular operations and products of the Company, as it is with other companies engaged in similar businesses.

  The Company conducts environmental management programs to maintain compliance with applicable environmental laws. As part of these programs, the Company conducts or commissions reviews of its environmental performance and addresses issues identified. The Company routinely conducts inspection and surveillance programs to detect and respond to any leaks or spills of regulated hazardous substances and to correct any identified regulatory deficiency. To reduce the risk of offsite consequences from any unanticipated event, the Company acquired a greenbelt buffer zone adjacent to the Texas City Plant in 1991. The Company also participates in a regional air monitoring network to monitor ambient air quality in the Texas City community. These programs are part of the Company's commitment to Responsible Care initiatives of the Chemical Manufacturers Association and Canadian Chemical Producers Association.

  During fiscal 1996, the Company was recognized as a 33/50 Environmental Champion by the Environmental Protection Agency ("EPA") for surpassing the emission reduction goals of the 33/50 program at the Texas City Plant faster than the EPA's timetable. The voluntary 33/50 program targeted 17 high priority chemicals included in the EPA's Toxic Release Inventory. Six of the 17 chemicals are present at the Texas City Plant. The goal of the program was a 33% reduction in air emissions of these compounds by 1992, compared to 1987 levels, and a 50% reduction by 1995. For the 1995 reporting year, the final year of the 33/50 program, the Company achieved a 71% reduction in the targeted chemicals, including a 95% reduction in hydrogen cyanide emissions by converting this by-product into sodium cyanide, an 83% reduction in benzene emissions primarily by constructing a major wastewater treatment facility, a 66% reduction in toluene and orthoxylene and a 13% reduction in chromium and nickel compounds. In addition to these improvements, the Company has recently completed an extensive review of the overall environmental condition at the Texas City Plant and has initiated a groundwater monitoring program. No assurances can be given that the Company will not incur material environmental expenditures associated with its facilities, operations or products.

  Changing and increasingly strict environmental laws and regulations might affect the manufacture, handling, processing, distribution or use of chemical products and the release, treatment, storage or disposal of wastes by the Company. Accordingly, the Company could be required from time to time to make expenditures to upgrade its wastewater collection, pretreatment or disposal systems at its various plants.

  Production of chemical products involves the use, storage, transportation and disposal of materials that may be classified as hazardous or toxic under applicable laws. The Company believes that its procedures for the use, storage, transportation and disposal of these materials are consistent with industry standards and applicable laws and that it takes precautions to protect its employees and others from harmful exposure to such materials. However, there can be no assurance that past or future operations will not result in exposure or injury or to claims of injury by employees or the public due to the use, storage, transportation or disposal of these materials.

  While there can be no assurances as to what an administrative agency may require with respect to future remedial activities at the Texas City Plant, the Company believes that available information and current site conditions do not warrant material remedial actions. Adverse administrative agency determinations, however, could result in material environmental expenditures. Under the Assets Purchase Agreement for the Company's acquisition of the Texas City Plant from Monsanto, Monsanto agreed to be liable and to indemnify the Company for certain environmental liabilities. The contractual indemnity expires upon certain changes of control of the Company. Monsanto has taken the position that the Merger constituted such a change of control. Accordingly, any future claims the Company may have against Monsanto will necessarily need to be based upon statutory laws or common law principles, although there can be no assurance that the Company would prevail against Monsanto with respect to any such claim.

  In connection with the Company's purchase of the pulp chemical business in 1992, the seller, Tenneco Canada, Inc. ("Tenneco"), contractually retained liability for costs, damages, fines, penalties and other losses under claims by third parties (including employees and authorities) arising from the ownership or operation of the facilities and businesses prior to the acquisition. The Company is also indemnified against the breach of environmental remediation covenants. These covenants oblige the indemnifying party to do specific remedial work (including decommissioning the old section of the Vancouver facility, which is underway) at the facilities within set time periods, and to do any investigation, monitoring or remedial work required by present or future legislation governing environmental conditions predating the acquisition. The indemnity also protects the Company against losses arising from the remediation of pre-acquisition environmental conditions or from pre-acquisition violations of environmental laws. With the exception of any third-party claims, the losses against which the Company is indemnified do not include consequential damages or lost profits. The Tenneco obligations have been assigned to Albright & Wilson UK Ltd. ("Albright & Wilson") as a result of the sale by Tenneco of certain assets to Albright & Wilson.

  Groundwater data obtained in the course of the acquisition of the pulp chemical business indicated elevated concentrations of certain chemicals in the soil and groundwater at the four Canadian sites. The Company conducted a focused baseline sampling of groundwater conditions beneath its Canadian facilities in connection with Tenneco's indemnification of the Company for preclosing conditions which confirmed the previous data. The Company from time to time has encountered elevated concentrations of chemicals in soils or groundwater at its Canadian plants which it has addressed or is addressing.

  During the course of the acquisition of the pulp chemical facilities by the Company, air emissions sources were reviewed, and any available dustfall and vegetation stress studies were considered. This review indicated emission excursion episodes at specific locations in the scrubber systems at the Thunder Bay, Buckingham and Vancouver facilities. The conditions at Thunder Bay and Vancouver have been addressed and satisfactorily resolved and the conditions at Buckingham are being addressed. Sterling believes that the Company is otherwise in compliance in all material respects with permit requirements under applicable provincial law for operating emissions sources.

  The Company's pulp chemical business is sensitive to potential environmental regulation. The EPA has published draft regulations which, if enacted, would support substitution of chlorine dioxide, which is produced from sodium chlorate, for elemental chlorine in the pulp bleaching process. Certain environmental groups are encouraging passage of regulations which restrict the amount of AOX (chlorine derivatives) in bleach plant effluent. Increased substitution of chlorine dioxide for elemental chlorine in the pulp bleaching process significantly reduces the amount of AOX and chlorine derivatives in bleach plant effluent. As long as there is not an outright ban on chlorine containing compounds, regulations restricting AOX or chlorine derivatives in bleach plant effluent should favor the use of chlorine dioxide, and thus favor sodium chlorate. Any significant ban on all chlorine containing compounds could have a material adverse effect on the Company's financial condition and results of operations.

  British Columbia has a regulation in place that would effectively eliminate the use of chlorine dioxide in the bleaching process by the year 2002. The pulp and paper industry is working to change this regulation and believes that a ban of chlorine dioxide in the bleaching process will yield no measurable environmental or public health benefit. In the event such a regulation was implemented, the Company would seek to sell its products to customers in other markets. Sterling is not aware of any other laws or regulations currently in place in North America that would restrict the use of the product.

  Emissions into the air from the Texas City Plant are subject to certain permit requirements and self-implementing emission limitations and standards under state and federal law. The Texas City Plant is located in an area that is classified by the EPA as not having attained the ambient air quality standards for ozone, which is controlled by direct regulation of volatile organic compounds ("VOCs") and nitrogen oxide ("NOx"). Additional requirements were issued in fiscal 1994 and modified in fiscal 1996 by the Texas Natural Resource Conservation Commission in order to achieve ambient air quality standards for ozone. These measures may substantially increase the Company's NOx control costs in the future, although the cost and full impact, if any, cannot be determined at this time.

  Additionally, the Clean Air Act Amendments of 1990 authorize new federal permit requirements and provisions governing toxic and criteria air contaminants. The Company has incurred and will incur additional costs to comply with this law and with requirements issued by the State of Texas to control VOCs and NOx, as will all other similarly situated organic chemical manufacturing facilities.

  In connection with the AFB Acquisition, the Company assumed substantially all environmental and safety liabilities associated with the historic operations of the AFB. Prior to the AFB Acquisition, the Company conducted extensive environmental and safety investigations and believes that there are no material environmental or safety liabilities associated with the AFB. As previously discussed and as is typically the case with existing industrial facilities, unknown environmental or safety issues could later arise or be identified which could result in material costs to the Company.

  The Company believes that it is in compliance in all material respects with applicable environmental laws. However, there can be no assurance that past practices or future operations will not result in material claims or regulatory action or require material environmental expenditures.

EMPLOYEES

  As of April 1, 1997, the Company had approximately 1,500 employees, including approximately 300 at its facilities in Canada and approximately 300 in connection with Sterling Fibers. Approximately 50% of the employees at the Company's manufacturing facilities are covered by union agreements. The primary union agreement is with the Texas City, Texas Metal Trades Council, AFL-CIO, of Galveston County, Texas, and covers all hourly employees at the Texas City Plant. The Company signed a new labor agreement in May 1996 which is subject to renegotiation in April 1999. The new agreement increases the flexibility of work rules which Sterling believes will increase the overall efficiency of the Texas City Plant. Employees at the Vancouver plant are represented by the Pulp, Paper and Woodworkers Union. The Vancouver agreement was renegotiated in November 1994 and is subject to further renegotiation in November 1997. Employees at the Buckingham plant are represented by either the Energy and Chemicals Workers Union or an office and professional workers union. Both Buckingham agreements were negotiated in November 1994 and are subject to renegotiation in November 1997. Sterling believes that the Company's relationship with its employees is good.

INSURANCE

  The Company currently maintains $500 million of coverage for property damage to the Texas City Plant and resulting business interruption. Although the Company carries such insurance, it has only one styrene manufacturing facility and one acrylonitrile manufacturing facility; thus, a significant interruption in the operation of either facility could have a material adverse effect on the Company's financial condition, results of operations or cash flows. The Company maintains $338 million of combined coverage for property damage and resulting business interruption for its pulp chemical operations and $150 million of combined coverage for property damage and resulting business interruption for its acrylic fibers operations. The Company also maintains other insurance coverages for various risks associated with its businesses. There is no assurance that the Company will not incur losses beyond the limits of, or outside the coverage of, its insurance. From time to time various types of insurance for companies in the chemical industry have been very expensive or, in some cases, unavailable. There is no assurance that in the future the Company will be able to maintain its existing coverage or that the premiums will not increase substantially.

PROPERTIES

  The principal executive offices of the Company are located in Houston, Texas, and are subleased through Citicorp, N.A.

  The Texas City Plant is located approximately 45 miles south of Houston in Texas City, Texas, on a 290-acre site on Galveston Bay near many other chemical manufacturing complexes and refineries. The Company has facilities to load its products in trucks, rail cars, barges and ocean-going tankers for shipment to customers. The site offers room for future expansion and includes a greenbelt around the northern edge of the plant site.

  The Texas City Plant comprises seven basic operating units which can be divided into three groups based on the chemistry involved. One group of operating units involves synthesis gas chemistry (carbon monoxide and hydrogen), and its facilities include the acetic acid unit, three plasticizer units (oxo-alcohol, phthalic anhydride and linear phthalate esters) and the methanol unit. Carbon monoxide and hydrogen are utilized as feedstocks in the oxo-alcohol manufacturing process and carbon monoxide and methanol are utilized as feedstocks to produce acetic acid. As described in "--Recent Developments," a new partial oxidation unit was constructed by Praxair at the Texas City Plant to supply carbon monoxide and hydrogen to the Company. The synthesis gas reformer is now used in the methanol unit. A second group of operating units involves acrylonitrile and hydrogen cyanide chemistry, and its facilities include the acrylonitrile unit, the TBA unit and the sodium cyanide unit. Ammonia and propylene are used as feedstocks in the acrylonitrile process and hydrogen cyanide, a by-product of that process, is used as a feedstock for the other units in this second group and is also burned as fuel. The third operating group is based on ethylene and benzene chemistry and its facilities comprise the ethyl benzene and styrene units. Although the styrene unit is independent of the rest of the Texas City Plant from a feedstock and by-product standpoint, it is the cornerstone of the Texas City Plant's energy balance as it uses large quantities of by-product steam generated by the acrylonitrile and phthalic anhydride units, thus reducing the demands on the Company's steam generating facility. In this way, the Texas City Plant's utilities system links the three operating groups together in an effort to minimize utility costs. This integration results in cost efficiencies without significantly compromising the operating flexibility of the individual product units.

  The Company owns or leases all of the real property which comprise the Texas City Plant and all of the facilities and equipment located there, other than the sodium cyanide unit which is owned by DuPont, a cogeneration facility owned by a joint venture between the Company and Praxair Energy Resources, Inc. and the new partial oxidation unit constructed at the site by Praxair. Following the expiration of its ten-year lease with BP on July 31, 1996, legal title to the acetic acid unit reverted to the Company. The Company also owns storage facilities, approximately 200 rail cars and an acetic acid barge. In addition, the Company subleases approximately 20,000 square feet of office space in Houston, Texas, for its corporate headquarters and leases several storage facilities in the United States and Korea.

  The Company's pulp chemical business includes four manufacturing plants in Canada and one in Valdosta, Georgia. The Buckingham, Quebec and Vancouver, British Columbia sites are approximately 20 acres each and are owned by the Company. The Thunder Bay, Ontario and Grande Prairie, Alberta sites are leased by the Company. The Valdosta Plant is leased from the Valdosta-Lowndes County Industrial Authority. The Company also leases approximately 325 rail cars. Headquarters for the Canadian operations is located in Toronto in an approximately 50,000 square foot single story office building owned by the Company. The building is situated on 6.56 acres owned by the Company and serves as the headquarters for the pulp chemical business and its respective laboratories.

  The Company owns all of the real property which comprises the Santa Rosa Plant and owns or leases all of the facilities and equipment located there. The Santa Rosa Plant is located on 1,100 acres near Pensacola in Santa Rosa County, Florida. The west side of the Santa Rosa Plant site borders Escambia Bay with the remaining property bordered by industrial and residential areas. Selection of the Santa Rosa Plant site was based on proximity to raw materials and the textile industry as well as good water quality and quantity. Approximately 60 acres of the site are devoted to the Santa Rosa Plant, with 12 acres under roof. Land devoted to environmental control consists of five acres for a deep well pretreatment and injection facility, 25 acres for weak wastewater lagoons, 80 acres for weak wastewater spray irrigation and an additional 80 acres authorized by permit and 16 acres for active landfill operation. The remainder of the property is primarily marshland.

LEGAL PROCEEDINGS

  Ammonia Release Lawsuits. On May 8, 1994, an ammonia release occurred at the Company's Texas City Plant while a reactor in the acrylonitrile unit was being restarted after a shutdown for routine maintenance. Since the release, approximately 49 lawsuits and interventions, involving approximately six thousand plaintiffs, have been filed against the Company in Galveston and Harris Counties seeking an unspecified amount of money for alleged damages from the ammonia release. Many of these lawsuits were filed in April and early May 1996, presumably in anticipation of the expiration of the two-year statute of limitations applicable to this release. The largest of these lawsuits is Lilly Gordon, et al. v. Sterling Chemicals, Inc.; Cause No. 95-36592; In the 281st Judicial District Court of Harris County, Texas ("Gordon"), which includes approximately 5,700 plaintiffs and intervenors. Approximately 2,600 of the Gordon plaintiffs agreed to submit their damage claims to binding arbitration. Each of the plaintiffs who agreed to participate in the arbitration waived any right of recovery for punitive or exemplary damages. Pursuant to the agreement to arbitrate, a two-week evidentiary proceeding was conducted in July 1996 before a three judge panel. On May 1, 1997, the three-judge panel awarded the plaintiffs an amount of damages which was well within the limits of the Company's insurance coverages and will not have a material adverse impact on the financial position, results of operations, or cash flows of the Company. The Company continues to vigorously defend against the claims of the plaintiffs who did not participate in the July 1996 arbitration.


  Other Lawsuits. The Company is subject to various other claims and legal actions that arise in the ordinary course of its business.

                                  MANAGEMENT

  The following list sets forth the names, ages and positions held by the executive officers and directors of Sterling. Each of such individuals holds the same respective positions with respect to Holdings. For purposes of "Management," "Certain Relationships and Related Transactions" and "Principal Stockholders," the term "Company" means (i) with respect to periods prior to August 21, 1996, Sterling Chemicals Holdings, Inc. (then known as Sterling Chemicals, Inc.), and (ii) with respect to periods from and after August 21, 1996, Sterling Chemicals, Inc. (formerly known as STX Chemicals Corp.). The periods during which such persons have served in such capacities are indicated in the description of business experience of such persons below.

        NAME AND AGE         AGE            POSITION WITH THE COMPANY
        ------------         ---            -------------------------
Frank P. Diassi.............  64 Chairman of the Board of Directors
Robert W. Roten(1)..........  62 President, Chief Executive Officer and Director
Jim P. Wise.................  53 Vice President--Finance and Chief Financial
                                  Officer
Richard K. Crump............  51 Vice President--Strategic Planning
Robert N. Bannon............  52 Vice President--Operations, President--
                                  Petrochemicals Division
F. Maxwell Evans............  52 Vice President, General Counsel and Secretary
Robert O. McAlister.........  57 Vice President--Human Resources and
                                  Administration
Stewart H. Yonts............  51 Treasurer
J. Virgil Waggoner(1)(2)....  69 Vice Chairman of the Board of Directors
Allan R. Dragone(3)(4)......  71 Director
John L. Garcia(4)...........  40 Director
Frank J. Hevrdejs(3)(4).....  51 Director
Hunter Nelson(2)............  44 Director
George B. Gregory(1)(2).....  34 Director
Robert B. Calhoun(3)(4).....  54 Director

--------
(1) Member of Environmental, Health and Safety Committee
(2) Member of the Audit Committee
(3) Member of Compensation Committee
(4) Member of Finance Committee

  Frank P. Diassi. Mr. Diassi is currently Managing General Partner of Unicorn, a private financial organization. He organized Unicorn in 1981 and has originated investments in over 40 entrepreneurial companies. Prior to forming Unicorn, Mr. Diassi organized and operated several businesses ranging from chemical distribution to the manufacturing of organic chemicals and detergent products. In addition, he had a number of years of executive experience with the petrochemical department of Continental Oil Company. He has been Chairman of the Board of Hawkeye Chemical Company and was a founding director of Arcadian Corporation, the largest nitrogen fertilizer company in the Western hemisphere. Mr. Diassi currently serves as Chairman of the Board of Software Plus, Inc. In addition, he serves as a director of Mail-Well, Inc. ("Mail-Well"), an envelope manufacturer and commercial printer, and several private companies. Mr. Diassi became Chairman of the Board of Directors of the Company in August 1996.

  Robert W. Roten. Mr. Roten spent the first 25 years of his career with Monsanto and served as Vice President for sales and marketing for El Paso Products Company from 1981 to 1983. Mr. Roten was President of Materials Exchange, Inc., a Houston-based petrochemical and plastics marketing firm, from 1983 until 1986. He served as Vice President--Commercial of the Company from August 1986 until September 1991, when he became Vice President-- Corporate Development. Mr. Roten became Executive Vice President and Chief Operating Officer of the Company in April 1993, and became President and Chief Executive Officer in August 1996.

  Jim P. Wise. Mr. Wise was employed by Transco Energy Company as Executive Vice President, Chief Financial Officer and a member of the Board of Directors from November 1982 until September 1991. From September 1991 to July 1994, he was Chairman and Chief Executive Officer of Neostar Group, Inc., a private investment banking and financial advisory firm. From July 1994 to September 1994, he was Senior Vice President and Chief Financial Officer of U.S. Delivery Systems, Inc. Mr. Wise joined the Company on September 26, 1994 as Vice President--Finance and Chief Financial Officer.

  Richard K. Crump. Mr. Crump was Vice President of Materials Management for El Paso Products Company from 1976 through 1983 and Vice President of Sales for Rammhorn Marketing from 1984 to August 1986. He served as Director-- Commercial of the Company from August 1986 until October 1991, when he became Vice President--Commercial. Effective December 1, 1996, Mr. Crump became Vice President--Strategic Planning, assuming responsibility for strategic planning for the Company, which includes acquisition and merger activity.

  Robert N. Bannon. Mr. Bannon was employed by Monsanto for 15 years, most recently as Manager, Strategic Operations--Sales. He became a director in the Company's Commercial Department in August 1986. Mr. Bannon served as Director of Manufacturing for the Company from October 1989 until October 1991 and as Vice President--Operations since October 1991. Mr. Bannon was also President of Sterling Pulp Chemicals, Ltd. from August 1992 through November 1996. Effective December 1, 1996, Mr. Bannon became President of the Company's Petrochemicals Division, assuming responsibility for petrochemical operations at the Texas City Plant. Mr. Bannon is also a director of Mainland Bank in Texas City, Texas.

  F. Maxwell Evans. Mr. Evans joined the law firm of Bracewell & Patterson, L.L.P. of Houston, Texas in 1973 and was a partner in the firm from 1979 through December 1991. He received an L.L.M. in Environmental Law in August 1992. He became General Counsel and Secretary of the Company on September 1, 1992 and was promoted to Vice President, General Counsel and Secretary on July 26, 1995.

  Robert O. McAlister. Mr. McAlister was employed by Champlin Petroleum Company, a subsidiary of Union Pacific Corporation from 1974 to 1987 where he held a variety of positions in Human Resources, Marketing and Strategic Planning. In 1987, he joined Champlin Refining and Chemicals, Inc., a joint venture between Champlin Petroleum and Petroleos de Venezuela, S.A., the national oil company of Venezuela, as Vice President of Human Resources. He joined the Company in 1991 as Director of Human Resources and was promoted to Vice President--Human Resources and Administration on July 26, 1995.

  Stewart H. Yonts. Mr. Yonts was employed by Tenneco, Inc. from 1976 to 1980, last serving as Tax Counsel. Mr. Yonts was Tax Manager of Home Petroleum Corporation from 1980 to 1982 and Director of Taxes of MCO Resources, Inc., a natural resources company, from 1982 to 1986. He joined the Company as Tax Manager in August 1986 and served as Manager of Taxes and Benefits Accounting from November 1989 until he became the Treasurer on October 1, 1994.

  J. Virgil Waggoner. Mr. Waggoner is Vice Chairman of the Company's Board of Directors. Mr. Waggoner served as President and Chief Executive Officer of the Company from 1986 until his retirement in August 1996. From 1950 to 1980, Mr. Waggoner was employed by Monsanto, last serving as Group Vice President and Managing Director of Monsanto's Plastics and Resins Company. Mr. Waggoner was President of El Paso Products Company, a commodity chemical and plastics company, from 1980 to 1983 and was a self-employed industry consultant from 1983 to 1986. Mr. Waggoner has been on the Boards of Directors of Kirby Corporation and Mail-Well since July 1983 and February 1994, respectively. He is currently President and Chief Executive Officer of JVW Investments, Ltd., a private company.

  Allan R. Dragone. Mr. Dragone has been a director of Arcadian Corporation since 1989, and served as Chairman of the Board from 1989 to 1990. He was President and Chief Executive Officer of Azko America, Inc., a chemicals producer, from 1986 to 1989, and was Chairman of the Board of Fiber Industries, Inc., a polyester fibers producer, from 1987 to 1989. He also is a director of United Water Resources, Inc., a water services company, a director of Wellman, Inc., a polyester fibers producer and plastic reclamation company, and a director of Purina Mills, Inc., an animal feed producer. He was Chairman of the Board of the New York Racing Commission from 1990 to 1995, and currently serves as a trustee.

  John L. Garcia. Mr. Garcia has been a Managing Director and Head of the Global Chemical Investment Banking Group with Credit Suisse First Boston Corporation since 1994 and prior thereto was a Managing Director with Wertheim Schroder & Co. Inc. Mr. Garcia also serves as a director of Acetex Corporation.

  Frank J. Hevrdejs. Mr. Hevrdejs is a principal and President of TSG, which he co-founded in 1982. Mr. Hevrdejs has actively participated in acquisitions of over 40 businesses in the past 15 years. He is Chairman of First Sterling Ventures Corp., an investment company, Enduro Holdings, Inc., a structural and electrical manufacturing company, and Fibreglass Holdings, Inc., a truck accessory manufacturer. He is also a director of Mail-Well, Purina Mills, Inc. and Eagle U.S.A., an air-freight company.

  Hunter Nelson. Mr. Nelson is currently a principal with TSG. Prior to joining TSG in 1989, he served as vice president of administration and general counsel of Fiber Industries, Inc., a producer of polyester fibers. Mr. Nelson was previously a partner in the law firm of Andrews & Kurth L.L.P. specializing in general corporate and securities law. Mr. Nelson serves on the board of Sterling Diagnostic Imaging, Inc. and other private companies.

  George B. Gregory. Mr. Gregory is employed by Koch Capital Services, Inc. ("Koch Capital"), a wholly owned subsidiary of Koch Industries, Inc. ("Koch Industries"), and currently serves as chief financial officer of Koch Chemical Company. Prior to joining Koch Capital in June 1995, Mr. Gregory worked as a consultant for Monitor Company and as a chemist for DuPont.

  Robert B. Calhoun. Mr. Calhoun has been President of Clipper Asset Management Corporation, the sole general partner of The Clipper Group, L.P., a private investment firm, since 1991, and of Clipper Capital Corporation, the sole general partner of Clipper Capital Partners, L.P., an affiliated private investment firm, since 1993. From 1975 to 1991, Mr. Calhoun was a Managing Director of Credit Suisse First Boston Corporation. Mr. Calhoun is also a director of Avondale Incorporated and Interstate Bakeries Corporation.

COMPENSATION OF DIRECTORS

  Fees payable to non-employee directors of the Company are $10,000 per year plus an attendance fee of $1,000 for each meeting of the Board and $700 for each meeting of a committee thereof (with the Chairman of each such committee receiving an additional $700 per meeting). In addition, the Vice Chairman of the Board of Directors of the Company receives an additional $10,000 per year fee. Members of the Board of Directors who are employees of the Company or its subsidiaries do not receive a fee for their services as directors. All directors are reimbursed for travel expenses for their services as directors. In addition, the Board of Directors expects to establish a plan pursuant to which the non-employee directors will be granted options to purchase Holdings Common Stock.

COMPENSATION OF EXECUTIVE OFFICERS

  Set forth below is information regarding compensation arrangements and benefits paid or made available to (i) the Chief Executive Officer and (ii) the four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for the three fiscal years ended September 30, 1996. Compensation during such fiscal years included participation in certain stock option, SAR and other benefit plans sponsored by the Company or its subsidiaries which were terminated in connection with the Merger.

                                   ANNUAL          LONG-TERM COMPENSATION
                               COMPENSATION(1)             AWARDS
                              -----------------    -----------------------
                                                   RESTRICTED  SECURITIES   ALL OTHER
   NAME AND PRINCIPAL          SALARY   BONUS        STOCK     UNDERLYING  COMPENSATION
        POSITION         YEAR  ($)(2)   ($)(3)      AWARD(S)  OPTIONS/SARS    ($)(4)
   ------------------    ---- -------- --------    ---------- ------------ ------------
Robert W. Roten......... 1996 $205,000 $105,313     $   -0-           -0-    $  9,403
 President and Chief     1995  205,000  266,394         -0-    20,000/-0-       9,364
 Executive Officer(5)    1994  177,500   71,579         -0-           -0-       8,817
J. Virgil Waggoner...... 1996  297,917  200,372         -0-           -0-     101,549(6)
 President and Chief     1995  325,000  506,851         -0-           -0-       9,675
 Executive Officer(5)    1994  279,166  134,987         -0-           -0-       1,916
Robert N. Bannon........ 1996  180,000   92,469         -0-           -0-       8,462
 Vice President--
  Operations,            1995  180,000  233,906         -0-    15,000/-0-       9,045
 President--
  Petrochemicals
  Division               1994  152,500   61,353         -0-           -0-       7,561
Richard K. Crump........ 1996  180,000   92,469         -0-           -0-       8,462
 Vice President--        1995  180,000  233,906         -0-    15,000/-0-       9,045
 Strategic Planning      1994  152,500   61,353         -0-           -0-       7,561
Jim P. Wise............. 1996  180,000   92,469         -0-           -0-     204,255(7)
 Vice President--Finance
  and                    1995  180,000  413,906(8)  186,975    12,500/-0-       1,620
 Chief Financial Officer 1994    3,409      -0-         -0-           -0-          31
F. Maxwell Evans........ 1996  153,500   56,345         -0-           -0-       7,415
 Vice President, General 1995  148,334  149,417         -0-    10,000/-0-       8,010
 Counsel and Secretary   1994  142,500   43,718         -0-           -0-       6,391

--------
(1) No Named Executive Officer received any perquisites and other personal benefits the aggregate amount of which exceeded the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the relevant fiscal year in the Summary Compensation Table.
(2) Includes amounts deferred under the Company's 401(k) Savings and Investment Plan.
(3) Paid pursuant to the Company's Profit Sharing Plan.
(4) For fiscal year 1996, All Other Compensation includes matching contributions paid by the Company pursuant to the Company's 401(k) Savings and Investment Plan, as follows: Mr. Roten, $7,558, Mr. Waggoner, $8,438, Mr. Bannon, $6,842, Mr. Crump, $6,842, Mr. Wise, $4,388 and Mr. Evans, $6,033; and premiums for group term life insurance paid by the Company as follows: Mr. Roten, $1,845, Mr. Waggoner, $2,492, Mr. Bannon, $1,620, Mr. Crump, $1,620, Mr. Wise, $1,620 and Mr. Evans, $1,382.
(5) Upon consummation of the Merger, Mr. Roten succeeded Mr. Waggoner as President and Chief Executive Officer. Prior to the Merger, Mr. Roten was Executive Vice President and Chief Operating Officer.
(6) Includes $90,619 compensation for unused vacation time paid upon Mr. Waggoner's resignation as an officer of the Company.
(7) Includes $198,247 paid upon consummation of the Merger pursuant to a change of control provision of Mr. Wise's employment agreement. Such agreement was terminated in connection with the Merger.

(8) In addition to payments pursuant to the Company's Profit Sharing Plan, this amount includes an additional $90,000 in cash and the value of 12,000 shares of restricted Common Stock awarded to Mr. Wise. The fair market value of such restricted Common Stock was $8.13 per share.

  Option/SAR Grants in Last Fiscal Year. There were no stock option or SAR grants in fiscal 1996.

  Aggregate Option/SAR Exercises in Fiscal 1996 and Year-end Option/SAR Values. The following table provides information on SAR exercises in fiscal 1996 by the Named Executive Officers. Upon consummation of the Merger, each outstanding option to acquire Company Common Stock was canceled, each outstanding SAR was converted into the right to receive a cash payment equal to the excess, if any, of $12.00 over the base price provided for in such SAR and the Company's existing stock option and SAR plans were terminated. Accordingly, there were no stock options or SARs outstanding at September 30, 1996.

                                                      NUMBER OF SECURITIES
                                                     UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                    OPTIONS/SARS AT SEPTEMBER THE-MONEY OPTIONS/SARS AT
                           SHARES                          30, 1996(#)          SEPTEMBER 30, 1996($)
                         ACQUIRED ON     VALUE      ------------------------- -------------------------
NAME                     EXERCISE(#) REALIZED($)(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------------- ----------- ------------- ----------- -------------
Robert W. Roten.........       -0-     $     -0-         --           --           --           --
J. Virgil Waggoner......       -0-           -0-         --           --           --           --
Robert N. Bannon........   131,250     1,050,000         --           --           --           --
Richard K. Crump........       -0-           -0-         --           --           --           --
Jim P. Wise.............       -0-           -0-         --           --           --           --
F. Maxwell Evans........   118,130       945,040         --           --           --           --

--------
(1) The amounts indicated in the column entitled "Value Realized ($)" represent the amount paid to the holder of the SARs upon consummation of the Merger.

 Pension Plans.

  The Company maintains a defined benefit Salaried Employees' Pension Plan (the "Pension Plan") covering substantially all salaried employees, including the Named Executive Officers. Pension costs are borne solely by the Company and determined annually on an actuarial basis with contributions made accordingly. The pension benefits payable under the Pension Plan for individuals hired by Monsanto (from which the Company acquired the Texas City Plant) prior to April 1, 1986 are based on such individual's vested percentage times years of service multiplied by 1.4% of Average Earnings (as defined). Individuals hired by Monsanto on or after April 1, 1986 and other individuals hired by the Company receive a pension payable under the Pension Plan based on such individual's vested percentage times years of service multiplied by 1.2% of Average Earnings. Average Earnings excludes, among other things, amounts received under the Company's Profit Sharing Plan and is generally defined as the greater of (i) average compensation received during the highest three of the final five calendar years of employment or (ii) average compensation received during the final 36 months of employment.

  For those Company employees who were (i) employed by the Company prior to October 1, 1986, (ii) previously employed by Monsanto and (iii) accruing a Monsanto pension plan benefit, the Company recognizes Monsanto pension plan years of service offset by any vested benefit under the Monsanto pension plan. For those Company employees as of August 21, 1992 who were (i) previously employed by Albright & Wilson based in the United States and (ii) participants in the Tenneco, Inc. Retirement Plan, the Company recognizes Tenneco, Inc. Retirement Plan years of service offset by any vested benefit under that plan.

  The following table ("Table A") illustrates the aggregate of the annual normal retirement benefits payable under the Pension Plan, the Equalization Plan (as hereinafter defined) and the Supplemental Plan (as hereinafter defined) based on 1.4% of Average Earnings, without reduction for any offset amounts.

                                                        YEARS OF SERVICE
                                                 -------------------------------
AVERAGE EARNINGS                                   10      20      30      40
----------------                                 ------- ------- ------- -------
$ 50,000........................................ $ 7,000 $14,000 $21,000 $28,000
 100,000........................................  14,000  28,000  42,000  56,000
 150,000........................................  21,000  42,000  63,000  84,000
 200,000........................................  21,000  42,000  63,000  84,000
 250,000........................................  21,000  42,000  63,000  84,000
 300,000........................................  21,000  42,000  63,000  84,000
 350,000........................................  21,000  42,000  63,000  84,000
 400,000........................................  21,000  42,000  63,000  84,000

  The following table illustrates the annual normal retirement benefits payable under the Pension Plan based on 1.2% of Average Earnings, without reduction for any offset amounts. Such benefit levels assume retirement at age 65, the years of service shown, continued existence of the Pension Plan, the Equalization Plan and the Supplemental Plan without substantial change and payment in the form of a single life annuity.

                                                        YEARS OF SERVICE
                                                 -------------------------------
AVERAGE EARNINGS                                   10      20      30      40
----------------                                 ------- ------- ------- -------
$ 50,000........................................ $ 6,000 $12,000 $18,000 $24,000
 100,000........................................  12,000  24,000  36,000  48,000
 150,000........................................  18,000  36,000  54,000  72,000
 200,000........................................  18,000  36,000  54,000  72,000
 250,000........................................  18,000  36,000  54,000  72,000
 300,000........................................  18,000  36,000  54,000  72,000
 350,000........................................  18,000  36,000  54,000  72,000
 400,000........................................  18,000  36,000  54,000  72,000

  The benefits under the Pension Plan are computed by multiplying Average Earnings by credited years of service times the respective percentages referred to above. The benefits payable under the Pension Plan are not reduced by any benefits payable under Social Security or other offset amounts. The benefits payable to Table A participants are reduced by the amount of pension benefits which participants may be entitled to under Monsanto's pension plan. The number of credited years of service of each of the named executive officers are as follows: Robert W. Roten--35 years; J. Virgil Waggoner--40 years; Richard K. Crump--10 years; Robert N. Bannon--25 years; Jim P. Wise--2 years; and F. Maxwell Evans--4 years. Mr. Waggoner was originally hired by Monsanto prior to April 1, 1986, and retired as an employee of the Company in connection with the Merger. Accordingly, Mr. Waggoner's pension benefits commenced on September 1, 1996 and are based upon 40 years of service and 1.4% of his Average Earnings.

  Pension Benefit Equalization Plan. The Company maintains the Sterling Chemicals, Inc. Pension Benefit Equalization Plan (the "Equalization Plan"). The Equalization Plan provides additional benefits to employees whose retirement benefits under the Pension Plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Internal Revenue Code of 1986, as amended (the "Code"). The additional benefits provided by the Equalization Plan are in an amount equal to the benefits under the Pension Plan which are reduced, curtailed or limited by reason of the application of such limitations. All employees who participate in the Pension Plan are eligible to participate in the Equalization Plan. Benefits have been paid to participants under the Equalization Plan and such benefits are generally payable at the time, and in the manner, benefits are payable under the Pension Plan.

  Supplemental Employee Retirement Plan. The Company maintains the Sterling Chemicals, Inc. Supplemental Employee Retirement Plan (the "Supplemental Plan"). The Supplemental Plan also provides additional benefits to certain employees whose retirement benefits under the Pension Plan are reduced, curtailed or otherwise limited because such employee's annual compensation is in excess of $150,000 or because certain Social Security integration benefits were removed from the Pension Plan. The additional benefits provided by the Supplemental Plan are in an amount equal to the benefits under the Pension Plan which are reduced, curtailed or limited by reason of the applications of such limitations. Only those employees who are a part of management or are "highly compensated" and are subject to limitations on Pension Plan benefits imposed by the Code may participate in the Supplemental Plan. Benefits have been paid to participants under the Supplemental Plan and such benefits are generally payable at the time, and in the manner, benefits are payable under the Pension Plan.

  Assuming retirement at age 65, or their current age, if older, and the continuation of their current levels of base salary until such retirement, as of September 30, 1996, total retirement benefits under the Equalization Plan and/or the Supplemental Plan payable to Messrs. Roten, Crump, Bannon, Wise and Evans will be $86,098, $53,616, $85,389, $30,847 and $31,731 per year, respectively, reduced by the value of the benefits payable under the Pension Plan, which are $62,148, $44,680, $69,105, $25,706 and $30,609 per year, respectively. Mr. Waggoner's actual benefits paid under the Equalization Plan and/or the Supplemental Plan are $134,758, reduced by actual benefits under the Pension Plan of $71,341.

  Termination Pay Plan.

  On April 24, 1996, the Company adopted a Consolidated Termination Pay Plan for All Salaried Employees of the Company and its Subsidiaries, which supersedes and replaces all prior termination pay plans (collectively, the "Prior Plans"). The Consolidated Termination Pay Plan was amended and restated on May 20, 1996 and further amended on August 19, 1996 (as amended, the "Consolidated Plan"). With the exception of Mr. Waggoner, each of the Named Executive Officers is covered by the Consolidated Plan.

  The Consolidated Plan provides that if, within the 24-month period following a "change of control," the employment of any full time salaried employee of the Company is terminated for any reason (other than the employee's death or disability, resignation or retirement or termination for cause), or such employee is requested to accept a new job which is less than equivalent to his or her job immediately prior to the change of control in terms of compensation, job level, job responsibilities or credits, such employee shall be entitled to receive termination pay. Such an event giving rise to termination pay under the plan is defined as a "Triggering Event."

  The termination pay payable to any eligible employee following a Triggering Event is equal to 36 months' pay (for certain members of senior management, including the Named Executive Officers), or 24 months' pay (for all other salaried employees) (the relevant period being referred to as such employee's "Termination Pay Period") at the employee's base pay rate in effect at the time of the change of control, and is payable as and when such base salary would otherwise have been payable to such employee if such employee had not been terminated. An affected employee is to receive continued health benefits for the Termination Pay Period, and an amount equal to the projected amount of profit sharing that would have been received by the affected employee under the Company's Amended and Restated Salaried Employees' Profit Sharing Plan during the Termination Pay Period.

  Other amounts payable upon a Triggering Event include benefits accrued under the Company's pre-Merger employee stock ownership plan (the "Old ESOP"), the Company's Amended and Restated Savings and Investment Plan, the Pension Plan, the Supplemental Plan or the Equalization Plan, or any similar plan in effect for Canadian employees, which would be forfeited by the employee due to the Triggering Event. The Consolidated Plan also provides for outplacement services and gross-up payments for any excise tax imposed by Section 4999 of the Code or any interest or penalty thereon.

  Assuming that Messrs. Roten, Crump, Bannon, Wise and Evans were entitled to receive payments under the Consolidated Plan as of September 30, 1996, and assuming projected profit sharing amounts of zero for the Termination Pay Period, such payments would have totaled $615,000, $540,000, $540,000, $540,000 and $466,500, respectively.

  For purposes of the Consolidated Plan, a "change of control" means (i) the acquisition of or the ownership of 50% or more of the total voting stock of Holdings then issued and outstanding, by any person or group of affiliated persons, or entities not affiliated with the Company as of April 24, 1996, either with or without the consent of Holdings, or (ii) individuals who were members of the Board of Director of Holdings immediately prior to a meeting of the stockholders of Holdings involving a contest for the election of directors do not constitute a majority of the Board of Directors of Holdings immediately following such election unless the election of such new directors was recommended to the stockholders by management of Holdings, or (iii) in addition to (i) and (ii) above, with respect to employees of Sterling Pulp Chemicals, Ltd. and Sterling Pulp Chemicals US, Inc., only, the acquisition of or the ownership of 50% or more of the total voting stock of Sterling Pulp Chemicals, Ltd. or Sterling Canada, Inc. The Merger constituted a "change of control" under the Consolidated Plan. No payments are currently expected to be made under such plan in connection with the Merger.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In connection with the Merger, STX Acquisition Corp., Sterling and TSG entered into an agreement (the "Consulting Agreement") pursuant to which TSG provided consulting and advisory services, including the organization of STX Acquisition Corp. and Sterling, structuring and financing of the Merger, arrangements for outside consulting services, advice with respect to employee benefit and compensation arrangements and other matters, and STX Acquisition Corp. agreed to indemnify TSG against liabilities relating to their services. In addition, Unicorn provided similar services to STX Acquisition Corp. and Sterling in connection with the Merger. Upon consummation of the Merger, the Company paid TSG and Unicorn one-time transaction fees of approximately $8 million and $4 million, respectively, for these services and reimbursed TSG and Unicorn for their expenses. In addition, the Consulting Agreement provides that if the Company determines prior to April 23, 1998 to dispose of or acquire any assets or businesses or to offer its securities for sale or to raise any debt or equity financing, the Company will retain TSG as a consultant with respect to the transaction, provided that TSG's fees are competitive and the Company and TSG mutually agree on the terms of the engagement. TSG did not receive a fee in connection with the Offering. The Company paid TSG a one-time transaction fee of approximately $1.1 million in connection with the AFB Acquisition, and the Company expects to pay TSG a fee of approximately $0.9 million in connection with the SaskChem Acquisition. The transaction fees received by TSG are consistent with fees which TSG has received in other transactions for which it has provided similar consulting and advisory services, but were not negotiated on an arm's length basis. Frank
J. Hevrdejs and Hunter Nelson, each a director of the Company and stockholder of Holdings and a party to the Voting Agreement (as hereinafter defined), and William C. Oehmig and Susan O. Rheney, each a stockholder of Holdings and a party to the Voting Agreement, are the principals of TSG. Frank P. Diassi, Chairman of the Board of Directors, a stockholder of Holdings and a party to the Voting Agreement, is the Managing General Partner of Unicorn. See "Principal Stockholders."

  Also in connection with the 1996 Recapitalization, Credit Suisse First Boston Corporation served as managing underwriter and provided certain financial advisory services to STX Acquisition Corp. and Sterling, for which such firm received underwriting discounts and commissions and financial advisory fees totaling approximately $17 million. In addition, Credit Suisse First Boston Corporation acted as an Initial Purchaser for the Offering, for which such firm received underwriting discounts not in excess of customery amounts. John L. Garcia, a director of the Company and stockholder of Holdings, is a Managing Director of Credit Suisse First Boston Corporation.

  In addition, at the closing of the 1996 Recapitalization, a Voting Agreement (the "Voting Agreement") was entered into among Frank J. Hevrdejs, Frank P. Diassi, William C. Oehmig, Hunter Nelson, Susan O. Rheney (Trustee of The Rheney Living Trust), Koch Capital, The Clipper Group (as hereinafter defined), FSI No. 2 Corporation (a wholly owned subsidiary of Fayez Sarofim & Co.), Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. (collectively, the "Voting Agreement Parties"). The Voting Agreement provides for each of the Voting Agreement Parties to vote any shares of Holdings Common Stock owned or subsequently acquired by such parties in favor of a nominee to the Board of Directors of Holdings to be selected by each of Koch Capital and The Clipper Group. The rights of Koch Capital and The Clipper Group to select a nominee under the Voting Agreement are terminated in the event their ownership of Holdings Common Stock represents less than 5% of the total outstanding shares of Holdings Common Stock. George B. Gregory is the current designee of Koch Capital and Robert B. Calhoun is the current designee of The Clipper Group. See "Principal Stockholders."

  The financing for the AFB Acquisition included a private placement of Holdings Common Stock to certain existing stockholders of the Company, and each of the Voting Agreement Parties participated in such private placement. The financing for the SaskChem Acquisition is also expected to include a private placement of securities of Holdings, and it is expected that the Voting Agreement Parties will be given the opportunity to participate in such offering and that some or all of such parties will participate.

  Mr. Gordon A. Cain, Chairman of the Company's Board of Directors prior to the Merger, was the founder of TSG and was a principal and a stockholder thereof until December 1993. Since that time Mr. Cain has had no equity or other financial interest in TSG, although at TSG's invitation he has invested in three transactions organized by TSG. Mr. Cain and William A. McMinn, a director of the Company prior to the Merger, assist TSG as senior advisors on selected transactions. Although Mr. McMinn has received certain advisory fees for such services, Mr. Cain has not. Neither Mr. Cain nor Mr. McMinn participated in any such capacity in connection with the Merger. Messrs. Cain and McMinn, along with Mr. J. Virgil Waggoner, Vice-Chairman of the Company's Board of Directors, Robert W. Roten, Chief Executive Officer and a director of the Company, and Richard K. Crump, a Vice-President of the Company, have previously co-invested with principals of TSG in several transactions.

  Since October 1, 1991, the Company and certain affiliates of Koch Industries have had ongoing commercial relationships in the ordinary course of business, including, from time to time, supply of raw materials or sales of petrochemicals. For the fiscal year ended September 30, 1996, (i) product sales to and raw material purchases from Koch Chemical Company, an indirect wholly owned subsidiary of Koch Industries, and (ii) payments to John Zink Company, an indirect wholly owned subsidiary of Koch Industries, in consideration for certain contracting and construction services performed at the Texas City Plant, each represented less than 1% of the Company's revenues.

                            PRINCIPAL STOCKHOLDERS

  All of the issued and outstanding capital stock of Sterling is owned by Holdings. The following table sets forth certain information regarding the beneficial ownership of Holdings Common Stock as of May 30, 1997, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Holdings Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all of the directors and executive officers as a group. In addition, employees of the Company, including certain of the Company's executive officers, own an aggregate of 1,157,643 shares of Holdings Common Stock through the Old ESOP, which represents 9.6% of the outstanding Holdings Common Stock. These shares are held of record by Merrill Lynch & Co. Incorporated ("Merrill Lynch"), as trustee, who disclaims beneficial ownership of such shares, and are allocated to the account of each employee who has sole voting power of his respective Old ESOP shares. In connection with the 1996 Recapitalization, the Old ESOP was terminated and the Old ESOP shares are expected to be distributed to the respective employees during the third quarter of fiscal 1997. Employees of the Company, including the Company's executive officers, also own an aggregate of 541,670 shares of Holdings Common Stock through the New ESOP, established in connection with the 1996 Recapitalization, which represents 4.5% of the outstanding shares of Holdings Common Stock. The New ESOP shares have not yet been allocated to the accounts of individual employees, although the initial allocation is expected to occur during the third quarter of fiscal 1997 with an effective date of December 31, 1996. Upon such allocation, such employees will share voting power of their respective allocated New ESOP shares with the plan administrator of the New ESOP. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The information is based upon information furnished to the Company by each individual or entity named below.

                                                          COMMON STOCK
                                                        ------------------------
                                                        NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                  SHARES          PERCENT
---------------------------------------                 ---------        -------
Frank P. Diassi.......................................    594,772(2)(3)    5.0%
J. Virgil Waggoner....................................    411,306(4)       3.4
Robert B. Calhoun.....................................  1,852,110(5)      15.5
Allan R. Dragone......................................     22,035            *
John L. Garcia........................................     32,137(6)         *
George B. Gregory.....................................  1,101,726(7)       9.2
Frank J. Hevrdejs.....................................    818,118(2)       6.8
Hunter Nelson.........................................     57,741(2)         *
Robert W. Roten.......................................    161,633(8)       1.3
Robert N. Bannon......................................     24,905(9)         *
Richard K. Crump......................................     41,195(10)        *
Jim P. Wise...........................................      8,814            *
F. Maxwell Evans......................................      6,938(11)        *
Clipper Capital Associates, Inc.......................  1,776,210(2)(12)  14.8
Koch Capital Services, Inc............................  1,101,726(2)(13)   9.2
FSI No. 2 Corporation.................................    622,053(2)(14)   5.2
Olympus Growth Fund II, L.P...........................    615,383(2)(15)   5.1
Olympus Executive Fund, L.P...........................      6,670(2)(15)     *
All executive officers and directors of the Company as
 a group (15 persons).................................  5,163,149(16)     43.1

--------
 * Less than 1%
(1) Unless otherwise noted, the mailing address of each such beneficial owner is 1200 Smith Street, Suite 1900, Houston, Texas 77002-4312.
(2) Each of such stockholders is a party to the Voting Agreement. See "Certain Relationships and Related Transactions." Other parties to the Voting Agreement include William C. Oehmig, who beneficially owns 343,047 shares of Holdings Common Stock, and the Rheney Living Trust (Susan O. Rheney and Clarke

     Rheney, Trustees), which beneficially owns 45,909 shares of Holdings Common Stock. The parties to the Voting Agreement may be deemed to be members of a "group" within the meaning of Rule 13d-5(b)(1) under the Exchange Act, and accordingly may be deemed to have beneficial ownership of all of the shares of Common Stock subject to the Voting Agreement. An aggregate of 6,257,751 shares of Common Stock, representing 52.3% of the outstanding Common Stock, are subject to the Voting Agreement. However, each party to the Voting Agreement expressly disclaims membership in such group and beneficial ownership of such shares of Common Stock, other than shares identified herein as beneficially owned by such party.
(3) Includes 20,000 shares held as Trustee of the Gabrielle Diassi Trust and 40,000 shares held as Trustee of the Diassi Children's Trust.
(4) Represents shares owned by the Waggoner Investment Partnership, Ltd., a family limited partnership of which Mr. Waggoner is the managing general partner and a limited partner and of which Mr. Waggoner's wife is both a general partner and a limited partner. Mr. Waggoner disclaims beneficial ownership of the Holdings Common Stock owned by such partnership except to the extent of his pecuniary interest therein.

(5) Mr. Calhoun is the sole stockholder of Clipper and Curacao, and as such may be deemed to have beneficial ownership of shares of Common Stock beneficially owned by Clipper Associates, Clipper I, Clipper II, Clipper III and Clipper IV, each of which is defined and discussed below in footnote (12). In addition, Mr. Calhoun may be deemed to have beneficial ownership of shares of Common Stock beneficially owned by CS First Boston Merchant Investments 1995/96, L.P. ("CSFB Investments"), a Delaware limited partnership principally engaged in making investments. CSFB Investments may be deemed to directly beneficially own 75,900 shares of Common Stock.
(6) Held by Clipper Associates under a nominee agreement pursuant to which Clipper Associates exercises sole voting and dispositive power with respect to such shares.
(7) Represents shares held by Koch Capital, a wholly owned subsidiary of Koch Industries, with respect to which, as Chief Financial Officer of the chemical group of Koch Capital, Mr. Gregory may be deemed to have beneficial ownership. Mr. Gregory disclaims beneficial ownership of such shares.
(8) Includes 36,806 shares over which Mr. Roten has sole voting power held by Merrill Lynch, as Trustee of the Old ESOP, and allocated to Mr. Roten's account.
(9) Includes 21,727 shares over which Mr. Bannon has sole voting power held by Merrill Lynch, as Trustee of the Old ESOP, and allocated to Mr. Bannon's account.
(10) Includes 7,478 shares over which Mr. Crump has sole voting power held by Merrill Lynch, as Trustee of the Old ESOP, and allocated to Mr. Crump's account.
(11) Includes 1,704 shares over which Mr. Evans has sole voting power held by Merrill Lynch, as Trustee of the Old ESOP, and allocated to Mr. Evans' account.
(12) Clipper Capital Associates, Inc. ("Clipper") may be deemed to be the beneficial owner of such shares of Common Stock by virtue of its relationship with entities that have beneficial ownership of such shares as discussed herein. Clipper and its affiliated entities described herein are collectively referred to as "The Clipper Group." Clipper is the sole general partner of Clipper Capital Associates, L.P. ("Clipper Associates"), and is a Delaware corporation principally engaged in holding investments, formed for the purpose of serving as general partner of Clipper Associates. The mailing address of Clipper is 11 Madison Avenue, 26th Floor, New York, NY 10010.

  Clipper Associates is a Delaware limited partnership principally engaged in making investments, directly or indirectly through other entities and is the sole general partner of Clipper Equity Partners I, L.P. ("Clipper I") and Clipper/Merchant Partners, L.P. ("Clipper II"), with sole voting and dispositive power with respect to the securities held by such partnerships. Each of Clipper I and Clipper II is a Delaware limited partnership, principally engaged in making investments. Clipper Associates may be deemed to directly beneficially own 2,390 shares of Common Stock and indirectly beneficially own 198,222 shares of Common Stock by virtue of its status as nominee under certain nominee agreements, pursuant to which it exercises sole voting and dispositive power with respect to such shares. Clipper I may be deemed to directly beneficially own 427,033 shares of Common Stock. Clipper II may be deemed to directly beneficially own 492,711 shares of Common Stock.

     Each of Clipper/Merban, L.P. ("Clipper III") and Clipper/European Re, L.P. ("Clipper IV") is a Delaware limited partnership, principally engaged in making investments. Clipper Associates is the sole investment general partner of Clipper III and Clipper IV, having sole voting and dispositive power with respect to securities held by such partnerships. Clipper III may be deemed to directly beneficially own 569,381 shares of Common Stock. Clipper IV may be deemed to directly beneficially own 284,695 shares of Common Stock. Clipper Curacao, Inc. ("Curacao"), a corporation organized under the laws of the British Virgin Islands, is the sole administrative general partner of Clipper III and Clipper IV, responsible for the administrative functions of such partnerships.
(13) Such shares are directly beneficially owned by Koch Capital, but may be deemed to be beneficially owned by Koch Industries, of which Koch Capital is a wholly owned subsidiary. The mailing address of Koch Industries and Koch Capital is 4111 East 37th Street North, Wichita, KS 67220.
(14) Such shares are directly beneficially owned by FSI No. 2 Corporation, but may be deemed to be beneficially owned by Fayez Sarofim & Co., of which FSI No. 2 Corporation is a wholly owned subsidiary. The majority owner of Fayez Sarofim & Co. is Fayez Sarofim. The mailing address of Fayez
     Sarofim, Fayez Sarofim & Co. and FSI No. 2 Corporation is Two Houston Center, Suite 2907, Houston, TX 77010.
(15) Olympus Growth and Olympus Executive are Delaware limited partnerships principally engaged in making investments. OGP II, L.P., a Delaware limited partnership ("OGP") is the sole general partner of Olympus
     Growth, OEF, L.P., a Delaware limited partnership ("OEF"), is the sole general partner of Olympus Executive. The three general partners of both OGP and OEF are LJM, L.L.C. ("LJM"), RSM, L.L.C. ("RSM") and Conroy,
     L.L.C. ("Conroy"); each of which is a Delaware limited liability company. The majority owner of LJM is Louis J. Mischianti. The majority owner of RSM is Robert S. Morris. The majority owner of Conroy is James A. Conroy. The mailing address of Olympus Growth, Olympus Executive, OGP, OEF, LJM, RSM, Conroy and Messrs. Mischianti, Morris and Conroy is Metro Center,
     One Station Place, Stanford, Connecticut 06902.
(16) Includes 67,715 shares held by Merrill Lynch, as Trustee of the Old ESOP, and allocated to the accounts of certain of such officers and directors.

                       DESCRIPTION OF OTHER INDEBTEDNESS

TERM LOANS, REVOLVER AND ESOP LOANS

  In connection with the 1996 Recapitalization, Sterling entered into the Original Credit Agreement with Texas Commerce Bank National Association, as agent bank for a syndicate of lenders, and Credit Suisse First Boston and Chase Securities Inc. as co-arrangers. Funding under the Original Credit Agreement occurred August 21, 1996, upon the consummation of the Merger. The Original Credit Agreement provides for facilities consisting of a six and one-half year revolving credit facility providing for up to $100 million (subject to a monthly borrowing base calculation) in revolving loans (the "Revolver"), a term loan facility consisting of a $200 million Tranche A term loan due March 31, 2003 and a $150 million Tranche B term loan due September 30, 2004 (the "Original Term Loans"), and a $6.5 million ESOP Term Loan due September 30, 2000 (the "ESOP Loan").

  In connection with the AFB Acquisition, Sterling entered into the New Credit Agreement with Texas Commerce Bank National Association, as agent bank for a syndicate of lenders, and Credit Suisse First Boston and Chase Securities Inc. as co-arrangers. Funding under the New Credit Agreement occurred January 31, 1997, upon the consummation of the AFB Acquisition. The New Credit Agreement provides for a term loan facility consisting of a $31 million Tranche A term loan due March 31, 2003 and a $50 million Tranche B term loan due September 30, 2004 (the "New Term Loans" and, together with the Original Term Loans, the "Term Loans").

  The Term Loans, the ESOP Loan and the Revolver borrowings bear interest, at Sterling's option, at an annual rate of either the Eurodollar Rate or the Base Rate plus an Applicable Margin ranging from 0% to 3%, depending upon the Company's leverage ratio. The "Base Rate" is equal to the greater of the Prime Rate as announced from time to time by the agent bank, the "Federal Funds Effective Rate" plus 1/2% or the "Base CD

Rate" plus 1% (as such terms are defined in the Senior Credit Agreements). The Original Credit Agreement also requires Sterling to pay a commitment fee in the amounts of 3/8% or 1/2% of the unused commitment under the Revolver depending on the Company's Leverage Ratio (as defined in the Original Credit Agreement).

  The Original Credit Agreement requires the principal amount of the Original Term Loans to be amortized in quarterly installments beginning with the fiscal quarter ending December 31, 1996, plus additional mandatory prepayments based upon consolidated Excess Cash Flow (as defined in the Original Credit Agreement). The New Credit Agreement requires the principal amount of the New Term Loans to be amortized in quarterly installments beginning with the fiscal quarter ending June 30, 1997, plus additional mandatory prepayments based upon consolidated Excess Cash Flow (as defined in the New Credit Agreement). The ESOP Loan is amortized in 16 equal quarterly installments during its four-year term. Advances under the Revolver are subject to a borrowing base consisting of 85% of eligible accounts receivable and 65% of eligible inventory with an inventory cap of 50% of the borrowing base.

  Sterling's obligations under the Senior Credit Agreements are secured by a first priority lien on the capital stock of Sterling's domestic subsidiaries, 65% of the capital stock of its foreign subsidiaries and substantially all of the domestic assets of Sterling, including without limitation, accounts receivable, inventory, intangibles and fixed assets and assignments of certain material leases, licenses and contracts. In addition, the Senior Credit Agreements are secured by a pledge by Holdings of all of the capital stock of Sterling. The Senior Credit Agreements are cross-defaulted to each other, to the Existing Indentures and the Indenture.

  The Senior Credit Agreements contain numerous financial and operating covenants, including, without limitation, restrictions on Sterling's ability to incur indebtedness, pay dividends, create liens, sell assets, engage in mergers and acquisitions and refinance existing indebtedness. The Senior Credit Agreements also require Sterling to satisfy certain financial covenants and tests. In addition, the Senior Credit Agreements include various circumstances that will constitute, upon occurrence and subject in certain cases to notice and grace periods, an event of default thereunder.

  As of March 31, 1997, Sterling had drawn approximately $21.6 million under the Revolver and issued approximately $1 million in letters of credit under the Revolver, thereby reducing the available commitment under the Revolver at such time to approximately $77.4 million (compared to an available commitment thereunder as of December 31, 1996 of $96 million). Available credit under the Revolver for loans and letters of credit is subject to a monthly borrowing base and at March 31, 1997, on a pro forma basis, the borrowing base did not limit such available credit. After giving effect to the Offering and the application of the proceeds therefrom, at March 31, 1997, on a pro forma basis, Sterling would have had indebtedness of $276.0 million under the Term Loans and $5.7 million under the ESOP Loan.

  The proceeds of the Offering were used to prepay outstanding indebtedness under the Term Loans. See "Private Placement." In connection with such prepayment, Sterling and the requisite lenders under the Senior Credit Agreements effected the Amendments. Among other things, the Amendments (i) permitted and provided for the issuance of the Notes, (ii) adjusted the method of the application of voluntary prepayments to allow the proceeds of the Offering to be applied in a manner that significantly reduced required principal payments, particularly over the next three years, (iii) amended certain financial covenants to make them somewhat less restrictive, including amendments to the Leverage Ratio, Interest Coverage Ratio and Fixed Charge Coverage Ratio covenants, (iv) increased the commitment under the Revolver by $25 million to $125 million, and (v) included a new financial covenant with respect to the maintenance of a specified Senior Debt Leverage Ratio.

EXISTING SUBORDINATED NOTES

  As part of the 1996 Recapitalization, Sterling also issued $275 million in aggregate principal amount of Existing Subordinated Notes maturing on August 15, 2006. The following description of the Existing Subordinated Notes is qualified in its entirety by reference to the Existing Subordinated Notes Indenture, a form of which has been filed by Sterling with the SEC. See "Available Information."

  The Existing Subordinated Notes bear interest at the annual rate of 11 3/4%, payable semi-annually on February 15 and August 15 of each year commencing February 15, 1997. The Existing Subordinated Notes may not be redeemed by Sterling prior to August 15, 2001, and from thereon through August 15, 2004, the Existing Subordinated Notes may be redeemed at a premium varying between 105.875% to 101.958%. Subsequent to August 15, 2004, Sterling may redeem the Existing Subordinated Notes at their face value plus accrued interest. Prior to August 15, 1999, Sterling may redeem in the aggregate up to 35% of the original principal amount of the Existing Subordinated Notes with the proceeds of one or more public equity offerings following which there is a public market. Such redemptions may be made at a redemption price of 111 3/4% of the face value plus accrued interest to the redemption date. After such redemption, at least $178.8 million aggregate principal amount of the Existing Subordinated Notes must remain outstanding.

  The Existing Subordinated Notes are unsecured senior subordinated obligations of Sterling, are subordinated to all Senior Debt of Sterling and are senior in right of payment with, or pari passu with, all existing and future subordinated indebtedness of the Company. The Notes rank pari passu with the Existing Subordinated Notes.

  The Existing Subordinated Notes Indenture contains numerous financial and operating covenants, including, without limitation, restrictions on Sterling's ability to incur indebtedness, pay dividends, create liens, sell assets, engage in mergers and acquisitions and refinance existing indebtedness, which are substantially similar to the covenants contained in the Indenture. In addition, the Existing Subordinated Notes Indenture includes various circumstances that will constitute, upon occurrence and subject in certain cases to notice and grace periods, an event of default thereunder.

                           DESCRIPTION OF THE NOTES

  The Exchange Notes will be issued, and the Old Notes were issued, pursuant to the Indenture (the "Indenture") between Sterling and Fleet National Bank, as trustee (the "Trustee"). The following is a summary of material provisions of the Indenture. This summary does not purport to be complete and is subject to and is qualified in its entirety by reference to all provisions of the Notes and the Indenture (including provisions made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended), including the definitions therein of terms not defined herein. Certain terms used herein are defined below under "--Certain Definitions." Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth under "Available Information."

GENERAL

  The Exchange Notes will be issued solely in exchange for an equal principal amount of Old Notes pursuant to the Exchange Offer. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Old Notes except that the offering of the Exchange Notes has been registered under the Securities Act, and the Exchange Notes will therefore not be subject to transfer restrictions, registration rights and certain provisions relating to an increase in the stated interest rate on the Old Notes under certain circumstances. See"--Registered Exchange Offer; Registration Rights." The Notes are subject to the terms stated in the Indenture, as supplemented, a copy of which has been filed as an exhibit to the Registration Statement, and holders of the Notes are referred thereto for a statement of those terms. The statements and definitions of terms under this caption relating to the Notes and the Indenture described below are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture.

  The Old Notes and the Exchange Notes will constitute a single series of debt securities under the Indenture. If the Exchange Offer is consummated, holders of Old Notes who do not exchange their Old Notes for Exchange Notes will vote together with holders of the Exchange Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes that remain outstanding after the Exchange Offer will be aggregated with the Exchange Notes, and the holders of such Old Notes and the Exchange Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentages in aggregate principal amount of the Old Notes and the Exchange Notes then outstanding.

  The Notes are senior subordinated unsecured obligations of Sterling, are limited to $150,000,000 aggregate principal amount and will mature on April 1, 2007. The Notes bear interest at 11 1/4% per annum from April 7, 1997 or from the most recent date to which interest has been paid as provided for, payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1997, to each Person in whose name a Note is registered at the close of business on the preceding March 15 or September 15, as the case may be. Principal of and premium, if any, and interest on the Notes is payable, and the transfer of Notes is registrable, at the office or the agency maintained by Sterling in the City of New York. In addition, payment of interest may, at the option of Sterling, be made by check mailed to the address of the Person entitled thereto as it appears in the Note Register. Interest is computed on the basis of a 360-day year of twelve 30-day months.

  The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 and any multiple thereof. No service charge will be made for any registration of transfer or exchange of Notes, but Sterling may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

  Except as set forth in the following paragraph, the Notes are not redeemable at the option of Sterling prior to April 1, 2002. Thereafter, the Notes will be redeemable, at Sterling's option, in whole or in part from time to time, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at the Holder's address appearing in the Note Register, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning April 1 of the years set forth below:

                                                                      REDEMPTION
      PERIOD                                                            PRICE
      ------                                                          ----------
      2002...........................................................  105.625%
      2003...........................................................  103.750%
      2004...........................................................  101.875%
      2005...........................................................  100.000%

  In addition, at any time and from time to time prior to April 1, 2000, Sterling may redeem in the aggregate up to 35% of the original principal amount of the Notes with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of principal amount) of 111.25% accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $97,500,000 aggregate principal amount of the Notes must remain outstanding after each such redemption.

  In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis unless otherwise required by law or regulation, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

RANKING

  The indebtedness evidenced by the Notes constitutes senior subordinated unsecured obligations of Sterling. The payment of the principal of and premium, if any, and interest on the Notes is subordinate in right of payment, as set forth in the Indenture, to the prior payment in full in cash or cash equivalents of all existing and future Senior Debt of Sterling, including Sterling's obligations under the Credit Agreements, and ranks pari passu in right of payment with all existing and future senior subordinated indebtedness of Sterling (including the Existing Subordinated Notes). The Notes are senior in all respects to any subordinated indebtedness of Sterling. As of March 31, 1997, after giving effect to the Offering and the application of the net proceeds therefrom, the aggregate principal amount of outstanding Senior Debt of Sterling would have been approximately $303.3 million and the aggregate principal amount of senior subordinated indebtedness of Sterling (including the Notes) would have been approximately $425 million, and Sterling would have had no subordinated indebtedness. Although the Indenture contains limitations on the amount of additional Debt that Sterling may incur, under certain circumstances the amount of such Debt could be substantial and, in any case, such Debt may be Senior Debt. Sterling has agreed in the Indenture that it will not incur, directly or indirectly, any Debt that is subordinate or junior in ranking in right of payment to its Senior Debt unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt. See "--Certain Covenants--Limitation on Debt."

  A portion of the operations of Sterling is conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Sterling, including holders of the Notes, even though such obligations will not constitute Senior Debt. The Notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of Sterling. Although the Indenture limits the incurrence of Debt and preferred stock of certain of Sterling's subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Debt under the Indenture. See "--Certain Covenants--Limitation on Debt" and "--Certain Covenants--Limitation on Restrictions on Distributions from Restricted Subsidiaries."

  Sterling may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Designated Senior Debt is not paid or prepaid when due or (ii) any other default on Designated Senior Debt occurs and the maturity of such Designated Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Debt has been paid in full. However, Sterling may pay the Notes without regard to the foregoing if Sterling and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Debt with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, Sterling may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to Sterling) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (a) by written notice to the Trustee and Sterling from the Person or Persons who gave such Blockage Notice, (b) because the default giving rise to such Blockage Notice is no longer continuing or (c)

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

because such Designated Senior Debt has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt, Sterling may resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt during such period.

  Upon any payment or distribution of the assets of Sterling upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to Sterling or its property, the holders of Senior Debt will be entitled to receive payment in full of such Senior Debt before the Holders are entitled to receive any payment and, until the Senior Debt is paid in full, any payment or distribution to which Holders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Debt as their interests may appear. If a distribution is made to Holders that, due to the subordination provisions, should not have been made to them, such Holders are required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

  If payment of the Notes is accelerated because of an Event of Default, Sterling or the Trustee shall promptly notify the holders of Designated Senior Debt or the Representative of such holders of the acceleration.

  By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of Sterling who are holders of Senior Debt may recover more, ratably, than the Holders, and creditors of Sterling who are not holders of Senior Debt may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the Holders.

  Except as limited above, the terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "-- Defeasance."

BOOK-ENTRY, DELIVERY AND FORM

  The Old Notes were initially issued in the form of the Old Global Note except as described below. Upon issuance, the Old Global Note was deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary. Except as set forth below, the Old Global Note may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary.

  The Old Notes, to the extent validly tendered and accepted and directed by their holders in their Letters of Transmittal, will be exchanged through book-entry electronic transfer for the Exchange Global Note in definitive, fully registered form, without coupons, registered in the name of Cede & Co., as nominee of the Depositary. Investors may hold their beneficial interests in the Global Note directly through the Depositary if they have an account with the Depositary or indirectly through organizations which have accounts with the Depositary.

  To the extent that Old Notes were (i) originally issued to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that are not qualified institutional buyers or (ii) issued as described below under "--Certificated Notes", such Old Notes were issued in definitive form. Upon the transfer of a Note in definitive form, such Note will, unless the Global Note has previously been exchanged for Notes in definitive form, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

  The Depositary has advised Sterling as follows: The Depositary is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

  Upon the issuance of a Global Note, the Depositary will credit, on its book-entry registration and transfer system, the principal amount of the Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers of such Notes. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interest through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

  So long as the Depositary, or its nominee, is the registered holder and owner of the Global Note, the Depositary or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Notes for all purposes of such Notes and the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Global Note. Sterling understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depositary, as the holder of the Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Payment of principal of and interest on Notes represented by the Global Note registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Note.

  Sterling expects that the Depositary or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depositary or its nominee. Sterling also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. Sterling will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

  Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Note may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

  Although the Depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depositary, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor Sterling

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

will have any responsibility for the performance by the Depositary or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

  The Notes represented by the Global Note are exchangeable for certificated Notes in definitive form of like tenor as such Notes in denominations of U.S. $1,000 and integral multiples thereof if (i) the Depositary notifies Sterling that it is unwilling or unable to continue as Depositary for the Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (ii) Sterling in its discretion at any time determines not to have all of the Notes represented by the Global Note or (iii) a default entitling the holders of the Notes to accelerate the maturity thereof has occurred and is continuing. Any Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depositary or its nominee.

REGISTERED EXCHANGE OFFER; REGISTRATION RIGHTS

  Pursuant to the Registration Rights Agreement, Sterling has agreed that it will, at its cost, (i) within 45 days after the date of original issue of the Old Notes, file the Registration Statement with the SEC with respect to the Exchange Offer to exchange the Old Notes for Exchange Notes of Sterling, which will have terms substantially identical in all material respects to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and (ii) use its best efforts to cause the Registration Statement to be declared effective under the Securities Act within 150 days after the date of original issue of the Old Notes. Upon the effectiveness of the Registration Statement, Sterling will offer the Exchange Notes in exchange for surrender of the Old Notes. Sterling will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note surrendered to Sterling pursuant to the Exchange Offer, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange thereof or, if no interest has been paid on such Old Note, from the date of its original issue. Under existing SEC interpretations, Sterling believes that the Exchange Notes will be freely transferable by holders other than affiliates of Sterling after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of Sterling, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with this Prospectus. Under the Registration Rights Agreement, Sterling is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus and delivery requirements to use this Prospectus in connection with the resale of such Exchange Notes.

  A holder of Old Notes (other than certain specified holders) who wishes to exchange such Old Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of Sterling, as defined

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

in Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  In the event that applicable interpretations of the staff of the SEC do not permit Sterling to effect the Exchange Offer, or if for any other reason, the Exchange Offer is not consummated within 180 days of the date of original issue of the Old Notes, or if the Initial Purchasers so request with respect to Old Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer, or if any holder of Old Notes is not eligible to participate in the Exchange Offer or does not receive freely tradeable Exchange Notes in the Exchange Offer, Sterling will, at its cost, (a) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") with the SEC covering resales of the Old Notes or the Exchange Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until the earlier of (i) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144 and (ii) three years from the Issue Date. Sterling will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes or the Exchange Notes, as the case may be. A holder selling such Old Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

  If (i) on or prior to May 22, 1997, neither the Registration Statement nor the Shelf Registration Statement has been filed with the SEC; (ii) on or prior to October 4, 1997, neither the Exchange Offer is consummated nor the Shelf Registration Statement is declared effective; or (iii) after the Registration Statement or the Shelf Registration Statement is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clause (i) through (iii) being herein called a "Registration Default"), interest will accrue on the Notes at the rate of 11 3/4% per annum from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. At all other times, the Notes will bear interest at the rate set forth on the cover page hereof.

  Pursuant to the Registration Rights Agreement, if Sterling effects the Exchange Offer, it will be entitled to close the Exchange Offer 30 days after the commencement thereof provided that it has accepted all Old Notes theretofore validly tendered in accordance with the terms of the Exchange Offer.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder shall have the right to require Sterling to repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest (if any) to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

  The occurrence of any of the following events will constitute a "Change of Control" under the Indenture:


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

    (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Holdings; provided, however, that the Permitted Holders "beneficially own," as defined above, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Holdings than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Holdings (for the purposes of this clause (i), (a) such other Person shall be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation"), if such other Person "beneficially owns" (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation and the Permitted Holders "beneficially own" (as defined above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent corporation and (b) the Permitted Holders shall be deemed to beneficially own any Voting Stock of a specified corporation held by any parent corporation so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent corporation);

    (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings or Sterling (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Holdings or Sterling, as the case may be, was approved by a majority of the directors of Holdings or Sterling, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of Holdings or Sterling, as the case may be, then in office;

    (iii) the merger or consolidation of Holdings or Sterling with or into another Person or the merger of another Person (other than a Permitted Holder) with or into Holdings or Sterling, or the sale or transfer in one or a series of transactions of all or substantially all the assets of Holdings or Sterling to another Person (other than a Permitted Holder) and, in the case only of any such merger or consolidation, the securities of Holdings or Sterling that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Holdings or Sterling are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation; or

    (iv) for so long as a holding company ownership structure is maintained over Sterling, Holdings shall hold less than a majority of the Capital Stock of Sterling (other than Preferred Stock of Sterling issued in accordance with the terms of the Indenture) or less than a majority of the Voting Stock of Sterling.

  Within 30 days following any Change of Control, Sterling will mail a notice to each Holder with a copy to the Trustee stating (i) that a Change of Control has occurred and that such Holder has the right to require Sterling to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest (if any) to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), (ii) the material circumstances and facts regarding such Change of Control (including, without limitation, information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control),
(iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) and (iv) the instructions, determined by Sterling consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.


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

  Sterling shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Sterling shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof. Neither the Board of Directors nor the Trustee may waive compliance by the Company with its obligation to repurchase Notes upon a Change of Control.

  The Change of Control purchase feature is a result of negotiations between Sterling and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Sterling or Holdings would decide to do so in the future. The provisions of the Indenture relating to a Change of Control may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction (including, in certain circumstances, a transaction involving Sterling's management or its affiliates) that may adversely affect Holders, if such transaction does not constitute a Change of Control, as defined above. Any such transaction will result in a Change of Control only if it is the type of transaction specified by such definition. For example, a merger or consolidation with, or sale of assets to, a Permitted Holder (defined to include, among others, the purchasers of Holdings Common Stock in connection with the 1996 Recapitalization and the employees and stockholders of TSG and Unicorn) would not meet the definition of Change of Control and, therefore, Holders of Notes would not be entitled to require Sterling to purchase their Notes.

  The Credit Agreements generally will prohibit Sterling from purchasing any Notes, and will also provide that the occurrence of certain change of control events with respect to Sterling would constitute a default thereunder. In the event a Change of Control occurs at a time when Sterling is prohibited from purchasing any Notes, Sterling could seek the consent of its lenders to the purchase of Notes or could attempt to refinancing the borrowings that contain such prohibition. If Sterling does not obtain such a consent or repay such borrowings, Sterling will remain prohibited from purchasing any Notes. In such case, Sterling's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreements. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

  Upon consummation of the Offering, Sterling did not have any Debt that was pari passu with the Notes that contain any change of control provisions other than the Existing Subordinated Notes. Future indebtedness of Sterling may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their rights to require Sterling to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Sterling. Finally, Sterling's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by Sterling's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to Sterling's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the prior written consent of the Holders of a majority in principal amount of the Notes.

  The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of Sterling and, thus, removal of incumbent management.

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

CERTAIN COVENANTS

  The Indenture contains certain covenants, including among others the ones summarized below:

  Limitation on Debt. (a) Sterling shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Debt unless the Consolidated EBITDA Coverage Ratio at the date of such Incurrence exceeds 1.75 to 1.0 if such Debt is Incurred on or prior to August 15, 1998 or 2.0 to 1.0 if such Debt is Incurred thereafter.

  (b) Notwithstanding the foregoing paragraph (a), Sterling and its Restricted Subsidiaries may Incur the following Debt: (1) Debt Incurred pursuant to the Revolving Credit Provisions of the Credit Agreements or any other revolving credit facility which, when taken together with all letters of credit and the principal amount of all other Debt Incurred under this clause (1), does not exceed the greater of $100 million and the sum of (i) 65% of the gross book value of the inventory of Sterling and its Restricted Subsidiaries, and (ii) 85% of the gross book value of the accounts receivable of Sterling and its Restricted Subsidiaries; (2) Debt Incurred pursuant to the Term Loan Provisions of the Credit Agreement or any indenture or term loan provisions of any other credit or loan agreement which, when taken together with the principal amount of all other Debt Incurred pursuant to this clause (2), does not exceed $350 million outstanding at any one time less the aggregate amount of all principal repayments of any such Debt actually made after the Issue Date (other than any such principal repayments made as a result of the Refinancing of any such Debt); (3) Debt Incurred pursuant to the ESOP Loan Provisions of the Credit Agreements in an aggregate principal amount not to exceed $6.5 million outstanding at any one time less the aggregate amount of all principal repayments of any such Debt actually made after the Issue Date (other than any such principal repayments made as a result of the Refinancing of any such Debt); (4) Debt of Sterling owed to and held by a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock that results in such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any transfer of such Debt (other than to a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Debt by Sterling; (5) Debt of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Sterling (other than Debt issued in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Sterling); (6) the Existing Subordinated Notes and the Notes; (7) Debt outstanding on the Issue Date (other than Debt described in clause (1), (2), (3), (4), (5) or (6); (8) Refinancing Debt in respect of Debt Incurred pursuant to paragraph (a) or pursuant to clause (6) or (7) or this clause (8); (9) Hedging Obligations; provided, however, that with respect to Interest Rate Agreements and Currency Agreements (if such Currency Agreements relate to Debt), only to the extent directly related to Debt permitted to be incurred by Sterling pursuant to the Indenture; and (10) Debt in an aggregate principal amount which, together with all other Debt of Sterling and the Restricted Subsidiaries then outstanding (other than Debt permitted by clauses (1) through (9) of this paragraph (b) or paragraph (a) above) does not exceed $25 million.

  (c) Notwithstanding paragraphs (a) and (b) above, Sterling shall not Incur any Debt if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Obligations unless such Debt shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

  (d) Notwithstanding paragraphs (a) and (b) above, (i) Sterling shall not Incur any Debt if such Debt is subordinated or junior in ranking to any Senior Debt, unless such Debt is Senior Subordinated Debt or is expressly subordinated in right of payment to Senior Subordinated Debt, and (ii) Sterling shall not issue any Secured Debt which is not Senior Debt unless contemporaneously therewith effective provision is made to secure the Notes equally and ratably with such Secured Debt for so long as such Secured Debt is secured by a Lien.

  (e) For purposes of determining compliance with paragraph (b) of this covenant, (i) in the event that an item of Debt meets the criteria of more than one of the types of Debt described in paragraph (b), Sterling, in its

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

sole discretion, will classify such item of Debt and only be required to include the amount and type of such Debt in one of the clauses of paragraph
(b) and (ii) an item of Debt may be divided and classified in more than one of the types of Debt in paragraph (b).

  Limitation on Restricted Payments. (a) Sterling shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving Sterling) or similar payment to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase its Non-Convertible Capital Stock and except dividends or distributions payable to Sterling or a Restricted Subsidiary), and other than pro rata dividends or other distributions made by a Restricted Subsidiary of Sterling that is not a Wholly Owned Subsidiary to minority shareholders (or owners of an equivalent interest in the case of a Restricted Subsidiary that is an entity other than a corporation), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Sterling, any direct or indirect parent of Sterling or a Restricted Subsidiary (other than such Capital Stock owned by Sterling or any Wholly Owned Subsidiary), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or (iv) make any Investment in any Person (other than a Permitted Investment) (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment"), if at the time Sterling or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) Sterling, after giving pro forma effect to such Restricted Payment, would not be permitted to Incur an additional $1.00 of Debt pursuant to clause (a) under "Limitation on Debt"; or
(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Existing Subordinated Notes were originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); provided, however, that if the Notes achieve an Investment Grade Rating during any fiscal quarter, the percentage for such fiscal quarter (and for any other fiscal quarter where, on the first day of such fiscal quarter, the Notes shall have an Investment Grade Rating) will be 100% of Consolidated Net Income during such fiscal quarter; and provided, further, however, that if such Restricted Payment is to be made in reliance upon an additional amount permitted pursuant to the immediately preceding proviso, the Notes must have an Investment Grade Rating at the time such Restricted Payment is declared or, if not declared, made, (B) the aggregate Net Cash Proceeds received by Sterling from the issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary or an employee stock ownership plan or similar trust); (C) the aggregate Net Cash Proceeds received by Sterling from the issue or sale of its Capital Stock (other than Redeemable Stock or Exchangeable Stock) to an employee stock ownership plan subsequent to the Issue Date; provided, however, that if such employee stock ownership plan issues any Debt, such aggregate amount shall be limited to an amount equal to any increase in the Consolidated Net Worth of Sterling resulting from principal repayments made by such employee stock ownership plan with respect to Debt issued by it to finance the purchase of such Capital Stock; (D) the amount by which Debt of Sterling is reduced on Sterling's balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date, of any Debt of Sterling convertible or exchangeable for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of Sterling (less the amount of any cash, or other property, distributed by Sterling upon such conversion or exchange); (E) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Sterling or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to Sterling's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted

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Subsidiary, the amount of Investments previously made (and treated as a
Restricted Payment) by Sterling or any Restricted Subsidiary in such Unrestricted Subsidiary; (F) to the extent not covered in clauses (A) through
(E) above, the aggregate net cash proceeds received after the date of the Existing Subordinated Notes Indenture by Sterling as capital contributions (other than from any of its Restricted Subsidiaries); and (G) $5 million; provided, however, that, to the extent used, such $5 million shall reduce the amount available for Investments pursuant to clause (xii) of the definition of "Permitted Investments" set forth under "--Certain Definitions"; and provided, further, however, that the amounts available under this clause (G) and under clause (xi) of the definition of "Permitted Investments" shall in no event exceed $10 million in the aggregate.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of Sterling made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Sterling (other than Redeemable Stock or Exchangeable Stock of Sterling and other than Capital Stock of Sterling issued or sold to a Subsidiary or an employee stock ownership plan); provided, however, that (A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from clauses (3)(B) and (3)(C) of paragraph
(a); (ii) any purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of Sterling made by exchange for, or out of the proceeds of the substantially concurrent sale of, Debt of Sterling which is permitted to be Incurred pursuant to the covenant described under "Limitation on Debt" above; provided, however, that such purchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; (iii) any purchase or redemption of Subordinated Obligations from Net Available Cash to the extent permitted under "Limitation on Sales of Assets and Subsidiary Stock" below; provided, however, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this provision; provided, however, that at the time of declaration of such dividend, no other Default shall have occurred and be continuing (or would result therefrom); and provided, further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (v) the declaration or payment of any dividend on shares of Sterling's Common Stock so long as (x) Sterling would be permitted immediately after giving pro forma effect to such declaration or payment to Incur an additional $1.00 of Debt pursuant to clause
(a) under "Limitation on Debt", (y) such declaration or payment is made immediately prior to a date on which cash interest is required to be paid on the Discount Notes and (z) the full amount of such payment is applied by Holdings on such date as payment of such cash interest on the Discount Notes; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments; (vi) payments to the New ESOP on behalf of the employees of Holdings or its Subsidiaries; provided, however, that all such payments by Sterling and its Subsidiaries may not exceed, during any fiscal year, 10% of the aggregate compensation expense during such fiscal year attributable to employees of Holdings and its Subsidiaries who are eligible to participate in the New ESOP; (vii) a payment to Holdings to pay its operating and administrative expenses including, without limitation, directors fees, legal and audit expenses, SEC compliance expenses and corporate franchise and other taxes, in an amount not to exceed the greater of $2.0 million per fiscal year and 0.2% of revenues of Sterling for the preceding fiscal year; provided, however, that such amount shall be excluded in the calculation of the amount of Restricted Payments; (viii) a payment by Sterling to Holdings or to the New ESOP or directly by Sterling to be used to repurchase Holdings Common Stock distributed to participants and beneficiaries of the New ESOP as required by and in accordance with the New ESOP as in effect on the Issue Date and Section 409(h)(1)(B) of the Code and the regulations thereunder; provided, however, that such amount shall be excluded in the calculation of the amount of Restricted Payments; (ix) a payment by Sterling to Holdings or the New ESOP, or directly by Sterling, to be used to repurchase, redeem, acquire or retire for value any Capital Stock of Holdings pursuant to any stockholder's agreement, management equity subscription plan or agreement, stock option plan or agreement or employee benefit plan in effect as of the Issue Date or such employee plan or agreement or employee benefit plan as may be adopted by Sterling or Holdings from time to time; provided, however, that the aggregate price paid for all Capital Stock repurchased, redeemed, acquired or retired by Sterling or on behalf of Holdings or Sterling shall not exceed $5 million in any fiscal year; and provided, further, however, that such amount, to the extent related to the New ESOP, shall be excluded in the calculation of Restricted Payments; (x) a payment to

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Holdings pursuant to the tax sharing agreement as the same may be amended from time to time in a manner not materially adverse to Sterling; provided, however, that such amount shall be excluded in the calculation of the amount of Restricted Payments; (xi) any payment to Holdings to permit Holdings to make payments for advisory services owed pursuant to the engagement letter dated as of April 23, 1996 by and between STX Acquisition Corp. and TSG; provided, however, that such amount shall be excluded in the calculation of the amount of Restricted Payments; and (xii) a payment to Holdings to permit Holdings to comply with the terms of the Discount Notes Indenture relating to the application of proceeds from an Asset Disposition (relating to the sale or disposition of property by Sterling) as defined in such Discount Notes Indenture; provided, however, that such amount shall be excluded in the calculation of the amount of Restricted Payments.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries. Sterling shall not, and shall not permit any Restricted Subsidiary to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Debt or other obligation owed to Sterling, (ii) make any loans or advances to Sterling or
(iii) transfer any of its property or assets to Sterling, except (a) any encumbrance or restriction pursuant to an agreement in effect on the Issue Date or pursuant to the issuance of the Notes, (b) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Debt Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Sterling (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Sterling) and outstanding on such date, (c) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Debt Incurred pursuant to an agreement referred to in clause
(a) or (b) or contained in any amendment to an agreement referred to in clause
(a) or (b); provided, however, that the encumbrances and restrictions contained in any of such refinancing, agreement or amendment are no less favorable to the Holders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements, (d) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or other customary non-assignment provisions in contracts (other than contracts that constitute Debt) entered into in the ordinary course of business to the extent such provisions restrict the transfer of the assets subject to such contracts, (e) in the case of clause
(iii) above, restrictions contained in security agreements or mortgages securing Debt of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages, (f) encumbrances or restrictions imposed by operation of applicable law and (g) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

  Limitation on Sales of Assets and Subsidiary Stock. (a) Sterling shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) Sterling or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value, as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition and at least 85% of the consideration thereof received by Sterling or such Restricted Subsidiary is in the form of cash or cash equivalents, and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Sterling (or such Restricted Subsidiary, as the case may be) (A) first, to the extent Sterling elects (or is required by the terms of any Senior Debt), to prepay, repay or purchase Senior Debt or Debt (other than any Redeemable Stock) of a Wholly Owned Subsidiary (in each case other than Debt owed to Sterling or an Affiliate of Sterling or Holdings) within 180 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), at Sterling's election to the investment by Sterling, any Wholly Owned Subsidiary or the Restricted Subsidiary making such Asset Disposition in assets to replace the assets that were the subject of such Asset Disposition or an asset that (as determined by the Board of Directors) will be used in the business of Sterling, the Wholly Owned Subsidiaries or the Restricted Subsidiary making such Asset Disposition existing on the date of original

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issuance of the Notes or in businesses reasonably related thereto, in each case within the later of one year from the date of such Asset Disposition or the receipt of such Net Available Cash, (C) third, to the extent of the balance of such Net Available Cash after application and in accordance with clauses (A) and (B), to make an offer to purchase Notes (and any other Senior Subordinated Debt of Sterling designated by Sterling) pursuant to and subject to the conditions contained in the Indenture, and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), to (x) the acquisition by Sterling, any Wholly Owned Subsidiary or the Restricted Subsidiary making such Asset Disposition of Tangible Property or (y) the prepayment, repayment or purchase of Debt (other than any Redeemable Stock) of Sterling or Debt of any Restricted Subsidiary (in either case other than Debt owed to Sterling or an Affiliate of Sterling), in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause (b) below is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Debt pursuant to clause (A), (C) or (D) above, Sterling shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, Sterling and its Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $20 million. Pending application of Net Available Cash pursuant to this paragraph, such Net Available Cash shall be invested in Temporary Cash Investments.

  For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the express assumption of Debt of Sterling or any Restricted Subsidiary and the release of Sterling or such Restricted Subsidiary from all liability on such Debt in connection with such Asset Disposition and (y) securities received by Sterling or any Restricted Subsidiary from the transferee that are converted by Sterling or such Restricted Subsidiary into cash within 90 days of the receipt of such securities. The 85% limitation referred to in the previous paragraph shall not apply to any Asset Disposition in which the cash portion of the consideration received therefor, determined in accordance with the previous sentence, is equal to or greater than what the after tax proceeds would have been had such Asset Disposition complied with such 85% limitation.

  (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Subordinated Debt) pursuant to clause (a)(ii)(C) above, Sterling will be required to purchase Notes tendered pursuant to an offer by Sterling for the Notes (and other Senior Subordinated Debt) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Debt, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Debt) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes (and any other Senior Subordinated Debt) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, Sterling will be required to apply the remaining Net Available Cash in accordance with clause (a)(ii)(D) above. Sterling shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Debt) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

  To the extent that any or all of the Net Available Cash of any Foreign Asset Sale is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Available Cash so affected shall not be required to be applied at the time provided above, but may be retained by the applicable Restricted Subsidiary (and invested in accordance with the last sentence of the first paragraph of section (a) of this covenant) so long, but only so long, as the applicable local law will not permit repatriation to the United States. Sterling shall agree to cause the applicable Restricted Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation. Once such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, such repatriation shall be immediately effected and such repatriated Net Available Cash will be applied in the manner as described in this covenant.

  (c) Sterling shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this

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covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, Sterling shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

  Limitation on Transactions with Affiliates. (a) Sterling shall not, and shall not permit any Restricted Subsidiary to, conduct any business or enter into any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings or Sterling (an "Affiliate Transaction") unless (i) the terms of such Affiliate Transaction are (A) set forth in writing and (B) as favorable to Sterling or such Restricted Subsidiary as terms that would be obtainable at the time for a comparable transaction or series of related transactions in arm's length dealings with an unrelated third Person, (ii) if such Affiliate Transaction involves an amount in excess of $2.5 million, the disinterested members of the Board of Directors have, by resolution, determined in good faith that such Affiliate Transaction meets the criteria set forth in (i)(B) above, and (iii) if such Affiliate Transaction involves an amount in excess of $7.5 million, such Affiliate Transaction is determined by an Independent Financial Advisor to be fair from a financial standpoint to Sterling or its Restricted Subsidiary, as the case may be. The foregoing requirements shall not be applicable to (x) contracts with Koch Capital Services, Inc. or its affiliates in the ordinary course of business on terms as favorable to Sterling or the relevant Restricted Subsidiary as would be obtainable at the time for a comparable transaction in arm's length dealings with an unrelated third Person or (y) any purchase or supply contracts in the ordinary course of business on terms as favorable to Sterling or the relevant Restricted Subsidiary as would be obtainable at the time for a comparable transaction in arm's length dealings with an unrelated third Person; provided, however, that the Board of Directors shall, not later than the 60th day after the end of each six-month period following the Issue Date, have reviewed such contracts and determined that such contracts meet the criteria set forth in this clause (y).

  (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment or Permitted Investment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Sterling or the board of directors of the relevant Restricted Subsidiary, (iii) loans or advances to employees in the ordinary course of business, but in any event not to exceed $2 million in the aggregate outstanding at any one time, (iv) the payment of reasonable and customary fees to directors of Sterling and its Restricted Subsidiaries who are not employees of Sterling or its Restricted Subsidiaries, (v) any transaction between Sterling and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries, and (vi) indemnification payments to directors and officers of Sterling in accordance with applicable state laws.

  Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. Sterling shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to Sterling or a Wholly Owned Subsidiary, (ii) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary remains a Restricted Subsidiary or (iii) if all shares of Capital Stock of such Restricted Subsidiary are sold or otherwise disposed of; provided, however, that in connection with any sale pursuant to this clause (iii), Sterling may retain no more than 10% of the outstanding Capital Stock of the Restricted Subsidiary being sold as a portion of the purchase price in connection with such sale. In connection with any such sale or disposition of Capital Stock, Sterling or any such Restricted Subsidiary shall comply with the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock" above.

  SEC Reports. Notwithstanding that Sterling may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Sterling shall file with the SEC and provide the Trustee and Holders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act, including, without limitation, Forms 8-K, 10-Q and 10-K, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

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MERGER AND CONSOLIDATION

  Sterling shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person unless (i) the resulting, surviving or transferee Person (the "Successor Company") is a Person organized and existing under the laws of the United States or any State thereof or the District of Columbia and the Successor Company (if not Sterling) expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Sterling under the Indenture and the Notes, (ii) immediately after giving effect to such transaction (and treating any Debt which becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction the Successor Company would be able to Incur an additional $1.00 of Debt pursuant to paragraph (a) under "--Certain Covenants--Limitation on Debt," (iv) immediately after giving effect to such transaction, the Successor Company has Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of Sterling immediately prior to such transaction minus any costs incurred in connection with the transaction, and (v) Sterling delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

  The Successor Company shall be the successor to Sterling and shall succeed to, and be substituted for, and may exercise every right and power of, Sterling under the Indenture, but the predecessor company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

DEFAULTS

  An "Event of Default" is defined in the Indenture as (i) a default in any payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days, (ii) a default in the payment of the principal of any Note when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration, upon required repurchase or otherwise, (iii) the failure by Sterling to comply with its obligations under "--Merger and Consolidation," (iv) the failure by Sterling to comply for 30 days after notice with any of its obligations in the covenants described above under "--Change of Control" (other than a failure to purchase Notes), or under "--Certain Covenants" under "--Limitation on Debt," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "--Limitation on Transactions with Affiliates," or "--SEC Reports," (v) the failure by Sterling to comply with any of its agreements in the Notes or the Indenture (other than those referred to in (i), (ii), (iii) or (iv) above) and such failure continues for 60 days after the notice specified below, (vi) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by Sterling or any of its Subsidiaries (or the payment of which is Guaranteed by Sterling or any of its Subsidiaries) whether such Debt or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default ("Payment Default") or(b) results in the acceleration of such Debt prior to its express maturity and, in each case, the principal amount of any such Debt, together with the principal amount of any other such Debt under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more, (vii) certain events of bankruptcy or insolvency of Sterling or any Significant Subsidiary or (viii) any final non-appealable judgment or decree not covered by insurance or as to which the insurance carrier has denied responsibility for the payment of money in excess of $10 million is rendered against Sterling or a Significant Subsidiary and is not discharged and there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed. A Default under clause (iv) or (v) is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the Notes notify Sterling of the Default and Sterling does not cure such Default within the time specified after receipt of such notice.

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  If an Event of Default (other than certain events of bankruptcy, insolvency or reorganization of Sterling) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Sterling or a Significant Subsidiary occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days (or such shorter period as may be required by applicable law) after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the holders of the Notes. In addition, Sterling is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Sterling also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action Sterling is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may or shall be redeemed, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vii) make any change in the amendment provisions which requires each holder's consent or in the waiver provisions or (viii) make any change to the subordination provisions of the Indenture that would adversely affect the Holders.

  Without the consent of any holder of the Notes, Sterling and the Trustee may amend or supplement the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor

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corporation of the obligations of Sterling under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes
(provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to add to the covenants of Sterling and its Subsidiaries for the benefit of the Holders or to surrender any right or power conferred upon Sterling, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust
Indenture Act of 1939.

  The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

  After an amendment under the Indenture becomes effective, Sterling is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

  The Notes are issued in registered form and will be transferred only upon the surrender of the Notes being transferred for registration of transfer. Sterling may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

  Sterling at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligation to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. Sterling at any time may terminate its obligations under the covenants described under "--Certain Covenants" and "--Change of Control" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses
(iii) and (iv) of the first paragraph under "--Merger and Consolidation" above ("covenant defeasance").

  Sterling may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Sterling exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If Sterling exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clauses (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Defaults" above or the failure of Sterling to comply with "--Change of Control" above.

  In order to exercise either defeasance option, Sterling must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivering to the Trustee an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or a change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

  Fleet National Bank is the Trustee under the Indenture and has been appointed by Sterling as Registrar and Paying Agent with regard to the Notes. Fleet National Bank also serves as Trustee under the Existing Indentures.

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

  The Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

  The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Transactions with Affiliates" and "--Certain Covenants--Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Sterling or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

  "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by Sterling or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction, for gross proceeds in excess of $2.0 million, other than
(i) a disposition by a Restricted Subsidiary to Sterling or by Sterling or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of property or assets (other than shares of Capital Stock of a Restricted Subsidiary and which do not constitute all or substantially all of the assets of any division or line of business of Sterling or any Restricted Subsidiary) at fair market value in the ordinary course of business, (iii) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment or a Permitted Investment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (iv) the disposition of all or substantially all of the assets of Sterling permitted by the covenant described under "--Merger and Consolidation" and (v) the disposition of assets in exchange for other assets that satisfy the requirement for replacement assets set forth in Section (a)(ii)(B) of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock."

  "Attributable Debt", in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to

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

the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Board of Directors" means the Board of Directors of Sterling or any committee thereof duly authorized to act on behalf of such Board.

  "Business Day" means each day which is not a Legal Holiday.

  "Canadian Facility" means a revolving loan and letter of credit facility for loans and letters of credit in Canadian or United States dollars to or for the account of Sterling Pulp Chemicals, Ltd., a Wholly Owned Subsidiary of Sterling.

  "Capital Lease Obligations" of a Person means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with GAAP; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in such Person (however designated), including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commodity Agreement" means any commodity future contract, commodity option or other similar agreement or arrangement (limited in amount to underlying exposure, and not for speculative purposes) entered into by Sterling or any Restricted Subsidiary that is designed to protect Sterling or any Restricted Subsidiary against fluctuations in the price of commodities used by Sterling or a Restricted Subsidiary as raw materials in the ordinary course of business.

  "Consolidated EBITDA Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (a) if Sterling or any Restricted Subsidiary has Incurred any Debt since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio is an Incurrence of Debt, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period, (b) if since the beginning of such period Sterling or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of Sterling or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Sterling and its continuing Restricted Subsidiaries in connection with such Asset Dispositions for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent Sterling and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale), (c) if since the beginning of such period Sterling or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to

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

be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period, and (d) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Sterling or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment that would have required an adjustment pursuant to clause (b) or (c) above if made by Sterling or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto, and the amount of Consolidated Interest Expense associated with any Debt Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Sterling. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest of such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months).

  "Consolidated Interest Expense" means, for any period, the total interest expense of Sterling and its consolidated Restricted Subsidiaries, plus, to the extent not included in such interest expense, (i) interest expense attributable to Capital Lease Obligations, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Agreements (including amortization of fees), (vii) Preferred Stock dividends in respect of all Redeemable Stock of Sterling and all Preferred Stock of Restricted Subsidiaries held by Persons other than Sterling or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest actually paid by Sterling or any of its Restricted Subsidiaries under any Guarantee of Debt or other obligation of any other Person and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Sterling or any Restricted Subsidiary) in connection with Debt Incurred by such plan or trust.

  "Consolidated Net Income" means, for any period, the net income of Sterling and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (a) subject to the exclusion contained in clause (iv) below, Sterling's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Sterling or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (b) Sterling's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent of any cash actually contributed by Sterling or a Restricted Subsidiary to such Person during such period, (ii) any net income (or loss) of any Person acquired by Sterling or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition, (iii) any net income of any Restricted Subsidiary to the extent such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Sterling, except that (a) subject to the exclusion contained in clause (iv) below, Sterling's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to Sterling or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause) and (b) Sterling's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) any gain or loss realized upon the sale or other disposition of any assets of Sterling or its consolidated Subsidiaries (including pursuant to any sale-and leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other

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disposition of any Capital Stock of any Person, (v) extraordinary gains or losses and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to Sterling or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(E) thereof.

  "Consolidated Net Worth" of any Person means the total of the amounts shown on the balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of such Person ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such Person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (a) any accumulated deficit, (b) any amounts attributable to Redeemable Stock and (c) any amounts attributable to Exchangeable Stock.

  "Credit Agreements" means (i) the agreement dated June 21, 1996 among Sterling, Texas Commerce Bank National Association, as administrative agent, and the other lenders party thereto, and their respective successors and assigns, and (ii) the agreement dated January 31, 1997 among Sterling, Texas Commerce Bank National Association, as administrative agent, and the other lenders party thereto, and their respective successors and assigns, in case, as the same may be amended, supplemented, waived and otherwise modified from time to time in accordance with the terms thereof.

  "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to (limited in amount to underlying exposure, and not for speculative purposes) which such Person is a party or a beneficiary.

  "Debt" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (a) indebtedness of such Person for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person,
(iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),
(iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit), (v) all Redeemable Stock of such Person and, with respect to any Subsidiary of such Person, all Preferred Stock other than pay-in-kind dividends in the form of Preferred Stock (the amount of Debt represented thereby shall equal the greater of its liquidation preference and the redemption, repayment or other repurchase obligations with respect thereto, but excluding any accrued dividends), (vi) all Hedging Obligations of such Person, (vii) all obligations of the type referred to in clauses (i) through
(v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee, and (viii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured. The amount of Debt of any Person at any date shall be the outstanding balance of such date of all unconditional obligations as described above and the maximum liability upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that the amount outstanding at any time of any Debt Incurred with original issue discount is the face amount of such Debt less the remaining

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

unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP.

  "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Debt" means the Debt under the Credit Agreements and any bank credit facility refinancing such Debt.

  "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) all income tax expense of Sterling; (ii) depreciation expense; (iii) amortization expense; (iv) an amount equal to any extraordinary gain or loss realized in connection with an Asset Disposition; (v) the impact of accruals for periods prior to the Issue Date for the Company's Stock Appreciation Rights Plan; and (vi) all other non-cash items reducing such Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of, or reserve for, cash disbursements for any subsequent period) less all non-cash items increasing such Consolidated Net Income (such amount calculated pursuant to this clause (vi) not to be less than zero), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of Sterling shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended or otherwise paid to Sterling by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

  "ESOP Loan Provisions" means the provisions of the Credit Agreements pursuant to which lenders thereunder have committed to make ESOP loans available to Sterling.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Exchangeable Stock" means any Capital Stock which is exchangeable or convertible into another security (other than Capital Stock of Sterling which is neither Exchangeable Stock nor Redeemable Stock).

  "Existing Subordinated Notes" means $275,000,000 in original principal amount of Sterling's 11 3/4 Senior Subordinated Notes Due 2006 issued on August 21, 1996.

  "Foreign Asset Sale" means an Asset Disposition in respect of Capital Stock or assets of a Foreign Subsidiary or a Restricted Subsidiary of the type described in Section 936 of the Code to the extent that the proceeds of such Asset Disposition are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

  "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia and with respect to which more than 66 2/3% of any of its sales, earnings or assets (determined on a consolidated basis in accordance with GAAP) are located in, generated from or derived from operations located in territories or jurisdictions outside the United States.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

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

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business or guarantees of obligations of a Subsidiary in the ordinary course of business if such obligations do not constitute Debt of such Subsidiary. The term "Guarantee" used as a verb has a corresponding meaning.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement (limited in amount to underlying exposure, and not for speculative purposes).

  "Holder" means the Person in whose name a Note is registered on the Registrar's books.

  "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Debt or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall be deemed the Incurrence of Debt.

  "Independent Financial Advisor" means a reputable accounting, appraisal or investment banking firm that, in the reasonable good faith judgment of the Board of Directors of Sterling, is qualified to perform the task for which such firm has been engaged and is independent with respect to Sterling and its Affiliates.

  "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement (limited in amount to underlying exposure, and not for speculative purposes) designed to protect Sterling of any Restricted Subsidiary against fluctuations in interest rates.

  "Investment" in any Person means any loan or advance to, any acquisition of Capital Stock, equity interest, obligation or other security of, or capital contribution or other investment in, or any other credit extension to (including by way of Guarantee of any Debt of), such Person. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to Sterling's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Sterling at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the "Investment" in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition; and provided, further, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Sterling shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) Sterling's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Sterling's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

  "Investment Grade Rating" means a rating of BBB- or higher by S&P and Baa3 or higher by Moody's or the equivalent of such rating by S&P and Moody's or by any other Rating Agencies selected as provided in the definition of Rating Agency.

  "Issue Date" means the date on which the Notes are originally issued.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Moody's" means Moody's Investors Service, Inc.

  "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to such properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Debt which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the sellers as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Sterling or any Restricted Subsidiary after such Asset Disposition.

  "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

  "Permitted Holders" means (i) the purchasers in the Equity Private Placement, (ii) any Person who on the date of issuance of the Notes is an officer, director, stockholder, employee or consultant of TSG or Unicorn,
(iii) each of Frank J. Hevrdejs, William C. Oehmig, J. Virgil Waggoner, Robert
W. Roten and Gordon Cain, (iv) any Permitted Transferee with respect to any Person covered by the preceding clauses (i) through (iii), (v) the New ESOP or
(vi) any savings or investment plan sponsored by Sterling or Holdings.

  "Permitted Investment" means an Investment by Sterling or any Restricted Subsidiary in (i) a Wholly Owned Subsidiary or a Person that will, upon the making of such Investment, become a Wholly Owned Subsidiary, (ii) Temporary Cash Investments, (iii) receivables owing to Sterling or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (iv) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Sterling or any Restricted Subsidiary or in satisfaction of judgments, (v) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock," (vi) Investments by Sterling or a Restricted Subsidiary in a Person to the extent the consideration for such Investment consists of shares of Capital Stock of Sterling or Holdings (other than Redeemable Stock of Sterling), (vii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business, (viii) loans or advances to employees or to a trust for the benefit of such employees that are made in the ordinary course of business of Sterling or such Restricted Subsidiary, (ix) the ESOP Loan,

(x) another Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Sterling or a Restricted Subsidiary; provided, however, that such Person's primary business is reasonably related to the business of Sterling and its Restricted Subsidiaries, and (xi) Investments in Unrestricted Subsidiaries or joint ventures (whether in corporate or partnership form or otherwise), in either case in entities engaged in businesses reasonably related to the business of Sterling and its Restricted Subsidiaries, in an aggregate amount not to exceed $10 million; provided, however, that the amount available for Investments pursuant to this clause (xi) shall be reduced in accordance with clause (a)(3)(G) under "--Certain Covenants--Limitation on Restricted Payments."

  "Permitted Transferee" means with respect to any Person, (i) in the case of an entity, any Affiliate of such Person, and (ii) in the case of an individual, any person related by lineal or collateral consanguinity to such individual or to the spouse of such individual (adopted persons shall be considered the natural born child of their adoptive parents; lineal consanguinity is that relationship that exists between persons of whom one is descended (or ascended) in a direct line from the other, as between son, father, grandfather, great-grandfather; and collateral consanguinity is that relationship that exists between persons who have the same ancestors, but who do not descend (or ascend) from the other, as between uncle and nephew, or cousin and cousin), in each case to whom such Person has transferred Common Stock of Holdings.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "Public Equity Offering" means an underwritten primary public offering of common stock of Holdings pursuant to an effective registration statement under the Securities Act.

  "Public Market" means any time after (i) a Public Equity Offering has been consummated and (ii) at least 15% of the total issued and outstanding common stock of the Holdings has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

  "Rating Agency" means S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Sterling (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody's or both, as the case may be.

  "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed on or prior to the Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time on or prior to the Stated Maturity of the Notes.

  "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Refinancing Debt" means Debt that Refinances any Debt of Sterling or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture including Debt that Refinances Refinancing Debt; provided, however, that (i) such Refinancing Debt has a Stated Maturity no earlier than the Stated Maturity of the Debt being Refinanced, (ii) such Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being Refinanced, (iii) such Refinancing Debt has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accredited value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Debt being Refinanced and (iv) with respect to any Refinancing Debt of Debt other than Senior Debt, such Refinancing Debt shall rank no more senior, and shall be at least as subordinated, in right of payment to the Notes as the Debt being so extended, renewed, refunded or refinanced; and provided, further, however, that Refinancing Debt shall not include (a) Debt of a Subsidiary that Refinances Debt of Sterling or (b) Debt of Sterling or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

  "Representative" means any trustee, agent or representative (if any) for an issue of Senior Debt of Sterling.

  "Restricted Subsidiary" means any Subsidiary of Sterling that is not an Unrestricted Subsidiary.

  "Revolving Credit Provisions" means the provisions of the Credit Agreements pursuant to which lenders thereunder have committed to make available to Sterling a revolving credit facility, including the Canadian Facility.

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Sterling or a Restricted Subsidiary transfers such property to a Person and Sterling or a Restricted Subsidiary leases it from such Person.

  "SEC" means the Securities and Exchange Commission.

  "Secured Debt" means any Debt of Sterling secured by a Lien.

  "Senior Debt" means (i) Debt of Sterling, whether outstanding on the Issue Date or thereafter Incurred, and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Sterling whether or not such interest is an allowable claim in any such proceeding) in respect of (a) indebtedness of Sterling for money borrowed and (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which Sterling is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; provided, however, that Senior Debt shall not include (1) any obligation of Sterling to Holdings or any subsidiary of Holdings, (2) any liability for Federal, state, local or other taxes owed or owing by Sterling,
(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Debt of Sterling (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Debt or other obligation of Sterling, (5) that portion of any Debt which at the time of Incurrence is Incurred in violation of the Indenture, (6) Debt owed, due or guaranteed on behalf of any director, officer or employee of Sterling or any Subsidiary (including, without limitation, amounts owed for compensation) and (7) Debt which when Incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to Sterling.

  "Senior Subordinated Debt" means the Notes, the Existing Subordinated Notes and any other Debt of Sterling that specifically provides that such Debt is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Debt or other obligation of Sterling which is not Senior Debt.

  "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of Sterling as defined in Rule 1-02 of Regulation S-X, promulgated by the SEC.

  "S&P" means Standard & Poor's Ratings Group.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

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

  "Subordinated Obligation" means any Debt of Sterling (whether outstanding on the Issue Date or hereafter Incurred) which is subordinate or junior in right of payment to the Notes.

  "Subsidiary" means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) Sterling, (ii) Sterling and one or more Subsidiaries or (iii) one or more Subsidiaries.

  "Tangible Property" means all land, buildings, machinery and equipment and leasehold interests and improvements which would be reflected on a balance sheet of Sterling prepared in accordance with generally accepted accounting principles, excluding (i) all rights, contracts and other intangible assets of any nature whatsoever and (ii) all inventories and other current assets.

  "Temporary Cash Investments" means any of the following (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of Sterling or Holdings) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's, (vi) participations (for a tenor of not more than 90 days) in loans to Persons having short-term credit ratings of at least "A-1" and "P-1" by S&P and Moody's, respectively, (vii) with respect to any Foreign Subsidiary organized in Canada, commercial paper of Canadian companies rated R-1 High or the equivalent thereof by Dominion Bond Rating Services with maturities of less than one year and (viii) with respect to Foreign Subsidiaries not organized in Canada, government obligations of another country whose debt securities are rated by S&P and/or Moody's "A-1" or "P-1", or the equivalent thereof (if a short-term debt rating is provided by either), or at least "AA" or "AA2", or the equivalent thereof (if a long-term unsecured debt rating is provided by either), in each case, with maturities of less than 12 months.

  "Term Loan Provisions" means the provisions of the Credit Agreements pursuant to which lenders thereunder have committed to make term loans available to Sterling.

  "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

  "Unrestricted Subsidiary" means (i) any Subsidiary of Sterling that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of Sterling (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Debt of, or holds any Lien on any property of, Sterling or any other Subsidiary of Sterling that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (a) the Subsidiary to be so designated has total assets of $1,000 or less or (b) if such Subsidiary has assets of greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments;" and provided, further, however, that (1) no Subsidiary of Sterling that is a Restricted Subsidiary on the Issue Date (other than a Restricted Subsidiary with total assets of $1,000 or less on the Issue Date) may be designated an Unrestricted Subsidiary and (2) no Subsidiary holding, directly or indirectly, any assets (other than assets totaling $1,000 or less which constituted the only assets of a Restricted Subsidiary on the Issue Date) held by Sterling or a Restricted Subsidiary on the Issue Date may be designated an Unrestricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) if such Unrestricted Subsidiary at such time has Debt, Sterling could Incur $1.00 of additional Debt under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Debt" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be by Sterling to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

  "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

  "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Sterling or another Wholly Owned Subsidiary; provided, however, that a Foreign Subsidiary shall be a Wholly Owned Subsidiary if more than 90% of the Capital Stock and Voting Stock thereof is owned by Sterling or another Wholly Owned Subsidiary.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a general discussion of the principal United States federal income tax consequences of the acquisition, ownership and disposition of the Notes to initial beneficial owners of the Notes who are U.S. Holders (as defined below) and the principal U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of the Notes to initial beneficial owners of the Notes who are Non-U.S. Holders (as defined below). This discussion is based on currently existing provisions of the Code, existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the Notes or beneficial owners thereof. This discussion does not address the tax consequences to subsequent beneficial owners of the Notes, and is limited to beneficial owners who hold the Notes as capital assets within the meaning of section 1221 of the Code. This discussion also does not address the tax consequences to Non-U.S. Holders that are subject to U.S. federal income or estate tax on a net basis on income realized with respect to a Note because such income is effectively connected with the conduct of a U.S. trade or business. Such holders are generally taxed in a similar manner to U.S. Holders; however, certain special rules apply. Moreover, this discussion is for general information only, and does not address all of the U.S. federal income tax consequences that may be relevant to particular initial beneficial owners in light of their personal circumstances, or to certain types of initial beneficial owners (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, persons who have hedged the risk of owning a Note or U.S. Holders that have a functional currency other than the U.S. dollar).

  PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

 Payments of Interest

  In general, interest on a Note will be taxable to a beneficial owner who or which is (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia) or (iii) a person otherwise subject to U.S. federal income taxation on its worldwide income (a "U.S. Holder") as ordinary income at the time it is (actually or constructively) received or accrued, depending on the beneficial owner's method of accounting for U.S. federal income tax purposes.

 Exchange Offer

  The exchange of Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. As a result, there will be no U.S. federal income tax consequences to beneficial owners exchanging the Old Notes for the Exchange Notes pursuant to the Exchange Offer. Sterling is obligated to pay additional interest to the beneficial owners of Old Notes under certain circumstances described under "Description of the Notes-- Registered Exchange Offer; Registration Rights." The Company believes that any such payments should be treated as an "incidental contingency" for purposes of the original issue discount rules because the potential amount of any such payments, if required to be made, is expected to be insignificant relative to the total expected amount of remaining payments on the Notes, and accordingly should be taxable to the beneficial owners in the manner described in the preceding paragraph but should not otherwise impact the federal income tax consequences to beneficial owners of the Notes.


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

 Sale, Exchange or Retirement of the Notes

  Upon the sale, exchange, redemption, retirement at maturity or other disposition of a Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such beneficial owner's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder, less any principal payments received by such holder.

  Gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the Note is more than one year.

U.S. TAXATION OF NON-U.S. HOLDERS

  Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

    (i) payments of principal and interest on the Notes by Sterling or any agent of Sterling to any beneficial owner of a Note that is not a U.S. Holder (a "Non-U.S. Holder") will not be subject to U.S. federal withholding tax, provided that in the case of interest (a)(1) the Non-U.S. Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of Sterling entitled to vote, (2) the Non-U.S. Holder is not a controlled foreign corporation that is related to Sterling through stock ownership, (3) the Non-U.S. Holder is not a bank described in Section 881 (c)(3)(A) of the Code, and (4) either
  (A) the beneficial owner of the Notes certifies to Sterling or its agent on Internal Revenue Service ("IRS") Form W-8 (or a suitable substitute form), under penalties of perjury, that it is not a "U.S. person" (as defined in the Code) and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Notes on behalf of the beneficial owner certifies to Sterling or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof or (b) the Non-U.S. Holder is entitled to the benefits of an income tax treaty under which interest on the Notes is exempt from U.S. withholding tax and provides a properly executed IRS Form 1001 claiming the exemption;

    (ii) the exchange of Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. As a result, there will be no U.S. federal income tax consequences to beneficial owners exchanging the Old Notes for the Exchange Notes pursuant to the Exchange Offer;

    (iii) a Non-U.S. Holder will not be subject to U.S. federal withholding tax on gain realized on the sale, exchange or redemption of a Note, unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met; and

    (iv) Notes held at the time of death (or theretofore transferred subject to certain retained rights or powers) by an individual who at the time of death is a Non-U.S. Holder will not be included in such holder's gross estate for U.S. federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Sterling entitled to vote or hold the Notes in connection with a U.S. trade or business.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  For each calendar year in which the Notes are outstanding, Sterling is required to provide the IRS with certain information, including the beneficial owner's name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain payments to U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts, provided that they establish entitlement to an exemption.

  In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, Sterling, its agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest and principal (and premium, if any) on the Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

  Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by Sterling or any agent thereof (in its capacity as such) to a Non-U.S. Holder of a Note if such holder has provided the required certification that it is not a U.S. person as set forth in clause (4) in the first paragraph under "U.S. Taxation of Non-U.S. Holders," or has otherwise established an exemption (provided that neither Sterling nor its agent has actual knowledge that the holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

  Payment of the proceeds from the sale of a Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, information reporting may apply to such payments. Payment of the proceeds from a sale of a Note to or through the U.S. office of a broker subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

PROPOSED REGULATIONS

  The IRS has issued proposed regulations relating to withholding, backup withholding and information reporting that, if adopted in their current form, would, among other things, unify current certification procedures and forms and clarify certain reliance standards. The regulations are proposed to be effective for payments made after December 31, 1997 but provide that certificates issued on or before the date that is 60 days after the proposed regulations are made final will continue to be valid until they expire. The proposed regulations, however, may be subject to change prior to their adoption in final form.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. Sterling has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.

  Sterling will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date Sterling will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Sterling has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

  Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, Sterling believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from Sterling for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of Sterling), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Accordingly, any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

  There currently is no market for the Notes. Sterling does not intend to apply for a listing of the Notes on any securities exchange or for quotation through the Nasdaq Stock Market. Although the Initial Purchasers have informed Sterling that they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

                                 LEGAL MATTERS

  Certain legal matters with respect to the Exchange Notes offered hereby will be passed upon for Sterling by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

  The consolidated balance sheets of Holdings and Sterling as of September 30, 1996 and the related consolidated statements of operations, changes in stockholders' equity (deficiency in assets) and cash flows of Holdings for the year ended September 30, 1996 and of Sterling for the period from May 14, 1996 (date of incorporation) to September 30, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The consolidated balance sheet of the Company as of September 30, 1995 and the consolidated statements of operations, changes in stockholders' equity and cash flows for each of the two years in the period ended September 30, 1995, have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report included herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

Reports of Independent Accountants.......................................   F-2
Sterling Chemicals Holdings, Inc. Consolidated Statements of Operations
 for the fiscal years ended September 30, 1996, 1995 and 1994............   F-5
Sterling Chemicals Holdings, Inc. Consolidated Balance Sheets as of
 September 30, 1996 and 1995.............................................   F-6
Sterling Chemicals Holdings, Inc. Consolidated Statements of Changes in
 Stockholders' Equity (Deficiency in Assets) for the fiscal years ended
 September 30, 1996, 1995 and 1994.......................................   F-7
Sterling Chemicals Holdings, Inc. Consolidated Statements of Cash Flows
 for the fiscal years ended September 30, 1996, 1995 and 1994............   F-8
Sterling Chemicals, Inc. Consolidated Statement of Operations for the
 period from May 14, 1996 to September 30, 1996..........................   F-9
Sterling Chemicals, Inc. Consolidated Balance Sheet as of September 30,
 1996....................................................................  F-10
Sterling Chemicals, Inc. Consolidated Statement of Changes in
 Stockholder's Equity (Deficiency in Assets) for the period from May 14,
 1996 to September 30, 1996..............................................  F-11
Sterling Chemicals, Inc. Consolidated Statement of Cash Flows for the
 period from May 14, 1996 to September 30, 1996..........................  F-12
Notes to Consolidated Financial Statements...............................  F-13
Sterling Chemicals Holdings, Inc. Condensed Consolidated Balance Sheets
 as of March 31, 1997 and September 30, 1996 (unaudited).................  F-33
Sterling Chemicals Holdings, Inc. Condensed Consolidated Statements of
 Operations for the Three Months Ended March 31, 1997 and 1996 and for
 the Six Months Ended March 31, 1997 and 1996 (unaudited)................  F-34
Sterling Chemicals Holdings, Inc. Condensed Consolidated Statements of
 Cash Flows for the Six Months Ended March 31, 1997 and 1996 (unaudited).  F-35
Sterling Chemicals, Inc. Condensed Consolidated Balance Sheets as of
 March 31, 1997 and September 30, 1996 (unaudited).......................  F-37
Sterling Chemicals, Inc. Condensed Consolidated Statement of Operations
 for the Three Months Ended March 31, 1997 and for the Six Months Ended
 March 31, 1997 (unaudited)..............................................  F-38
Sterling Chemicals, Inc. Condensed Consolidated Statement of Cash Flows
 for the Six Months Ended March 31, 1997 (unaudited).....................  F-39
Notes to Condensed Consolidated Financial Statements (unaudited).........  F-41

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Sterling Chemicals Holdings,
Inc.

  We have audited the consolidated balance sheet of Sterling Chemicals Holdings, Inc. and subsidiaries as of September 30, 1996, and the related consolidated statements of operations, changes in stockholders' equity (deficiency in assets) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sterling Chemicals Holdings, Inc. and subsidiaries as of September 30, 1996 and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

December 6, 1996
Houston, Texas

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholder of Sterling Chemicals, Inc.

  We have audited the consolidated balance sheet of Sterling Chemicals, Inc. and subsidiaries as of September 30, 1996, and the related consolidated statements of operations, changes in stockholder's equity (deficiency in assets) and cash flows for the period from May 14, 1996 (date of incorporation) to September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sterling Chemicals, Inc. and subsidiaries as of September 30, 1996 and the consolidated results of their operations and their cash flows for the period from May 14, 1996 (date of incorporation) to September 30, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

December 6, 1996
Houston, Texas

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Sterling Chemicals Holdings,
Inc.

  We have audited the consolidated balance sheet of Sterling Chemicals Holdings, Inc. (formerly Sterling Chemicals, Inc.) and subsidiaries as of September 30, 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of two years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sterling Chemicals Holdings, Inc. and subsidiaries as of September 30, 1995 and the consolidated results of their operations and their cash flows for each of two years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

October 25, 1995
Houston, Texas

                       STERLING CHEMICALS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                           YEAR ENDED SEPTEMBER 30,
                                ----------------------------------------------
                                     1996            1995            1994
                                -------------- ---------------- --------------
                                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Revenues....................... $      790,465 $      1,030,198 $      700,840
Cost of goods sold.............        679,039          758,580        606,916
                                -------------- ---------------- --------------
Gross profit...................        111,426          271,618         93,924
Selling, general and
 administrative expenses.......         40,305           28,856         46,150
Merger related expenses........          3,633               --             --
Write-off of assets............          3,706               --             --
Interest and debt related
 expenses, net of interest
 income........................         13,380           14,604         22,126
Gain on sale of assets.........             --               --         (2,606)
                                -------------- ---------------- --------------
Income before taxes and
 extraordinary item............         50,402          228,158         28,254
Provision for income taxes.....         16,898           75,005          9,122
                                -------------- ---------------- --------------
Income before extraordinary
 item..........................         33,504          153,153         19,132
Extraordinary item, loss on
 early extinguishment of debt,
 net of tax
 (Note 3)......................          1,900            3,104             --
                                -------------- ---------------- --------------
Net income..................... $       31,604 $        150,049 $       19,132
                                ============== ================ ==============
Per share data:
  Income before extraordinary
   item........................ $          .66 $           2.76 $          .34
  Extraordinary item...........            .04              .06             --
                                -------------- ---------------- --------------
  Net income per share......... $          .62 $           2.70 $          .34
                                ============== ================ ==============


   The accompanying notes are an integral part of the consolidated financial statements.

                       STERLING CHEMICALS HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                             SEPTEMBER 30,
                                                           -------------------
                                                             1996       1995
                                                           ---------  --------
                                                              (AMOUNTS IN
                                                               THOUSANDS
                          ASSETS                            EXCEPT PER SHARE
                          ------                                 DATA)
Current assets:
  Cash and cash equivalents............................... $   5,609  $ 30,882
  Accounts receivable.....................................   133,399   112,102
  Inventories.............................................    53,720    67,867
  Prepaid expenses........................................     9,076     3,878
  Deferred income tax benefit.............................     7,214     5,622
                                                           ---------  --------
    Total current assets..................................   209,018   220,351
Property, plant and equipment, net........................   365,765   309,084
Other assets..............................................   114,901    80,504
                                                           ---------  --------
    Total assets.......................................... $ 689,684  $609,939
                                                           =========  ========
    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)
    -----------------------------------------------------------
Current liabilities:
  Accounts payable........................................ $  66,562  $ 72,016
  Accrued liabilities.....................................    53,898    55,858
  Current portion of long-term debt.......................    11,625    17,857
                                                           ---------  --------
    Total current liabilities.............................   132,085   145,731
Long-term debt............................................   714,632   103,581
Deferred income tax liability.............................    46,933    40,297
Deferred credits and other liabilities....................    68,473    81,012
Common stock held by ESOP.................................     6,500        --
Less: unearned compensation...............................    (6,500)       --
Commitments and contingencies (Note 7)
Stockholders' equity (Deficiency in assets):
  Common stock, $.01 par value, 20,000 shares authorized,
   10,599 shares issued and outstanding at September 30,
   1996; 150,000 shares authorized, 60,327 shares issued,
   55,674 shares outstanding at September 30, 1995........       106       603
  Additional paid-in capital..............................  (560,077)   33,269
  Retained earnings.......................................   306,656   275,052
  Pension adjustment......................................        --    (1,556)
  Accumulated translation adjustment......................   (19,124)  (17,307)
  Deferred compensation...................................        --      (129)
                                                           ---------  --------
                                                           (272,439)   289,932
  Treasury stock, at cost, 4,653 shares at September 30,
   1995...................................................        --   (50,614)
                                                           ---------  --------
    Total stockholders' equity (deficiency in assets).....  (272,439)  239,318
                                                           ---------  --------
    Total liabilities and stockholders' equity (deficiency
     in assets)........................................... $ 689,684  $609,939
                                                           =========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       STERLING CHEMICALS HOLDINGS, INC.

                           CONSOLIDATED STATEMENTS OF
             CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)

                           COMMON STOCK   ADDITIONAL                      ACCUMULATED
                          ---------------  PAID-IN    RETAINED  PENSION   TRANSLATION   DEFERRED   TREASURY
                          SHARES   AMOUNT  CAPITAL    EARNINGS ADJUSTMENT ADJUSTMENT  COMPENSATION  STOCK
                          -------  ------ ----------  -------- ---------- ----------- ------------ --------
                                                      (AMOUNTS IN THOUSANDS)
Balance, September 30,
 1993...................   60,325   $603  $  34,708   $105,871  $(1,297)   $(16,184)     $(164)    $(53,201)
Net income..............       --     --         --     19,132       --          --         --           --
Translation adjustment..       --     --         --         --       --      (1,138)        --           --
Common stock issued.....        2     --          6         --       --          --         --           --
Treasury stock
 transactions...........       --     --     (1,482)        --       --          --         --        2,437
Amortization of deferred
 compensation...........       --     --         --         --       --          --         96           --
Pension adjustment......       --     --         --         --      347          --         --           --
                          -------   ----  ---------   --------  -------    --------      -----     --------
Balance, September 30,
 1994...................   60,327    603     33,232    125,003     (950)    (17,322)       (68)     (50,764)
Net income..............       --     --         --    150,049       --          --         --           --
Translation adjustment..       --     --         --         --       --          15         --           --
Treasury stock
 transactions...........       --     --         37         --       --          --         --          150
Amortization of deferred
 compensation...........       --     --         --         --       --          --        (61)          --
Pension adjustment......       --     --         --         --     (606)         --         --           --
                          -------   ----  ---------   --------  -------    --------      -----     --------
Balance, September 30,
 1995...................   60,327    603     33,269    275,052   (1,556)    (17,307)      (129)     (50,614)
Net income..............       --     --         --     31,604       --          --         --           --
Redemption of common
 stock..................  (50,690)  (507)  (616,892)        --       --          --         --           --
Common stock issued in
 Transaction............    5,349     54     64,084         --       --          --         --           --
Employee stock purchase.      250      2      3,000         --       --          --         --           --
Stock warrants..........       --     --      6,900         --       --          --         --           --
Translation adjustment..       --     --         --         --       --      (1,817)        --           --
Treasury stock
 transactions...........   (4,637)   (46)   (50,438)        --       --          --         --       50,614
Amortization of deferred
 compensation...........       --     --         --         --       --          --        129           --
Pension adjustment......       --     --         --         --    1,556          --         --           --
                          -------   ----  ---------   --------  -------    --------      -----     --------
Balance, September 30,
 1996...................   10,599   $106  $(560,077)  $306,656  $    --    $(19,124)     $  --     $     --
                          =======   ====  =========   ========  =======    ========      =====     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                       STERLING CHEMICALS HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                YEAR ENDED SEPTEMBER 30,
                                             --------------------------------
                                               1996        1995       1994
                                             ---------  ----------  ---------
                                                 (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Cash received from customers.............. $ 874,253  $1,159,192  $ 709,026
  Miscellaneous cash receipts...............    17,758      14,007     10,618
  Cash paid to suppliers and employees......  (804,414)   (893,324)  (614,856)
  Interest paid.............................    (9,492)    (14,811)   (20,443)
  Interest received.........................     1,114       2,540         60
  Income taxes paid.........................   (15,618)    (75,766)    (9,156)
                                             ---------  ----------  ---------
Net cash provided by operating activities...    63,601     191,838     75,249
Cash flows from investing activities:
  Capital expenditures......................   (95,957)    (53,962)   (12,343)
  Proceeds from sale of assets..............        --          --      2,606
                                             ---------  ----------  ---------
Net cash used in investing activities.......   (95,957)    (53,962)    (9,737)
Cash flows from financing activities:
  Proceeds from long-term debt..............   800,350     217,000         --
  Repayment of long-term debt...............  (196,285)   (322,282)   (65,517)
  Redemption of common stock................  (616,160)         --         --
  Purchase of other equity interests........   (14,587)         --         --
  Issuance of common stock..................    64,040          --         --
  Sale of warrants..........................     6,900          --         --
  Debt issuance costs.......................   (33,070)         --         --
  Other merger fees.........................    (3,709)         --         --
  Other.....................................      (289)     (3,735)       643
                                             ---------  ----------  ---------
Net cash provided by (used in) financing
 activities.................................     7,190    (109,017)   (64,874)
Effect of U.S./Canadian exchange rate on
 cash.......................................      (107)         10         23
                                             ---------  ----------  ---------
Net increase (decrease) in cash and cash
 equivalents................................   (25,273)     28,869        661
Cash and cash equivalents--beginning of
 year.......................................    30,882       2,013      1,352
                                             ---------  ----------  ---------
Cash and cash equivalents--end of year...... $   5,609  $   30,882  $   2,013
                                             =========  ==========  =========
Reconciliation of net income to cash
 provided by operating activities:
  Net income................................ $  31,604  $  150,049  $  19,132
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization.............    42,702      43,033     40,953
  Loss (gain) on disposal/write off of
   assets...................................     3,706          --     (2,606)
  Extraordinary item........................     1,900       3,104         --
  Deferred tax expense (benefit)............     4,172       4,280     (4,817)
  Accrued compensation including SARs.......     8,984      (2,638)    21,941
  Merger related expenses...................     3,633          --         --
  Discount notes amortization...............     1,656          --         --
  Other.....................................    (3,766)      1,058      1,426
Change in assets/liabilities:
  Accounts receivable.......................   (18,297)     22,540    (52,304)
  Inventories...............................    14,147       1,921     (9,493)
  Prepaid expenses..........................    (5,173)     (1,183)     2,649
  Other assets..............................    (8,900)     (4,075)    (1,437)
  Accounts payable..........................    (5,454)     (4,117)    34,083
  Accrued liabilities.......................    (7,018)    (21,447)    17,604
  Other liabilities.........................      (295)       (687)     8,118
                                             ---------  ----------  ---------
Net cash provided by operating activities... $  63,601  $  191,838  $  75,249
                                             =========  ==========  =========

   The accompanying notes are an integral part of the consolidated financial statements.

                           STERLING CHEMICALS, INC.

                     CONSOLIDATED STATEMENT OF OPERATIONS

                                                          MAY 14, 1996
                                                      (DATE OF INCEPTION)
                                                    TO SEPTEMBER 30, 1996/1/
                                                   --------------------------
                                                   (DOLLARS IN THOUSANDS)
Revenues..........................................        $83,410
Cost of goods sold................................         83,047
                                                          -------
Gross profit......................................            363
Selling, general and administrative expenses......          3,426
Interest and debt related expenses................          1,615
Interest income from parent.......................         (5,236)
                                                          -------
Income before taxes...............................            558
Provision for income taxes........................            384
                                                          -------
Net Income........................................        $   174
                                                          =======

--------
/1/See Note 1 of Notes to Consolidated Financial Statements for a discussion of merger activities and related financing. Prior to August 21, 1996, Chemicals had no operating activities, other than those related to merger activities.


   The accompanying notes are an integral part of the consolidated financial statements.

                            STERLING CHEMICALS, INC.

                           CONSOLIDATED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1996

                                                                 (DOLLARS IN
                            ASSETS                             THOUSANDS EXCEPT
                            ------                             PER SHARE DATA)
Current assets:
  Cash and cash equivalents...................................    $   5,581
  Accounts receivable.........................................      135,635
  Inventories.................................................       53,720
  Prepaid expenses............................................        9,076
  Deferred income tax benefit.................................        7,214
                                                                  ---------
    Total current assets......................................      211,226
Property, plant and equipment, net............................      365,765
Other assets..................................................      108,460
                                                                  ---------
    Total assets..............................................    $ 685,451
                                                                  =========
          LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY IN ASSETS)
          -----------------------------------------------------------
Current liabilities:
  Accounts payable............................................    $  66,562
  Accrued liabilities.........................................       55,740
  Current portion of long-term debt...........................       11,625
                                                                  ---------
    Total current liabilities.................................      133,927
Long-term debt................................................      619,875
Deferred income tax liability.................................       47,478
Deferred credits and other liabilities........................       68,473
Commitments and contingencies (Note 7)
Stockholder's equity (deficiency in assets):
  Common stock, $.01 par value................................           --
  Additional paid-in capital..................................     (165,352)
  Retained earnings...........................................          174
  Accumulated translation adjustment..........................      (19,124)
                                                                  ---------
    Total stockholder's equity (deficiency in assets).........     (184,302)
                                                                  ---------
    Total liabilities and stockholder's equity (deficiency in
     assets)..................................................    $ 685,451
                                                                  =========

   The accompanying notes are an integral part of the consolidated financial statements.

                            STERLING CHEMICALS, INC.

                           CONSOLIDATED STATEMENT OF
             CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)

                         COMMON STOCK  ADDITIONAL                      ACCUMULATED
                         -------------  PAID-IN    RETAINED  PENSION   TRANSLATION
                         SHARES AMOUNT  CAPITAL    EARNINGS ADJUSTMENT ADJUSTMENT
                         ------ ------ ----------  -------- ---------- -----------
                                          (DOLLARS IN THOUSANDS)
Balance, May 14, 1996...   --    $ --  $      --    $  --    $    --    $     --
Common stock issued.....    1      --          1       --         --          --
Capital transfer, net...   --      --   (165,353)      --     (1,556)    (20,194)
Net income..............   --      --         --      174         --          --
Pension adjustment......   --      --         --       --      1,556          --
Translation adjustment..   --      --         --       --         --       1,070
                          ---    ----  ---------    -----    -------    --------
Balance, September 30,
 1996...................    1    $ --  $(165,352)   $ 174    $    --    $(19,124)
                          ===    ====  =========    =====    =======    ========



   The accompanying notes are an integral part of the consolidated financial statements.

                            STERLING CHEMICALS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                             MAY 14, 1996
                                                         (DATE OF INCEPTION)
                                                       TO SEPTEMBER 30, 1996(1)
                                                       ------------------------
                                                        (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Cash received from customers........................        $ 102,900
  Miscellaneous cash receipts.........................            1,749
  Cash paid to suppliers and employees................          (92,800)
  Interest paid.......................................           (3,129)
  Interest received...................................              474
  Income taxes paid...................................           (4,950)
                                                              ---------
Net cash provided by operating activities.............            4,244
Cash flows from investing activities:
  Capital expenditures................................           (6,398)
                                                              ---------
Net cash used in investing activities.................           (6,398)
Cash flows from financing activities:
  Proceeds from long-term debt........................          637,900
  Debt issuance costs.................................          (27,939)
  Distribution from parent............................         (609,961)
  Repayment of long-term debt.........................           (6,400)
  Distribution to parent..............................           14,165
                                                              ---------
Net cash provided by financing activities.............            7,765
Effect of U.S./Canadian exchange rate on cash.........              (30)
                                                              ---------
Net increase in cash and cash equivalents.............            5,581
Cash and cash equivalents--beginning of period........               --
                                                              ---------
Cash and cash equivalents--end of year................        $   5,581
                                                              =========
Reconciliation of Net Income to Cash Provided by
 Operating Activities Net income......................        $     174
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization.......................            4,801
  Deferred tax expense................................            1,457
  Other...............................................             (511)
Change in assets/liabilities:
  Accounts receivable.................................              164
  Inventories.........................................             (468)
  Prepaid expenses....................................           (2,428)
  Other assets........................................              784
  Accounts payable....................................            7,025
  Accrued liabilities.................................           (4,460)
  Other liabilities...................................           (2,294)
                                                              ---------
Net cash provided by operating activities.............        $   4,244
                                                              =========

--------
(1) See Note 1 of Notes to Consolidated Financial Statements for a discussion of merger activities and related financing. Prior to August 21, 1996, Chemicals had no operating activities, other than those related to merger activities.

   The accompanying notes are an integral part of the consolidated financial statements.

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. MERGER ACTIVITIES

  Sterling Chemicals, Inc. (prior to the Merger, "Sterling") and STX Acquisition Corp. ("STX Acquisition"), a Delaware Corporation formed in April 1996 by an investor group led by The Sterling Group, Inc. ("TSG") and the Unicorn Group L.L.C. ("Unicorn"), entered into an Amended and Restated Agreement and Plan of Merger dated April 24, 1996 (the "Merger Agreement"). On August 20, 1996, the Merger Agreement was approved by a majority of the shares outstanding, and on August 21, 1996, STX Acquisition merged with and into Sterling, changing its name to Sterling Chemicals Holdings, Inc. ("Holdings"), and continuing as the surviving corporation (the "Merger"). In connection with the Merger, Holdings transferred all of its operating assets and liabilities (excluding the Discount Notes) to a wholly owned subsidiary, STX Chemicals Corp., which at the time of the Merger, changed its name to Sterling Chemicals, Inc. and continued as the surviving company (after the Merger, "Chemicals"). Holdings has no direct subsidiaries other than Chemicals. As used in these notes, the term "Company" refers to Sterling and its subsidiaries prior to the consummation of the Merger and, following the Merger, to Holdings and its subsidiaries, including Chemicals. Unless otherwise noted all amounts herein are those of the Company.

  Each share of the Company's common stock outstanding immediately prior to the Merger was converted (at the election of the holder thereof) into either $12.00 cash or the right to retain shares of the Company's common stock ("Rollover Shares"), with the aggregate number of Rollover Shares limited to
5.0 million. As a result of the Merger, on August 21, 1996, the former STX Acquisition stockholders held approximately 5.3 million shares (49%), stockholders with Rollover Shares held approximately 5.0 million shares (46%) and the Company's newly formed ESOP held approximately 542,000 shares (5%) of the Company's outstanding common stock.

  The Merger was financed by the proceeds of bank term loans of $356.5 million, including an ESOP term loan of $6.5 million, amounts drawn against a revolving credit facility of $6.4 million, an offering of $275.0 million Subordinated Notes, an offering of $191.8 million (initial proceeds of $100 million) representing 191,751 Units, with each unit consisting of one Discount Note and one Warrant to purchase three shares of Holding's common stock for $0.01 per share beginning in August 1997, equity raised by STX Acquisition of approximately $70.7 million, and cash on hand of $10.3 million. These proceeds were used to redeem Sterling's common stock other than Rollover Shares ($608.3 million), purchase other equity interests--primarily stock appreciation rights ("SARs") ($14.6 million), repay debt outstanding prior to the Merger ($142.7 million), loan monies to the new ESOP ($6.5 million) and pay fees and expenses ($46.8 million).

  The Company has accounted for the Merger and related financing as a series of debt and equity transactions representing a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities have not been impacted by the Merger and related financing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company operates petrochemical facilities in Texas City, Texas, and pulp chemical facilities throughout Canada. Construction of a new sodium chlorate plant is nearing completion in Valdosta, Georgia. The significant accounting policies of the Company are described below.

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of all wholly owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. The Company's investment in a cogeneration joint venture of a 50% equity interest is accounted for under the equity method with the Company's share of earnings from the joint venture recorded as a reduction of cost of goods sold.

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

CASH EQUIVALENTS

  The Company considers all investments purchased with a remaining maturity of three months or less to be cash equivalents.

INVENTORIES

  Inventories are stated at the lower of cost or market; cost is determined on the first-in, first-out ("FIFO") basis except for stores and supplies, which are valued at average cost.

  The Company enters into agreements with other companies to exchange chemical inventories in order to minimize working capital requirements and to facilitate distribution logistics. Balances related to quantities due to or payable by the Company are included in inventory.

PROPERTY, PLANT, AND EQUIPMENT

  Property, plant, and equipment are recorded at cost. Major renewals and improvements which extend the useful lives of the equipment are capitalized. Major planned maintenance expenses are accrued for during the periods prior to the maintenance, while routine repair and maintenance expenses are charged to operations as incurred. Disposals are removed at carrying cost less accumulated depreciation with any resulting gain or loss reflected in operations. Depreciation is provided using the straight-line method over estimated useful lives ranging from 5 to 25 years with the predominant life of the plant and equipment being 15 years. The Company capitalizes interest costs which are incurred as part of the cost of constructing major facilities and equipment. The amount of interest capitalized for the fiscal years 1996, 1995 and 1994 was $4.1 million, $1.0 million and $145,000, respectively.

PATENTS AND ROYALTIES

  The cost of patents is amortized on a straight-line basis over their estimated useful lives which approximates ten years. The Company capitalized the value of the chlorine dioxide generator technology acquired in fiscal 1992 based on the net present value of all estimated remaining royalty payments associated with the technology. The resulting intangible amount is included in other assets and is amortized over an average life for these royalty payments of ten years.

DEBT ISSUE COSTS

  Debt issue costs relating to long-term debt are amortized using the effective interest method and are included in other assets.

INCOME TAXES

  Deferred income taxes are recorded to reflect the tax effect of the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities at enacted rates.

REVENUE RECOGNITION

  The Company generates revenues through sales in the open market, raw material conversion agreements and long-term supply contracts. In addition, the Company has entered into shared profit arrangements with respect to certain petrochemical products. The Company recognizes revenue from sales in the open market, raw material conversion agreements, and long-term supply contracts as the products are shipped. Revenues from

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES shared profit arrangements are estimated and accrued monthly. Deferred credits are amortized over the life of the contract which gave rise to them. The Company also generates revenues from the construction and sale of chlorine dioxide generators which are recognized using the percentage of completion method. The Company also receives prepaid royalties which are recognized over a period which is typically ten years.

FOREIGN EXCHANGE

  Assets and liabilities denominated in Canadian dollars are translated into U.S. dollars at year-end exchange rates and revenues and expenses are translated at the average monthly exchange rates. Translation adjustments are reported as a separate component of stockholders' equity while transaction gains and losses are included in operations when incurred.

  The Company's Canadian subsidiaries enter into forward foreign exchange contracts to minimize the short-term impact of Canadian dollar fluctuations on certain of its Canadian dollar denominated commitments. Gains or losses on these contracts are deferred and are included in operations in the same period in which the related transactions are settled.

EARNINGS PER SHARE

  Income per share for fiscal years 1996, 1995 and 1994 has been computed using a weighted average shares outstanding of 50,700,000, 55,674,000, and 55,606,000, respectively. The weighted average shares outstanding used in the computation of earnings per share are net of the shares held by the ESOP that are not allocated to the employees.

ENVIRONMENTAL COSTS

  Environmental costs are expensed unless the expenditures extend the economic useful life of the assets. Costs that extend the economic life of the assets are capitalized and depreciated over the remaining life of such assets.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

  In preparing disclosures about the fair value of financial instruments, the Company has assumed that the carrying amount approximates fair value for cash and cash equivalents, receivables, short-term borrowings, accounts payable and certain accrued expenses because of the short maturities of those instruments. The fair values of long-term debt instruments are estimated based upon quoted market values (if applicable), or on the current interest rates available to the Company for debt with similar terms and remaining maturities. Considerable judgment is required in developing these estimates and, accordingly, no assurance can be given that the estimated values presented herein are indicative of the amounts that would be realized in a free market exchange.

ACCOUNTING ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from these estimates.

RECLASSIFICATION

  Certain amounts reported in the financial statements for the prior periods have been reclassified to conform with the current financial statement presentation with no effect on net income or stockholders' equity.

               STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

                                                              SEPTEMBER 30,
                                                            -------------------
                                                              1996       1995
                                                            ---------  --------
                                                               (DOLLARS IN
                                                                THOUSANDS)
Inventories:
  Finished products........................................ $  31,868  $ 44,802
  Raw materials............................................     9,499    16,506
                                                            ---------  --------
Inventories at FIFO cost...................................    41,367    61,308
                                                            ---------  --------
  Inventories under exchange agreements....................       722    (4,783)
  Stores and supplies......................................    11,631    11,342
                                                            ---------  --------
                                                             $ 53,720  $ 67,867
                                                            =========  ========
Property, plant and equipment:
  Land..................................................... $  11,720  $ 11,775
  Buildings................................................    27,448    26,955
  Plant and equipment......................................   468,647   422,479
  Construction in progress.................................    85,490    49,782
  Less: accumulated depreciation...........................  (227,540) (201,907)
                                                            ---------  --------
                                                            $ 365,765  $309,084
                                                            =========  ========
Other assets:
  Patents and technology, net.............................. $  34,902  $ 40,971
  Estimated insurance recoveries...........................    15,600    10,315
  Intangible pension asset.................................        --     3,733
  Deferred catalyst........................................     8,288     4,357
  Debt issue costs.........................................    34,025     3,370
  Other....................................................    22,086    17,758
                                                            ---------  --------
                                                            $ 114,901  $ 80,504
                                                            =========  ========
Accrued liabilities:
  Repairs.................................................. $  11,417  $  9,021
  Income taxes.............................................     1,190     2,250
  Interest.................................................     3,869       574
  Estimated contract adjustments...........................        --     1,536
  Property taxes...........................................     6,772     6,179
  Litigation contingency...................................        --     6,000
  Accrued compensation.....................................     5,646    10,019
  Other....................................................    25,004    20,279
                                                            ---------  --------
                                                            $  53,898  $ 55,858
                                                            =========  ========
Deferred credits and other liabilities:
  Deferred revenue......................................... $  17,720  $ 21,969
  Accrued postretirement benefits..........................    27,143    24,722
  Additional minimum pension liability.....................        --     6,127
  Accrued compensation.....................................        --     2,922
  Litigation contingency...................................    16,000    10,315
  Other....................................................     7,610    14,957
                                                            ---------  --------
                                                            $  68,473  $ 81,012
                                                            =========  ========

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

4. LONG-TERM DEBT:

  Long-term debt consisted of the following:

                                                               SEPTEMBER 30,
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
                                                                (DOLLARS IN
                                                                THOUSANDS)
Revolving credit facilities................................. $     --  $    902
Term loans..................................................  350,000   120,536
ESOP term loan..............................................    6,500        --
Subordinated notes..........................................  275,000        --
Discount notes..............................................   94,757        --
                                                             --------  --------
  Total debt outstanding....................................  726,257   121,438
                                                             ========  ========
Less:
  Current maturities........................................  (11,625)  (17,857)
                                                             --------  --------
Total long-term debt........................................ $714,632  $103,581
                                                             ========  ========

TERM LOANS, REVOLVER AND ESOP LOANS

  In connection with the Merger financing, Chemicals entered into a credit agreement (the "Credit Agreement") with Texas Commerce Bank National Association, as agent bank for a syndicate of lenders, and Credit Suisse and Chase Securities, Inc. as co-arrangers. Funding under the Credit Agreement occurred August 21, 1996, upon the consummation of the Merger. The Credit Agreement provides for facilities consisting of a six and one-half year revolving credit facility providing for up to $100 million (subject to a monthly borrowing base calculation) in revolving loans (the "Revolver"), a term loan facility consisting of a six and one-half year $200 million Tranche A term loan and an eight-year $150 million Tranche B term loan (the "Term Loans"), and a four-year $6.5 million ESOP Term Loan (the "ESOP Loan").

  The Term Loans, the ESOP Loan and the Revolver borrowings bear interest, at Chemicals' option, at an annual rate of either the Eurodollar Rate or the Base Rate plus an Applicable Margin ranging from 0% to 3%, depending upon the Company's leverage ratio. The Base Rate is equal to the greater of the Prime Rate as announced from time to time by the agent bank, the Federal Funds Rate plus 1/2%, or the Base CD Rate plus 1%. The Credit Agreement also requires Chemicals to pay a commitment fee in the amounts of 3/8% or 1/2% of the unused commitment under the Revolver depending on the Company's leverage ratio (as defined in the Credit Agreement).

  The Credit Agreement requires the principal amount of the Term Loans to be amortized in quarterly installments beginning with the fiscal quarter ending December 31, 1996, plus additional mandatory prepayments based upon consolidated Excess Cash Flow (as defined in the Credit Agreement). The ESOP Loan will be amortized in 16 equal quarterly installments of $406,250 during its four-year term. Advances under the Revolver will be subject to a borrowing base consisting of 85% of eligible accounts receivable and 65% of eligible inventory with an inventory cap of 50% of the borrowing base.

  Chemicals' obligations under the Credit Agreement are secured by a first priority lien on the capital stock of Chemicals' domestic subsidiaries, 65% of the capital stock of its foreign subsidiaries and substantially all of the domestic assets of Chemicals, including without limitation, accounts receivable, inventory, intangibles and fixed assets and assignments of certain material leases, licenses, and contracts. In addition, the Credit Agreement is secured by a pledge by Holdings of all of the capital stock of Chemicals.

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

  The Credit Agreement contains numerous financial and operating covenants, including, but not limited to, restrictions on Chemicals' ability to incur indebtedness, pay dividends, create liens, sell assets, engage in mergers and acquisitions, and refinance existing indebtedness. The Credit Agreement also requires Chemicals to satisfy certain financial covenants and tests. As a result of weaker than expected market conditions in styrene and acrylonitrile during the first quarter of fiscal 1997 and costs that were expensed related to the Merger in the fourth quarter of fiscal 1996, the Company may not be in compliance with its leverage ratio under the Credit Agreement as of the end of the first quarter of fiscal 1997. The Company intends to obtain a waiver to correct any noncompliance. The Company expects to be in compliance with all other coverage ratios under the Credit Agreement as of December 31, 1996, but there can be no assurance in this regard nor can there be any assurance that the requisite waiver will be obtained with respect to the leverage ratio covenant. In addition, the Credit Agreement includes various circumstances that will constitute, upon occurrence and subject in certain cases to notice and grace periods, an event of default thereunder.

  At September 30, 1996, Chemicals had indebtedness of $350 million under the Term Loans and $6.5 million under the ESOP Loan. Additionally, the Company had $470,000 in letters of credit under the Revolver, thereby reducing the available commitment to $99.5 million. Available credit under the Revolver for loans and letters of credit is subject to a monthly borrowing base and at September 30, 1996, the borrowing base did not limit such available credit.

  At September 30, 1995, indebtedness under former credit agreements dated April 1995 totaled $120.5 million in term loans and $902,000 drawn against a $150 million revolving credit facility and a Cdn $20 million revolving credit facility. All amounts outstanding under these agreements were repaid in the current year as part of the Merger financing and such agreements were terminated and replaced with the new Credit Agreement upon consummation of the Merger financing. Interest under the former credit agreements was based on the Base Rate (the greater of the Prime Rate or the Federal Funds Rate plus 1/2%) or the Eurodollar Rate (the Eurodollar Interbank Rate plus a margin ranging from 0.65% to 1 1/4%). The variable rate on the term loan under the former credit agreements was fixed at approximately 7% per annum with an interest swap agreement.

  On September 28, 1995, Chemicals entered into a seven-year credit agreement (the "Chlorate Plant Credit Agreement") to finance the construction of the Georgia sodium chlorate plant. The borrowing margins under the Chlorate Plant Credit Agreement were similar to those contained in the former credit agreements. During fiscal 1996, Chemicals borrowed $39 million under this agreement to finance the construction of the Georgia sodium chlorate plant. The entire amount was repaid as a part of the Merger financing.

  In connection with arranging the Credit Agreement, the Company incurred fees of approximately $16 million which are being amortized over the term of the loans under the effective interest method. Unamortized debt issue costs related to the retired loans of approximately $3 million, before tax effect of $1.1 million, were expensed in August 1996 and recorded as an extraordinary loss from early extinguishment of debt.

DISCOUNT NOTES AND SUBORDINATED NOTES

  As part of the Merger financing, Chemicals also issued $275 million in aggregate principal amount of senior subordinated notes (the "Subordinated Notes") maturing on August 15, 2006 and Holdings issued $191.8 million ($100 million initial proceeds) representing 191,751 Units, with each Unit consisting of one 13 1/2% senior subordinated discount note due 2008 (the "Discount Notes") and one warrant to purchase three shares of Holding's common stock for $.01 per share (the "Warrants").

  The Subordinated Notes bear interest at the annual rate of 11 3/4%, payable semi-annually on February 15 and August 15 of each year commencing February 15, 1997. The Discount Notes will accrete interest until

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

August 15, 2001, with no interest payable in cash until February 15, 2002 at an annual rate of 13 1/2%. Commencing in 2002, interest will be payable semi-annually on February 15 and August 15 of each year until maturity.

  The Subordinated Notes may not be redeemed by Chemicals prior to August 15, 2001, and from thereon through August 15, 2004, the Subordinated Notes may be redeemed at a premium varying between 105.875% to 101.958%. Subsequent to August 15, 2004, Chemicals may redeem the Subordinated Notes at their face value plus accrued interest. Prior to August 15, 1999, Chemicals may redeem in the aggregate up to 35% of the original principal amount of the Subordinated Notes with the proceeds of one or more public equity offerings following which there is a public market. Such redemptions may be made at a redemption price of 111 3/4% of the face value plus accrued interest to the redemption date. After such redemption, at least $178.8 million aggregate principal amount of the Subordinated Notes must remain outstanding.

  The Discount Notes may not be redeemed by Holdings prior to August 15, 2001, and from thereon through August 15, 2006, the Discount Notes may be redeemed at a premium varying between 106.75% to 101.35%. Subsequent to August 15, 2006, the Company may redeem the Discount Notes at their Accreted Value (as defined in the indenture) plus accrued interest. Prior to August 15, 1999, Holdings may redeem in the aggregate up to 35% of the Accreted Value of the Discount Notes with the proceeds of one or more public equity offerings following which there is a public market. Such redemptions may be made at a redemption price of 113 1/2% of the face value plus accrued interest to the redemption date. After such redemption, at least $124.6 million aggregate principal amount of the Discount Notes must remain outstanding.

  The indentures for both Subordinated Notes and Discount Notes contain numerous financial and operating covenants, including, but not limited to, restrictions on Chemicals' or Holdings' ability to incur indebtedness, pay dividends, create liens, sell assets, engage in mergers and acquisitions, and refinance existing indebtedness. In addition, the indentures includes various circumstances that will constitute, upon occurrence and subject in certain cases to notice and grace periods, an event of default thereunder.

  The Credit Agreement and the indenture for the Subordinated Notes contain provisions which restrict the payment of advances, loans and dividends from Chemicals to Holdings. The most restrictive of the covenants limits such payments during fiscal 1997 to approximately $1.6 million, plus any amounts due to Holdings from Chemicals under the intercompany tax sharing agreement. As of September 30, 1996, Chemicals had a deficiency in net assets of $184.3 million.

DEBT MATURITIES

  The estimated remaining principal payments on the outstanding Term Loans, Revolver, and ESOP Loan are as follows:

      YEAR ENDING
      SEPTEMBER 30,                                         PRINCIPAL PAYMENTS
      -------------                                       ----------------------
                                                          (DOLLARS IN THOUSANDS)
        1997.............................................        $ 11,625
        1998.............................................          26,625
        1999.............................................          26,625
        2000.............................................          31,625
        2001.............................................          40,000
        Thereafter.......................................         220,000
                                                                 --------
        Total Term Loans, Revolver and ESOP Loan.........        $356,500
                                                                 ========

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

5. INCOME TAXES:

   A reconciliation of federal statutory income taxes to the Company's effective tax provision (benefit) before extraordinary item follows:

                                                       YEAR ENDED SEPTEMBER
                                                               30,
                                                      ------------------------
                                                       1996     1995     1994
                                                      -------  -------  ------
                                                      (DOLLARS IN THOUSANDS)
Provision for federal income tax at the statutory
 rate................................................ $17,641  $79,855  $9,772
Foreign sales corporation............................    (700)  (7,991)     --
State and foreign income taxes.......................   1,529    2,862      90
Estimated income tax settlement and other............  (1,572)     279    (740)
                                                      -------  -------  ------
Effective tax provision.............................. $16,898  $75,005  $9,122
                                                      =======  =======  ======

  The provision (benefit) for income taxes is composed of the following:

                                                        YEAR ENDED SEPTEMBER
                                                                 30,
                                                       ------------------------
                                                        1996     1995    1994
                                                       -------  ------- -------
                                                       (DOLLARS IN THOUSANDS)
From operations:
  Current federal..................................... $12,084  $67,393 $18,618
  Deferred federal....................................  (3,249)   1,075  (7,809)
  Deferred foreign....................................   7,421    3,489  (1,687)
  Current state.......................................     642    2,947      --
  Deferred state......................................              101      --
                                                       -------  ------- -------
Total tax provision................................... $16,898  $75,005 $ 9,122
                                                       =======  ======= =======

  The components of the Company's deferred income tax assets and liabilities are summarized below:

                                                                 SEPTEMBER 30,
                                                                ---------------
                                                                 1996    1995
                                                                ------- -------
                                                                  (DOLLARS IN
                                                                  THOUSANDS)
Assets:
  Accrued liabilities.......................................... $10,348 $10,475
  Accrued postretirement cost..................................   9,544   8,719
  Tax loss and credit carryforward and other...................   5,817   7,470
                                                                ------- -------
Total deferred tax assets......................................  25,709  26,664
                                                                ------- -------
Less: current deferred income tax benefit......................   7,214   5,622
                                                                ------- -------
Noncurrent deferred tax assets................................. $18,495 $21,042
                                                                ======= =======
Liabilities:
  Property, plant and equipment................................ $61,304 $57,466
  Accrued pension cost.........................................   2,525   2,471
  Other........................................................   1,599   1,402
                                                                ------- -------
Total deferred tax liabilities................................. $65,428 $61,339
                                                                ------- -------
Net deferred tax liability..................................... $46,933 $40,297
                                                                ======= =======

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

  The Company has approximately Cdn. $13.2 million in Canadian tax loss carryforwards which will expire from 1999 through 2001 and approximately Cdn. $15.1 million in Canadian tax credit carryforwards which will expire from 2000 through 2004.

6. EMPLOYEE BENEFITS:

  The Company has established the following benefit plans:

RETIREMENT BENEFIT PLANS

  The Company has non-contributory pension plans in the United States and employer and employee contributory plans in Canada which cover all salaried and wage employees. The benefits under these plans are based primarily on years of service and employees' pay near retirement. For those Company employees who were employed by the Company as of September 30, 1986 and were previously employed by Monsanto, the Company recognizes their Monsanto pension years of service for purposes of determining benefits under the Company's plans. For those Company employees who were employed by the Company on August 21, 1992 and were previously employed by Tenneco Inc., the Company recognizes their Tenneco Inc. pension years of service for purposes of determining benefits under the Company's plans. The Company's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets consist principally of common stocks and government and corporate securities.

  The Company has recorded its additional minimum liability in accordance with Statement of Financial Accounting Standards No. 87 "Employers' Accounting for Pensions." In recognizing the additional pension liability at September 30, 1995, the Company recorded a liability of $6.1 million, an intangible asset of $3.7 million, which is included with other assets, and a reduction of stockholders' equity of $1.6 million, net of deferred tax of $838,000. There were no additional pension liabilities to recognize at September 30, 1996.

  The components of pension expense for the years ended September 30, 1996, 1995 and 1994 were as follows:

                                                          1996    1995    1994
                                                         ------  ------  ------
                                                             (DOLLARS IN
                                                              THOUSANDS)
Service cost (for benefits earned during the period).... $3,664  $3,288  $3,386
Interest cost on projected benefit obligation...........  5,044   4,471   3,891
Actual return on plan assets and contributions.......... (6,001) (5,825)    617
Deferral of asset gain (loss)...........................  1,050   1,909  (3,997)
Net amortization of unrecognized amounts................    926     871     848
                                                         ------  ------  ------
Pension expense......................................... $4,683  $4,714  $4,745
                                                         ======  ======  ======

  Assumptions used in determining the projected benefit obligation and pension cost for the periods were as follows:

                                                                FISCAL YEAR
                                                               ----------------
                                                               1996  1995  1994
                                                               ----  ----  ----
Discount rates................................................ 7.75% 7.5%  8.0%
Rates of increase in salary compensation level................  5.5% 5.5%  5.5%
Expected long-term rate of return on assets...................  9.0% 9.0%  9.0%

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

  The funded status of the Company's pension plans for which assets exceed accumulated benefits and plans for which accumulated benefits exceed assets as of the actuarial valuation dates of August 31, 1996 and 1995 were as follows:

                                         1996                    1995
                                ----------------------- -----------------------
                                  ASSETS    ACCUMULATED   ASSETS    ACCUMULATED
                                  EXCEED     BENEFITS     EXCEED     BEENFITS
                                ACCUMULATED   EXCEED    ACCUMULATED   EXCEED
                                 BENEFITS     ASSETS     BENEFITS     ASSETS
                                ----------- ----------- ----------- -----------
                                            (DOLLARS IN THOUSANDS)
Actuarial present value of
 benefits based on service to
 date and present pay levels:
  Vested benefit obligation....   $52,053      $ 525      $26,222     $21,743
  Non-vested benefit
   obligation..................     2,064          2        1,029       1,293
  Accumulated benefit
   obligation..................    54,117        527       27,251      23,036
  Plan assets at fair value....    65,443         --       33,540      21,134
  Plan assets in excess of
   (less than) accumulated
   benefit obligation..........    11,326       (527)       6,289      (1,902)
  Additional amounts related to
   projected salary increases..    16,568        177       16,431         658
  Plan assets less than total
   projected benefit
   obligation..................    (5,242)      (704)     (10,142)     (2,560)
  Unrecognized net (gain) loss
   resulting from plan
   experience and changes in
   actuarial assumptions.......     3,688       (107)       5,995       2,579
  Unrecognized prior service
   cost........................     3,376         --            2       3,689
  Unrecognized transition
   obligation..................     2,486          7        2,716         156
  Prepaid (accrued) pension
   cost before additional
   minimum liability...........     4,308       (804)      (1,429)      3,864
  Additional minimum liability.        --         --           --      (6,127)
  Total prepaid (accrued)
   pension obligation..........   $ 4,308      $(804)     $(1,429)    $(2,263)

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  The Company provides certain health care benefits and life insurance benefits for retired employees. Substantially all of the Company's employees become eligible for these benefits at normal retirement age. The Company accrues the cost of these benefits during the period in which the employee renders the necessary service.

  Health care benefits are provided to employees who retire from the Company with ten or more years of service except for Canadian employees covered by collective bargaining agreements. All of the Company's employees are eligible for postretirement life insurance. Postretirement health care benefits for U.S. employees are provided for under a contributory, comprehensive plan while all other plans are non-contributory. Benefit provisions for most hourly and some salaried employees are subject to collective bargaining. In general, the plans stipulate that retiree health care benefits are paid as covered expenses are incurred. For U.S. employees, postretirement medical plan deductibles are assumed to increase at the rate of the long-term consumer price index. The components of postretirement benefits cost other than pensions for the years ended September 30, 1996, 1995 and 1994 were as follows:

                                                          1996    1995    1994
                                                         ------- ------- -------
                                                         (DOLLARS IN THOUSANDS)
Service cost (for benefits earned during the period).... $ 1,155 $ 1,084 $ 1,064
Interest cost on projected benefit obligation...........   1,985   1,835   1,688
Amortization of plan amendments.........................     243      29      29
                                                         ------- ------- -------
                                                         $ 3,383 $ 2,948 $ 2,781
                                                         ======= ======= =======

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

  Actuarial assumptions used to determine fiscal years 1996, 1995 and 1994 costs and benefit obligations for postretirement benefit plans other than pensions include an average discount rate of 7.5% and an average rate of future increases in benefit compensation of 5.5%. The assumed composite rate of future increases in per capita cost of health care benefits (health care cost trend rate) was 7.8% for fiscal 1996, exclusive of demographic changes, decreasing gradually to 5.5% by the year 2028.

  These trend rates reflect current cost performance and the Company's expectation that future rates will decline. Increasing the health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation by $1.5 million and would increase annual aggregate service and interest costs by $187,000.

  The following sets forth the plan's funded status reconciled with amounts reported in the Company's consolidated balance sheet at September 30, 1996 and 1995.

  Accumulated postretirement benefit obligation (APBO):

                                                          1996         1995
                                                       -----------  -----------
                                                       (DOLLARS IN THOUSANDS)
Retirees.............................................. $     7,896  $     7,315
Fully eligible active plan participants...............       8,301        7,690
Other active plan participants........................      12,906       11,956
                                                       -----------  -----------
  Total APBO..........................................      29,103       26,961
Plan assets at fair value.............................          --           --
Unrecognized loss.....................................      (1,737)      (1,987)
Unrecognized prior service cost.......................        (223)        (252)
                                                       -----------  -----------
Accrued postretirement benefit liability.............. $    27,143  $    24,722
                                                       ===========  ===========

POSTEMPLOYMENT BENEFITS

  During the first quarter of fiscal 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). SFAS 112 requires accrual accounting for benefits provided to former or inactive employees after employment but before retirement. The Company implemented the provisions of SFAS 112 in fiscal 1995 and the effect of adoption on the Company's financial position and results of operations was not material.

EMPLOYEE STOCK PURCHASE PLAN 250,000 SHARES

  In fiscal 1996, the Company established the 1996 Employee Stock Purchase Plan. This plan authorized up to 250,000 shares of common stock to be issued to key employees and management at an issue price of $12 per share. This plan became effective as of September 19, 1996 and terminated on September 30, 1996. All authorized shares were issued by the end of fiscal 1996.

EMPLOYEE STOCK OWNERSHIP TRUST

  The original Employee Stock Ownership Trust ("old ESOT") was formed to invest primarily in the Company's common stock and includes only participants contributing to the Company's Savings and Investment Plan (the "Savings Plan"). The Company's contribution to the old ESOT was 60% of the participant's Savings Plan contributions to the extent that such participant's contributions did not exceed 7.5% of the employee's eligible earnings. The Company's contributions were subject to a 20% per year vesting schedule commencing after one year of service. The Company's contributions to the old ESOT for the years ended September 30, 1996, 1995 and 1994 were $1.7 million per year.

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

  An application for determination has been filed with the Internal Revenue Service to terminate the old ESOT and distribute assets to participants.

  In connection with the Merger, a new Employee Stock Ownership Trust ("new ESOT") was established which will cover substantially all employees. The new ESOT primarily invests in shares of Holdings' common stock and has borrowed $6.5 million from Chemicals pursuant to the Chemicals ESOP Loan to purchase approximately 542,000 shares of Holdings' common stock. As more fully described in Note 4, the ESOP Loan is payable in 16 quarterly installments during the period beginning December 31, 1996 and ending September 30, 2000. The shares of Holdings' common stock purchased by the ESOT have been pledged as security for the ESOP Loan and such shares will be released and allocated to the ESOT participants' account as the ESOP Loan is discharged. Until the ESOP Loan is paid in full, contributions to the ESOT will be used to pay the outstanding principal and interest on the ESOP Loan. Allocations will be made annually to participants.

SAVINGS AND INVESTMENT PLAN

  The Savings Plan covers substantially all employees, including executive officers. The Savings Plan is qualified under Section 401(k) of the Internal Revenue Code (the "Code"). Each participant has the option to defer taxation of a portion of his or her earnings by directing the Company to contribute a percentage of such earnings to the Savings Plan. A participant may direct up to a maximum of 15% of eligible earnings to the Savings Plan, subject to certain limitations set forth in the Code for "highly compensated" participants, as defined in Section 414(q) of the Code. A participant's contributions become distributable upon the termination of his or her employment.

PROFIT SHARING PLANS

  The Company is currently planning the establishment of new profit sharing plans for the benefit of salaried and hourly employees meeting certain eligibility requirements. Under the Company's previous profit sharing plans, expense for the years ended September 30, 1996, 1995 and 1994 was $2.8 million, $13.0 million and $3.8 million, respectively.

OMNIBUS STOCK AND INCENTIVE PLAN

  The Company had an Omnibus Stock and Incentive Plan ("Omnibus Plan"), under which the Company could grant to key employees incentive and nonincentive stock options, stock appreciation rights, restricted stock, performance units and performance shares. The terms and amounts of the awards were determined by the Compensation Committee of the Board of Directors. Upon a change of control of the Company, all awards granted under the plan were to become fully vested and all performance based awards were to be paid at the higher of performance goals or actual performance to date. 3,000,000 shares of the Company's stock were reserved under the plan when it was established. At September 30, 1995, 263,000 shares had been issued.

  In fiscal 1993, the Company granted SARs to certain key employees and directors. Total expense (benefit) is determined based on 3.6 million SARs granted, the vesting period (five years beginning September 1992) and the appreciation of the Company's stock price above $4 per share, which was the fair market value of the Company's common stock on the date of grant of the SARs. In October 1994, the Company amended the SAR program by modifying the vesting periods and limiting the amount of appreciation for each SAR during each vesting period, thereby limiting the Company's aggregate future expenses. The Company recorded expense (benefit) for the years ended September 30, 1996, 1995 and 1994 of 8.5 million, $(2.8) million and $21.8 million, respectively, and paid $8.3 million in October 1994, $5.8 million in September 1995 and $13.8 million in August 1996 pursuant to the SARs, as amended. The expense (benefit) for the SARs is included in selling, general and administrative expenses in the Company's income statement.

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

  In fiscal 1995, the Company granted 82,500 stock options to certain officers of the Company with an exercise price of $13.50 per share. The options were exercisable from the third through the tenth anniversary of the date of the grant. All existing stock options were terminated in connection with the Merger.

  Upon consummation of the Merger, the Omnibus Plan was terminated. However, the Company is expected to establish a new stock option plan.

7. COMMITMENTS AND CONTINGENCIES:

PRODUCT CONTRACTS

  The Company has certain long-term agreements which provide for the dedication of 100% of the Company's production of acetic acid, plasticizers, TBA and sodium cyanide, each to one customer. The Company also has various sales and conversion agreements which dedicate significant portions of the Company's production of styrene monomer and acrylonitrile to various customers. These agreements generally provide for cost recovery plus an agreed margin or element of profit based upon market price.

LEASE COMMITMENTS

  The Company has entered into various long-term noncancellable operating leases. Future minimum lease commitments at September 30, 1996 are as follows: fiscal 1997--$2.5 million; fiscal 1998--$2.4 million; fiscal 1999--$2.2 million; fiscal 2000--$2.1 million; fiscal 2001--$1.3 million; and $4.9 million thereafter. Rent expense for fiscal years 1996, 1995 and 1994 was not material.

ENVIRONMENTAL AND SAFETY MATTERS

  The Company's operations involve the handling, production, transportation and disposal of materials classified as hazardous or toxic and are extensively regulated under environmental and health and safety laws. Operating permits which are required for the Company's operations are subject to periodic renewal and may be revoked or modified for cause.

  New laws or permit requirements and conditions may affect the Company's operations, products or waste disposal. Past or future operations may result in claims or liabilities. Expenditures could be required to upgrade wastewater collection, pretreatment or disposal systems or other matters.

  The Company routinely incurs expenses associated with hazardous substance management and pollution prevention in ongoing operations. These operating expenses include items such as depreciation on its waste treatment facilities, outside waste management, fuel, electricity and salaries. The amounts of these operating expenses were approximately $47 million and $45 million for fiscal years 1996 and 1995, respectively. The Company does not anticipate a material increase in these types of expenses during fiscal 1997. The Company considers these types of environmental expenditures normal operating expenses and includes them in cost of goods sold.

  At its Texas City Plant, the Company has reduced emissions of targeted chemicals 71% from 1987 levels under the EPA's voluntary 33/50 program. These reductions included a 95% reduction in hydrogen cyanide emissions and an 83% reduction in benzene emissions. Additionally, the Company will initiate appropriate actions or preventive projects necessary to insure that the facility continues to operate in a safe and environmentally responsible manner. No assurances can be given that the Company will not incur material environmental expenditures associated with its facilities, operations or products.

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

  The Company's sodium chlorate market is sensitive to potential environmental regulations. In general, environmental regulations support substitution of chlorine dioxide, which is produced from sodium chlorate, for elemental chlorine in the pulp bleaching process. Certain environmental groups are encouraging passage of regulations which restrict the amount of Absorbable Organic Halides (AOX) or chlorine derivatives in bleach plant effluent. Increased substitution of chlorine dioxide for elemental chlorine in the pulp bleaching process significantly reduces the amount of AOX and chlorine derivatives in bleach plant effluent. As long as there is not an outright ban on chlorine-containing compounds, regulations restricting AOX or chlorine derivatives in bleach plant effluent should favor the use of chlorine dioxide, and thus favor sodium chlorate. Any significant ban on all chlorine-containing compounds could have a material adverse effect on the Company's financial condition and results of operations.

  British Columbia has a regulation in place that would effectively eliminate the use of chlorine dioxide in the bleaching process by the year 2002. The pulp and paper industry is working to change this regulation and believes that the ban of chlorine dioxide in the bleaching process will yield no measurable environmental or public health benefit. The Company is not aware of any other laws or regulations currently in place that would restrict the use of the product.

LEGAL PROCEEDINGS

 Petrochemicals

  HUNTSMAN LAWSUIT: On January 30, 1995, the Company filed a lawsuit against Huntsman Chemical Corporation and certain affiliates seeking a declaratory judgment in connection with an alleged agreement arising from discussions, previously suspended by the Company, relating to possible future capacity rights for a significant portion of the Company's styrene monomer unit at its Texas City Plant. In the lawsuit, the Company requested a judicial determination that, among other things, there was no enforceable agreement between the Company and any of the defendants. In response, the defendants filed a counterclaim demanding a jury trial and asserting that a contractual agreement existed, that the Company breached the alleged agreement, and that as a result the defendants incurred an unspecified amount of "massive damages." Subsequently, the Company filed a motion for summary judgment.

  On November 30, 1995, the trial court granted the Company's motion for summary judgment establishing that as a matter of law, no enforceable contract or agreement ever existed between the Company and the defendants. The court's order of summary judgment also moots the defendants' counterclaim against the Company for damages resulting from breach of the alleged contract. The defendants have appealed from that judgment. The Company and the defendants have filed their principal briefs before the Court of Appeals, but oral argument has not been set and the Court of Appeals has not rendered any decision.

  The Company believes a loss with respect to this matter is not probable and is unable to quantify a reasonably possible loss estimate (as defined in Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies") at this time.

  ALLEMAND LAWSUIT: On June 19, 1995, a lawsuit was filed against the Company and several other corporate defendants asserting personal injury and mental anguish resulting from an incident occurring on June 16, 1995 in which a hose being used to unload a barge of sulfuric acid at the Company's Texas City Plant ruptured, spraying sulfuric acid on an employee of Marine Fueling Service, Inc. ("Marine Fueling"). The plaintiffs' claims against the Company in this lawsuit have been settled. The Company, however, remains a defendant in the lawsuit by virtue of a maritime law cross-claim asserted by Marine Fueling against the Company and the other defendants in the lawsuit for recovery of a portion of the settlement money Marine Fueling previously paid to the plaintiffs. The amount sought in Marine Fueling's claim against the Company is not a material amount.

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

  AMMONIA RELEASE LAWSUITS: On May 8, 1994, an ammonia release occurred at the Company's Texas City Plant while a reactor in the acrylonitrile unit was being restarted after a shutdown for routine maintenance. A total of 52 lawsuits and interventions, involving approximately five thousand five hundred plaintiffs, have been filed against the Company seeking an unspecified amount of money for alleged damages from the ammonia release. Many of these lawsuits were filed in April and early May 1996, presumably in anticipation of the expiration of the two-year statute of limitations applicable to this release.

  Approximately 2,600 of the plaintiffs agreed to submit their damage claims to binding arbitration. Each of the plaintiffs who agreed to participate in the arbitration waived any right of recovery for punitive or exemplary damages. Pursuant to the agreement to arbitrate, a two-week evidentiary proceeding was conducted in July 1996 before a three judge panel which will make a determination of the amount of damages. Currently, the Company anticipates that the results of this arbitration will be rendered in early February 1997.

  The Company continues to vigorously defend against the claims of the approximately 2,900 plaintiffs who did not participate in the July 1996 arbitration.

  OTHER LAWSUITS. The Company is subject to various other claims and legal actions that arise in the ordinary course of its business.

LITIGATION CONTINGENCY

  In accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" and Financial Accounting Standards Board Interpretation No. 39 "Offsetting of Amounts Related to Certain Contracts", the Company has made estimates of the reasonably possible range of liability with regard to its outstanding litigation for which it may incur liability. These estimates are based on the Company's judgments using currently available information as well as consultation with the Company's insurance carriers and outside legal counsel. A number of the claims in these litigation matters are covered by the Company's insurance policies or by third-party indemnification of the Company. The Company therefore has also made estimates of its probable recoveries under insurance policies or from third-party indemnitors based on its understanding of its insurance policies and indemnifications, discussions with its insurers and indemnitors and consultation with outside legal counsel, in addition to the Company's judgments. Based on the foregoing as of September 30, 1996, the Company has accrued approximately $16.0 million as its estimate of aggregate contingent liability for these matters, and has also recorded aggregate receivables from its insurers and third-party indemnitors of approximately $15.6 million. In addition, the Company estimates that at present, the reasonably possible range of loss is from $0 to $44.8 million. The Company believes that it is insured or indemnified for this additional reasonably possible loss, except for a portion which is not material.

  While the Company has based its estimates on its evaluation of available information to date and the other matters described above, much of the litigation remains in the discovery stage and it is impossible to predict with certainty the ultimate outcome. The Company will adjust its estimates as necessary as additional information is developed and evaluated. However, the Company believes that the final resolution of these contingencies will not have a material adverse impact on the financial position, results of operations, or cash flows of the Company.

  The timing of probable insurance and indemnity recoveries, and payment of liabilities, if any, is not expected to have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

8. SEGMENT AND GEOGRAPHIC INFORMATION:

  Sales to individual customers constituting 10% or more of total revenues and sales by geographic region were as follows (there were no sales to individual customers constituting 10% or more of total revenues in fiscal 1996):

                                                  YEAR ENDED SEPTEMBER 30,
                                                 ----------------------------
                                                   1996      1995      1994
                                                 --------  --------  --------
                                                   (DOLLARS IN THOUSANDS)
Major Customers:
  British Petroleum plc and subsidiaries........    *      $169,944  $103,637
  Mitsubishi International Corporation..........    *      $129,812  $ 69,920
Export Sales:
  Export revenues............................... $267,153  $534,067  $324,930
  Percentage of total revenues..................       34%       52%       46%
Export revenues (as a percent of total exports)
 by geographical area:
Asia............................................       66%       64%       80%
Europe..........................................       34%       36%       16%
Other...........................................       --        --         4%

--------
*Does not comprise 10% of total revenue for 1996 and, therefore, not reported.

                                                    YEAR ENDED SEPTEMBER 30,
                                                  -----------------------------
                                                    1996      1995       1994
                                                  -------- ----------  --------
                                                     (DOLLARS IN THOUSANDS)
Geographic Segment Information:
 Revenues:
  United States.................................. $633,754 $  886,247  $578,295
  Canada.........................................  156,711    143,951   122,545
                                                  -------- ----------  --------
    Total........................................ $790,465 $1,030,198  $700,840
Income before taxes and extraordinary item:
  United States.................................. $ 27,540 $  210,320  $ 27,106
  Canada.........................................   22,862     17,838     1,148
                                                  -------- ----------  --------
    Total........................................ $ 50,402 $  228,158  $ 28,254
Net Income:
  United States.................................. $ 18,330 $  140,382  $ 17,979
  Canada.........................................   13,274      9,667     1,153
                                                  -------- ----------  --------
    Total........................................ $ 31,604 $  150,049  $ 19,132
 Assets:
  United States.................................. $457,273 $  405,324  $376,594
  Canada.........................................  232,411    204,615   204,331
                                                  -------- ----------  --------
    Total........................................ $689,684 $  609,939  $580,925
Selling, general and administrative expenses:
  United States.................................. $ 14,570 $   14,535  $ 10,232
  Canada.........................................   17,195     17,088    14,075
  SARs...........................................    8,540     (2,767)   21,843
                                                  -------- ----------  --------
    Total........................................ $ 40,305 $   28,856  $ 46,150

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

9. FINANCIAL INSTRUMENTS

FOREIGN EXCHANGE

  The Company enters into forward foreign exchange contracts to hedge Canadian dollar currency transactions on a continuing basis for periods consistent with its committed exposures. The forward foreign exchange contracts have varying maturities with none exceeding 18 months. The Company makes net settlements of U.S. dollars for Canadian dollars at rates agreed to at inception of the contracts.

  The Company enters into forward foreign exchange contracts to reduce risk due to Canadian dollar exchange rate movements. The Company does not engage in currency speculation. The Company had a notional amount of approximately $30 million and $26 million of forward foreign exchange contracts outstanding to buy Canadian dollars at September 30, 1996 and 1995, respectively. The deferred gain on these forward foreign exchange contracts at September 30, 1996 and 1995 was immaterial.

CONCENTRATION OF CREDIT RISK

  The Company sells its products primarily to companies involved in the petrochemical and pulp and paper manufacturing industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. However, letters of credit are required by the Company on many of its export sales. The Company's credit losses have been minimal.

  The Company maintains cash deposits with major banks which from time to time may exceed federally insured limits. The Company periodically assesses the financial condition of the institutions and believes that any possible loss is minimal.

INVESTMENTS

  It is the policy of the Company to invest its excess cash in investment instruments or securities whose value is not subject to market fluctuations such as certificates of deposit, repurchase agreements, or Eurodollar deposits with domestic or foreign banks or other financial institutions. Other permitted investments include commercial paper of major U.S. corporations with ratings of A1 by Standard & Poor's Ratings Group or P1 by Moody's Investor Services, Inc., loan participation of major U.S. corporations with a short term credit rating of A1/P1 and direct obligations of the U.S. Government or its agencies. In addition, not more than $5 million will be invested with any single bank, financial institution, or U.S. corporation.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  At September 30, 1996, the fair market value of all of the Company's financial instruments approximated the book value, except as stated below.

                                                           BOOK VALUE FAIR VALUE
                                                           ---------- ----------
                                                                (DOLLARS IN
                                                                THOUSANDS)
      Discount Notes......................................  $94,757    $121,302
      Subordinated Notes..................................  275,000     289,273

  The fair values of the Discount Notes and the Subordinated Notes are based on quoted market prices.

              STERLING CHEMICALS HOLDINGS, INC. AND SUBSIDIARIES

10. RELATED PARTY TRANSACTIONS

  In connection with the Merger, the Company paid TSG and Unicorn one-time transaction fees of approximately $8.4 million and $4.4 million, respectively. Investment banking fees of approximately $3.3 million were paid to Lazard Freres & Company ("Lazard"). A member of the former Board of Directors is a Limited Managing Director of Lazard. However, the Board member agreed not to receive any compensation from Lazard related to the Merger.

  Also in connection with the Merger, CS First Boston Corporation served as managing underwriter for the Public Offering and provided certain financial advisory services to STX Acquisition and Chemicals, for which such firm received underwriting discounts and commissions and financial advisory fees totaling approximately $20 million. John L. Garcia, a director and stockholder of the Company, is a Managing Director of CS First Boston Corporation.

  Koch Capital Services, Inc. formerly known as Koch Equities, Inc., a subsidiary of Koch Industries, Inc. ("Koch Industries"), owns approximately 9% of the outstanding capital stock of Holdings. The Company and affiliates of Koch Industries have ongoing commercial relationships, including, from time to time, supply of raw materials or sales of petrochemicals. For fiscal 1996, sales to and purchases from Koch Industries and its affiliates represented less than 1% of the Company's revenues.

                   STERLING CHEMICALS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Except as modified below, the Notes to the Company's Consolidated Financial Statements are incorporated herein by reference insofar as they relate to Chemicals.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH FLOWS

  On August 21, 1996, Holdings transferred all of its operating assets and liabilities (net $422.8 million) to Chemicals. At the same time, Chemicals transferred $610 million in cash to Holdings.

INCOME TAXES

  Chemicals is included in the consolidated Federal tax return filed by its parent, Holdings. A tax sharing agreement between Holdings and Chemicals defines the computation of Chemicals' obligations to Holdings. Chemicals' provision for income taxes is computed as if Chemicals and its subsidiaries file their annual tax return on a separate company basis. Deferred income taxes are recorded to reflect the tax effect of the temporary differences between the financial reporting basis and the tax basis of Chemicals' assets and liabilities at enacted rates.

EARNINGS PER SHARE

  All issued and outstanding shares of Chemicals are held by Holdings, and accordingly, earnings per share are not computed.

2. INCOME TAXES

  A reconciliation of federal statutory income taxes to Chemicals' effective tax provision (benefit) before extraordinary item follows:

                                                      PERIOD FROM MAY 14, 1996
                                                       TO SEPTEMBER 30, 1996
                                                      ------------------------
                                                       (DOLLARS IN THOUSANDS)
      Provision for federal income tax at the
       statutory rate................................          $ 195
      Foreign sales corporation......................           (116)
      State and foreign income taxes.................            115
      Other..........................................            190
                                                               -----
      Effective tax provision........................          $ 384
                                                               =====

  The provision (benefit) for income taxes is composed of the following:

                                                        PERIOD FROM MAY 14, 1996
                                                         TO SEPTEMBER 30, 1996
                                                        ------------------------
                                                         (DOLLARS IN THOUSANDS)
      From operations:
        Current federal................................         $(1,001)
        Deferred federal...............................           1,457
        Deferred foreign...............................              90
        Current state..................................            (162)
                                                                -------
          Total tax provision..........................         $   384
                                                                =======

                   STERLING CHEMICALS, INC. AND SUBSIDIARIES

  The components of Chemicals' deferred income tax assets and liabilities are summarized below:

                                                            SEPTEMBER 30, 1996
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
Assets
  Accrued liabilities....................................        $ 9,803
  Accrued postretirement cost............................          9,544
  Tax loss and credit carryforward and other.............          5,817
                                                                 -------
    Total deferred tax assets............................         25,164
                                                                 -------
Less: current deferred income tax benefit................          7,214
                                                                 -------
Noncurrent deferred tax assets...........................        $17,950
                                                                 =======
Liabilities:
  Property, plant and equipment..........................        $61,304
  Accrued pension cost...................................          2,525
  Other..................................................          1,599
                                                                 -------
    Total deferred tax liabilities.......................        $65,428
                                                                 =======
Net deferred tax liability...............................        $47,478
                                                                 =======

  Chemicals has approximately Cdn. $13.2 million in Canadian tax loss carryforwards which will expire from 1999 through 2001 and approximately Cdn. $15.1 million in Canadian tax credit carryforwards which will expire from 2000 through 2004.

                       STERLING CHEMICALS HOLDINGS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                                MARCH 31,  SEPTEMBER 30,
            ASSETS                1997         1996
            ------              ---------  -------------
                                    (IN THOUSANDS)
Current assets:
  Cash and cash equivalents.... $   6,280    $   5,609
  Accounts receivable..........   159,653      133,399
  Inventories..................    75,819       53,720
  Prepaid expenses.............    16,746       10,226
  Deferred income taxes........     6,616        6,064
                                ---------    ---------
    Total current assets.......   265,114      209,018
Property, plant and equipment,
 net...........................   439,565      365,765
Other assets...................   127,166      114,901
                                ---------    ---------
    Total assets............... $ 831,845    $ 689,684
                                =========    =========
  LIABILITIES AND STOCKHOLDERS' EQUITY
         (DEFICIENCY IN ASSETS)
  ------------------------------------
Current liabilities:
  Accounts payable............. $  70,372    $  66,562
  Accrued liabilities..........    63,608       53,898
  Current portion of long-term
   debt........................    22,015       11,625
                                ---------    ---------
    Total current liabilities..   155,995      132,085
Long-term debt.................   808,576      714,632
Deferred income taxes..........    47,226       46,933
Deferred credits and other
 liabilities...................    89,643       68,473
Common stock held by ESOP......     7,688        6,500
Less: unearned compensation....    (6,620)      (6,500)
Redeemable preferred stock.....    10,162           --
Commitments and contingencies
Stockholders' equity
 (deficiency in assets):
  Common stock, $.01 par value,
   20,000 shares authorized,
   11,333 shares issued; 11,326
   outstanding at March 31,
   1997; and 10,599 shares
   issued and outstanding at
   September 30, 1996..........       113          106
  Additional paid-in capital...  (551,271)    (560,077)
    Retained earnings..........   291,480      306,656
    Accumulated translation
     adjustment................   (21,061)     (19,124)
                                ---------    ---------
                                (280,739)     (272,439)
    Treasury stock, at cost, 7
     shares at March 31, 1997..       (86)          --
                                ---------    ---------
      Total stockholders'
       equity (deficiency in
       assets).................  (280,825)    (272,439)
                                ---------    ---------
        Total liabilities and
         stockholders' equity
         (deficiency in
         assets)............... $ 831,845    $ 689,684
                                =========    =========

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                       STERLING CHEMICALS HOLDINGS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                            THREE MONTHS     SIX MONTHS ENDED
                                           ENDED MARCH 31,       MARCH 31,
                                          ------------------ ------------------
                                            1997      1996     1997      1996
                                          --------  -------- --------  --------
                                            (IN THOUSANDS EXCEPT PER SHARE
                                                         DATA)
Revenues................................. $239,763  $190,879 $426,689  $382,421
Cost of goods sold.......................  222,936   161,481  394,779   323,628
                                          --------  -------- --------  --------
Gross profit.............................   16,827    29,398   31,910    58,793
Selling, general, and administrative
 expenses................................    7,223     8,298   13,349    16,108
Stock appreciation rights expense........       --     6,447       --     6,658
Other expense............................       --     3,550       --     3,550
Interest and debt related expenses, net
 of interest income......................   20,850     1,601   39,474     3,210
                                          --------  -------- --------  --------
Income (loss) before income taxes........  (11,246)    9,502  (20,913)   29,267
Provision (benefit) for income taxes.....   (3,435)    3,075   (5,904)   10,053
                                          --------  -------- --------  --------
Net income (loss)........................   (7,811)    6,427  (15,009)   19,214
Preferred stock dividend.................      162        --      162        --
                                          --------  -------- --------  --------
Net income (loss) attributable to common
 stockholders............................ $ (7,973) $  6,427 $(15,171) $ 19,214
                                          ========  ======== ========  ========
Net income (loss) per common share....... $ (0.72)  $   0.12 $  (1.40) $   0.35
                                          ========  ======== ========  ========
Weighted average shares outstanding......   11,118    55,690   10,860    55,682


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                       STERLING CHEMICALS HOLDINGS, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                             SIX MONTHS ENDED
                                                                 MARCH 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
                                                              (IN THOUSANDS)
Cash flows from operating activities:
  Cash received from customers.............................. $441,473  $422,542
  Miscellaneous cash receipts...............................    9,368    11,044
  Cash paid to suppliers and employees...................... (414,540) (404,391)
  Interest paid.............................................  (28,579)   (3,280)
  Interest received.........................................      266       538
  Income taxes paid (refunded)..............................    1,433   (10,303)
                                                             --------  --------
Net cash provided by operating activities...................    9,421    16,150
                                                             --------  --------
Cash flows from investing activities:
  Capital expenditures......................................  (25,154)  (48,996)
  Purchase of assets-acrylic fibers business................  (88,200)       --
  Proceeds-sale of assets...................................       16        --
                                                             --------  --------
Cash used in investing activities........................... (113,338)  (48,996)
Cash flows from financing activities:
  Proceeds from long-term debt..............................  146,900    38,000
  Repayment of long-term debt...............................  (50,072)  (34,392)
  Issuance of common stock..................................   12,339        --
  Purchase of treasury stock................................     (613)       --
  Other.....................................................   (3,889)     (289)
                                                             --------  --------
Net cash provided by financing activities...................  104,665     3,319
                                                             --------  --------
Effect of exchange rate on cash.............................      (77)      (94)
                                                             --------  --------
Net increase (decrease) in cash and cash equivalents........      671   (29,621)
Cash and cash equivalents--beginning of period..............    5,609    30,882
                                                             --------  --------
Cash and cash equivalents--end of period.................... $  6,280  $  1,261
                                                             ========  ========


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                       STERLING CHEMICALS HOLDINGS, INC.

                                  (UNAUDITED)

                  RECONCILIATION OF NET INCOME (LOSS) TO CASH
                        PROVIDED BY OPERATING ACTIVITIES

                                                            SIX MONTHS ENDED
                                                               MARCH 31,
                                                            -----------------
                                                              1997     1996
                                                            --------  -------
                                                             (IN THOUSANDS)
Net income (loss).......................................... $(15,009) $19,214
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
  Depreciation and amortization............................   25,164   21,188
  Loss on disposal of assets...............................        7    3,329
  Deferred tax expense.....................................    3,124    1,600
  Accrued compensation.....................................       --    6,850
  Unearned compensation....................................    1,067       --
  Discount note amortization...............................    7,507       --
Change in:
  Accounts receivable......................................  (30,299) (15,570)
  Inventories..............................................    1,201    8,960
  Prepaid expenses.........................................   (6,241)    (912)
  Other assets.............................................   (7,317)  (5,589)
  Accounts payable.........................................    6,999  (10,727)
  Accrued liabilities......................................    7,149  (18,829)
  Interest payable.........................................    6,783      705
  Taxes payable............................................   (1,234)    (840)
  Other liabilities........................................   10,520    6,771
                                                            --------  -------
Net cash provided by operating activities.................. $  9,421  $16,150
                                                            ========  =======


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                            STERLING CHEMICALS, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                                                         MARCH    SEPTEMBER 30,
                        ASSETS                          31, 1997      1996
                        ------                          --------  -------------
                                                         (IN THOUSANDS EXCEPT
                                                                 PER
                                                             SHARE DATA)
Current assets:
  Cash and cash equivalents............................ $  6,280    $  5,581
  Accounts receivable..................................  167,209     135,635
  Inventories..........................................   75,819      53,720
  Prepaid expenses.....................................   14,739      10,226
  Deferred income taxes................................    6,616       6,064
                                                        --------    --------
    Total current assets...............................  270,663     211,226
Property, plant and equipment, net.....................  439,565     365,765
Other assets...........................................  120,972     108,460
                                                        --------    --------
      Total assets..................................... $831,200    $685,451
                                                        ========    ========
  LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY IN ASSETS)
  -----------------------------------------------------------
Current liabilities:
  Accounts payable..................................... $ 70,372    $ 66,562
  Accrued liabilities..................................   63,603      55,740
  Current portion of long-term debt....................   22,015      11,625
                                                        --------    --------
    Total current liabilities..........................  155,990     133,927
Long-term debt.........................................  709,312     619,875
Deferred income taxes..................................   50,433      47,478
Deferred credits and other liabilities.................   89,643      68,473
Common stock held by ESOP..............................    7,688       6,500
Less: unearned compensation............................   (6,620)     (6,500)
Commitments and contingencies
Stockholder's equity (deficiency in assets):
  Common stock, $.01 par value.........................       --          --
  Additional paid-in capital........................... (146,538)   (165,352)
  Retained earnings (deficit)..........................   (7,647)        174
  Accumulated translation adjustment...................  (21,061)    (19,124)
                                                        --------    --------
    Total stockholder's equity (deficiency in assets).. (175,246)   (184,302)
                                                        --------    --------
      Total liabilities and stockholder's equity
       (deficiency in assets).......................... $831,200    $685,451
                                                        ========    ========

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                            STERLING CHEMICALS, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                  (UNAUDITED)

                                                        THREE MONTHS SIX MONTHS
                                                           ENDED       ENDED
                                                         MARCH 31,   MARCH 31,
                                                          1997(1)       1997
                                                        ------------ ----------
                                                            (IN THOUSANDS)
Revenues...............................................   $239,763    $426,689
Cost of goods sold.....................................    222,936     394,779
                                                          --------    --------
Gross profit...........................................     16,827      31,910
Selling, general and administrative expenses...........      7,012      12,783
Interest and debt related expenses.....................     17,011      31,812
Interest income from parent............................         --      (1,788)
                                                          --------    --------
Loss before income taxes...............................     (7,196)    (10,897)
Benefit for income taxes...............................     (2,553)     (3,076)
                                                          --------    --------
Net Loss...............................................   $ (4,643)   $ (7,821)
                                                          ========    ========

--------
(1) See Note 1 of Notes to Condensed Consolidated Financial Statements for a discussion of merger activities and related financing. Prior to August 21, 1996, Chemicals had no operating activities other than those related to merger activities.


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                            STERLING CHEMICALS, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                  (UNAUDITED)

                                                                    SIX MONTHS
                                                                      ENDED
                                                                  MARCH 31, 1997
                                                                  --------------
                                                                  (IN THOUSANDS)
Cash flows from operating activities:
  Cash received from customers...................................    $441,473
  Miscellaneous cash receipts....................................       9,412
  Cash paid to suppliers and employees...........................    (415,150)
  Interest paid..................................................     (28,579)
  Interest received..............................................         261
  Income taxes paid..............................................       1,433
                                                                     --------
Net cash provided by operating activities........................       8,850
                                                                     --------
Cash flows from investing activities:
  Capital expenditures...........................................     (25,154)
  Purchase of assets-fibers business.............................     (88,200)
  Proceeds from sale of assets...................................          16
                                                                     --------
Net cash used in investing activities............................    (113,338)
Cash flows from financing activities:
  Proceeds from long-term debt...................................     146,900
  Repayment of long-term debt....................................     (50,072)
  Intercompany financing.........................................       3,000
  Contributions from parent......................................       8,604
  Other..........................................................      (3,168)
                                                                     --------
Net cash used in financing activities............................     105,264
                                                                     --------
Effect of exchange rate on cash..................................         (77)
                                                                     --------
Net change in cash and cash equivalents..........................         699
Cash and cash equivalents--beginning of period...................       5,581
                                                                     --------
Cash and cash equivalents--end of period.........................    $  6,280
                                                                     ========


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                            STERLING CHEMICALS, INC.

                                  (UNAUDITED)

                       RECONCILIATION OF NET LOSS TO CASH
                        PROVIDED BY OPERATING ACTIVITIES

                                                                   SIX MONTHS
                                                                     ENDED
                                                                   MARCH 31,
                                                                    1997(1)
                                                                 --------------
                                                                 (IN THOUSANDS)
Net loss.......................................................     $(7,821)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization................................      25,002
  Loss on disposal of assets...................................           7
  Deferred tax expense.........................................       5,787
  Unearned compensation........................................       1,067
Change in:
  Accounts receivable..........................................     (34,753)
  Inventories..................................................       1,201
  Prepaid expenses.............................................      (4,234)
  Other assets.................................................      (7,844)
  Accounts payable.............................................       7,361
  Accrued liabilities..........................................       7,063
  Interest payable.............................................       8,570
  Taxes payable................................................      (3,076)
  Other liabilities............................................      10,520
                                                                    -------
Net cash provided by operating activities......................     $ 8,850
                                                                    =======

--------
(1) See Note 1 of Notes to Condensed Consolidated Financial Statements for a discussion of merger activities and related financing. Prior to August 21, 1996, Chemicals had no operating activities other than those related to merger activities.


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                       STERLING CHEMICALS HOLDINGS, INC.
                           STERLING CHEMICALS, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)
                                (IN THOUSANDS)

1. MERGER ACTIVITIES

  Sterling Chemicals, Inc. (prior to the Merger, "Sterling") and STX Acquisition Corp. ("STX Acquisition"), a Delaware corporation formed in April 1996 by an investor group led by The Sterling Group, Inc. ("TSG") and The Unicorn Group L.L.C. ("Unicorn"), entered into an Amended and Restated Agreement and Plan of Merger dated April 24, 1996 (the "Merger Agreement"). On August 20, 1996, the Merger Agreement was approved by a majority of the shares outstanding, and on August 21, 1996, STX Acquisition merged with and into Sterling, changing its name to Sterling Chemicals Holdings, Inc. ("Holdings"), and continuing as the surviving corporation (the "Merger"). In connection with the Merger, Holdings transferred all of its operating assets and liabilities excluding its 13 1/2% Senior Secured Discount Notes Due 2008 (the "13 1/2% Notes") to a wholly owned subsidiary, STX Chemicals Corp., which at the time of the Merger changed its name to Sterling Chemicals, Inc. (after the Merger, "Chemicals"). Holdings has no direct subsidiaries other than Chemicals. As used herein, the term "Company" refers to Sterling and its subsidiaries prior to the consummation of the Merger and, following the Merger, to Holdings and its subsidiaries, including Chemicals.

  Each share of Sterling's common stock outstanding immediately prior to the Merger was converted (at the election of the holder thereof) into either $12.00 cash or the right to retain such shares ("Rollover Shares"), with the aggregate number of Rollover Shares limited to 5.0 million. As a result of the Merger, on August 21, 1996, the former STX Acquisition stockholders held approximately 5.3 million shares (49%), stockholders with Rollover Shares held approximately 5.0 million shares (46%), and the Company's newly formed Employee Stock Ownership Plan (the "ESOP") held approximately 542,000 shares (5%) of the outstanding shares of Holdings' common stock, par value $0.01 per share ("Holdings Common Stock").

  The Merger was financed by the proceeds of bank term loans of $356.5 million, including an ESOP term loan of $6.5 million, amounts drawn against a revolving credit facility of $6.4 million each pursuant to a new credit agreement (the " Original Credit Agreement"), an offering by Chemicals of $275.0 million of Chemicals' 11 3/4% Senior Subordinated Notes Due 2006 (the "11 3/4% Notes"), an offering of $191.8 million (initial proceeds of $100 million) representing 191,751 Units, with each unit consisting of one 13 1/2% Note and one Warrant to purchase three shares of Holdings Common Stock for $0.01 per share beginning in August 1997, equity raised by STX Acquisition of approximately $70.7 million, and cash on hand of $10.3 million. These proceeds were used to redeem Sterling's common stock other than Rollover Shares ($608.3 million), purchase other equity interests (primarily stock appreciation rights ("SARs")) ($14.6 million), repay debt outstanding prior to the Merger ($142.7 million), loan monies to the new ESOP ($6.5 million), and pay fees and expenses ($46.8 million).

  The Company has accounted for the Merger and related financing (collectively the "1996 Recapitalization") as a series of debt and equity transactions representing a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities have not been impacted by the 1996 Recapitalization.

2. BASIS OF PRESENTATION:

  In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments necessary to present fairly the consolidated financial position of the Company and Chemicals as of March 31, 1997 and their consolidated results of operations and cash flows for the applicable three-month and six-month periods ended March 31, 1997 and 1996. All such adjustments are of a normal and recurring nature. The results of operations for the periods presented are not necessarily indicative of the results

                       STERLING CHEMICALS HOLDINGS, INC.
                           STERLING CHEMICALS, INC.

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

to be expected for the full year. The accompanying unaudited condensed consolidated financial statements should be, and are assumed to have been, read in conjunction with the consolidated financial statements and notes included in Holdings' and Chemicals' combined Annual Report on Form 10-K for the fiscal year ended September 30, 1996 (the "Annual Report"). The condensed consolidated balance sheets as of September 30, 1996 included herein have been derived from the audited consolidated balance sheets as of September 30, 1996 included elsewhere in this Registration Statement.

  Certain amounts reported in the financial statements for the prior periods have been reclassified to conform with the current financial statement presentation with no effect on net income or stockholders' equity.

3. INVENTORIES:

                                                         MARCH 31, SEPTEMBER 30,
                                                           1997        1996
                                                         --------- -------------
Inventories consisted of the following:
Finished products.......................................  $47,163     $31,868
Raw materials...........................................   13,189       9,499
Inventories under exchange agreements...................   (2,965)        722
Stores and supplies.....................................   18,432      11,631
                                                          -------     -------
                                                          $75,819     $53,720
                                                          =======     =======

4. LONG-TERM DEBT:

                                                          MARCH    SEPTEMBER 30,
                                                         31, 1997      1996
                                                         --------  -------------
Long-term debt consisted of the following:
Revolving credit facilities............................. $ 21,640    $     --
Term Loans..............................................  426,000     350,000
ESOP term loan..........................................    5,688       6,500
11 3/4% Notes...........................................  275,000     275,000
13 1/2% Notes...........................................  102,263      94,757
                                                         --------    --------
  Total debt outstanding................................  830,591     726,257
Less:
  Current maturities....................................  (22,015)    (11,625)
                                                         --------    --------
Total long-term debt.................................... $808,576    $714,632
                                                         ========    ========

  As part of the 1996 Recapitalization, Chemicals entered into the Original Credit Agreement with Texas Commerce Bank National Association, as agent bank for a syndicate of lenders, and Credit Suisse First Boston and Chase Securities, Inc. as co-arrangers. Funding under the Original Credit Agreement occurred August 21, 1996, upon the consummation of the Merger. The Original Credit Agreement provides for facilities consisting of a six and one-half year revolving credit facility providing for up to $100 million (subject to a monthly borrowing base calculation) in revolving loans (the "Revolver"), a term loan facility consisting of a six and one-half year $200 million Tranche A term loan and an eight-year $150 million Tranche B term loan (the "Original Term Loans"), and a four-year $6.5 million ESOP Term Loan (the "ESOP Loan").

  On January 31, 1997, the Company acquired (the "AFB Acquisition") the acrylic fibers business (the "AFB") of Cytec Industries Inc. ("Cytec") (See
Note 7). In connection with the AFB Acquisition, Chemicals entered into a credit agreement (the "New Credit Agreement" and together with the Original Credit Agreement, the "Senior Credit Agreements") with Texas Commerce Bank National Association, as agent bank for a

                       STERLING CHEMICALS HOLDINGS, INC.
                           STERLING CHEMICALS, INC.

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

syndicate of lenders, and Credit Suisse First Boston and Chase Securities Inc. as co-arrangers. Funding under the New Credit Agreement occurred January 31, 1997, upon consummation of the AFB Acquisition. The New Credit Agreement provides for a term loan facility consisting of a $31 million Tranche A term loan due March 31, 2003 and a $50 million Tranche B term loan due September 30, 2004 (the "New Term Loans" and together with the Original Term Loans, the "Term Loans").

  The Term Loans, the ESOP Loan and the Revolver borrowings bear interest, at Chemicals' option, at an annual rate of either the Eurodollar Rate or the Base Rate plus an Applicable Margin ranging from 0% to 3% depending upon the Company's Leverage Ratio (as defined in the Original Credit Agreement). The "Base Rate" is equal to the greater of the Prime Rate as announced from time to time by the agent bank, the "Federal Funds Effective Rate" plus 1/2% or the "Base CD Rate" plus 1% (as such terms are defined in the Senior Credit Agreements). The Original Credit Agreement also requires Chemicals to pay a commitment fee in the amounts of 3/8% or 1/2% of the unused commitment under the Revolver depending on the Company's Leverage Ratio.

  On April 7, 1997, Chemicals completed a private offering (the "11 1/4% Notes Offering") of $150,000,000 of 11 1/4% Senior Subordinated Notes Due 2007 (the "11 1/4% Notes"). The 11 1/4% Notes are unsecured senior subordinated obligations of Chemicals, ranking subordinate in right of payment to all existing and future senior debt of Chemicals, but pari passu with the 11 3/4% Notes and all future senior subordinated indebtedness.

  The proceeds of the 11 1/4% Notes Offering were used to prepay outstanding indebtedness under the Term Loans. In connection with such prepayments, Chemicals and the requisite lenders under the Senior Credit Agreements effected amendments to the Senior Credit Agreements ("the Amendments"). Among other things, the Amendments (i) permitted and provided for the issuance of the 11 1/4% Notes, (ii) adjusted the method of the application of voluntary prepayments to allow the proceeds of the 11 1/4% Notes Offering to be applied in a manner that significantly reduced required principal payments, particularly over the next three years, (iii) amended certain financial covenants to make them somewhat less restrictive, including amendments to ratios specified in the Amendments, (iv) increased the commitment under the Revolver by $25 million to $125 million and (v) included a new financial covenant with respect to the maintenance of a specified Senior Debt Leverage Ratio.

5. COMMITMENTS AND CONTINGENCIES:

Product Contracts

  The Company has certain long-term agreements that provide for the dedication of 100% of the Company's production of acetic acid, plasticizers, tertiary butylamine, and sodium cyanide, each to one customer. The Company also has various sales and conversion agreements that dedicate significant portions of the Company's production of styrene monomer, acrylonitrile, and methanol, the Company's major petrochemical products, to various customers. These agreements generally provide for cost recovery plus an agreed margin or element of profit based upon market price.

Environmental Regulations

  The Company's operations involve the handling, production, transportation and disposal of materials classified as hazardous or toxic and are extensively regulated under environmental and health and safety laws. Operating permits which are required for the Company's operations are subject to periodic renewal and may be revoked or modified for cause. New laws or permit requirements and conditions may affect the Company's operations, products, or waste disposal. Past or future operations may result in claims or liabilities. Expenditures could be required to upgrade waste water collection, pretreatment, or disposal systems or for other matters related to production, transportation and disposal of materials classified as hazardous or toxic.

                       STERLING CHEMICALS HOLDINGS, INC.
                           STERLING CHEMICALS, INC.

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Legal Proceedings

  Ammonia Release Lawsuits. A description of the ammonia release lawsuit is found under "Legal Proceedings" in Note 7 of the "Notes To Consolidated Financial Statements" and is incorporated herein by reference. As discussed therein, approximately 2,600 of the plaintiffs agreed to submit their damage claims to binding arbitration. Each of the plaintiffs who agreed to participate in the arbitration waived any right of recovery for punitive or exemplary damages. Pursuant to the agreement to arbitrate, a two-week evidentiary proceeding was conducted in July 1996 before a three-judge panel to determine the amount of damages. On May 1, 1997, the three-judge panel awarded the plaintiffs an amount of damages which was well within the limits of the Company's insurance coverages and will not have a material adverse impact on the financial position, results of operations, or cash flows of the Company.

  The Company continues to vigorously defend against the claims of the plaintiffs who did not participate in the July 1996 arbitration.

  Other Lawsuits. The Company is subject to various other claims and legal actions that arise in the ordinary course of its business.

Litigation Contingency

  In accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies," and Financial Accounting Standards Board Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts," the Company has made estimates of the reasonably possible range of its liability with regard to outstanding litigation for which it may incur liability. In addition, liabilities have been accrued based on the estimated probable loss from such litigation. These estimates are based on management's judgments using currently available information as well as consultation with the Company's insurance carriers and outside legal counsel. A number of the claims in these litigation matters are covered by the Company's insurance policies. The Company therefore has also made estimates of its probable recoveries under these insurance policies based on its understanding of these policies, discussions with its insurers and consultation with outside legal counsel, in addition to management's judgments. Based on the foregoing, as of March 31, 1997, the Company has accrued approximately $21.3 million as its estimate of aggregate contingent liability for these matters, and has also recorded aggregate receivables from its insurers of approximately $20.6 million. At March 31, 1997, management estimates that the aggregate reasonably possible range of loss for all litigation combined, in addition to the amount accrued, is from $0 to $20 million. The Company believes that this additional reasonably possible loss is substantially covered by insurance.

  While the Company has based its estimates on its evaluation of available information to date and the other matters described above, much of the litigation is in its early stages and it is impossible to predict with certainty the ultimate outcome. The Company will adjust its estimates as necessary as additional information is developed and evaluated. However, the Company believes that the final resolution of these contingencies will not have a material adverse impact on the financial position, results of operations, or cash flows of the Company. The timing of probable insurance recoveries, and additional accruals or payment of liabilities, if any, are not expected to have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

6. NEW ACCOUNTING STANDARDS:

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement establishes new accounting standards for measuring the impairment of long-lived assets. The Company adopted this Statement in the first quarter of fiscal 1997. The adoption of this Statement did not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

                       STERLING CHEMICALS HOLDINGS, INC.
                           STERLING CHEMICALS, INC.

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" in October 1995. Under SFAS No. 123, companies are permitted to either adopt this new standard and record expenses for stock options and other stock-based employee compensation plans based on their fair value at date of grant, or continue to apply its current accounting policy under Accounting Principles Board ("APB") Opinion No. 25 and increase its footnote disclosure. In the first quarter of fiscal 1997, the Company elected to continue to apply APB Opinion No. 25, and will increase its footnote disclosure to include the pro forma impact on net income and earnings per share of the application of the fair value based method of accounting.

  The Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share," in February 1997. SFAS No. 128, which is effective for periods ending after December 15, 1997, establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 replaces the presentation of primary EPS previously prescribed by APB No. 15 with a presentation of basic EPS, which is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. The statement also requires dual presentation of basic and diluted EPS. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB No. 15. Pro forma basic and diluted EPS for all historical periods presented, assuming that SFAS No. 128 was effective at the beginning of each such historical period, would not be materially different from what has been presented using APB No. 15.

7. BUSINESS ACQUISITIONS:

  On January 31, 1997, the Company acquired the AFB from Cytec. The AFB, now owned by two wholly owned subsidiaries of the Company (collectively "Sterling Fibers"), recorded sales of approximately $139 million in calendar year 1996 and consists of an acrylic fibers plant located near Pensacola, Florida and several associated marketing and research offices. Sterling Fibers is one of two acrylic fibers manufacturers in the United States. Cytec will supply acrylonitrile to Sterling Fibers through the continuation of a five-year supply agreement ending in 2002. The acquisition was financed through the incurrence of $81 million of term debt under the New Credit Agreement with substantially the same lenders as those under the Original Credit Agreement, the issuance of $10 million (liquidation value) of Series A "pay in kind" mandatory redeemable preferred stock ("Series A Preferred") to Cytec, and the sale of $10 million of Holdings Common Stock in a private placement. The Company used the purchase method to account for the acquisition, and operating results of Sterling Fibers beginning February 1, 1997 are included with those of the Company.

  The following table presents the unaudited pro forma results of operations of the Company as if the AFB Acquisition had occurred on October 1, 1995. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the AFB Acquisition been made at the beginning of fiscal year 1996 or of results which may occur in the future.

                                                           PRO FORMA  PRO FORMA
                                                           SIX MONTHS SIX MONTHS
                                                             ENDED      ENDED
                                                           MARCH 31,  MARCH 31,
                                                              1997       1996
                                                           ---------- ----------
                                                            IN THOUSANDS EXCEPT
                                                             PER SHARE AMOUNTS
Revenues..................................................  $471,159   $446,121
Net Income (loss) attributable to common stockholders.....   (16,662)    20,680
Net income (loss) per common share........................  $  (1.46)  $   0.37
Weighted average shares...................................    11,381     56,515

                       STERLING CHEMICALS HOLDINGS, INC.
                           STERLING CHEMICALS, INC.

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. EMPLOYEE BENEFITS:

Omnibus Stock Awards and Incentive Plan

  In April 1997, the Board of Directors, upon recommendation of the Compensation Committee, but subject to shareholder approval at the next stockholders meeting, approved the establishment of the Omnibus Stock Awards and Incentive Plan (the "Omnibus Plan"). Under the Omnibus Plan, the Company may grant to key employees, incentive and nonqualified stock options, stock appreciation rights, restricted stock awards, performance awards, and phantom stock awards. The terms and amounts of the awards will be determined by the Compensation Committee of the Board of Directors. One million shares of the Company's stock are reserved for issuance under the Omnibus Plan. In the event of a change of control of the Company or an initial public offering of Holdings Common Stock, all awards will immediately vest and become exercisable.

Nonqualified Stock Option Plan for Non-Employee Directors

  Also in April 1997, the Board of Directors, upon recommendation of the Compensation Committee, approved the establishment of the Nonqualified Stock Option Plan for Non-Employee Directors (the "Nonqualified Plan"). Each non-employee director of the Company will participate in the Nonqualified Plan. Each eligible director on the date of adoption of the Nonqualified Plan will be granted an option to acquire 2,000 shares of Holdings Common Stock (4,000 shares for the Vice-Chairman), and each eligible director who is serving on the Board of Directors on each subsequent October 1st will automatically be granted an option to acquire 1,000 shares of Holdings Common Stock (2,000 shares for the Vice-Chairman). All options will expire ten years from date of grant. All options will be granted at the fair market value on the date of grant. A total of 160,000 shares of Holdings Common Stock are reserved for issuance under the Nonqualified Plan.

Profit Sharing and Bonus Plan

  In January 1997, the Board of Directors, upon recommendation of the Compensation Committee, approved the establishment of a Profit Sharing Plan that is designed to benefit all qualified employees, and a Bonus Plan that is expected to provide for bonuses to certain key employees based on the Company's annual financial performance.

9. WEIGHTED AVERAGE SHARES(1):

  The weighted average shares outstanding used in the calculation of earnings per share is calculated below:

Total Shares outstanding as of 3/31/97................. 11,967,000
Unallocated shares held by ESOP........................    557,000
Total shares outstanding
 Less: unallocated shares held by ESOP at 3/31/97...... 11,410,000
                                                        ----------
                                                          THREE        SIX
              WEIGHTED AVERAGE EFFECT OF:                 MONTHS      MONTHS
              ---------------------------               ----------  ----------
44,000 shares acquired by ESOP.........................         --      21,000
7,000 treasury shares acquired.........................      6,000       3,000
84,000 allocated shares held by ESOP...................    (38,000)    (53,000)
778,000 newly issued shares............................   (260,000)   (521,000)
Weighted average shares outstanding for the three and
 six-month periods ended March 31, 1997................ 11,118,000  10,860,000

--------

(1) Weighted average shares outstanding excludes warrants equal to 575,000 shares which were antidilutive for the three and six-month period ending March 31, 1997.

--------------------------------------------------------------------------------
  ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                                    By Mail:
                              FLEET NATIONAL BANK
                           Corporate Trust Operations
                                   CT OP T06D
                                 P.O. Box 1440
                          Hartford, Connecticut 06143
                          Attention: Patricia Williams

                             By Overnight Courier:
                              FLEET NATIONAL BANK
                           Corporate Trust Operations
                                   CT OP T06D
                                1 Talcott Plaza
                          Hartford, Connecticut 06103
                          Attention: Patricia Williams

                                    By Hand:
                              FLEET NATIONAL BANK
                           Corporate Trust Department
                       Customer Service Window, 5th Floor
                                1 Talcott Plaza
                          Hartford, Connecticut 06106
                          Attention: Patricia Williams

                           By Facsimile Transmission:
                                 (860) 986-7908
                          Attention: Patricia Williams

                 For Information or Confirmation by Telephone:
                                 (860) 986-1271

(Originals of all documents submitted by facsimile should be sent promptly by hand, overnight delivery, or registered or certified mail.)

                               ----------------

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY STERLING OR ANY INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            STERLING CHEMICALS, INC.

                                  $150,000,000

                          11 1/4% SENIOR SUBORDINATED
                            NOTES DUE 2007, SERIES A

                               ----------------
                                   PROSPECTUS
                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................   iv
Prospectus Summary........................................................    1
Risk Factors..............................................................   15
Disclosure Regarding Forward-Looking Statements...........................   20
The Exchange Offer........................................................   21
Use of Proceeds...........................................................   30
Capitalization............................................................   30
Selected Consolidated Financial Data......................................   31
Pro Forma Consolidated Financial Statements and Other Information.........   33
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   37
Business..................................................................   50
Management................................................................   71
Certain Relationships and Related Transactions............................   78
Principal Stockholders....................................................   80
Description of Other Indebtedness.........................................   82
Description of the Notes..................................................   84
Certain Federal Income Tax Consequences...................................  113
Plan of Distribution......................................................  116
Legal Matters.............................................................  117
Experts...................................................................  117
Index to Financial Statements.............................................  F-1

                               ----------------

                               JUNE 7, 1997

--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of
Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

  Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or
(iv) for any transaction from which the director derived an improper personal benefit.

  Article VII of Sterling's Certificate of Incorporation states that:

    "No director (including any advisory director) of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit."

  Article VIII of Sterling's Certificate of Incorporation and Article VI of Sterling's Bylaws further provide that Sterling shall indemnify its officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. Pursuant to such provision, Sterling has entered into agreements with its officers and directors which provide for indemnification of such persons.

ITEM 21. EXHIBITS

The following is a complete list of Exhibits filed as part of, or incorporated by reference into, this Registration Statement:

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
   2.1   --Amended and Restated Agreement and Plan of Merger between STX
          Acquisition Corp. and Sterling Chemicals, Inc. dated as of April 24,
          1996, incorporated by reference from the Company's Current Report on
          Form 8-K dated April 24, 1996 as amended by Form 8-K/A.
   3.1   --Restated Certificate of Incorporation of Sterling Chemicals
          Holdings, Inc., incorporated by reference from Exhibit 3.1 to the
          Company's Annual Report on Form 10-K for the fiscal year ended
          September 30, 1996.
   3.2   --Certificate of Incorporation of Sterling Chemicals, Inc., as
          amended, incorporated by reference from Exhibit 3.2 to the Company's
          Annual Report on Form 10-K for the fiscal year ended September 30,
          1996.
   3.3   --Restated Bylaws of Sterling Chemicals Holdings, Inc., incorporated by reference from Exhibit 3.3 to the Company's Annual Report on Form
          10-K for the fiscal year ended September 30, 1996.
   3.4   --Bylaws of Sterling Chemicals, Inc., incorporated by reference from
          Exhibit 3.4 to the Registration Statement on Form S-1 of STX
          Acquisition Corp. and STX Chemicals Corp. (Registration No. 333-
          04343).
   4.1   --Form of Warrant Agreement, incorporated by reference from Exhibit
          4.4 to the Registration Statement on Form S-1 of STX Acquisition
          Corp. and STX Chemicals Corp. (Registration No. 333-04343).
   4.2   --Form of Indenture governing the 13% Senior Secured Discount Notes
          Due 2008 of the Company, incorporated by reference from Exhibit 4.5 to the Registration Statement on Form S-1 of STX Acquisition Corp.
          and STX Chemicals Corp. (Registration No. 333-04343).
   4.3   --Form of Indenture governing the 11% Senior Subordinated Notes Due
          2006 of Sterling Chemicals, Inc. (formerly known as STX Chemicals
          Corp.), incorporated by reference from Exhibit 4.7 to the
          Registration Statement on Form S-1 of STX Acquisition Corp. and STX
          Chemicals Corp. (Registration No. 333-04343).
   4.4   --Credit Agreement among Sterling Chemicals, Inc. (formerly known as
          STX Chemicals Corp.), Texas Commerce Bank as Agent, Credit Suisse and
          Chase Securities, Inc. as co-arrangers and the lenders named therein, dated June 21, 1996, incorporated by reference from Exhibit (a) to the Company's Schedule 13E-3, Commission File No. 5-40034.
   4.5   --Stockholders Agreement, incorporated by reference from Exhibit 4.10 to the Registration Statement on Form S-1 of STX Acquisition Corp.
          and STX Chemicals Corp. (Registration No. 333-04343).
   4.6   --Registration Rights Agreement, incorporated by reference from
          Exhibit 4.11 to the Registration Statement on Form S-1 of STX
          Acquisition Corp. and STX Chemicals Corp. (Registration No. 333-
          04343).
   4.7   --Voting Agreement, incorporated by reference from Exhibit 4.12 to the
          Registration Statement on Form S-1 of STX Acquisition Corp. and STX
          Chemicals Corp. (Registration No. 333-04343).
   4.8   --Tag-Along Agreement, incorporated by reference from Exhibit 4.13 to the Registration Statement on Form S-1 of STX Acquisition Corp. and
          STX Chemicals Corp. (Registration No. 333-04343).

 EXHIBIT
  NUMBER                          DESCRIPTION OF EXHIBIT
 -------                          ----------------------
   4.9    --Intercreditor Agreement, incorporated by reference from Exhibit
           4.14 to the Registration Statement on Form S-1 of STX Acquisition
           Corp. and STX Chemicals Corp. (Registration No. 333-04343).
   4.10   --Security Agreement (Pledge) between STX Acquisition Corp. and Texas
           Commerce Bank incorporated by reference from Exhibit 4.15 to the
           Registration Statement on Form S-1 of STX Acquisition Corp. and STX
           Chemicals Corp. (Registration No. 333-04343).
   4.11   --Amendment No. 1 to the Sterling Chemicals, Inc. Credit Agreement,
           incorporated by reference from Exhibit 4.1 to the Company's
           Quarterly Report on Form 10-Q for the fiscal quarter ended December
           31, 1996.
   4.12   --Second Amendment and Supplement to Security Agreement (Pledgee)
           between Sterling Chemicals Holdings, Inc. and Texas Commerce Bank
           N.A., incorporated by reference from Exhibit 4.2 to the Company's
           Quarterly Report on Form 10-Q for the fiscal quarter ended December
           31, 1996.
   4.13   --Indenture among Sterling Chemicals, Inc., and Fleet National Bank,
           Trustee, with respect to the 11 1/4% Senior Subordinated Notes Due
           2007 (including form of 11 1/4% Senior Subordinated Note Due 2007), incorporated by reference from Exhibit 4.1 to the Company's
           Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
           1997.
   4.14   --Form of 11 1/4% Senior Subordinated Note Due 2007, Series A.
   4.15   --Registration Rights Agreement, dated as of April 1, 1997, among
           Sterling Chemicals, Inc., as issuer, and Credit Suisse First Boston
           Corporation and Chase Securities Inc, incorporated by reference from
           Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the
           fiscal quarter ended March 31, 1997.
   4.16   --Credit Agreement among Sterling Chemicals, Inc., Texas Commerce
           Bank, individually and as Administrative Agent, Credit Suisse First
           Boston, individually and as Documentation Agent, and the other lenders named therein, dated January 31, 1997, incorporated by reference from Exhibit 4.3 to the Company's Quarterly Report on Form
           10-Q for the fiscal quarter ended March 31, 1997.
   4.17   --Second Amendment to Credit Agreement, dated as of March 31, 1997, amending the Credit Agreement of Sterling Chemicals, Inc. dated June
           21, 1996, incorporated by reference from Exhibit 4.4 to the
           Company's Quarterly Report on Form 10-Q for the fiscal quarter ended
           March 31, 1997.
   4.18   --First Amendment to Credit Agreement, dated as of March 31, 1997, amending the Credit Agreement of Sterling Chemicals, Inc. dated
           January 31, 1997, incorporated by reference from Exhibit 4.5 to the
           Company's Quarterly Report on Form 10-Q for the fiscal quarter ended
           March 31, 1997.
 **5.1    --Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered.
 +10.1    --Assets Purchase Agreement dated August 1, 1986, between Monsanto
           Company and the Company, incorporated by reference from Exhibit 10.1 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30 1992.
  10.2    --Sterling Chemicals, Inc. Salaried Employees' Pension Plan (Restated
           as of October 1, 1993), incorporated by reference from Exhibit 10.6 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993.
  10.2(a) --Supplement to the Sterling Chemicals, Inc. Salaried Employee's
           Pension Plan (Restated as of January 1, 1994), incorporated by reference from Exhibit 10.6(a) to the Company's Annual Report on
           Form 10-K for the fiscal year ended September 30, 1994.
  10.2(b) --First and Second Amendments to the Sterling Chemicals, Inc.
           Salaried Employees' Pension Plan dated April 27, 1994 and September
           23, 1994, respectively, incorporated by reference from Exhibit
           10.6(b) to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994.
  10.3    --Sterling Chemicals, Inc. Hourly Paid Employees' Pension Plan
           (Restated as of October 1, 1993), incorporated by reference from
           Exhibit 10.8 to the Company's Annual Report on Form 10-K for the
           fiscal year ended September 30, 1993.
  10.3(a) --Supplement to the Sterling Chemicals, Inc. Hourly Paid Employee's
           Pension Plan (Restated as of January 1, 1994), incorporated by reference from Exhibit 10.8(a) to the Company's Annual Report on
           Form 10-K for the fiscal year ended September 30, 1994.
  10.3(b) --First Amendment to the Sterling Chemicals, Inc. Hourly Paid
           Employees' Pension Plan dated April 27, 1994, incorporated by reference from Exhibit 10.8(b) to the Company's Annual Report on
           Form 10-K for the fiscal year ended September 30, 1994.

  EXHIBIT
  NUMBER                          DESCRIPTION OF EXHIBIT
  -------                         ----------------------
  10.3(c)  --Sterling Chemicals, Inc. Amended and Restated Hourly Paid
            Employees' Pension Plan (Effective as of May 1, 1996) incorporated by reference from Exhibit 10.3(c) to the Company's Annual Report on
            Form 10-K for the fiscal year ended September 30, 1996.
  10.4     --Sterling Chemicals, Inc. Amended and Restated Savings and
            Investment Plan, incorporated by reference from Exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended
            September 30, 1993.
  10.4(a)  --Supplements to the Sterling Chemicals, Inc. Savings and Investment
            Plan for Hourly Paid Employees and Salaried Employees, incorporated by reference from Exhibit 10.10(a) to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994.
  10.4(b)  --First and Second Amendments to the Sterling Chemicals, Inc.
            Amended and Restated Savings and Investment Plan dated April 27,
            1994 and October 26, 1994, respectively, incorporated by reference from Exhibit 10.10(b) to the Company's Annual Report on Form 10-K
            for the fiscal year ended September 30, 1994.
  10.5     --Sterling Chemicals, Inc. Pension Benefit Equalization Plan,
            incorporated by reference from Exhibit 10.10 to the Company's
            Registration Statement on Form S-1 (Registration No. 33-24020).
  10.6     --Sterling Chemicals Employee Stock Ownership Plan (ESOP)
            incorporated by reference from Exhibit 10.6 to the Company's Annual
            Report on Form 10-K for the fiscal year ended Sptember 30, 1996.
  10.7     --Sterling Chemicals, Inc. Amended and Restated Employee Stock
            Ownership Plan, incorporated by reference from Exhibit 10.12 to the
            Company's Annual Report on Form 10-K for the fiscal year ended
            September 30, 1993.
  10.7(a)  --First Amendment to the Sterling Chemicals, Inc. Amended and
            Restated Employees' Stock Ownership Plan dated April 27, 1994, incorporated by reference from Exhibit 10.12(a) to the Company's
            Annual Report on Form 10-K for the fiscal year ended September 30,
            1994.
 +10.8     --Styrene Monomer Conversion Contract dated November 3, 1995, between Monsanto Company (subsequently assigned to Bayer
            Corporation, a subsidiary of Bayer AG) and the Company, incororated by reference from Exhibit 10.13 to the Company's Annual Report on
            Form 10-K for the fiscal year ended September 30, 1995.
 +10.9     --Acrylonitrile Exchange Contract dated January 1, 1994, between the
            Company and Monsanto Company, incorporated by reference from
            Exhibit 10.19 to the Company's Annual Report on Form 10-K for the
            fiscal year ended September 30, 1994.
 +10.10    --Production Agreement dated April 15, 1988 between BP Chemicals
            Americas Inc. and the Company and First and Second Amendment
            thereto, incorporated by reference from Exhibit 10.21 to the
            Company's Registration Statement on Form S-1 (Registration No.
            24020).
 +10.11    --Agreement dated May 2, 1988, between E.I. du Pont de Nemours and
            Company and the Company, incorporated by reference from Exhibit
            10.22 to the Company's Registration Statement on Form S-1
            (Registration No. 33-24020).
  10.12    --License Agreement dated April 15, 1988, between BP Chemicals
            Americas Inc. and the Company, incorporated by reference from
            Exhibit 10.23 to the Company's Registration Statement on Form S-1
            (Registration No. 33-24020).
 +10.13    --Product Sales Agreement dated August 1, 1986, between BASF
            Corporation and the Company, incorporated by reference from Exhibit
            10.22 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1992.
 +10.13(a) --Amendment No. 3 to Product Sales Agreement as of January 1, 1994,
            between BASF Corporation and the Company, incorporated by reference from Exhibit 10.22(a) to the Company's Annual Report on Form 10-K
            for the fiscal year ended September 30, 1994.
  10.14    --License Agreement dated August 1, 1986, between Monsanto Company and the Company, incorporated by reference from Exhibit 10.25 to the Company's Registration Statement on Form S-1 (Registration No.
            33-24020).
 +10.15    --Amended Lease and Production Agreement dated August 8, 1994, between BP Chemicals Americas Inc. and the Company, incorporated by reference from Exhibit 10.21 to the Company's Annual Report on Form
            10-K for the fiscal year ended September 30, 1994.
  10.16    --Form of Indemnity Agreement exeucted between the Company and each of its officers and directors prior to the Merger, incorporated by reference from Exhibit 10.30 to the Company's Annual Report on Form
            10-K for the fiscal year ended September 30, 1994.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  10.17  --Form of Indemnity Agreement executed between the Company and each of its officers and directors incorporated by reference from Exhibit
          10.17 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.
  10.18  --Amended and Restated Sterling Chemicals, Inc. Hourly Employees'
          Profit Sharing Plan, incorporated by references from Exhibit 10.32 to the Company's Annual Report on Form 10-K for the fiscal year ended
          September 30, 1993.
  10.19  --Amended and Restated Sterling Chemicals, Inc. Salaried Employee's
          Profit Sharing Plan, incorporated by reference from Exhibit 10.31 to the Company's Annual Report on Form 10-K for the fiscal year ended
          September 30, 1993.
  10.20  --Sterling Chemicals, Inc. Amended and Restated Supplemental Employee
          Retirement Plan, incorporated by reference from Exhibit 10.34 to the
          Company's Annual Report on Form 10-K for the fiscal year ended
          September 30, 1989 (Commission File Number 1-10059).
  10.21  --Sterling Chemicals, Inc. Deferred Compensation Plan, incorporated by reference from Exhibit 10.35 to the Company's Annual Report on Form
          10-K for the fiscal year ended September 30, 1989 (Commission File
          No. 1-10059).
  10.22  --Articles of Agreement between the Company, its successors and assigns, and Texas City, Texas Metal Trades Council, AFL-CIO Texas
          City, May 1, 1996 to May 1, 1999 incorporated by reference from
          Exhibit 10.22 to the Company's Annual Report on Form 10-K for the
          fiscal year ended September 30, 1996.
  10.23  --Conditional Performance Guaranty dated as of August 20, 1992, by
          Albright & Wilson, Ltd. in favor of Sterling Pulp Chemicals, Ltd.,
          Sterling Canada, Inc. and the Indemnities identified in Section 10.2 of the Purchase Agreement, incorporated by reference from Exhibit
          10.38 to the Company's Current Report on Form 8-K dated September 3,
          1992.
  10.24  --Performance Guaranty dated as of August 20, 1992, by the Company in favor of Tenneco Canada Inc., Rio Linda Chemical Co., Albright &
          Wilson Americas, Inc. and the Indemnities identified in Section 10.3 of the Purchase Agreement, incorporated by reference from Exhibit
          10.39 to the Company's Current Report on Form 8-K dated September 3,
          1992.
  10.25  --Lease dated March 1, 1990, between Procter & Gamble, Inc. and
          Tenneco Canada, Inc., as amended by a Lease Modification Agreement dated August 9, 1991, and Consent and Assignment Agreement dated as of August 21, 1992, among 982174 Ontario Limited, Sterling Pulp
          Chemicals, Ltd., Proctor & Gamble, Inc., Tenneco Canada Inc. and The
          Bank of Nova Scotia, incorporated by reference from Exhibit 10.45 to the Company's Annual Report on Form 10-K for the fiscal year ended
          September 30, 1992.
  10.26  --Lease dated July 1, 1997 between Canadian National Railway Company and ERCO Industries Limited, and Consent and Assignment Agreement
          dated as of August 21, 1992, among Tenneco Canada Inc., Sterling Pulp
          Chemicals, Ltd., Canadian National Railway Company and The Bank of
          Nova Scotia, incorporated by reference from Exhibit 10.46 to the
          Company's Annual Report on Form 10-K for the fiscal year ended
          September 30, 1992.
 +10.27  --Sales and Purchase Agreement dated April 1, 1994, between BP
          Chemicals, Ltd. and the Company, incorporated by reference from
          Exhibit 10.48 to the Company's Annual Report on Form 10-K for the
          fiscal year ended September 30, 1994.
 +10.28  --Contract for Sale and Purchase of Ethylene dated October 28, 1988, between Phillips 66 Company and the Company, incorporated by reference from Exhibit 10.49 to the Company's Annual Report on Form
          10-K for the fiscal year ended September 30, 1994.
  10.29  --Agreement between Sterling Pulp Chemicals Ltd. North Vancouver
          British Columbia and Pulp, Paper and Woodworkers of Canada Local 5
          British Columbia effective December 1, 1994 to November 30, 1997, incorporated by reference from Exhibit 10.50 to the Company's Annual
          Report on Form 10-K for the fiscal year ended September 30, 1994.
  10.30  --Agreement between Sterling Pulp Chemicals Ltd. Buckingham, Quebec and the Energy and Chemicals Workers Union effective November 30,
          1994 to November 30, 1997, incorporated by reference from Exhibit
          10.53 to the Company's Annual Repoprt on form 10-K for the fiscal year ended September 30, 1995.
  10.31  --Agreement between Sterling Pulp Chemicals Ltd. Buckingham, Quebec, and the Office and Professional Employees International Union
          effective June 25, 1995 to November 14, 1997, incorporated by reference from Exhibit 10.54 to the Company's Annual Report on Form
          10-K for the fiscal year ended September 30, 1995.

 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
  +10.32 --Product Supply Agreement dated May 15, 1995 between Praxair Hydrogen
          Supply, Inc. and the Company, incorporated by reference from Exhibit
          10.55 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995.
  +10.33 --Methanol Production Agreement between BP Chemicals Inc. and the
          Company dated September 26, 1996 incorporated by reference from
          Exhibit 10.33 to the Company's Annual Report on Form 10-K for the
          fiscal year ended September 30, 1996.
   10.34 --Consulting Agreement dated April 23, 1996, among The Sterling Group,
          Inc. STX Acquisition Corp. and STX Chemicals Corp. incorporated by reference from Exhibit 10.34 to the Company's Annual Report on Form
          10-K for the fiscal year ended September 30, 1996.
   10.35 --Asset Purchase Agreement, dated December 23, 1996 among Sterling
          Fibers, Inc., Sterling Chemicals, Inc., Sterling Chemicals Holdings,
          Inc., Cytec Acrylic Fibers, Inc., Cytec Technology Corp. and Cytec
          Industries Inc., incorporated by reference to Exhibit 10.1 to the
          Company's Quarterly Report on Form 10-Q for the fiscal quarter ended
          December 31, 1996.
 **12.1  --Computation of ratio of earnings to fixed charges.
   21.1  --Subsidiaries of Sterling Chemicals Holdings, Inc. incorporated by reference to Exhibit 10.35 to the Company's Annual Quarterly Report
          on Form 10-K for the fiscal year ended September 30, 1996.
 **23.1  --Consent of Deloitte & Touche LLP.
 **23.2  --Consent of Coopers & Lybrand LLP.
   23.3  --Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1).
   24.1  --Power of Attorney.
   25.1  --Statement of Eligibility and Qualification of Form T-1 of Fleet
          National Bank.
   99.1  --Form of Letter of Transmittal.
   99.2  --Form of Notice of Guaranteed Delivery.

--------
** Filed herewith.

 + Confidential treatment has been requested with respect to portions of this Exhibit, and such request has been granted.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON THE 30TH DAY OF MAY, 1997.

                                          STERLING CHEMICALS, INC.

                                                   /s/ Robert W. Roten
                                          By___________________________________
                                                     Robert W. Roten
                                              President and Chief Executive
                                                         Officer


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON THE 30TH DAY OF MAY, 1997, BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

             SIGNATURE                           TITLE
             ---------                           -----

          /s/ Frank P. Diassi*
____________________________________ Chairman of the Board of
           Frank P. Diassi            Directors

        /s/ Robert W. Roten          President, Chief Executive
____________________________________  Officer and Director
           Robert W. Roten            (principal executive
                                      officer)

          /s/ Jim P. Wise*           Vice President--Finance and
____________________________________  Chief Financial Officer
            Jim P. Wise               (principal financial
                                      officer)

      /s/ Paul G. Vanderhoven*       Controller (principal
____________________________________  accounting officer)
         Paul G. Vanderhoven

       /s/ J. Virgil Waggoner*       Vice Chairman of the Board
____________________________________  of Directors
          J. Virgil Waggoner

       /s/ Robert B. Calhoun*        Director
____________________________________
          Robert B. Calhoun

             SIGNATURE                           TITLE
             ---------                           -----

       /s/ Allan R. Dragone*         Director
____________________________________
          Allan R. Dragone

        /s/ John L. Garcia*          Director
____________________________________
           John L. Garcia

       /s/ George B. Gregory*        Director
____________________________________
          George B. Gregory

       /s/ Frank J. Hevrdejs*        Director
____________________________________
          Frank J. Hevrdejs

       /s/ T. Hunter Nelson*         Director
____________________________________
          T. Hunter Nelson

         /s/ Robert W. Roten

   *By: _________________________

     (Robert W. Roten, pursuant to
     the power of attorney filed on
     May 2, 1997 with the
     Securities and Exchange
     Commission as an exhibit to
     this Registration Statement
     No. 333-26469)